      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1997


                                                      REGISTRATION NO. 333-22731
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 5
                                       TO
                                   FORM S-11


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                              -------------------

                            WESTFIELD AMERICA, INC.

        (Exact name of Registrant as specified in governing instruments)

                            11601 WILSHIRE BOULEVARD
                                   12TH FLOOR
                         LOS ANGELES, CALIFORNIA 90025

                    (Address of principal executive offices)
                            ------------------------

                              ROBERT P. BERMINGHAM
                            11601 WILSHIRE BOULEVARD
                                   12TH FLOOR
                         LOS ANGELES, CALIFORNIA 90025

                    (Name and address of agent for service)
                              -------------------

                                   COPIES TO:

               BARRY MILLS, ESQ.                               GREGG A. NOEL, ESQ.
             DEBEVOISE & PLIMPTON                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
               875 THIRD AVENUE                              300 SOUTH GRAND AVENUE
           NEW YORK, NEW YORK 10022                       LOS ANGELES, CALIFORNIA 90071

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                              -------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM
                       TITLE OF SECURITIES                             AGGREGATE OFFERING      AMOUNT OF REGISTRATION
                         BEING REGISTERED                                   PRICE(1)                    FEE
Shares of Common Stock, par value $.01............................        $375,000,000              $113,636.37

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            WESTFIELD AMERICA, INC.

                              -------------------

                             CROSS REFERENCE SHEET
  PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OR
                                  REGISTRATION
          STATEMENT OF INFORMATION REQUIRED BY ITEMS 1-29 OF FORM S-11

                                 FORM S-11
                         ITEM NUMBER AND CAPTIONS                           LOCATION OR HEADING IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Forepart of Registration Statement; Outside Front
                                                                  Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front Cover Page of Prospectus; Outside Back
                                                                  Cover Page of Prospectus

       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Prospectus Summary; Risk Factors; Business and
                                                                  Properties

       4.  Determination of Offering Price .....................  Outside Front Cover Page of Prospectus; Risk Factors;
                                                                  Underwriting

       5.  Dilution.............................................  Risk Factors; Dilution

       6.  Selling Security Holders.............................  Not Applicable

       7.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Prospectus
                                                                  Summary; Distributions; Description of Capital Stock;
                                                                  Shares Available for Future Sale; Underwriting

       8.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds

       9.  Selected Financial Data..............................  Selected Financial Data; Pro Forma Condensed
                                                                  Consolidated Financial Information

      10.  Management's Discussion and Analysis of Financial
             Condition and Results of Operations................  Management's Discussion and Analysis of Financial
                                                                  Condition and Results of Operations

      11.  General Information as to Registrant.................  Prospectus Summary; The Company; Business and
                                                                  Properties; Policies and Objectives with Respect to
                                                                  Investments, Financing and Other Activities

      12.  Policy With Respect to Certain Activities............  Prospectus Summary; Risk Factors; Policies and
                                                                  Objectives with Respect to Investments, Financing and
                                                                  Other Activities; Certain Provisions of the Company's
                                                                  Articles of Incorporation and By-Laws and of Missouri
                                                                  Law; Additional Information

                                 FORM S-11
                         ITEM NUMBER AND CAPTIONS                           LOCATION OR HEADING IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
      13.  Investment Policies of Registrant....................  Prospectus Summary; Risk Factors; Policies and
                                                                  Objectives with Respect to Investments, Financing and
                                                                  Other Activities; Certain Provisions of the Company's
                                                                  Articles of Incorporation and By-Laws and of Missouri
                                                                  Law; Additional Information

      14.  Description of Real Estate...........................  Prospectus Summary; Risk Factors; Business and
                                                                  Properties; The Company--The Company's Strategy for
                                                                  Operations and Growth; Management's Discussion and
                                                                  Analysis of Financial Condition and Results of
                                                                  Operations

      15.  Operating Data.......................................  Business and Properties; Selected Financial Data;
                                                                  Index to Financial Statements

      16.  Tax Treatment of Registrant and Its Security-
             Holders............................................  Prospectus Summary; Risk Factors; Federal Income Tax
                                                                  Considerations; ERISA Considerations

      17.  Market Price of and Dividends on the Registrant's
             Common Equity and Related Shareholder Matters......  Prospectus Summary; Risk Factors--Absence of Public
                                                                  Market; Possible Volatility of Stock Price; Shares
                                                                  Available for Future Sale; Distributions; Principal
                                                                  Shareholders; Certain Provisions of the Company's
                                                                  Articles of Incorporation and By-Laws and of Missouri
                                                                  Law

      18.  Description of Registrant's Securities...............  Outside Front Cover Page of Prospectus; Prospectus
                                                                  Summary; Risk Factors; Description of Capital Stock;
                                                                  Certain Provisions of the Company's Articles of
                                                                  Incorporation and By-Laws and of Missouri Law

      19.  Legal Proceedings....................................  Business and Properties--Legal Proceedings

      20.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Prospectus Summary; The Company; Business and
                                                                  Properties; Principal Shareholders

      21.  Directors and Executive Officers.....................  Management

      22.  Executive Compensation...............................  Management

      23.  Certain Relationships and Related Transactions.......  Prospectus Summary--The Company; Risk Factors; The
                                                                  Company; Business and Properties; The Company's
                                                                  Strategy for Operations and Growth; Management;
                                                                  Advisory, Management and Development Services to the
                                                                  Company; Certain Transactions; Principal Shareholders

                                 FORM S-11
                         ITEM NUMBER AND CAPTIONS                           LOCATION OR HEADING IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
      24.  Selection, Management and Custody of Registrant's
             Investments........................................  Risk Factors; The Company--Westfield Holdings;
                                                                  Business and Properties; Advisory, Management and
                                                                  Development Services to the Company; Certain
                                                                  Transactions; Policies and Objectives with Respect to
                                                                  Investments, Financing and Other Activities

      25.  Policies with Respect to Certain Transactions........  Risk Factors; The Company--Westfield Holdings;
                                                                  Business and Properties; The Company's Strategy for
                                                                  Operations and Growth; Policies and Objectives with
                                                                  Respect to Investments, Financing and Other
                                                                  Activities; Management; Certain Transactions;
                                                                  Principal Shareholders

      26.  Limitations of Liability.............................  Risk Factors; Business and Properties; Certain
                                                                  Provisions of the Company's Articles of Incorporation
                                                                  and By-Laws and of Missouri Law

      27.  Financial Statements and Information.................  Selected Financial Data; Index to Financial
                                                                  Statements

      28.  Interests of Named Experts and Counsel...............  Experts; Legal Matters

      29.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Not Applicable

                                EXPLANATORY NOTE

    On April 7, 1997, the Company changed its name from "CenterMark Properties, Inc." to "Westfield America, Inc."

    This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and another to be used in a concurrent international offering (the "International Prospectus"). The two prospectuses will be identical in all material respects except for the front and back cover pages and the section entitled "Underwriting." The form of the U.S. Prospectus is included herein, with the alternate cover pages of the International Prospectus and the section entitled "Underwriting" immediately following the U.S. Prospectus. The alternate pages are labeled to identify their intended uses.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS         SUBJECT TO COMPLETION, DATED MAY 15, 1997


                                                                          [LOGO]
                               18,000,000 SHARES

                            WESTFIELD AMERICA, INC.
                                  COMMON STOCK
                          ---------------------------

    Westfield America, Inc. (formerly known as CenterMark Properties, Inc.) (the "Company"), a Missouri corporation incorporated in 1924, is engaged in owning, operating, leasing, developing, redeveloping and acquiring super regional and regional shopping centers and power centers located primarily in major metropolitan areas in the United States. The Company's portfolio consists of interests in 13 super regional and six regional shopping centers and three power centers containing approximately 19.2 million square feet of gross leasable area (together, the "Centers") and 13 separate department store properties. The Company has engaged subsidiaries of Westfield Holdings Limited (individually, "Westfield Holdings Limited" and collectively with its subsidiaries, "Westfield Holdings"), an Australian public corporation and a principal shareholder in the Company, to provide advisory, management and development services to the Company and the Centers. The Company will use $145 million of the proceeds of the Offerings (as defined below) to make a non-recourse loan to Westfield Holdings secured by its indirect 50% interest in Garden State Plaza, a super regional shopping center, and $15.3 million to purchase from Westfield Holdings Limited warrants (the "Westfield Holdings Warrants") to acquire 9.8 million ordinary shares of Westfield Holdings Limited. Westfield Holdings Limited is an independent company from the Company and, except for the Company's interest in the Westfield Holdings Warrants, the purchasers of the Shares will not acquire any interest in Westfield Holdings Limited. The Company is organized and operated as a real estate investment trust ("REIT") and expects to continue to be operated as a REIT for Federal income tax purposes. The Company intends to continue to pay regular quarterly distributions.

    All of the shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company offered hereby are being sold by the Company. Of the 18,000,000 Shares being offered, 15,300,000 Shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and the remaining 2,700,000 Shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). Westfield Holdings, interests associated with the Lowy family and a Co-President of the Company have placed orders to purchase up to 2,300,000; 600,000; and 100,000 of the Shares, respectively (the "Orders"), at the price to public in the Offerings. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "WEA." Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $16.00 and $17.50 per Share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company's articles of incorporation impose limitations, subject to certain limited exceptions, on the number of shares of capital stock that may be directly or indirectly owned by any person or affiliated group. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

    Upon consummation of the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders, Westfield America Trust, an Australian public property trust ("WAT"), will own 62.4% and Westfield Holdings will own 16.7% (31.7% including its indirect interest through WAT), of the outstanding Common Stock on a fully-diluted basis. The Shares offered hereby represent approximately 22.7% of all shares of Common Stock (including up to 3.8% which may be acquired under the Orders) that will be issued and outstanding after the Offerings and concurrent transactions on a fully-diluted basis.

    SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:

    - POSSIBLE CONFLICTS OF INTEREST AMONG WESTFIELD HOLDINGS, THE LOWY FAMILY, WAT AND THE OTHER SHAREHOLDERS OF THE COMPANY.
    - RELIANCE BY THE COMPANY ON WESTFIELD HOLDINGS FOR ADVISORY, MANAGEMENT AND DEVELOPMENT SERVICES SUCH THAT THE COMPANY IS NOT CURRENTLY ABLE TO OPERATE WITHOUT WESTFIELD HOLDINGS.
    - THE ABILITY OF WESTFIELD HOLDINGS, THE LOWY FAMILY AND WAT TO EXERCISE SIGNIFICANT INFLUENCE OVER THE BUSINESS AND POLICIES OF THE COMPANY.
    - LIMITATIONS ON THE SHAREHOLDERS' ABILITY TO CHANGE CONTROL OF THE COMPANY DUE TO SIGNIFICANT OWNERSHIP BY WESTFIELD HOLDINGS AND WAT AND DUE TO RESTRICTIONS ON OWNERSHIP OF MORE THAN 5.5% OF THE SHARES OF CAPITAL STOCK BY OTHER SHAREHOLDERS.
    - RISKS GENERALLY INHERENT IN RETAIL REAL ESTATE INVESTMENTS, SUCH AS RISKS FROM CHANGES IN ECONOMIC CONDITIONS, REDEVELOPMENT RISK, COMPETITION FROM OTHER SHOPPING CENTERS AND OTHER FORMS OF RETAILING AND FINANCIAL DIFFICULTIES OR BANKRUPTCIES OF TENANTS OR ANCHORS.
    - RISKS NORMALLY ASSOCIATED WITH DEBT FINANCING, INCLUDING POSSIBLE INABILITY TO REFINANCE BALLOON PAYMENTS AND THE RISK OF HIGHER INTEREST RATES.
    - TAXATION OF THE COMPANY AS A REGULAR CORPORATION AND RESULTING ADVERSE CONSEQUENCES IF IT FAILS TO CONTINUE TO QUALIFY AS A REIT.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       PRICE TO              UNDERWRITING            PROCEEDS TO
                                                        PUBLIC               DISCOUNT(1)              COMPANY(2)
Per Share.....................................            $                       $                       $
Total (3).....................................            $                       $                       $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $         payable by the Company.

(3) The Company has granted to the U.S. Underwriters and the International Managers options, exercisable for a period of 30 days after the date of the Prospectus, to purchase up to an aggregate of 2,295,000 and 405,000 additional shares of Common Stock, respectively, solely to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $         , $        and $         , respectively. See "Underwriting."
                            ------------------------
    The Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, modify, cancel and reject orders in whole or in part. It is expected that delivery of the Shares offered hereby will be made in New
York City on or about May   , 1997.
                          ---------------------------

MERRILL LYNCH & CO.
         FURMAN SELZ
                 GOLDMAN, SACHS & CO.
                           MORGAN STANLEY & CO.
                                   INCORPORATED
                                      PRUDENTIAL SECURITIES INCORPORATED
                                                               SMITH BARNEY INC.
                                 --------------


                The date of this Prospectus is            , 1997

    Map showing the locations of Westfield America, Inc.'s shopping centers throughout the United States and identifying the redevelopment projects over a five-year period; photograph of Montgomery Mall; aerial photographs of Annapolis Mall, Topanga Plaza, Trumbull Shopping Park, West County Center, Meriden Square, Mission Valley Center, Plaza Bonita, Mid Rivers Mall, The Plaza at West Covina; interior photographs of Montgomery Mall, Plaza Camino Real, Vancouver Mall, Plaza Bonita, Annapolis Mall and Connecticut Post Mall.

Certain persons participating in these offerings may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares of Common Stock. Such transactions may include stabilizing the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

    Certain information relating to Westfield Holdings Limited, Westfield Trust (as defined in the Glossary) and WAT has been included in this Prospectus. Each such entity reports its financial results, and its securities trade on the Australian Stock Exchange, in Australian currency. As used herein, references to "$," "U.S.$" and "U.S. dollars" are references to U.S. currency and references to "Aus.$" and "Australian dollars" are references to Australian currency. For the convenience of the reader, the calculation of the purchase price for the Westfield Holdings Warrants has been converted from Australian dollars to U.S. dollars based on an exchange rate of $0.78 to Aus.$1.00 (the rate as of May 8, 1997).

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
Prospectus Summary.......................................................................................          1
  The Company............................................................................................          1
  Westfield Holdings.....................................................................................          2
  Westfield America Trust................................................................................          5
  Risk Factors...........................................................................................          5
  Business and Properties................................................................................          6
    The Centers..........................................................................................          6
    The Company's Strategy for Operations and Growth.....................................................         11
  Company Structure and History..........................................................................         13
  Financing Policies.....................................................................................         15
  Federal Income Tax Considerations and Tax Status of the Company........................................         15
  The Offerings..........................................................................................         16
  Distributions..........................................................................................         16
  Summary Financial Data.................................................................................         18
Risk Factors.............................................................................................         21
  Possible Conflicts of Interests with Inside Parties and Related Party Transactions.....................         21
  Limitations on Acquisitions and Change in Control......................................................         23
  Risks Generally Inherent in Real Estate Investment.....................................................         23
  Risks Associated with Debt Financing...................................................................         27
  Adverse Consequences of Failure to Qualify as a REIT...................................................         29
  Possible Taxation on Capital Gains.....................................................................         30
  Distributions to Shareholders; Potential Requirement to Borrow.........................................         30
  Conflicts of Interest with Outside Partners in Jointly-Owned Centers and Limited Control with Respect
    to Certain Activities................................................................................         32
  Bankruptcy of Outside Partners.........................................................................         33
  Effect of Uninsured Loss on Profitability..............................................................         33
  Possible Environmental Liabilities.....................................................................         34
  Lack of Independent Valuation of the Company...........................................................         34
  Absence of Public Market; Possible Volatility of Stock Price...........................................         35
  Possible Adverse Effects on Stock Prices Arising from Shares Available for Future Sale.................         35
  Changes in Policy Without Shareholder Approval.........................................................         36
  Forward-Looking Statements.............................................................................         36
  Immediate Dilution.....................................................................................         36
The Company..............................................................................................         37
  General................................................................................................         37
  Company Structure and History..........................................................................         38
  Westfield Holdings.....................................................................................         39
  The Company's Strategy for Operations and Growth.......................................................         42
Use of Proceeds..........................................................................................         47
Capitalization...........................................................................................         48
Dilution.................................................................................................         49
Distributions............................................................................................         50
Selected Financial Data..................................................................................         51
Management's Discussion and Analysis of Financial Condition and Results of Operations....................         54
  General Background.....................................................................................         54
  Results of Operations..................................................................................         55
  Cash Flows.............................................................................................         58
  Funds from Operations..................................................................................         59
  Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends..............................         60
  Portfolio Data.........................................................................................         61

                                                                                                             PAGE
                                                                                                           ---------
  Leasing................................................................................................         61
  Tenant Occupancy Costs.................................................................................         62
  Liquidity and Capital Resources........................................................................         62
  Inflation..............................................................................................         64
  Seasonality............................................................................................         65
Business and Properties..................................................................................         65
  General................................................................................................         65
  The Shopping Center Business...........................................................................         65
  The Centers............................................................................................         66
  The East Coast Properties..............................................................................         71
  The Mid West Properties................................................................................         72
  The West Coast Properties..............................................................................         73
  Anchors................................................................................................         76
  Mall Stores............................................................................................         77
  Sales..................................................................................................         78
  Leasing................................................................................................         79
  Costs of Occupancy.....................................................................................         79
  Leases.................................................................................................         79
  Lease Expirations......................................................................................         80
  Mall Store Rental Rates................................................................................         80
  Competition............................................................................................         81
  Certain Tax Information................................................................................         82
  Additional Information Regarding Connecticut Post Mall, Montgomery Mall, The Plaza at West Covina,
    South Shore Mall and Trumbull Shopping Park..........................................................         82
  Additional Information Regarding Annapolis Mall........................................................         88
  Additional Information Regarding Garden State Plaza....................................................         90
  Additional Information Regarding Wheaton Plaza.........................................................         92
  May Properties.........................................................................................         94
  Other Real Estate Interests............................................................................         95
  Insurance Arrangements.................................................................................         95
  Employees..............................................................................................         95
  Debt Summary...........................................................................................         95
  Environmental Matters..................................................................................         97
  Legal Proceedings......................................................................................         98
Policies and Objectives with Respect to Investments, Financing and Other Activities......................         99
  Investment Objectives and Policies.....................................................................         99
  Real Estate Investment Policies and Criteria...........................................................         99
  Acquiring Additional Properties........................................................................         99
  Dispositions...........................................................................................        100
  Partnership Restructuring..............................................................................        100
  Other Investments......................................................................................        100
  Financing..............................................................................................        101
  Equity Capital.........................................................................................        102
  Working Capital Reserves...............................................................................        102
  Annual Reports.........................................................................................        103
  Other Policies.........................................................................................        103
Management...............................................................................................        104
  Directors and Executive Officers.......................................................................        104
  Biographies of Directors and Executive Officers........................................................        104
  Certain Information Regarding the Board of Directors...................................................        107
  Committees of the Board of Directors...................................................................        107
  Compensation of Directors..............................................................................        108

                                                                                                             PAGE
                                                                                                           ---------
  Executive Compensation.................................................................................        108
Advisory, Management and Development Services to the Company.............................................        109
  The Advisor and the Advisory Agreement.................................................................        109
  The Manager and the Management Agreements..............................................................        110
  The Developer and the Development Agreement............................................................        111
  Westfield Holdings Management..........................................................................        112
Certain Transactions.....................................................................................        112
  Relationships and Transactions with Westfield Holdings.................................................        112
  Relationships and Transactions with WAT................................................................        115
Principal Shareholders...................................................................................        117
Description of Capital Stock.............................................................................        120
  Capital Stock..........................................................................................        120
  Senior Preferred Shares................................................................................        120
  Preferred Stock........................................................................................        120
  Common Shares..........................................................................................        122
  Restrictions on Ownership and Transfer.................................................................        123
  Transfer Agent and Registrar...........................................................................        124
  Listing................................................................................................        124
Certain Provisions of the Company's Articles of Incorporation and By-Laws and of
  Missouri Law...........................................................................................        124
  Ownership Limit........................................................................................        125
  Additional Classes and Series of Preferred Stock.......................................................        125
  Size of Board, Election of Directors, Classified Board, Removal of Directors and
    Filling Vacancies....................................................................................        125
  Limitations on Shareholder Action by Written Consent; Ability to Call Special Meetings.................        125
  Advance Notice for Raising Business or Making Nominations at Meetings..................................        126
  Business Combination and Control Share Acquisition Statutes and Related Provisions.....................        126
  Termination of REIT Status.............................................................................        128
  Limitation on Liability of Directors; Indemnification of Directors and Officers........................        128
Shares Available for Future Sale.........................................................................        129
  General................................................................................................        129
  Registration Rights....................................................................................        130
Federal Income Tax Considerations........................................................................        131
  Taxation of the Company................................................................................        131
  Tax Aspects of the Company's Investments in Partnerships...............................................        137
  Taxation of Taxable Domestic Shareholders..............................................................        139
  Taxation of Tax-Exempt Shareholders....................................................................        139
  Taxation of Foreign Shareholders.......................................................................        139
  Information Reporting and Backup Withholding...........................................................        141
  Other Tax Consequences.................................................................................        141
ERISA Considerations.....................................................................................        143
Underwriting.............................................................................................        144
Experts..................................................................................................        148
Legal Matters............................................................................................        148
Additional Information...................................................................................        148
Glossary.................................................................................................        G-1
Index to Financial Statements............................................................................        F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA AND STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES (I) AN INITIAL PUBLIC OFFERING PRICE TO THE PUBLIC OF $16.75 PER SHARE (THE MID-POINT OF THE PRICE RANGE SHOWN ON THE COVER PAGE OF THIS PROSPECTUS) AND (II) THAT THE U.S. UNDERWRITERS' AND THE INTERNATIONAL MANAGERS' OVER-ALLOTMENT OPTIONS ARE NOT EXERCISED. AS USED IN THIS PROSPECTUS, "REGIONAL SHOPPING CENTERS" MEANS MALL FACILITIES BUILT AROUND ONE OR TWO ANCHORS AND CONTAINING FROM 400,000 TO 800,000 SQUARE FEET OF TOTAL GROSS LEASABLE AREA. THE TERM "SUPER REGIONAL SHOPPING CENTERS" MEANS MALL FACILITIES BUILT AROUND THREE OR MORE ANCHORS AND CONTAINING MORE THAN 800,000 SQUARE FEET OF TOTAL GROSS LEASABLE AREA. THE TERM "POWER CENTERS" REFERS TO MALL FACILITIES WHOSE MAJOR TENANTS ARE LARGE DISCOUNT DEPARTMENT STORES OR CATEGORY KILLERS. THE TERM "ANCHOR" MEANS THE CENTERS' (AS DEFINED BELOW) FULL LINE DEPARTMENT STORES OR OTHER LARGE RETAIL STORES GENERALLY OCCUPYING MORE THAN 50,000 SQUARE FEET OR A LARGE ENTERTAINMENT COMPLEX. "MALL STORES" REFERS TO STORES SMALLER THAN ANCHORS AND KIOSKS PERMANENTLY LOCATED WITHIN THE CORRIDORS OF THE COMPANY'S CENTERS THAT ARE TYPICALLY SPECIALTY RETAILERS AND FREE STANDING BUILDINGS GENERALLY LOCATED ALONG THE PERIMETER OF THE COMPANY'S CENTERS. "STABILIZED CENTERS" REFER TO THE COMPANY'S CENTERS (OTHER THAN NORTH COUNTY FAIR) NOT UNDER REDEVELOPMENT FOR THE RELEVANT PERIOD. UNLESS OTHERWISE INDICATED, OR UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" INCLUDE WESTFIELD AMERICA, INC., ITS SUBSIDIARIES AND JOINT VENTURE INTERESTS. SEE "GLOSSARY" FOR DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    The Company has been engaged for over 40 years in owning, operating, leasing, developing, redeveloping and acquiring super regional and regional shopping centers and power centers located primarily in major metropolitan areas in the United States.The Company owns interests in a portfolio of 13 super regional and six regional shopping centers (together, the "Regional Centers"), three power centers (the "Power Centers" and, collectively with the Regional Centers, the "Centers"), 13 separate department store properties (the "May Properties") which are net leased under financing leases to The May Department Stores Company (the "May Company") and are not located at the Centers, and certain other real estate investments (collectively, the "Properties"). The Centers are located in seven states in the United States. The Company is organized and operated as a REIT and expects to continue to be operated as a REIT for Federal income tax purposes.

    The Centers contain approximately 19.2 million square feet of total gross leasable area ("Total GLA"), including 74 Anchors and approximately 2,500 Mall Stores, of which approximately 1.3 million square feet are currently under redevelopment and approximately 3.2 million square feet are planned for redevelopment over the next five years. For the year ended December 31, 1996, the Mall Stores reported sales exceeding $1.5 billion and Anchors reported sales exceeding $2.0 billion. The Centers under Westfield Holdings's management (representing all of the Centers other than North County Fair) reported average Mall Store sales of $297 per square foot ("psf") for the same period (and, including North County Fair, $300 psf for the same period). Mall gross leasable area ("Mall GLA") at Stabilized Centers was 92% leased (and, including North County Fair, 91% leased) as of December 31, 1996.

    Since 1994, subsidiaries of Westfield Holdings Limited have provided management, development and advisory services to the Company. The Company has no employees and relies solely on Westfield Holdings for management services. Subject to the discretion and approval of the Board of Directors of the Company, the Company's strategic policy will be determined by Westfield Holdings and possible conflicts of interest may exist between the Company, Westfield Holdings and, by virtue of its ability to significantly influence Westfield Holdings Limited, the Lowy family. In addition, as a result of Westfield Holdings's ownership interest in the Company and its management of WAT, the purchasers of the Shares may not be able to change the composition of the management of the Company through a vote of shareholders. See "Risk Factors--Possible Conflicts of Interest and Related Party Transactions" for a discussion of possible conflicts.

    The Company has an option (the "Garden State Plaza Option") to acquire at fair market value the stock of Westland Realty, Inc., the holder of an indirect 50% interest in Garden State Plaza located in Paramus, New Jersey. Garden State Plaza is one of the largest and most productive super regional shopping centers in the nation, with five anchors and containing approximately 2.0 million square feet of total gross leasable area and average mall store sales psf of $467 for the year ended December 31, 1996. The Garden State Plaza Option is exercisable following the completion of an independent valuation of the property to determine its fair market value. The valuation procedure may be commenced by the Company upon the satisfaction of certain conditions, but in any event no later than January 3, 2000. The exercise of the Garden State Plaza Option will require the approval of at least 75% of the Independent Directors and, if the purchase price (which is payable in Common Stock) will exceed $55 million (net of the $145 million Garden State Plaza Loan described below), the approval of a majority of the holders of the Common Stock voting at a meeting on such issue other than Westfield Holdings and its affiliates (including, without limitation, WAT) and interests associated with the Lowy family. Although the Garden State Plaza Option is not currently exercisable, the Company will acquire a substantial economic interest in the revenues to be received from Garden State Plaza by making a $145 million participating secured loan (the "Garden State Plaza Loan") to the subsidiaries of Westfield Holdings Limited which own the indirect 50% interest in Garden State Plaza. For more detailed descriptions of the Garden State Plaza Option and the Garden State Plaza Loan, see "The Company--The Company's Strategy for Operations and Growth--Garden State Plaza Option" and "Certain Transactions--Relationships and Transactions with Westfield Holdings--Garden State Plaza Option."

    The Company has achieved substantial growth since 1994 when Westfield Holdings began advising the Company and providing management services to its Centers. For the Mall Stores under Westfield Holdings management, from 1994 to 1996, average base rent per square foot at the Centers increased at a compound annual rate of approximately 4.5% (4.2%, including North County Fair), sales per square foot increased at a compound annual rate of 6.3% (6.2%, including North County Fair) and leased Mall GLA at Stabilized Centers improved from 88% leased to 92% leased (from 88% leased to 91% leased, including North County Fair).

    Following consummation of the Offerings, the Board of Directors of the Company (the "Board of Directors") will have 10 directors, 6 of whom will be Independent Directors.

    The principal executive offices of the Company are located at 11601 Wilshire Boulevard, Los Angeles, California 90025 (telephone: 310-478-4456). The headquarters of the Company's manager (the "Manager"), advisor (the "Advisor") and developer (the "Developer") are located at the same address in Los Angeles, California.

                               WESTFIELD HOLDINGS

    Westfield Holdings is a fully-integrated, international developer, builder and manager of shopping centers and manager and advisor to public real estate investment entities. Westfield Holdings has its headquarters in Sydney, Australia and employed approximately 2,400 people worldwide as of December 31, 1996. Westfield Holdings, which was publicly listed in 1960, was co-founded by Frank P. Lowy. In 1993, Frank P. Lowy was acknowledged as one of the six "pioneers" of the shopping center industry worldwide by the International Council of Shopping Centers ("ICSC"). By combining financial strength and over 35 years of experience with a business philosophy that stresses innovation, Westfield Holdings has built a successful shopping center business, with shopping center assets under management having a value in excess of Aus.$10.0 billion as of December 31, 1996, comprised of more than 8,500 retail stores in 56 centers in the United States, Australia and Asia with 39.3 million square feet of total gross leasable area.

    Westfield Holdings Limited, listed on the Australian Stock Exchange Limited (the "ASX"), had a market capitalization of approximately Aus.$2.2 billion as of April 18, 1997. Westfield Holdings is also a manager and advisor to public real estate investment entities--Westfield Trust and WAT, both of which are Australian public property trusts traded on the ASX. Based on its market capitalization of approximately Aus.$3.1 billion as of April 18, 1997, Westfield Trust is one of the two largest property trusts in Australia.

    Since 1977, Westfield Holdings's U.S. business has included the redevelopment and expansion of 11 shopping centers in California, Connecticut, Michigan, Missouri, New Jersey and New York. Westfield Holdings's U.S. business currently manages and provides development services to 26 shopping centers (two of which are owned by subsidiaries of The Prudential Insurance Company of America ("Prudential"), one of which is owned by a real estate investment fund managed by Heitman/JMB Advisory Corporation and one of which is owned by a real estate investment fund managed by Goldman, Sachs & Co.) with more than 24.5 million square feet of total gross leasable area, including the Centers and Garden State Plaza. Westfield Holdings also manages the retail facilities at Dulles and National Airports in Washington, D.C. and Terminal C at Logan Airport in Boston, Massachusetts. Westfield Holdings's U.S. operations are headquartered in Los Angeles, California, and employ approximately 950 people in the United States. Westfield Holdings's U.S. senior management team has extensive experience in the development, construction, management and financing of super regional and regional shopping centers, with an average of approximately 20 years in the industry. Westfield Holdings derived approximately 41% of its U.S. management, development and advisory fee revenue from the Company in 1996. Westfield Holdings has advised the Company that it expects the amount of its U.S. business attributable to the Company to substantially increase upon completion of the redevelopment of Garden State Plaza in 1997 from which it received substantial development revenue in 1996.

    The Company has access to and relies upon the resources and depth of management of Westfield Holdings's worldwide operations. Westfield Holdings provides a full range of services to the Company including many which are typically outsourced by real estate owners to third parties. These services include strategic and day-to-day management, research, investment analysis, acquisition and due diligence, development, construction, architectural, marketing, asset management, capital markets, disposition of assets, legal and accounting services. In contrast to many other shopping center companies, the Company is not exposed to the same degree of risk of increasing costs for many of these services because the fees payable to the Manager and the Advisor are incentive based or fixed as a percentage of assets or revenues. For a description of Westfield Holdings's management arrangements with the Company, including fees payable to Westfield Holdings for its services, see "Certain Transactions--Relationships and Transactions with Westfield Holdings" and "Advisory, Management and Development Services to the Company."

    Westfield Holdings will agree that it will not acquire any ownership interest in shopping center properties or power centers in the United States (excluding airport projects) for so long as it is the Advisor to the Company and the Manager of the Centers. Each of Frank Lowy, David Lowy, Peter Lowy and Steven Lowy will agree with the Company that he will not acquire any ownership interest in shopping center properties or power centers in the United States for so long as (i) Westfield Holdings is the Advisor to the Company and the Manager of the Centers, and (ii) interests associated with the Lowy family have significant ownership interest and significant management involvement in the operations of Westfield Holdings Limited. In addition, Westfield Holdings has agreed in its management and development agreements with the Company that it will not manage or develop any shopping center in competition with a Center owned by the Company, except in the case of the acquisition by Westfield Holdings of an entity that does not have any ownership interest in shopping center properties or power centers in the United States and is then managing or developing a competitive center (in addition to other properties).

    Contemporaneously with the Offerings, the Company will purchase from Westfield Holdings Limited for an aggregate purchase price of $15.3 million (Aus.$19.6 million) non-transferable Westfield Holdings Warrants to acquire 9.8 million ordinary shares of Westfield Holdings Limited, which would be as of the date hereof equal to approximately 9% of the ordinary shares of Westfield Holdings Limited outstanding after the exercise of the options. See "The Company--Westfield Holdings." Westfield Holdings Limited is an independent company from the Company, and except for the Company's interest in the Westfield Holdings Warrants, the purchasers of the Shares will not acquire any interest in Westfield Holdings Limited.

    Westfield Holdings has placed an order to purchase up to 2,300,000 shares at the price to public and will continue to own a significant stake in the Company. The following table demonstrates the Common Stock ownership of Westfield Holdings in the Company on a fully-diluted basis (which for purposes of this

Prospectus assumes the exercise of the warrants to acquire additional Common Stock held by WAT as well as the exercise by certain investors of options to acquire additional units in WAT) upon consummation of the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders (for a description of the concurrent transactions, see "Use of Proceeds" and "Pro Forma Condensed Consolidated Financial Information"). See "Principal Shareholders."

Direct ownership of the Company......................................       16.7%

Indirect ownership through direct ownership of WAT units.............       15.0%
                                                                       ---------

  Total..............................................................       31.7%
                                                                       ---------
                                                                       ---------

    Interests associated with the Lowy family have placed an order to purchase up to 600,000 Shares at the price to public and will indirectly continue to own a significant interest in the Company. The following table demonstrates the indirect ownership of the Common Stock by interests associated with the Lowy family on a fully-diluted basis upon consummation of the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders.

Direct ownership of the Company.......................................        0.8%

Indirect ownership through direct ownership of Westfield Holdings.....       13.9%

Indirect ownership through direct ownership of WAT units..............        4.4%
                                                                              ---

  Total...............................................................       19.1%
                                                                              ---
                                                                              ---

                            WESTFIELD AMERICA TRUST

    WAT is an Australian public property trust which was formed to acquire a majority interest in the Company and was listed on the ASX in July 1996 when it raised approximately Aus.$402 million. WAT had a market capitalization as of April 18, 1997 of approximately Aus.$885.0 million. WAT is managed by Westfield America Management Limited, a subsidiary of Westfield Holdings Limited. Perpetual Trustee Company Limited is the independent public trustee of WAT.

                                  RISK FACTORS

    Prospective investors should carefully consider the matters addressed under "Risk Factors" in addition to the other information presented in this Prospectus before making an investment decision regarding the Shares offered hereby. Each of these matters could have adverse consequences to the Company. These risks include:

    - Possible conflicts of interest among Westfield Holdings, the Lowy family, WAT and the other shareholders of the Company.

    - Reliance by the Company on Westfield Holdings for advisory, management and development services such that the Company is not currently able to operate without Westfield Holdings.

    - The ability of Westfield Holdings and WAT (and interests associated with the Lowy family by virtue of their interests in such entities) to exercise significant influence over the business and policies of the Company through the (i) ownership by Westfield Holdings and WAT of Common Stock,
      (ii) ownership by Westfield Holdings of units in WAT, (iii) management of WAT by a subsidiary of Westfield Holdings Limited and (iv) management of the Company by Westfield Holdings.

    - Limitations on the shareholders' ability to change control of the Company due to the significant ownership by Westfield Holdings and WAT of the outstanding Common Stock and restrictions on ownership of more than 5.5% of the Company's outstanding shares of capital stock and other measures.

    - Risks generally inherent in retail real estate investment, such as risks from changes in economic conditions, redevelopment risk, competition from other shopping centers and forms of retailing, financial difficulties or bankruptcies of tenants or anchors and the concentration of 43% of the Total GLA in California, 18% of the Total GLA in Connecticut and 14% of the Total GLA in Missouri.

    - Risks normally associated with debt financing, the amount of which debt financing is not restricted by the Company's organizational documents, including the possible inability to refinance balloon payments upon maturity and the risk of higher interest rates.

    - Tax risks, including (i) if the Company fails to continue to qualify as a REIT, taxation of the Company as a regular corporation and possible inability to requalify as a REIT for four years, (ii) the 100% tax on net income from transactions that constitute prohibited transactions, pursuant to the rules relating to REITs under the Code and (iii) possible taxation of the Company with respect to built-in gain on disposition of certain property if such property is disposed of during a ten-year period. Cash available for distributions could be decreased dramatically if any such taxes become payable.

    - The fact that the Company's initial distribution level is based on a number of assumptions, any change in which could affect the Company's ability to sustain the initial distribution level and that the Company intends to distribute approximately 90% of its Funds from Operations.

    - Limited control by the Company over certain Properties that the Company owns in partnership with third parties, conflicts of interest with outside partners in jointly-owned Centers and the possibility of bankruptcy of such outside partners.

    - The fact that tenants whose parent company is The Limited Stores occupy over 10% of the Mall GLA, that department stores owned by the May Company are Anchors at 18 of the Centers, and that a negative change in the financial strength of The Limited Stores or the May Company could have a material adverse effect on the Company.

    - The fact that the value of the Company is not based on third-party appraisals; therefore the aggregate market value of the Common Stock based on its market price may exceed the fair market value of the Properties.

    - Lack of a prior public market in the United States for the Common Stock as well as potential reduction in the market price of the Shares due to increases in interest rates or future sales of shares of Common Stock.

    - Immediate dilution in the amount of $6.80 per share in the net book value of the Common Stock acquired by purchasers in the Offerings.

                            BUSINESS AND PROPERTIES

THE CENTERS

    As set forth in the following table, the Company's portfolio consists of interests in 13 super regional shopping centers, six regional shopping centers and three power centers located in seven states in the East Coast, the Mid West and the West Coast regions of the United States totaling 19.2 million square feet of Total GLA. In addition, the Company has an option to acquire the stock of Westland Realty, Inc., the holder of an indirect 50% interest in Garden State Plaza, pursuant to the Garden State Plaza Option.

                                 CENTER PROFILE

                                                                         PERCENTAGE OF MALL         1996 MALL         HISTORY AND
SHOPPING CENTER AND             PERCENTAGE    TOTAL GLA    MALL GLA         GLA LEASED AT          STORE SALES          STATUS
  LOCATION(1)                    OWNERSHIP    (SQ.FT.)     (SQ.FT.)       DECEMBER 31, 1996     (PER SQ. FT.)(2)    OF DEVELOPMENT
------------------------------  -----------  -----------  -----------  -----------------------  -----------------  -----------------
EAST COAST
Annapolis Mall,(3) ...........      30          990,702      408,554                 96%            $     371         Opened 1980
  Annapolis, Maryland                                                                                                 Redeveloped
                                                                                                                       1983/1994

Connecticut Post Mall,(4) ....      100         831,707      438,405                 91                   298         Opened 1960
  Milford, Connecticut                                                                                             Redeveloped 1991

Enfield Square,(4)(5) ........      100         678,822      260,632                 76                   215         Opened 1971
  Enfield, Connecticut                                                                                                Redeveloped
                                                                                                                       1987/1997

Meriden Square, ..............      50          746,695      294,654                 92                   330         Opened 1971
  Meriden, Connecticut                                                                                                Redeveloped
                                                                                                                       1988/1993

Montgomery Mall, .............      100       1,253,482      467,872                 97                   405         Opened 1968
  Bethesda, Maryland                                                                                                  Redeveloped
                                                                                                                    1976/1982/1984
                                                                                                                         1991

South Shore Mall,(5)(6) ......      100       1,108,111      370,962                 92                   292         Opened 1963
  Bay Shore, New York                                                                                                    Under
                                                                                                                     Redevelopment

Trumbull Shopping Park, ......      100       1,160,716      464,088                 86                   314         Opened 1962
  Trumbull, Connecticut                                                                                               Redeveloped
                                                                                                                    1982/1987/1990
                                                                                                                         1992
                                             -----------  -----------                --

      Total (6)...............                6,770,235    2,705,167                 92
                                             -----------  -----------                --

SHOPPING CENTER AND
  LOCATION(1)                   MAJOR RETAILERS AND SPECIAL FEATURES
------------------------------  ------------------------------------
EAST COAST
Annapolis Mall,(3) ...........  Nordstrom, Hecht's, J.C. Penney,
  Annapolis, Maryland           Montgomery Ward
Connecticut Post Mall,(4) ....  Filene's, J.C. Penney, Caldor
  Milford, Connecticut
Enfield Square,(4)(5) ........  Filene's, J.C. Penney. Sears
  Enfield, Connecticut          scheduled to open Spring 1997
Meriden Square, ..............  Filene's, J.C. Penney, Sears
  Meriden, Connecticut
Montgomery Mall, .............  Nordstrom, Hecht's, Sears, J.C.
  Bethesda, Maryland            Penney
South Shore Mall,(5)(6) ......  Macy's, J.C. Penney. Sears scheduled
  Bay Shore, New York           to open Fall 1997
Trumbull Shopping Park, ......  Macy's, Filene's, Lord & Taylor,
  Trumbull, Connecticut         J.C. Penney
      Total (6)...............

                                                                              PERCENTAGE OF MALL         1996 MALL
SHOPPING CENTER AND               PERCENTAGE      TOTAL GLA     MALL GLA         GLA LEASED AT          STORE SALES
LOCATION(1)                        OWNERSHIP      (SQ.FT.)      (SQ.FT.)       DECEMBER 31, 1996     (PER SQ. FT.)(2)
------------------------------  ---------------  -----------  ------------  -----------------------  -----------------
MID WEST
Mid Rivers Mall,(5) ..........           100        929,185       352,371                 87                   248
  St. Peters, Missouri

South County Center,(4) ......           100        754,063       259,360                 93                   270
  St. Louis, Missouri

West County Center, ..........           100        583,646       152,590                 95                   267
  Des Peres, Missouri

West Park Mall, ..............           100        502,856       230,505                 92                   212
  Cape Girardeau,
  Missouri

Westland Towne Center, .......           100        470,943       137,520                 95                   175
  Lakewood, Colorado
                                                 -----------  ------------                --

      Total...................                    3,240,693     1,132,346                 93
                                                 -----------  ------------                --

WEST COAST

Eagle Rock Plaza, ............           100        474,230       163,912                 81                   177
  Los Angeles, California

Eastland Center,(5) ..........           100        819,244       617,444                 76                --
  West Covina, California

Mission Valley Center, .......            76      1,340,410       508,492                 96                   283
  San Diego, California

Mission Valley                            76        178,624       178,624                 82                   283
  Center-West,(5) .
  San Diego, California

                                   HISTORY AND
SHOPPING CENTER AND                  STATUS           MAJOR RETAILERS AND SPECIAL
LOCATION(1)                      OF DEVELOPMENT                FEATURES
------------------------------  -----------------  ---------------------------------
MID WEST
Mid Rivers Mall,(5) ..........     Opened 1987     Famous-Barr, Dillard's, Sears,
  St. Peters, Missouri             Redeveloped     J.C. Penney
                                    1990/1996
South County Center,(4) ......     Opened 1963     Famous-Barr, Dillard's, J.C.
  St. Louis, Missouri           Redeveloped 1979   Penney
West County Center, ..........     Opened 1969     Famous-Barr, J.C. Penney
  Des Peres, Missouri           Redeveloped 1985
West Park Mall, ..............     Opened 1981     Famous-Barr, J.C. Penney, Venture
  Cape Girardeau,               Redeveloped 1984
  Missouri
Westland Towne Center, .......     Opened 1960     Sears, Super Kmart
  Lakewood, Colorado               Redeveloped
                                    1978/1994

      Total...................

WEST COAST
Eagle Rock Plaza, ............     Opened 1973     Robinsons-May, Montgomery Ward
  Los Angeles, California
Eastland Center,(5) ..........     Opened 1957     Mervyn's, Target
  West Covina, California          Redeveloped
                                 1979/1996/1997
                                 (substantially
                                   completed)
Mission Valley Center, .......     Opened 1961     Robinsons-May, Macy's, Montgomery
  San Diego, California            Redeveloped     Ward, AMC 20-screen theater,
                                    1975/1983      Nordstrom Rack
                                    1996/1997
Mission Valley                     Opened 1961
  Center-West,(5) .                   Under
  San Diego, California           Redevelopment

                                                                              PERCENTAGE OF MALL         1996 MALL
SHOPPING CENTER AND               PERCENTAGE      TOTAL GLA     MALL GLA         GLA LEASED AT          STORE SALES
LOCATION(1)                        OWNERSHIP      (SQ.FT.)      (SQ.FT.)       DECEMBER 31, 1996     (PER SQ. FT.)(2)
------------------------------  ---------------  -----------  ------------  -----------------------  -----------------
North County Fair,(7) ........            45      1,243,551       363,054                 79                   316
  Escondido, California

Plaza Bonita, ................           100        822,075       313,248                 94                   304
  National City, California

Plaza Camino Real, ...........            40      1,152,194       433,984                 92                   275
  Carlsbad, California

The Plaza at West Covina, ....           100      1,233,582       585,488                 91                   256
  West Covina, California

Topanga Plaza, ...............            42      1,085,038       373,006                 95                   332
  Canoga Park, California

Vancouver Mall, ..............            50        870,141       328,575                 88                   243
  Vancouver, Washington
                                                 -----------  ------------                --

      Total...................                    9,219,089     3,865,827                 92(8)
                                                 -----------  ------------                --

        Grand Total(6)........                   19,230,017     7,703,340                 92(8)
                                                 -----------  ------------                --
                                                 -----------  ------------                --

                                   HISTORY AND
SHOPPING CENTER AND                  STATUS           MAJOR RETAILERS AND SPECIAL
LOCATION(1)                      OF DEVELOPMENT                FEATURES
------------------------------  -----------------  ---------------------------------
North County Fair,(7) ........     Opened 1986     Nordstrom, Robinsons-May (2),
  Escondido, California                            Macy's, J.C. Penney, Sears
Plaza Bonita, ................     Opened 1981     Robinsons-May, J.C. Penney,
  National City, California                        Montgomery
                                                   Ward and Mervyn's
Plaza Camino Real, ...........     Opened 1969     Macy's(2), Robinsons-May, Sears,
  Carlsbad, California             Redeveloped     J.C. Penney
                                    1979/1989
The Plaza at West Covina, ....     Opened 1975     Robinsons-May, Macy's, Sears,
  West Covina, California          Redeveloped     J.C. Penney
                                    1990/1993
Topanga Plaza, ...............     Opened 1964     Nordstrom, Robinsons-May, Sears,
  Canoga Park, California          Redeveloped     Montgomery Ward
                                 1984/1992/1994
Vancouver Mall, ..............     Opened 1977     Nordstrom, Meier & Frank, Sears,
  Vancouver, Washington            Redeveloped     J.C. Penney, Mervyn's
                                    1979/1993
      Total...................
        Grand Total(6)........

------------------

(1) For a description of the mortgage encumbrances on each Center, see "Business and Properties--Debt Summary." All of the Centers are managed by Westfield Holdings, other than North County Fair which is managed by Trizec Hahn Corporation Limited.

(2) Sales are based on reports of Mall Store tenants reporting sales; Mall Store sales are not provided for Eastland Center as such Center was under redevelopment for all of 1996. Mall Store sales for Mission Valley Center and Mission Valley Center--West are calculated on an aggregate basis for such Centers. For Mall Store sales per square foot for 1994 and 1995 at such Centers, see "Business and Properties--The East Coast Properties," "Business and Properties--The Mid West Properties" and "Business and Properties--The West Coast Properties."

(3) The Company has entered into a letter of intent to purchase the remaining 70% interest in Annapolis Mall from its Joint Venture partner.

(4) The Company's interest in this Center includes certain incidental long-term ground leases.

(5) Under redevelopment.

(6) After giving effect to the South Shore Mall redevelopment anticipated to be completed in Fall 1997.

(7) The Joint Venture which owns this Center leases it from the City of Escondido pursuant to a 50-year ground lease which expires in 2033. This Center is not managed by Westfield Holdings.

(8) Total and Grand Total are for Stabilized Centers and exclude North County Fair as such Center is not managed by Westfield Holdings.

    The following table sets forth the number of Centers in each State and the Total GLA per State for such Centers.

                                                                            TOTAL GROSS
                                                       NO. OF SHOPPING     LEASABLE AREA    PERCENT OF
STATE OF SHOPPING CENTER LOCATIONS                         CENTERS            SQ. FT.        TOTAL GLA
--------------------------------------------------  ---------------------  -------------  ---------------
California........................................                9           8,348,900             43%
Colorado..........................................                1             470,900              2
Connecticut.......................................                4           3,417,900             18
Maryland..........................................                2           2,244,200             12
Missouri..........................................                4           2,769,800             14
New York..........................................                1           1,108,100              6
Washington........................................                1             870,100              5

    Business highlights of the operation and performance of the Centers include the following:

    - Successful redevelopment of a number of the Centers has generated increased returns. The Company is in the process of redeveloping South Shore Mall and anticipates that the redevelopment of Mission Valley Center-West will commence in the second quarter of 1997. In addition, the Company is currently planning the redevelopment of eight additional Properties.

    - In 1996, the Centers under Westfield Holdings's management (excluding the recently redeveloped Eastland Center) reported average Mall Store sales psf of $297 (and, including North County Fair, $300 psf for the same period) as compared to an industry average of $278 psf for the same period (Source: ICSC Monthly Mall Merchandise Index, February 1997).

    - Mall GLA at Stabilized Centers was 92% leased as of December 31, 1996 (and, including North County Fair, 91% leased).

    - Upon completion of construction at South Shore Mall and Enfield Square, 17 of the 19 Regional Centers will have three or more Anchors. The quality and the number of Anchors both enhance the Centers' competitive position with other retail facilities and make the development of competing centers in the same trade area less likely.

    - A significant concentration of Centers in California (43% of the Total GLA of the Centers as of December 31, 1996) provides an excellent opportunity to take advantage of that State's recent economic recovery.

    - All of the Regional Centers are located on major road systems, primarily in major metropolitan areas, including Los Angeles and San Diego, California; Hartford, Connecticut; Portland, Oregon; St. Louis, Missouri; Washington, D.C.; and Long Island, New York, providing easy access and high visibility and thus creating a competitive advantage for the Company.

    - The Centers have 74 Anchors operating under 18 trade names. The Company's portfolio includes 20 May Company stores (Famous-Barr, Filene's, Hecht's, Lord & Taylor, Meier & Frank, and Robinsons-May), 16 J.C. Penneys, 11 Sears, seven Federated (Macy's) and five Nordstrom stores. In addition, other major Anchors include Dillard's, Dayton Hudson (Mervyn's, Target) and Montgomery Ward. The Manager's strong relationships with these Anchors enhance the Company's opportunities by providing substantial pre-leasing of new projects, lease-up of existing space, improved tenant retention and releasing opportunities. For a description of the total 1996 annualized base rent and the percentage of Total GLA for such Anchors, see "Business and Properties--Anchors."

    - Montgomery Mall, the Company's Center with the largest revenues, was 97% leased as of December 31, 1996, and had effective rents psf of $38 and average Mall Store sales psf of $405, for the year ended December 31, 1996.

    - Most of the Centers' Mall GLA is leased to national and regional chains, including The Limited Stores (Abercrombie & Fitch, Bath & Body Works, Express, Lane Bryant, Lerner's, Limited Too, Structure, The Limited and Victoria Secret), The Gap (Banana Republic, Gap Kids, The Gap), Baker's Shoes, CVS, Eddie Bauer, The Woolworth Corporation (Foot Locker and Kinney Shoes),

      Edison Bros. (J. Riggins, JW and Oaktree), Kay Bee Toys & Hobby, The Body Shop, The Disney Store and Warner Bros.

    - In 1996, the Centers derived approximately 95% of their base rents from Mall Stores. Mall Stores occupied approximately 40.1% of the Total GLA and the balance of the Total GLA was represented by Anchors and outparcel stores. No Mall Store retailer accounted for more than 5% of the Mall GLA or more than 6% of the Company's 1996 annualized effective rent (I.E., base plus percentage rent), except for The Limited Stores, a clothing retailer, which occupied approximately 10% of Mall GLA and accounted for 11% of the 1996 Mall Store annualized effective rent.

THE COMPANY'S STRATEGY FOR OPERATIONS AND GROWTH

GENERAL STRATEGY

    The Company's goal is to increase per share Funds from Operations and thereby maximize the long-term value of the Company and the return to shareholders through the following key strategies: (i) the redevelopment, expansion and market repositioning of its current Centers, (ii) the acquisition of additional regional and super regional shopping centers with a view towards increasing the value of such centers through redevelopment, expansion and repositioning, (iii) the improvement of the operating performance of its properties through intensive and efficient management, cost control, leasing and marketing and (iv) the awareness and anticipation of trends in the retailing industry and the introduction of new retailing concepts to the Centers.

REDEVELOPMENT, REPOSITIONING AND EXPANSION POTENTIAL AND IMPLEMENTATION

    The Company believes that redevelopment, repositioning and expansion are key to maximizing the use and performance of its assets and increasing income growth and capital appreciation. The Company is continually evaluating the redevelopment potential of its Properties and anticipates that it will pursue opportunities for substantial redevelopment and repositioning at the Properties. The Company also believes that Westfield Holdings is well situated to take advantage of these opportunities, due to, among other things, its management expertise and its ability to utilize operating staff, ideas and systems from its operations in the United States, Australia and Asia.

    Since 1994, the Company has completed or substantially completed the redevelopment of Eastland Center in West Covina, California, Enfield Square in Enfield, Connecticut, Mid Rivers Mall in St. Peters, Missouri and Mission Valley Center in San Diego, California. The Company is currently redeveloping South Shore Mall in Bay Shore, New York. This redevelopment involves the addition of a Sears store and 40,000 square feet of Mall GLA. Project completion is scheduled for Fall 1997. The foregoing Centers represent approximately 25.4% of Total GLA.

    The Company expects to commence the redevelopment of Mission Valley Center--West in the Fall of 1997 to create a new power center with value-oriented retailers that will complement Mission Valley Center. In addition, the Company has identified eight additional Properties for redevelopment over the next five years, which the Company believes will result in future income growth and capital appreciation. For a more detailed description of redevelopment planning, see "The Company--The Company's Strategy for Operations and Growth--Redevelopment, Repositioning and Expansion Potential and Implementation."

    The Company has entered into a letter of intent with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Union Bank of Switzerland to provide a $600.0 million unsecured line of credit which may be used to finance the implementation of its redevelopment and acquisition strategies. There can be no assurance that a definitive credit agreement with respect to this loan facility will be entered into.

ACQUISITION OF NEW CENTERS AND JOINT VENTURE INTERESTS

    The Company's acquisition strategy is to acquire additional super regional and regional shopping centers that meet the Company's investment criteria. In general, the Company's investment criteria include the goals that the property be of a quality consistent with the Company's portfolio, that the property has potential for increased income and value through redevelopment and/or repositioning and that the property generates sufficient income pending any such redevelopment to support the acquisition price. The Company's strategy also includes seeking to acquire the Outside Partners' interests in the Joint Venture Centers.

    The Company has entered into a letter of intent with its Joint Venture partner, RREEF USA Fund-III/Annapolis, Inc., to purchase the remaining 70% interest in Annapolis Mall, together with an adjoining parcel of real property leased to Montgomery Ward & Co., for an aggregate purchase price of $133.0 million (the "Annapolis Acquisition"). Although no assurance can be given in this regard and the Annapolis Acquisition is subject to numerous conditions, the Company expects the Annapolis Acquisition to close in the second quarter of 1997. See "The Company--The Company's Strategy for Operations and Growth--Acquisition of New Centers and Joint Venture Interests" and "Business and Properties-- Additional Information Regarding Annapolis Mall."

    The Company has also entered into an agreement to acquire approximately 70% of the partnership interests in Wheaton Plaza Regional Shopping Center LLP, the entity that owns Wheaton Plaza Regional Shopping Center located in Wheaton, Montgomery County, Maryland for a purchase price of $52.5 million (the "Wheaton Acquisition"). The enclosed, one-level center (with a two-level connection to Hecht's), which opened in 1960, has over 1.1 million square feet of total gross leasable area, with 120 mall stores and three anchors: J.C. Penney, Montgomery Ward and Hecht's. The Wheaton partnership also owns two office buildings of approximately 107,000 square feet and approximately 73,000 square feet. Wheaton Plaza was originally constructed as an open-air mall and was enclosed in 1981. One of the Company's principal reasons for making the acquisition is due to the center's redevelopment potential, although the Company has no current plans for redevelopment. See "The Company--The Company's Strategy for Operations and Growth--Acquisition of New Centers and Joint Venture Interests" and "Business and Properties--Additional Information Regarding Wheaton Plaza."

    In addition, the Company holds the Garden State Plaza Option. See "The Company--The Company's Strategy for Operations and Growth--Garden State Plaza Option" and "Business and Properties-- Additional Information Regarding Garden State Plaza."

INCREASING OPERATING INCOME FROM EXISTING SPACE; INTENSIVE MANAGEMENT APPROACH

    Westfield Holdings concentrates on actively managing the Centers and providing efficient and customer-friendly service to both the consumers who shop in the Centers and the retailers who lease space in the Centers while strictly controlling operating costs. The concept of the "Westfield Customer Service System" has been introduced in the Centers to train and focus the personnel at the Centers on its retailers and customers. The Company believes that this is one of the most important strategies that differentiates Westfield Holdings's management philosophy from the Company's competitors. The Company believes that branding the Centers through advertising, promotions and customer service programs will build shopper recognition and loyalty, especially in multi-center markets.

    Westfield Holdings's management strategy includes initiatives designed to increase customer traffic through the Centers, which improves sales turnover and, ultimately, rents. Initiatives include increasing occupancy levels, increasing revenue by increasing rentable area within the existing building envelope, the introduction of cost control efficiencies resulting in a reduction of operating costs, maximizing the temporary leasing program, improving the merchandise mix and range of tenants, developing emerging themes such as entertainment, cinemas and Category Killer retailers, converting non-productive space to mall gross leasable area and promoting such converted space with intensive marketing.

    The Company seeks to increase rental income from existing space by leasing currently unleased space, increasing base rent as current leases with below market rents expire, negotiating new leases to reflect step-ups in base rent, and repositioning and aggressively marketing to increase sales productivity and expand the market penetration and market base. The average base rental rate per square foot at the Centers has increased at a compound annual rate of approximately 4.5% from December 31, 1994 through December 31, 1996 (4.2% for the same period, including North County Fair).

                         COMPANY STRUCTURE AND HISTORY

    The Company was incorporated in 1924 for the purpose of holding title to certain department store properties and has been involved in developing shopping centers since the mid 1950's. In 1994, Prudential sold 40% of the Company to Westfield Holdings and the remainder to certain other investors, after Prudential had filed a registration statement for the initial public offering of common stock of the Company to the public but before marketing of the securities commenced or such registration statement was declared effective. In 1995, Westfield Holdings acquired an additional 10% of the Company. In 1996 and early 1997, the Company was recapitalized when WAT acquired 74.6% of the outstanding Common Stock and a warrant (the "1996 WAT Warrant") to purchase 6,246,096 shares of Common Stock from the Company. In addition the Company sold $134.0 million of non-voting preferred stock and Common Stock to foreign and U.S. investors (inclusive of a $14.0 million investment that certain of the then existing investors agreed to retain in the Company). The Company utilized a portion of the proceeds of the sale of its Common Stock and non-voting preferred stock to repurchase the stock of certain investors other than Westfield Holdings.

    Contemporaneously with these transactions, the Company acquired indirect ownership of Connecticut Post Mall, Trumbull Shopping Park and South Shore Mall (collectively, the "Acquired Properties") from interests associated with the Lowy family and an option to acquire the stock of Westland Realty, Inc., the holder of an indirect 50% interest in Garden State Plaza from Westfield Holdings. For more information on the Garden State Plaza Option and the transactions referred to above, see "Certain Transactions-- Relationships and Transactions with Westfield Holdings."

    These transactions are referred to collectively as the "Recapitalization."

    As part of the Recapitalization, Stichting Pensioenfonds ABP, an entity established under the laws of the Kingdom of the Netherlands ("ABP"), acquired an equity interest in the Company through the purchase of 940,000 shares of Series A preferred stock, par value $1.00 per share, of the Company (the "Series A Preferred Shares"), with an aggregate liquidation amount of $94.0 million. ABP has agreed to acquire, subject to the satisfaction of certain conditions, an additional equity interest in the Company by purchasing 301,500 shares (based on the mid-point of the price range and subject to adjustment based on the gross proceeds of the Offerings) of Series B preferred stock, par value $1.00 per share, of the Company (the "Series B Preferred Shares" and, together with the Series A Preferred Shares, the "Preferred Stock") with an aggregate liquidation amount of $30.15 million simultaneously with the closing of the Offerings. Although the Company expects all of the conditions to the sale of the Series B Preferred Shares will be satisfied, no assurance can be given in this regard. Following consummation of the Offerings and concurrent transactions, ABP will hold options issued by WAT that permit ABP to acquire units of WAT for cash or in exchange for Series A Preferred Shares or Series B Preferred Shares. See "Description of Capital Stock--Preferred Stock."

    Also simultaneously, with the closing of the Offerings, WAT will acquire a warrant (the "1997 WAT Warrant" and, together with the 1996 WAT Warrant, the "WAT Warrants") to purchase $35.0 million (or 2,089,552 shares based on the mid-point of the price range) of additional Common Stock from the Company at the same price as the initial public offering price for the Shares. The sale price for the 1997 WAT Warrant will be $2.9 million.

    WAT currently owns 77.3% of the Common Stock and Westfield Holdings currently owns 18.5% of the Common Stock on a fully-diluted basis. As a result of these transactions and after giving effect to the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders, WAT will own 62.4%, and Westfield Holdings will own 16.7% (31.7% including its indirect interest through WAT) of the outstanding Common Stock on a fully-diluted basis. Westfield Holdings will also hold an approximately 24.0% equity interest in WAT on a fully diluted basis. In addition, ABP will have an approximately $124.1 million investment in the Company through the ownership of the Preferred Stock. See "Principal Shareholders."

    The following diagram illustrates the results of the foregoing transactions and the beneficial ownership of the Company upon consummation of the Offerings and concurrent transactions and taking account of the maximum numbers of Shares which may be acquired under the Orders on a fully diluted basis.

[For Edgar Version, the diagram indicates ownership of the Company, warrants and management/ development/advisory relationships.]

                               FINANCING POLICIES

    The Company currently intends to adhere to a policy of maintaining a ratio of debt-to-Total Market Capitalization of not more than 50%. No assurance can be given in this regard, however, and the organizational documents of the Company do not limit the amount or percentage of indebtedness that it may incur. On a pro forma basis at March 31, 1997, after giving effect to the Offerings and concurrent transactions and the application of the net proceeds as set forth in "Use of Proceeds," the Company would have a ratio of debt-to-Total Market Capitalization of approximately 41%. The debt-to-Total Market Capitalization ratio, which is based upon the market value of the Company's equity and, accordingly, fluctuates with changes in the price of the Common Stock, differs from the debt-to-total asset ratio, which is based upon book values. The consolidated pro forma debt-to-total asset ratio at March 31, 1997 was 49%. See "Capitalization." The Company may from time to time reevaluate its debt policy in light of current economic conditions, relative costs of debt and equity capital, changes in the Company's market capitalization, growth and acquisition opportunities and other factors, and modify its debt financing policy accordingly. As a result, the Company may increase its debt-to-Total Market Capitalization ratio beyond the limits described above. See "Risk Factors--Risks Associated with Debt Financing--No Limitation on Debt." If the Board of Directors (or, in the case of certain Joint Ventures in which the Company does not act as managing general partner, an Outside Partner) determines that additional funding is required, the Company or the Joint Ventures may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the the Internal Revenue Code of 1986, as amended (the "Code") concerning taxability of undistributed income), or a combination of these methods. See "Policies and Objectives with Respect to Investment, Financing and Other Certain Activities--Financing."

                     FEDERAL INCOME TAX CONSIDERATIONS AND
                           TAX STATUS OF THE COMPANY

    The Company elected to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 1994, and the Company intends to continue to operate in such a manner. If the Company continues to qualify for taxation as a REIT, the Company generally will not be taxed at the corporate level so long as it distributes to its shareholders at least 95% of its taxable income currently. REITs are subject to numerous technical organizational and operational requirements. Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion as to the Company's qualification as a REIT. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company generally will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT." Even if the Company continues to qualify for taxation as a REIT, the Company could be subject to certain state and local taxes on its income and property and Federal and state income and excise taxes on its undistributed income and undistributed net capital gains in accordance with the Code and applicable state law. In addition, the Company may be subject to certain other taxes if it engages in transactions which are prohibited transactions under the Code. See "Federal Income Tax Considerations."

                                 THE OFFERINGS

    All of the Shares offered hereby are being offered by the Company.

Shares of Common Stock offered.........  18,000,000 shares(1)
  U.S. Offering........................  15,300,000 shares
  International Offering...............  2,700,000 shares

Shares of Common Stock outstanding
  After the Offerings..................  79,265,183 shares(1)(2)

Use of Proceeds........................  To fund in part, the Garden State Plaza Loan to be made to Westfield Holdings, the Annapolis
                                         Acquisition, the Wheaton Acquisition and the
                                         purchase of the Westfield Holdings Warrants.

Proposed NYSE symbol...................  "WEA"

--------------

(1) Does not include 2,700,000 shares of Common Stock that may be issued upon the exercise of the U.S. Underwriters' and International Managers' over-allotment options.

(2) Includes shares of Common Stock that may be issued upon exercise of the WAT Warrants.

                                 DISTRIBUTIONS

    The Company intends to continue to pay regular quarterly distributions to the holders of its Common Stock. Since Westfield Holdings's acquisition of an interest in the Company on February 11, 1994, the Company has made regular quarterly distributions on its Common Stock. The Company made distributions of $36.5 million for the period from February 12, 1994 through December 31, 1994 (or 68.5% of Funds from Operations), $75.4 million for the period from January 1, 1995 through December 31, 1995 (or 114.6% of Funds from Operations) and $78.5 million for the period from January 1, 1996 through December 31, 1996 (or 103.5% of Funds from Operations). For the period from February 12, 1994 through December 31, 1996, the Company made distributions of $190.4 million (or 98% of Funds from Operations). Following such distributions, the Company received recontributions from its shareholders of $4.1 million, $3.2 million and $3.4 million in 1994, 1995 and 1996, respectively. For the three month period ended March 31, 1997, the Company has declared a distribution of $.373 per share (or 97% of Funds from Operations in the aggregate) to its shareholders.

    For the period February 12, 1994 through December 31, 1996, the Company distributed approximately 98% of its Funds from Operations. However, the Company intends to revise its policy upon consummation of the Offerings such that it will distribute annually approximately 90% of its Funds from Operations through December 31, 1998. Thereafter, the Company intends to distribute annually approximately 90% to 95% of its Funds from Operations; however, the Company does not intend to distribute more than 100% of Funds from Operations less recurring capital expenditures (not including capital expenditures recovered from tenants) and rental income attributable to rent straight-lining. As a result of the revision of its policy, the Company has declared a special distribution to the shareholders of the Company immediately prior to the closing of the Offerings in an amount of $13.0 million (the "Special Distribution"). The Special Distribution is payable on the regular payment date for the second quarter distribution if the Offerings occur or, if the Offerings do not occur, in seven quarterly installments at the same time as the Company's regular quarterly distributions. The Special Distribution represents a portion of the distributions estimated at the time of WAT's initial offering of units in Australia for the period through 1998.

    The Company intends to pay a pro rata distribution to all shareholders with respect to the period from the closing of the Offerings through June 30, 1997 based upon $0.35 per share for a full quarter. On an annual basis, this distribution would be $1.40 per share. In addition, the Company has declared a distribution to the shareholders of the Company immediately preceding the closing of the Offerings for the portion of the second quarter preceding the closing of the Offerings, such distribution to be payable on or before the regular payment date for the second quarter distribution.

    It is estimated that initially approximately 35% of the distribution to the Company's shareholders will represent a return of capital for tax purposes. The expected size of the distributions may not allow the Company, using only cash flow from operations, to fund 100% of (i) the tenant allowances and (ii) the retirement of all of its debt when due, and therefore, the Company may be required to seek periodic debt or equity financings to cover such items. The Company's income will consist primarily of its share of income from the Properties. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company, and the effect of required debt amortization payments, could require the Company to borrow funds on a short-term basis to meet the REIT distribution requirements even if the Company believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. In addition, no distributions may be paid on any Common Stock unless the full dividends on the Preferred Shares have been paid. See "Policies and Objectives with Respect to Investments, Financing and Other Certain Activities--Financing."

    The Company plans to adopt a distribution reinvestment plan under which its shareholders may elect to reinvest all or part of their distributions automatically in additional shares of Common Stock. Any such distribution reinvestment plan will not adversely affect the Company's ability to qualify as a REIT for Federal income tax purposes. The Company understands that WAT plans to adopt a similar plan for its unitholders and intends to use the proceeds of such distribution reinvestment plan to participate in the Company's distribution reinvestment plan, although no assurance can be given in this regard. The Company also understands that Westfield Holdings intends to participate in WAT's distribution reinvestment plan to the full extent of its distributions on its units in WAT for a three-year period commencing with the first distribution period for which reinvestment is permitted, although no assurance can be given in this regard.

    The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 which defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures except for the years ended December 31, 1993 and 1992 for which income taxes are not included. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. In addition, Funds from Operations as computed by the Company may not be comparable to similarly titled figures reported by other REITs.

    Notwithstanding the foregoing, all distributions will be at the discretion of the Board of Directors and will depend on the actual Funds from Operations, the Company's financial condition, the annual distribution requirements under the REIT Requirements and such other factors as the Board of Directors deems relevant and will be subject to the prior payment of preferred stock dividends. See "Risk Factors-- Distributions to Shareholders; Potential Requirement to Borrow."

                             SUMMARY FINANCIAL DATA

    The following table sets forth historical and unaudited pro forma consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of Westfield America, Inc. and the Notes thereto, the Pro Forma Condensed Consolidated Financial Information of the Company (unaudited) and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company believes that the book value of its real estate assets, which reflect the historical costs of such real estate assets less accumulated depreciation, is less than the current market value of its properties.

    The results for 1994 are not comparable to prior years because of the acquisition of the Company in February 1994. Hence, a Pro Forma adjustment has been applied to historical results of operations for the 42 days ended February 11, 1994 to present operating and other data as if the acquisition of the Company on February 12, 1994 had been consummated on January 1, 1994. The results for 1996 are not comparable to prior years because of the Recapitalization, the acquisition of the Acquired Properties and the consolidation of the Mission Valley Partnership.

    Unaudited pro forma operating information is presented as if the consummation of the Offerings and concurrent transactions and Recapitalization had occurred as of the period presented, and therefore incorporates certain assumptions that are described in the Notes to the Pro Forma Condensed Consolidated Statement of Income (unaudited). The Pro Forma balance sheet (unaudited) data is presented as if the Offerings and concurrent transactions and the Recapitalization had occurred on March 31, 1997.

    The unaudited Pro Forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                     SUMMARY SELECTED FINANCIAL INFORMATION

                                                                                                THREE MONTHS ENDED MARCH 31,
                                                                                            -------------------------------------
                                                                                             UNAUDITED
                                                                                             PRO FORMA
                                                                                                1997          1997        1996
                                                                                            ------------  ------------  ---------
                                                                                            (IN THOUSANDS OF DOLLARS, EXCEPT PER
                                                                                                  SHARE AMOUNTS AND RATIOS)
OPERATING DATA:
Total revenue.............................................................................  $     56,034  $     46,903  $  32,001
Operating expenses........................................................................        18,609        15,927     10,518
Interest expense, net.....................................................................        13,566        12,860      7,482
Depreciation and amortization.............................................................        12,828        11,539      8,027
                                                                                            ------------  ------------  ---------
    Income before other income and income taxes...........................................        11,031         6,577      5,974
Equity in net income (loss) of unconsolidated real estate partnerships....................           501         1,293        733
Interest and other income.................................................................         3,637           312        230
Gains on sales of properties and partnership interests....................................       --            --          --
                                                                                            ------------  ------------  ---------
    Income before income taxes and minority interest......................................  $     15,169         8,182      6,937
Income taxes..............................................................................       --            --          --
Minority interest in earnings of consolidated real estate partnership.....................          (931)         (218)      (230)
                                                                                            ------------  ------------  ---------
    Net income............................................................................  $     14,238  $      7,964  $   6,707
                                                                                            ------------  ------------  ---------
                                                                                            ------------  ------------  ---------
Earnings per share (1)....................................................................  $       0.16  $       0.11  $    0.15
                                                                                            ------------  ------------  ---------
                                                                                            ------------  ------------  ---------
OTHER DATA:
EBITDA (2)................................................................................  $     45,045  $     37,242  $  27,540
Funds from operations (3).................................................................  $     29,661  $     22,564  $  18,046
Cash flows provided by operating activities...............................................  $    --       $     11,570  $  11,808
Cash flows (used in) provided by investing activities.....................................  $    --       $     (5,389) $    (833)
Cash flows (used in) provided by financing activities.....................................  $    --       $    (10,263) $  (9,510)
Ratio of earnings to combined fixed charges (4)...........................................          1.96          1.59       1.99
Ratio of FFO to combined fixed charges (4)................................................          2.67          2.33       3.30


                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                            --------------------------------------
                                                                                             UNAUDITED
                                                                                             PRO FORMA
                                                                                                1996          1996         1995
                                                                                            ------------  ------------  ----------

OPERATING DATA:
Total revenue.............................................................................  $    220,072  $    156,089  $  111,327
Operating expenses........................................................................        78,153        55,903      36,849
Interest expense, net.....................................................................        53,040        40,233      27,916
Depreciation and amortization.............................................................        48,287        38,033      28,864
                                                                                            ------------  ------------  ----------
    Income before other income and income taxes...........................................        40,592        21,920      17,698
Equity in net income (loss) of unconsolidated real estate partnerships....................            55         3,063       3,359
Interest and other income.................................................................        13,512           776         789
Gains on sales of properties and partnership interests....................................       --            --           --
                                                                                            ------------  ------------  ----------
    Income before income taxes and minority interest......................................        54,159        25,759      21,846
Income taxes..............................................................................       --            --           --
Minority interest in earnings of consolidated real estate partnership.....................        (3,006)       (1,063)     --
                                                                                            ------------  ------------  ----------
    Net income............................................................................  $     51,153  $     24,696  $   21,846
                                                                                            ------------  ------------  ----------
                                                                                            ------------  ------------  ----------
Earnings per share (1)....................................................................  $       0.57  $       0.42  $     0.48
                                                                                            ------------  ------------  ----------
                                                                                            ------------  ------------  ----------
OTHER DATA:
EBITDA (2)................................................................................  $    172,033  $    124,352  $  102,199
Funds from operations (3).................................................................  $    110,716  $     75,842  $   65,792
Cash flows provided by operating activities...............................................           N/A  $     55,888  $   42,990
Cash flows (used in) provided by investing activities.....................................           N/A  $    (91,613) $    5,476
Cash flows (used in) provided by financing activities.....................................           N/A  $     42,454  $  (62,722)
Ratio of earnings to combined fixed charges (4)...........................................          1.81          1.60        2.25
Ratio of FFO to combined fixed charges (4)................................................          2.58          2.52        3.35

                                                                                                          PREDECESSOR
                                                                                            PERIOD FROM   PERIOD FROM   YEAR ENDED
                                                                                            FEBRUARY 12,   JANUARY 1,    DECEMBER
                                                                                            1994 THROUGH  1994 THROUGH      31,
                                                                                            DECEMBER 31,  FEBRUARY 11,  -----------
                                                                                                1994          1994         1993
                                                                                            ------------  ------------  -----------

OPERATING DATA:
Total revenue.............................................................................   $   99,456    $   12,769    $ 105,237
Operating expenses........................................................................       36,606         6,869       51,731
Interest expense, net.....................................................................       24,156           481        7,160
Depreciation and amortization.............................................................       24,897         3,605       29,011
                                                                                            ------------  ------------  -----------
    Income before other income and income taxes...........................................       13,797         1,814       17,335
Equity in net income (loss) of unconsolidated real estate partnerships....................         (386)       (2,151)      (3,177)
Interest and other income.................................................................        1,830           340        2,996
Gains on sales of properties and partnership interests....................................       --            --            2,566
                                                                                            ------------  ------------  -----------
    Income before income taxes and minority interest......................................       15,241             3       19,720
Income taxes..............................................................................       --            --          (13,819)
Minority interest in earnings of consolidated real estate partnership.....................       --            --           --
                                                                                            ------------  ------------  -----------
    Net income............................................................................   $   15,241    $        3    $   5,901
                                                                                            ------------  ------------  -----------
                                                                                            ------------  ------------  -----------
Earnings per share (1)....................................................................   $     0.34
                                                                                            ------------
                                                                                            ------------
OTHER DATA:
EBITDA (2)................................................................................   $   83,529    $    8,691    $  80,432
Funds from operations (3).................................................................   $   53,315    $    4,942    $  60,472
Cash flows provided by operating activities...............................................   $   20,665    $    5,294    $  35,883
Cash flows (used in) provided by investing activities.....................................   $   23,556    $  (23,501)   $ (42,778)
Cash flows (used in) provided by financing activities.....................................   $  (67,988)   $   26,013    $ (13,722)
Ratio of earnings to combined fixed charges (4)...........................................         2.89           N/A(3)       3.47
Ratio of FFO to combined fixed charges (4)................................................         3.21           N/A(3)       7.26


                                                                                               1992
                                                                                            ----------

OPERATING DATA:
Total revenue.............................................................................  $  102,545
Operating expenses........................................................................      53,929
Interest expense, net.....................................................................      24,652
Depreciation and amortization.............................................................      22,650
                                                                                            ----------
    Income before other income and income taxes...........................................       1,314
Equity in net income (loss) of unconsolidated real estate partnerships....................         (76)
Interest and other income.................................................................       4,191
Gains on sales of properties and partnership interests....................................      23,428
                                                                                            ----------
    Income before income taxes and minority interest......................................      28,857
Income taxes..............................................................................     (11,231)
Minority interest in earnings of consolidated real estate partnership.....................      --
                                                                                            ----------
    Net income............................................................................  $   17,626
                                                                                            ----------
                                                                                            ----------
Earnings per share (1)....................................................................

OTHER DATA:
EBITDA (2)................................................................................  $   94,545
Funds from operations (3).................................................................  $   37,974
Cash flows provided by operating activities...............................................  $   25,138
Cash flows (used in) provided by investing activities.....................................  $   (3,999)
Cash flows (used in) provided by financing activities.....................................  $   14,742
Ratio of earnings to combined fixed charges (4)...........................................        1.47
Ratio of FFO to combined fixed charges (4)................................................  2.45

                                                                                                THREE MONTHS ENDED        YEAR
                                                                                                    MARCH 31,             ENDED
                                                                                            --------------------------  DECEMBER
                                                                                             UNAUDITED                     31,
                                                                                             PRO FORMA                  ---------
                                                                                                1997          1997        1996
                                                                                            ------------  ------------  ---------
                                                                                            (IN THOUSANDS OF DOLLARS, EXCEPT PER
                                                                                                  SHARE AMOUNTS AND RATIOS)
BALANCE SHEET DATA:
Investment in real estate, net............................................................  $     1,635,962  $     1,305,462
Total assets..............................................................................        1,684,802        1,339,002
Mortgage and notes payable................................................................          823,612          783,285
Minority interest.........................................................................               --               --
Shareholders' equity......................................................................          829,557          524,084


                                                                                                                        YEAR ENDED
                                                                                                                         DECEMBER
                                                                                                                           31,
                                                                                                                        ----------
                                                                                                1995          1994         1993
                                                                                            ------------  ------------  ----------

BALANCE SHEET DATA:
Investment in real estate, net............................................................  $     1,310,434  $     829,484
Total assets..............................................................................        1,344,570        844,706
Mortgage and notes payable................................................................          770,625        426,781
Minority interest.........................................................................               54             --
Shareholders' equity......................................................................          518,530        380,419


                                                                                                1992
                                                                                            ------------

BALANCE SHEET DATA:
Investment in real estate, net............................................................  $     848,892  $     884,392
Total assets..............................................................................        882,667        944,490
Mortgage and notes payable................................................................        420,397         38,205
Minority interest.........................................................................             --             --
Shareholders' equity......................................................................        430,782        669,967


BALANCE SHEET DATA:
Investment in real estate, net............................................................  $     851,168
Total assets..............................................................................        951,678
Mortgage and notes payable................................................................        317,857
Minority interest.........................................................................             --
Shareholders' equity......................................................................        393,466

BALANCE SHEET DATA:
Investment in real estate, net............................................................
Total assets..............................................................................
Mortgage and notes payable................................................................
Minority interest.........................................................................
Shareholders' equity......................................................................

(1) Unaudited pro forma net income and earnings per share for the three months ended March 31, 1997 and the year ended December 31, 1996 are based on 71,206 and 71,481 shares, respectively, of Common Stock outstanding after the Offering. Information for the period January 1, 1994 through February 11, 1994 and the year ended December 31, 1993 and 1992 is not presented because it is not comparable.

(2) EBITDA represents the Company's share of net income before interest, taxes, depreciation and amortization. While EBITDA should not be construed as an alternative to operating income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity and other consolidated income or cash flow statement data determined in accordance with GAAP, the Company believes that EBITDA is an effective measure of shopping center operating performance because EBITDA is unaffected by the debt and equity structure of the property owner.

(3) The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 which defines Funds from Operations as net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures except for the years ended December 31, 1993 and 1992 for which income taxes are not included. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. Funds from Operations as computed by the Company may not be comparable to similarly titled figures reported by other REITS.

(4) Combined fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt expense and income allocable on Senior Preferred Shares, Series A Preferred Shares and on an unaudited Pro Forma basis, Series B Preferred Shares.

(5) The computation for the 42 days ended February 11, 1994 is not presented as it is not comparable.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING SHARES IN THE OFFERINGS.

POSSIBLE CONFLICTS OF INTERESTS WITH INSIDE PARTIES AND RELATED PARTY
  TRANSACTIONS

    INFLUENCE OF WAT AND WESTFIELD HOLDINGS

    Upon consummation of the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders, WAT will own 62.4% and 58.0%, and Westfield Holdings will own 16.7% and 18.7%, of the outstanding Common Stock on a fully-diluted and non-fully diluted basis, respectively. Westfield Holdings will also hold approximately 24.0% of the outstanding units of WAT on a fully-diluted basis. Westfield Holdings Limited is an independent company from the Company and, except for the acquisition by the Company of the Westfield Holdings Warrants, the purchasers of the Shares will not acquire any interest in Westfield Holdings Limited. To maintain the Company's qualification as a REIT, generally no Individual (other than Frank P. Lowy and the members of his family, who are subject to a higher ownership threshold based on their current percentage ownership that is in excess of the limit currently applicable to other shareholders) may directly or indirectly hold more than 5.5%, by value, of the Company's stock.

    In addition, WAT is managed by Westfield America Management Limited ("WAM"), a subsidiary of Westfield Holdings Limited. The WAT Trustee generally exercises all of the voting rights over the shares of Common Stock as directed by WAM, subject to applicable Australian law and certain other exceptions including an exception in relation to the designation and election of directors of the Company as set forth below. See "Principal Shareholders." The WAT Trustee may only vote shares for the election of directors as directed by a majority of the WAT unitholders voting on the matter at a meeting of unitholders. By virtue of WAT's substantial ownership of Common Stock, WAT is in a position to exercise significant influence on the Company. The Company is also managed and advised by Westfield Holdings. Accordingly, WAT and Westfield Holdings together will be able to elect all of the Company's directors and to control the vote on all matters submitted to the Company's shareholders including approval of mergers, sales of all or substantially all of the Company's assets, and "going private" transactions and to exercise significant influence on the decision to terminate the Manager, Developer or Advisor.

    As of December 31, 1996, interests associated with the Lowy family owned approximately 45% of the ordinary shares of Westfield Holdings Limited and 9% of the outstanding WAT units and members of the Lowy family act as officers and directors of Westfield Holdings, the manager of WAT and the Company. By virtue of their ownership interests in Westfield Holdings Limited and WAT and their positions as officers and directors, the Lowy family is in a position to exercise significant influence on Westfield Holdings, WAT and the Company with respect to the foregoing matters.

    CONFLICTS OF INTERESTS WITH INSIDE PARTIES

    Approximately $160.3 million of the proceeds of the Offerings and concurrent transactions will be utilized to purchase the Westfield Holdings Warrants and to make the Garden State Plaza Loan to Westfield Holdings. In addition, WAT will purchase the 1997 WAT Warrant. The terms, agreements and understandings relating to these transactions were negotiated by the Company and Westfield Holdings or WAT. See "Certain Transactions."

    By virtue of the contractual relationship between Westfield Holdings and the Company with respect to management, development and advisory services and its substantial ownership of Common Stock, Westfield Holdings has interests that may conflict with the interests of persons acquiring Shares in the Offerings. Implementation of the Company's key growth strategies will result in increased management, development and advisory fees to Westfield Holdings. See "The Company--The Company's Strategy for Operations and Growth" and "Advisory, Management and Development Services to the Company."

    Both WAT, by virtue of its stock ownership of the Company, and Westfield Holdings, by virtue of its ownership of Common Stock, units of WAT and management of WAT and the Company, are in a position to exercise significant influence over the affairs of the Company, which influence might not be consistent with the interests of other shareholders. Certain officers and/or directors of Westfield Holdings also act as officers and/or directors of the Company.

    A subsidiary of Westfield Holdings Limited is also the manager of WAT and certain officers and/or directors of such subsidiary are also directors and/or officers of the Company. In addition, all of the executive officers of the Company are employed by and provide services to Westfield Holdings and other properties managed by Westfield Holdings. All of the executive officers, other than Frank P. Lowy, currently devote substantially all of their time to the business and affairs of the Company. The Company anticipates that such officers will continue to devote substantially all of their time to the business and affairs of the Company. However, as a result of services performed for Westfield Holdings and other properties managed by Westfield Holdings, there may be periods of time during which a particular officer devotes less than substantially all, or less than a majority, of his or her time to the business and affairs of the Company.

    Westfield Holdings will agree that, during the period in which it is the Manager of the Centers and Advisor to the Company, it will not acquire any ownership interest in shopping center properties or power centers in the United States or manage or develop a shopping center property in competition with a Center owned by the Company, except in the case of the acquisition by Westfield Holdings of an entity that does not have any ownership interest in shopping center properties and power centers in the United States and is then managing or developing a competitive center (in addition to other properties). This non-competition agreement shall not apply to any activity by Westfield Holdings with respect to airport projects. Each of Frank Lowy, David Lowy, Peter Lowy and Steven Lowy will agree with the Company that he will not acquire any ownership interest in shopping center properties or power centers in the United States for so long as (i) Westfield Holdings is the Advisor to the Company and the Manager of the Centers, and (ii) interests associated with the Lowy family have significant ownership and significant management involvement in Westfield Holdings Limited. The terms of these agreements are summarized in "Advisory, Management and Development Services to the Company." See "Principal Shareholders," "Certain Transactions--Relationships and Transactions with Westfield Holdings" and "Certain Transactions--Relationships and Transactions with WAT."

   RELIANCE ON WESTFIELD HOLDINGS; LACK OF CONTROL OVER
    DAY-TO-DAY ACTIVITIES OF OUTSIDE MANAGEMENT

    Subsidiaries of Westfield Holdings Limited have management contracts (the "Management Agreements") to manage the operations and leasing of the Centers and an advisory agreement (the "Advisory Agreement") with the Company to provide corporate strategic planning, administrative and other asset management services to the Company. The Company has also entered into a master development framework agreement (the "Master Development Framework Agreement") with a subsidiary of Westfield Holdings Limited to perform the necessary planning and predevelopment work to determine if a particular development is feasible and economically viable and to provide the development services. The Company has agreed that any properties acquired in the future that it controls will be subject to the Management Agreements and Master Development Framework Agreement. The Company has no employees and relies entirely on Westfield Holdings for the management of the Company and the Centers and is not currently able to operate without Westfield Holdings.

    Because the Company cannot elect the directors of the Manager, the Advisor or the Developer, its ability to control their actions on a day to day basis is limited. However, the Company does have various approval rights over aspects of management and development including that the Manager must operate within budgets and leasing guidelines approved by the Company and in accordance with policies set by the Company and that all development projects are subject to the approval of the Company's Board of Directors (including at least 75% of the Independent Directors) of the plans and feasibility for such project and the cost thereof. If the guidelines are not met or the Company does not grant its approval to a development project, then the Manager or the Developer may not take actions to lease the property or commence a development project. If the Manager or Developer nonetheless takes any such action and a material breach of the Management or Development Agreement occurs, then the Manager, Advisor or Developer may be terminated. In addition, the Company generally has the ability to terminate the agreements after the initial three-year term upon certain conditions, including a determination by at least 75% of the Independent Directors and the WAT Trustee (so long as WAT owns at least 10% of the capital stock of the Company) not to renew the Management or Advisory Agreements because of unsatisfactory performance of the Manager or the Advisor that is materially detrimental to the Company or because the fees thereunder are not fair. The Company may also terminate the agreements upon the occurrence and during the continuance of an event of default under the Garden State Plaza Loan.

    The terms, agreements and understandings relating to these transactions were negotiated by the Company and Westfield Holdings. The Company believes that, although these agreements were negotiated between associated parties, they reflect market terms. The Company has discretion as to whether or not to undertake a development project. The fees payable by the Company under the Master Development Framework Agreement for any development project are subject to the review and approval of the Board of Directors, including at least 75% of the Independent Directors.

    For further details, see "Advisory, Management and Development Services to the Company."

LIMITATIONS ON ACQUISITIONS AND CHANGE IN CONTROL

    There are limitations on the ability of the shareholders of the Company to change control of the Company due to the significant ownership by Westfield Holdings and WAT of the outstanding Common Stock. In addition, restrictions on direct or constructive ownership of more than 5.5% by an individual (other than Frank P. Lowy and the members of his family) of the Company's outstanding shares of capital stock may prevent a change of control of the Company. The ownership restriction is designed in part to ensure that the REIT ownership requirements continue to be met by the Company.

    The ownership restrictions, the substantial influence of WAT and Westfield Holdings and certain other provisions of the Company's Third Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated By-Laws (the "By-Laws") and of Missouri law, may discourage a change in control of the Company and may also (i) deter tender offers for the Common Stock which offers may be advantageous to holders of the shares and (ii) limit the opportunities of holders of the Common Stock to receive a premium for their shares that might otherwise exist if an investor were attempting to assemble a block of shares or otherwise effect a change of control of the Company. These provisions include, among others, (i) a classified Board of Directors, (ii) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors, (iii) inability of shareholders to take action by written consent, (iv) prohibitions against shareholders calling a special meeting of shareholders, (v) requirements for advance notice for raising of business or making nominations at shareholders' meetings and (vi) additional requirements for business combination transactions. See "Certain Provisions of the Company's Articles of Incorporation and By-Laws and of Missouri Law."

RISKS GENERALLY INHERENT IN REAL ESTATE INVESTMENT

   GENERAL FACTORS AFFECTING INVESTMENTS IN REAL ESTATE;
    EFFECT OF ECONOMIC AND REAL ESTATE CONDITIONS

    A shopping center's revenues and value may be adversely affected by a number of factors, including but not limited to: the national economic climate; the regional economic climate (which may be adversely affected by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of retail space); perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; trends in the retail industry; competition for tenants; high vacancy rates; changes in market rental rates; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; the need periodically to renovate, repair and relet space and the costs thereof; the ability of an owner to provide adequate maintenance and insurance; increased operating costs; and the willingness and ability of the property's owner to provide capable management and adequate maintenance. These factors could influence the price a purchaser would be willing to pay for a Center if the Company elects to sell such Center. In the case of vacant space, the Company may not get full credit for the income that can be earned from such vacant space in determining the sales price. In addition, other factors may adversely affect a shopping center's value without affecting its current revenues, including: changes in governmental regulations, zoning or tax laws; potential environmental or other legal liabilities; and changes in interest rate levels.

    GEOGRAPHIC CONCENTRATION

    Nine of the 22 Centers are located in California (representing approximately 43% of the Total GLA), four are located in Missouri (representing approximately 14% of the Total GLA) and four are located in Connecticut (representing approximately 18% of the Total GLA). To the extent that general economic or other relevant conditions in these regions decline and result in a decrease in consumer demand in these regions, the Company's performance may be adversely affected. The markets for certain Centers are also significantly dependent on the financial results of major local employers and on industry concentrations. For example, the sales growth of the Centers located in California was negatively affected by the California economic recession from 1990 to 1993.

    RISKS OF EXPANSION, REDEVELOPMENT AND ACQUISITION ACTIVITIES

    The Company may incur risks in connection with the redevelopment and expansion of existing shopping centers or the redevelopment of new and existing shopping centers. These risks include the risk that redevelopment opportunities explored by the Company may be abandoned after funds have been expended; the risk that permits or approvals required for such development may not be obtained; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that redevelopment may temporarily disrupt income; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In case of an unsuccessful expansion or redevelopment project, the Company's loss could exceed its investment in the project. Also, there may be competitors seeking to expand properties or to acquire properties for redevelopment, some of which may have greater resources than the Company. See "The Company--Company's Strategy for Operations and Growth--Redevelopment, Repositioning and Expansion Potential and Implementation" and "The Company--The Company's Strategy for Operations and Growth--Acquisition of New Centers and Joint Venture Interests."

    RELIANCE ON CERTAIN TENANTS AND ANCHORS

    The Company's income and Funds from Operations could be adversely affected in the event of the bankruptcy or insolvency, or a downturn in the business, of any Anchor tenant or Anchor-owned store, or if any Anchor tenant does not renew its lease when it expires. If the tenant sales in the Centers were to decline, tenants might be unable to pay their rent or other occupancy costs. In the event of default by a tenant, delays and costs in enforcing the lessor's rights could be experienced. In addition, lease termination by one or more Anchor tenants of a shopping center or the closing of one or more Anchor-owned stores whose reciprocal easement agreements or leases may permit closing could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction in those circumstances and adversely affect the Company's ability to re-lease the space that is vacated. Similarly, the leases of certain Anchor tenants, and the reciprocal easement agreements to which certain of the Anchor-owned stores are parties, permit an Anchor to transfer its interest in a shopping center to another retailer, often only after the expiration of an initial period. The transfer to a new Anchor tenant could adversely affect customer traffic in the Center and thereby reduce the income generated by that Center and could also allow certain other Anchors and other tenants to make reduced rental payments or to terminate their leases at that Center. Each of these developments could adversely affect the Company's Funds from Operations and its ability to make expected distributions to shareholders.

    As of December 31, 1996, Anchors owned (in fee or subject to ground leases) 49.7% and leased 10.2% of the Total GLA of the Centers. As of the same date, the May Company owned 17.0%, J.C. Penney owned 9.9% and Sears owned 8.1% of the Total GLA. No other Anchor owned more than 4.1% of the Total GLA.

Also, as of such date, Macy's leased 2.8% of Total GLA and no other Anchor leased more than 2.7% of Total GLA. Also as of such date J.C. Penney represented 1.1% of the aggregate annualized base rent of the Centers and no other Anchor represented more than 1.1% of the aggregate annualized base rent of the Centers.

    Collectively, tenants whose parent company is The Limited Stores occupy over 10% of the Mall GLA. These tenants include Abercrombie & Fitch, Bath & Body Works, Express, Lane Bryant, Lerner, The Limited, Structure and Victoria Secret, among others. While each of these tenants is operated as an independent subsidiary, an unexpected negative change in the financial strength of the parent company, The Limited Stores, could conceivably result in the loss of some or all of the revenues provided to the Company under the leases executed with these tenants.

    In addition to being an Anchor at many of the Centers, the May Company is the lessee under financing leases of the May Properties. A negative change in the financial condition of the May Company could result in the loss of some or all of the revenues provided to the Company under the May Properties.

    The Company has established a temporary leasing program pursuant to which it leases Mall Store space on a short-term basis (usually for a term of between 30 days to eleven months) pending its ability to secure suitable long term tenants. These leases are generally subject to the termination by the Company on 30 days notice. This short-term leasing program may present risks not encountered in typical long-term retail leasing arrangements as the Company may not be able to re-lease such space upon expiration of any such short-term lease.

    COMPETITION

    All of the Centers are located in developed retail and commercial areas. With respect to certain of the Centers, other malls or neighborhood and community shopping centers, may compete within the Primary Trade Area of each of the Centers. The amount of rentable space in the relevant Primary Trade Area, the quality of facilities and the nature of stores at such competing malls could each have a material adverse effect on the Company's ability to lease space and on the level of rents the Company can obtain. In addition, retailers at the Centers face potentially changing consumer preferences and increasing competition from other forms of retailing, such as discount shopping centers, outlet malls, upscale neighborhood strip centers, catalogues, discount shopping clubs and telemarketing. In addition, while specific competitive conditions vary on a center-by-center basis, all of the Centers are located in major metropolitan areas which are served by multiple retailing outlets and accordingly face strong competition. See "Business and Properties--The Shopping Center Business" and "Business and Properties--Competition."

    Although the Company believes the Centers compete effectively within their trade areas, the Company must also compete with other owners, managers and developers of super regional and regional shopping centers. Those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while the Company (and its competitors that are REITs) will be required by the annual distribution provisions under the Code to distribute significant amounts of cash from operations to its shareholders. In addition, the Company intends to distribute more cash to its shareholders than is required by the Code. See "Distributions." If the Company should require funds, it may have to borrow when the cost of capital is high. Moreover, increased competition could adversely affect the Company's revenues and Funds from Operations. See "Business and Properties--Competition."

    LIQUIDITY OF ASSETS

    Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. Additionally, the corporate level tax that would be imposed upon certain built-in gains may make it uneconomical for the Company or the applicable subsidiary to sell certain assets owned on the first day of the first taxable year for which the Company or the applicable subsidiary qualified as a REIT within 10 years of such applicable qualification date, without adversely affecting returns to shareholders. See "--Possible Taxation on Capital Gains" and "Federal Income Tax Considerations--Taxation of the Company."

    RISKS OF TENANT BANKRUPTCY

    Because virtually all of the Company's income consists of rental income paid by retail tenants at the Centers, the Company's cash flow and its ability to make distributions to shareholders will be adversely affected if the Company is unable to lease a significant amount of space in the Centers, or if a significant number of tenants are unable to pay their rent. In times of recession or other economic downturn, there is an increased risk that retail tenants will be unable to meet their obligations to the Company, otherwise default under their leases, or become debtors in cases under the Bankruptcy Code. If any tenant becomes a debtor in a case under the Bankruptcy Code, the Company would not be permitted to evict the tenant solely because of its bankruptcy, but the bankruptcy court could authorize the tenant to reject and terminate its lease with the Company. The Company's claim against such a tenant for unpaid, future rent would be subject to a statutory cap that could be substantially less than the remaining rent actually owned under the lease. In any event, the Company's claim for unpaid rent (as capped) would likely not be paid in full.

    The bankruptcy of an Anchor could have especially adverse consequences for a Center, both by depriving the Company of the rent due from the Anchor and by reducing foot traffic at the Center, impairing the performance of the remaining tenants and their ability to meet their obligations to the Company.

    The bankruptcy of any tenant, including any Anchor, and the rejection of its lease may provide a Center with an opportunity to lease the vacant space to another more desirable tenant on better terms, but there can be no assurance that the Company would be able to do so. The Company has experienced retail bankruptcies by tenants in the past, including Edison Bros., Judy's, Paul Harris and Merry Go Round. The Company experienced no adverse effects of such bankruptcies because the stores were either acquired by stronger tenants or were acquired by the Company and re-leased at the same or higher rents.

    LACK OF UPDATED TITLE INSURANCE

    The Company will not obtain new policies of title insurance on the Properties. Based upon (i) the Company's review of the existing owner's and/or mortgagee's title insurance policies, which have been issued with respect to 12 of the Properties within the last six years, (ii) updated title reports obtained by the Company for certain of the Properties, and (iii) the absence of any knowledge by the Company of material title defects since Westfield Holdings acquired an interest in the Company, the Company has determined that the substantial cost of new owner's title insurance policies for the full market value of these properties is not warranted.

    CHANGES IN LAWS AFFECTING REAL ESTATE

    Costs resulting from changes in real estate tax laws or real estate tax rates generally are passed through to tenants and therefore should not affect the Company. Changes in laws increasing the potential liability for environmental conditions existing at properties, increasing the restrictions on discharges or other hazardous waste conditions, or increasing building code or similar local law requirements may result in significant unanticipated expenditures which would adversely affect the Company's Funds from Operations and its ability to make distributions to shareholders.

    LAWS BENEFITTING DISABLED PERSONS

    A number of Federal, state and local laws (including the Americans with Disabilities Act of 1990) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons. Additional legislation or regulations may impose further burdens or restrictions on owners with respect to improved access by disabled persons. The costs of compliance with such laws and regulations may be substantial, and limits or restrictions on completion of certain renovations may limit implementation of the Company's investment strategy in certain instances or reduce overall returns on its investments. The Company will review its properties periodically to determine the level of compliance and, if necessary, take appropriate action to bring such properties into compliance. Although management has concluded based on its review to date that the costs of compliance with such current laws and regulations will not have a material adverse effect on the Company, no assurance can be given in this regard.

RISKS ASSOCIATED WITH DEBT FINANCING

    POSSIBLE INABILITY TO REFINANCE BALLOON PAYMENTS ON DEBT

    The Company does not expect to have sufficient Funds from Operations to be able to make all of the balloon payments of principal on the debt of the Joint Ventures and the Company in the aggregate principal amount of $822.0 million on a pro forma basis as of March 31, 1997, after giving effect to the Offerings and concurrent transactions and the application of the net proceeds as set forth in "Use of Proceeds" (including amounts allocable to the Outside Partners) which becomes due in the period 1999 through 2001. The Company intends to refinance such debt at or before maturity or otherwise to obtain funds through secured financings by utilizing unencumbered properties or unsecured financings. The Company may also issue equity or debt in order to obtain funds. Any such equity issuance may have a dilutive effect on existing shareholders of the Company. However, there can be no assurance that the Company or the Outside Partners will be able to refinance any such indebtedness or to otherwise obtain funds on commercially reasonable terms, if at all. An inability to make such balloon payments when due could cause a mortgage lender to foreclose on such properties, which could have a material adverse effect on the Company. In addition, interest rates on any debt incurred to refinance mortgage debt or debt facilities may be higher than the rates on the current mortgages or debt facilities or at floating rates.

    The Company has entered into interest rate exchange agreements with a counterparty to manage future interest rates. These agreements consists of swaps and involve the future receipt, corresponding with the expiration of existing fixed rate mortgage debt, of a floating rate based on LIBOR and the payment of a fixed rate. In the unlikely event that a counterparty fails to meet the terms of an interest rate exchange agreement, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by the counterparty.

    At December 31, 1996, the Company had interest rate exchange agreements beginning February 11, 1999 and expiring after three years with notional principal amounts totaling $90 million which provide that the Company will pay 6.125% per annum. Subsequently, the Company entered into interest rate exchange agreements beginning in February 1999 and April 2000 and expiring at various dates in 2002 with notional principal amounts totaling $227.0 million which provide that the Company will pay 6.25% per annum.

    These exchange rate agreements ensure that, upon the expiration of certain of the Company's mortgage debt, if the Company refinances such debt with new LIBOR based loans, the interest rate on such loans will be no more than 6.125% or 6.25%, plus the applicable spread of the loan at such time.

    NO LIMITATION ON DEBT

    On a pro forma basis as of March 31, 1997, after giving effect to the Offerings and concurrent transactions and the application of the net proceeds as set forth in "Use of Proceeds," the Company would have an aggregate of $917 million of debt, including $354.0 million of fixed rate debt, at an average interest rate of 6.4% per annum, with Prudential secured and cross-collateralized by seven wholly-owned Centers and $76.0 million of fixed rate debt, at an average interest rate of 7.1% per annum, secured by the May Properties. Except for a $15.0 million portion of the Prudential loan which relates to the redevelopment of Mid Rivers Mall, such indebtedness is all non-recourse.

    The Company currently intends to adhere to a policy of maintaining a ratio of a debt-to-Total Market Capitalization of not more than 50%. No assurance can be given in this regard, however, and the organizational documents of the Company do not limit the amount or percentage of indebtedness that it may incur. On a pro forma basis at March 31, 1997, after giving effect to the Offerings and concurrent transactions and the application of the net proceeds as set forth in "Use of Proceeds," the Company would have a ratio of debt-to-Total Market Capitalization of approximately 41%. As of March 31, 1997, the Company's balance of cash and cash equivalents was $2.6 million, not including its proportionate share of cash held by unconsolidated real estate partnerships. In addition, the Company has entered into a letter of intent for a new $600.0 million unsecured revolving credit facility with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Union Bank of Switzerland, of which approximately $163.0 million would be used to refinance existing secured debt and the balance of which would be used by the Company to fund redevelopment and acquisition activities, as well as for working capital, capital costs and general corporate purposes. There can be no assurance that a definitive credit agreement with respect to this credit facility will be entered into.

    The Company currently anticipates that cash from operations and its working capital facility will be available to fund its business operations, recurring and certain developmental capital expenditures, continuing debt service obligations (other than the balloon payments discussed above), the payment of distributions, accounts payable and deferred taxes in respect of installment sales and other dispositions of property. Additional borrowings will be required for developmental capital expenditures and may from time to time be required in connection with the obligations described in the preceding sentence. There can be no assurance, however, that such borrowings will be available on commercially reasonable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends."

    EFFECTS OF DEBT FINANCING

    The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of such indebtedness, and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. Certain significant expenditures associated with a property (such as mortgage payments and other indebtedness) are generally not reduced when circumstances cause a reduction in income from such property. Should such events occur, the Company's Funds from Operations and its ability to make expected distributions to shareholders would be adversely affected. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee (or other third parties) with a consequent loss of income and asset value to the Company. The Company has entered into a letter of intent for a new $600 million revolving credit facility, which loan facility will contain customary financial covenants and limitations on changes in the Advisor or the Manager without the approval of the lenders, although no assurance can be given that such loan facility will be entered into. The Company has $354.0 million of mortgage indebtedness held by Prudential which contains cross-default and cross-collateralization features among seven properties. See "Business and Properties--Debt Summary." Under cross-default provisions, a default under the mortgages included in the cross-defaulted loan constitutes a default under all such mortgages and can lead to acceleration of the indebtedness due on each center within the collateral package. Pursuant to such cross-collateralization feature, the excess of the value of a center over the mortgage indebtedness specific to that center serves as additional collateral for the entire indebtedness.

    With respect to the loan obtained by the Joint Venture which owns North County Fair, the lender participates in a percentage of gross revenues above a specified base and after deduction of debt service and various expenses.

    INTEREST RATE SWAPS

    At December 31, 1996, the Company had two swap agreements with respect to interest currently payable by the Company. Interest rate swaps are contractual agreements between the Company and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). In the unlikely event that a counterparty fails to meet the terms of an interest rate swap contact, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of the counterparties. Under one of the swap agreements, which has a notional amount of $125.0 million, the Company is credited interest at LIBOR and incurs interest at a fixed rate of 5.75%. Under the second swap agreement, which has a notional amount of $11.4 million, the Company incurs interest at LIBOR and is credited interest at a fixed rate of 6.23%. Both swap agreements expire in 2000.

    In addition, the Company has entered into interest rate exchange agreements with a counterparty to manage future interest rates as described in "--Possible Inability to Refinance Balloon Payments on Debt."

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    FAILURE TO QUALIFY AS A REIT

    Qualification as a REIT involves the application of highly technical and complex provisions of the Code (for which there are only limited judicial or administrative interpretations) and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually to at least 95% of its REIT taxable income (excluding net capital gains). In addition, the Company's qualification as a REIT depends on the qualification of Westland Properties, Inc., a subsidiary of the Company ("WPI") as a REIT. Although the Company and WPI each believes that it has operated since February 12, 1994 in the case of the Company and since January 1, 1996 in the case of WPI in a manner so as to qualify as a REIT, and the Company and WPI intend to continue to operate in a manner so as to continue to qualify as a REIT, no assurance can be given that the Company or WPI is or will remain so qualified. See "Federal Income Tax Considerations." Although the Company is not aware of any pending tax legislation that would adversely affect the Company's or WPI's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.


    Skadden, Arps, Slate, Meagher and Flom LLP, tax counsel to the Company, has issued its opinion that, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its planned method of operation, and its actual method of operation from February 12, 1994, will enable it to meet the requirements for qualification and taxation under the Code. In addition, Skadden, Arps, Slate, Meagher and Flom LLP, as tax counsel to WPI, has issued its opinion that, commencing with WPI's taxable year ended December 31, 1996, WPI was organized in conformity with the requirements for qualification as a REIT, and its planned method of operation, and its actual method of operation from January 1, 1996, will enable it to meet the requirements for qualification and taxation under the Code. In rendering these opinions, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations made by the Company and WPI as of the date thereof regarding factual matters and on opinions of local counsel with respect to matters of local law. The opinions are expressed based upon facts, representations and assumptions as of their date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that the Company or WPI has met these requirements or will continue to meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").


    If, in any taxable year, the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments in order to pay the applicable tax and the funds available for investment or distribution to the Company's shareholders would be reduced for each of the years involved. In addition, the Company would no longer be required by the Code to make any distributions. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the

Company to fail to qualify as a REIT or may cause the Board of Directors of the Company with the consent of a majority of the holders of the Preferred Stock and Common Stock to revoke the REIT election. See "Federal Income Tax
Considerations."

    OWNERSHIP LIMIT

    In order for the Company to maintain its qualification as a REIT, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code and referred to herein as "Individuals"). Upon consummation of the Offerings, the Articles will prohibit, subject to certain exceptions, direct or constructive ownership of more than 5.5%, by value, of the outstanding shares of capital stock of the Company by any Individual (except for Frank P. Lowy and the members of his family who are prohibited from owning, directly or indirectly, more than 26% of the outstanding capital stock of the Company). The U.S. constructive ownership rules are complex and may cause shares of capital stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. The Articles authorize the Board of Directors to increase the ownership restrictions if the Board of Directors obtains satisfactory assurances that ownership in excess of a particular limit will not jeopardize the Company's status as a REIT. A transfer of shares to a person who, as a result of the transfer, would violate the ownership restrictions, may be void. Under some circumstances, such shares may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by the Company, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's subsequent sale of such shares. See "Federal Income Tax Considerations--Taxation of the Company--Requirements for Qualification" and "Description of Capital Stock--Restrictions on Ownership and Transfer" for additional information regarding the Ownership Limitations.

POSSIBLE TAXATION ON CAPITAL GAINS

    Pursuant to an election made by the Company and to be made by WPI under Internal Revenue Service Notice 88-19 ("Notice 88-19"), if during the ten-year period beginning on the first day (the "Qualification Date") of the first taxable year for which each such entity qualified as a REIT (February 12, 1994 for the Company and January 1, 1996 for WPI), the Company or WPI recognizes gain on the disposition of any property (including, any partnership interest) held by the Company or WPI or any partnership in which the Company or WPI held an interest as of the Qualification Date, then, to the extent of the excess of (i) the fair market value of such property as of the Qualification Date over (ii) the adjusted income tax basis of the Company or WPI or the partnerships in such property as of the Qualification Date, the Company and WPI, as the case may be, will be required to pay a corporate level Federal income tax on its share of such gain at the highest regular corporate rate.

    Additionally, the taxable portion of the distributions paid to shareholders of an entity that is subject to such corporate level tax will be increased by the amount that the current and accumulated earnings and profits of such entity are increased in respect of such gain. See "Federal Income Tax Considerations" -- "Taxation of the Company," "Federal Income Tax Considerations--Taxation of Taxable Domestic Shareholders" and "Federal Income Tax Considerations--Taxation of Foreign Shareholders." Although the Company and WPI have no present intention to dispose of any such property in a manner that would trigger such tax consequences, there can be no assurance that such dispositions will not occur. Among other reasons, such dispositions could occur in the case of properties held by the Company or WPI through partnerships and with respect to which the Company and WPI may not have control over disposition decisions. See "--Conflicts of Interest with Outside Partners in Jointly-Owned Centers and Limited Control With Respect to Certain Activities."

DISTRIBUTIONS TO SHAREHOLDERS; POTENTIAL REQUIREMENT TO BORROW

    To obtain the favorable tax treatment associated with REITs qualifying under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to tax on its undistributed net taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year plus certain undistributed amounts from prior years.

    The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid income taxes and the nondeductible excise tax. The Company's income will consist primarily of its share of income from the Properties. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company, and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the REIT distribution requirements even if the Company believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. For Federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company will provide its shareholders with an annual statement indicating the tax character of the distributions.

    For the three month period ended March 31, 1997, the Company has declared a distribution of $.373 per share (or 97% of Funds from Operations in the aggregate) to its shareholders. For the period February 12, 1994 through December 31,1997, the Company distributed approximately 98% of its Funds from Operations. However, the Company intends to revise its policy upon consummation of the Offerings and to distribute annually approximately 90% of its Funds from Operations through December 31, 1998. Thereafter, the Company intends to distribute annually approximately 90% to 95% of its Funds from Operations; however, the Company does not intend to distribute more than 100% of Funds from Operations less recurring capital expenditures (not including capital expenditures recovered from tenants) and rental income attributable to rent straight-lining. As a result of the revision of its policy, the Company has declared the Special Distribution for the shareholders of the Company immediately prior to the closing of the Offerings in an amount of $13.0 million, such Special Distribution to be payable on the regular payment date for the second quarter distribution if the Offerings occur or, if the Offerings do not occur, in seven quarterly installments at the same time as its regularly quarterly distributions. The Special Distribution represents a portion of the distributions estimated at the time of WAT's initial offering of units in Australia for the period through 1998.

    The Company intends to pay a pro rata distribution to all shareholders with respect to the period from the closing of the Offerings through June 30, 1997 based upon $0.35 per share for a full quarter. On an annual basis, this distribution would be $1.40 per share. In addition, the Company has declared a distribution to the shareholders of the Company immediately preceding the closing of the Offerings for the portion of the second quarter preceding the closing of the Offerings, such distribution to be payable on or before the regular payment date for the second quarter distribution. No distributions may be paid on any Common Stock unless the full dividends on the Preferred Shares have been paid. See "Distributions" and "Description of Capital Stock." The expected size of the distributions may not allow the Company, using only cash flow from operations, to fund 100% of (i) the tenant allowances associated with renewal or replacement of current tenants as their leases expire and (ii) the retirement of all of its debt when due, and therefore, the Company may be required to seek periodic debt or equity financings to cover such items. The Company's income will consist primarily of its share of income from the Properties. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company, and the effect of required debt amortization payments, could require the Company to borrow funds on a short-term basis to meet the REIT distribution requirements even if the Company believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. In addition, no distributions may be paid on any Common Stock unless the full dividends on the Preferred Shares have been paid. In addition, the Company's distribution policy may negatively affect the Company in adverse market conditions and result in a reevaluation of the level of distributions. In economic conditions where market prices for shopping center properties are decreasing, the Company's distribution policy may place the Company at a competitive disadvantage with respect to potential acquisitions to other entities that distribute at a lower payout ratio because retained earnings are a favorable source of capital. See "Policies and Objectives with Respect to Investments, Financing and Other Certain Activities--Financing."

    The Company plans to adopt a distribution reinvestment plan under which its shareholders may elect to reinvest all or part of their distributions automatically in additional shares of Common Stock. Any such distribution reinvestment plan will not adversely affect the Company's ability to qualify as a REIT for U.S. Federal income tax purposes. The Company understands that WAT plans to adopt a similar plan for its unitholders, and intends to use the proceeds of such distribution reinvestment plan to participate in the Company's distribution reinvestment plan to the extent that its unitholders participate in the WAT distribution reinvestment plan. The Company also understands that Westfield Holdings intends to participate in WAT's distribution reinvestment plan to the full extent of distributions on its units in WAT for a three-year period commencing with the first distribution period for which reinvestment is permitted. No assurances can be given that WAT will in fact adopt a distribution reinvestment plan, that WAT will participate in the Company's distribution reinvestment plan, and that Westfield Holdings will choose not to participate in WAT's distribution reinvestment plan in the future.

CONFLICTS OF INTEREST WITH OUTSIDE PARTNERS IN JOINTLY-OWNED
  CENTERS AND LIMITED CONTROL WITH RESPECT TO CERTAIN ACTIVITIES

    Eight of the Centers (and certain other properties) are owned by Joint Ventures consisting of the Company and one or more Outside Partners who own interests from 24% to 70% of the Joint Ventures, although with respect to Annapolis Mall, the Company has entered into a letter of intent with its Joint Venture partner to acquire the remaining 70% interest in Annapolis Mall and certain adjoining real property for $133.0 million. Although the Company currently owns less than a 50% interest in four of the Centers, three are managed by Westfield Holdings. In addition, the Company is a limited partner in the Joint Venture which owns North County Fair (which is not managed by Westfield Holdings), and is one of two general partners in four Joint Ventures (Annapolis Mall, Meriden Square, Topanga Plaza and Vancouver Mall) and, therefore, has limited control regarding the operation and management of the Centers owned by such Joint Venture. With respect to partnerships for which the Company serves as general partner, the Company may have certain fiduciary responsibilities to other partners in those partnerships which it will need to consider when making decisions that affect those properties owned by such Joint Ventures. As a result, potential conflicts and other problems, certain of which are summarized below, could arise as a consequence of these ownership arrangements.

    The sale or transfer of interests in some of the Joint Ventures is subject to buy-sell provisions or rights of first refusal or first offer. A right of first refusal generally requires a partner desiring to sell its interests to a third party to offer the interest first to the other partner on the same terms and conditions offered by the third party. A right of first offer generally requires a partner that does not yet have a third-party offer (but that desires to sell its interest) to first offer the partnership interest to the other partner for a specified price. If the other partner declines to purchase, the offering partner may then attempt to sell its interest to a third party on terms not materially less favorable to the offering partner than those offered to its partner. A buy-sell provision generally allows either partner to initiate a process that will result in one of the partners purchasing the other partner's interest. The initiating partner specifies the price at which it would be willing to sell its interest or purchase its partner's interest, and the other partner elects whether to sell or buy at the specified price. These provisions and rights may work to the advantage or disadvantage of the Company because, among other things, they may provide an opportunity to acquire the interests of the Outside Partners on advantageous terms or require the Company to make decisions as to the purchase or sale of interests in a Joint Venture at a time when the Company may not desire to sell but may be forced to do so because it does not have the cash to purchase the other party's interest.

    In addition, the consent of each Outside Partner could be required with respect to certain major transactions, such as refinancing, encumbering, expanding or selling a Property and with respect to a Joint Venture's distribution policies. The interest of the Outside Partners and those of the Company are not necessarily aligned in connection with the resolution of such issues. Accordingly, the Company may not be able to resolve any such issue favorably, or the Company may have to provide financial or other inducement to the Outside Partner to obtain such a resolution. These limitations may result in decisions by third parties with respect to such Properties that do not fully reflect the interests of the Company at such time, including decisions relating to the requirements with which the Company must comply in order to maintain its status as a REIT for tax purposes. The Company will be contractually restricted from selling certain of these Properties after the closing of the Offerings without the consent of unrelated parties. These limitations on sale may adversely affect the Company's ability to sell these Properties at the most advantageous time for the Company.

    Since the Company is only a limited partner in the partnership that owns North County Fair and the Center is not managed by Westfield Holdings, the Company has presented its financial data in this Prospectus on a basis that both includes and excludes the results of North County Fair to differentiate between Centers managed by Westfield Holdings and North County Fair that is managed by a third party.

    For a more detailed description of the Joint Ventures, see "Business and Properties--The Centers."

BANKRUPTCY OF OUTSIDE PARTNERS

    The bankruptcy of an Outside Partner could adversely affect the operation of any Property in which the Outside Partner held an interest. Under the Bankruptcy Code, any action by the debtor that is not in the ordinary course of its business requires bankruptcy court approval, which in turn generally requires prior notice to the debtor's creditors and a hearing in court. Thus, any action that requires approval of an Outside Partner in bankruptcy and is arguably not an "ordinary course" matter may be subject to delay and uncertainty while the Outside Partner seeks bankruptcy court approval. There can be no assurance that such approval would be obtained, particularly in cases in which the interests of the Outside Partner and the Company may conflict, or where additional funding from the Outside Partner is required. If a Joint Venture has incurred recourse obligations, the discharge in bankruptcy of an Outside Partner might result in the ultimate liability of the Company for a greater portion of such obligations than it would otherwise bear. In addition, even if the Outside Partner (or its estate) was not completely relieved of liability for such obligations, the Company might be required to satisfy such obligations and then rely upon a claim against the Outside Partner's estate for reimbursement.

EFFECT OF UNINSURED LOSS ON PROFITABILITY

    The Company's subsidiaries, the Joint Ventures and the Company carry comprehensive liability, fire, extended coverage and rental loss insurance covering the Properties, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars, floods and earthquakes) that are generally either not insured, not insured at full replacement cost or insured subject to larger deductibles. Should an uninsured loss or a loss in excess of insured limits occur, some or all of the capital invested in the Property, as well as the anticipated future revenues from the Property, could be lost, while the Property owner remains obligated for any mortgage indebtedness or other financial obligations related to the Property. Any such loss could materially adversely affect the Company. Moreover, wherever the Company is a general partner of the Joint Venture, the Company will generally be liable for any unsatisfied obligations of such Joint Ventures other than nonrecourse obligations. The Company believes that the Properties are adequately insured in accordance with industry standards. Many of the Properties are located in areas where the risk of earthquakes is greater than in other parts of the country, including nine Centers in California. The Company currently carries earthquake insurance on all Centers managed by Westfield Holdings. Such policies are subject to a deductible equal to 5% of the total insured value of each Center managed by Westfield Holdings and a combined annual aggregate loss limit of $100 million on the Centers.

POSSIBLE ENVIRONMENTAL LIABILITIES

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of releases, including removal or remediation, of hazardous or toxic materials on, under, in, or from such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic materials. The presence of hazardous or toxic materials, or the failure to remediate such property properly, may adversely affect the owner's ability to sell such property or to borrow using such property as collateral, and may cause the property owner to incur substantial cleanup costs. Persons who arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of removal or remediation at the disposal or treatment facility to which such materials were sent. Certain other laws regulate the management of, and may impose liability for, personal injuries associated with exposure to asbestos-containing materials or other regulated materials. In addition, if any of the Centers undergoes renovation or demolition in the future, the Company may incur substantial costs for the removal and disposal of such materials.

    In connection with its ownership and operation of its currently and formerly-owned properties, the Company and the Joint Ventures may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries to persons and property, resulting from environmental conditions at such properties. An independent consultant has reviewed certain existing environmental reports, including "Phase I" site assessments (which generally include a visual site inspection, interviews and a records review) of the Centers, to identify environmental conditions at the Centers and certain formerly-owned properties. The environmental reports were prepared in 1993 for all of the Centers other than the Acquired Properties and in 1996 for the Acquired Properties. Although all of the environmental reports were made available to the Company, a majority of the reports were prepared for parties other than the Company and the Company does not have recourse against the preparer of such reports in the event such reports are inaccurate. The Company has from time to time commissioned additional or follow-up investigations by various outside consultants. There can be no assurance, however, that circumstances have not changed since any investigations were completed, that they reveal all potential environmental liabilities and obligations or are accurate, or that prior owners or operators of the properties have not created a potential environmental liability unknown to the Company. On the basis of the foregoing investigations and the Company's knowledge of the operation of the Properties, the Company believes that many of the Centers and properties formerly owned by the Company contain or historically contained petroleum storage tanks and included automobile service operations, and that such operations have, or may have, resulted in soil or groundwater contamination. Further, the Company is aware of asbestos containing materials in each of the Centers and in at least some of the formerly owned properties.

    Although there can be no assurances, the Company does not believe that environmental conditions at any of the Properties will have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that environmental laws and regulations will not become more stringent in the future or that the environmental conditions on or near the Properties, presently known or unknown, will not have a material adverse effect on individual Properties or the Company in the future. See "Business and Properties--Environmental Matters."

LACK OF INDEPENDENT VALUATION OF THE COMPANY

    No appraisals, or independent valuation or fairness opinions from a financial point of view of the Properties have been used by the Company in connection with the Offerings. Furthermore, the valuation of the Company is not based upon the historical cost of assets or the current market value thereof. Accordingly, the aggregate price of the Common Stock may exceed the aggregate fair market value of the Properties. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offerings, there has been no public market for the shares of Common Stock. The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "WEA;" however, no assurance can be given that an active trading market for the Shares will develop or be sustained after the Offerings or that the Shares may be resold at or above the initial public offering price. See "Description of Capital Stock--Listing." The market for equity securities can be volatile and the trading price of the Shares could be subject to wide fluctuations in response to operating results, news announcements, trading volume, general market trends and other factors. The initial public offering price of the Shares was determined based on, among other factors, prevailing market conditions in the equity securities market, the price at which WAT units have been trading on the ASX, dividend yields, price-earnings and price-Funds from Operations ratios of publicly traded REITS that the Company and the underwriters believe to be comparable to the Company, an assessment of the recent results on operations of the Company (which are based on the results of operations of the Properties), estimates of the future prospects of the Company, the present state of the Company's development projects, the current state of the real estate markets in the geographic areas in which the Company operates and the economics of the Company's principal markets as a whole. See "Underwriting." One of the factors that may influence the price of the shares of Common Stock in public markets will be the annual distribution rate on such shares as compared with the yields on alternative investments. Any significant increase in market interest rates from their current low levels could lead holders of Common Stock to seek higher yields through other investments, which could adversely affect the market price of the Common Stock. Moreover, numerous other factors, such as governmental regulatory action and tax laws, as well as the number of shares available for future sale, could have a significant impact on the future market price of the shares of Common Stock. The public market price for WAT units on the ASX could adversely affect the prevailing market price of the shares of Common Stock. WAT's distribution policy may differ from the Company's distribution policy for the Common Stock.

POSSIBLE ADVERSE EFFECTS ON STOCK PRICES ARISING FROM SHARES AVAILABLE FOR
  FUTURE SALE

    Upon consummation of the Offerings and concurrent transactions, in addition to the shares of Common Stock to be issued in connection with the Offerings, 52,929,535 shares of Common Stock will be outstanding. In addition WAT will continue to hold the 1996 WAT Warrant entitling it to purchase 6,246,096 shares of Common Stock, in whole or in part, at any time and from time to time prior to July 1, 2016, at an exercise price of $16.01 per share, subject to adjustment in certain events, and will purchase the 1997 WAT Warrant entitling it to purchase $35.0 million (or 2,089,552 shares based on the mid-point of the price range) of Common Stock, in whole or in part, at any time and from time to time prior to
May   , 2017, at an exercise price equal to the initial public offering price for the Shares. See "Certain Transactions--Relationships and Transactions with WAT" and "Principal Shareholders."

    All of the Shares sold in the Offerings will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Articles. There are 52,055,082 shares of outstanding Common Stock currently held by WAT, Westfield Holdings and certain other existing shareholders, as well as shares issuable upon exercise of the WAT Warrants, which will be "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act or unless an exemption from the registration is available, including exemptions contained in Rule 144. Certain of those shares (as well as any Shares which may be acquired by Westfield Holdings and other affiliates under the Orders) may become eligible for sale in the public market 90 days after the effective date of this Registration Statement of which this Prospectus is a part, subject to compliance with the volume limitations under Rule 144. See "Shares Available for Future Sale." Westfield Holdings will have certain demand rights to register sales of the 10,930,672 shares of Common Stock held by Westfield Holdings prior to consumation of the Offerings 36 months after the date of closing of the Offerings. It will also have certain demand rights to register sales of any other shares of Common Stock 90 days after the date of closing of the Offerings. See "Shares Available for Future Sale--Registration Rights."

    The Company, Westfield Holdings, interests associated with the Lowy family and Richard E. Green, a Co-President of the Company, will each agree, subject to certain exceptions (including the exercise of the WAT Warrants and the concurrent transactions) not to (i) sell, grant any option, right or warrant for the sale of, or to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, for a period of 90 days from the date of this Prospectus in the case of the Company and any Shares which may be acquired under the Orders and 36 months from the date of this Prospectus in the case of shares held by Westfield Holdings immediately prior to consummation of the Offerings, without the prior written consent of Merrill Lynch.

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, the availability of shares of Common Stock for future sale, or future issuances of shares including upon the exercise of the WAT Warrants will have on the market price of the Common Stock prevailing from time to time. Sales of substantial numbers of shares of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected. The existence of the WAT Warrants and the registration rights referred to above also may adversely affect the terms upon which the Company can obtain additional equity in the future. See "Shares Available For Future Sale" and "Underwriting."

CHANGES IN POLICY WITHOUT SHAREHOLDER APPROVAL

    The major policies of the Company, including its policies with respect to acquisitions, financing, growth, investments, debt capitalization, distributions and operating policies, will be determined by the Board of Directors. Although it has no current intention of doing so, the Board of Directors may amend or rescind these and other policies from time to time without a vote of the shareholders of the Company. Accordingly, shareholders will have no control over changes in policies of the Company, and changes in the Company's policies may not fully serve the interests of all shareholders.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "The Company," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business and Properties," as well as within the Prospectus generally. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth in the Prospectus generally.

IMMEDIATE DILUTION

    The pro forma net tangible book value per share of the Company's assets after the Offerings and concurrent transactions is lower than the initial public offering price per Share in the Offerings. Accordingly, the purchasers of Shares will experience an immediate dilution of $6.80 per share in the net tangible book value of the Shares. See "Dilution."

                                  THE COMPANY

GENERAL

    The Company has been engaged for over 40 years in owning, operating, leasing, developing, redeveloping and acquiring super regional and regional shopping centers and power centers located primarily in major metropolitan areas in the United States. The Company owns interests in a portfolio of 13 super regional shopping centers, six regional shopping centers, three Power Centers, the May Properties and certain other minor real estate investments. The Centers are located in seven states in the United States. The Company is organized and operates as a REIT and expects to continue to be operated as a REIT under the Code for Federal income tax purposes.

    The Centers contain approximately 19.2 million square feet of Total GLA, including 74 Anchors and approximately 2,500 Mall Stores, of which approximately
1.3 million square feet are currently under redevelopment and approximately 3.2 million square feet are planned for redevelopment over the next five years. For the year ended December 31, 1996, the Mall Stores reported sales exceeding $1.5 billion and Anchors reported sales exceeding $2.0 billion. The Centers under Westfield Holdings management reported average Mall Store sales of $297 psf for the same period ($300 psf, including North County Fair for the same period). Mall GLA at Stabilized Centers was 92% leased as of December 31, 1996 (91% leased, including North County Fair).

    Since 1994, subsidiaries of Westfield Holdings Limited have provided management, development and advisory services to the Company. The Company has no employees and relies solely on Westfield Holdings for management services. Subject to the discretion and approval of the Board of Directors of the Company, the Company's strategic policy will be determined by Westfield Holdings and possible conflicts of interest may exist between the Company, Westfield Holdings and, by virtue of its ability to significantly influence Westfield Holdings Limited, the Lowy family. In addition, based on Westfield Holdings's ownership interest in the Company and its management of WAT, the purchasers of the Shares may not be able to change the composition of the management of the Company through a vote of shareholders. See "Risk Factors--Possible Conflicts of Interests with Inside Parties and Related Party Transactions" for a discussion of possible conflicts.

    The Company has achieved substantial growth since 1994 when Westfield Holdings began advising the Company and providing management services to its Centers. For the Mall Stores under Westfield Holdings management (excluding the recently redeveloped Eastland Center), from 1994 to 1996, average base rent per square foot at the Centers increased at a compound annual rate of approximately 4.5% (4.2%, including North County Fair), sales per square foot at the Centers increased at a compound annual rate of 6.3% (6.2%, including North County Fair) and leased Mall GLA at Stabilized Centers improved from 88% leased to 92% leased (88% to 91%, including North County Fair).

    The management and leasing of the Company's super regional and regional shopping centers and power centers are conducted by a partnership wholly-owned by Westfield Holdings which receives a property management fee from the Company equal to 5% of all minimum, fixed and percentage rents payable with respect to the wholly-owned Centers, with fees payable with respect to Joint Venture Centers based on the terms of the Joint Venture agreements (subject to a cap of 5% on the Company's share of such payments). Westfield Holdings also provides advisory services to the Company through the Advisor, which will receive an annual advisory fee based on the annual Funds from Operations of the Company but shall not exceed 55 basis points on the net equity value of the Company's assets. The advisory fee is not payable for the period through December 31, 1997. Design, architectural, engineering and development services are provided by a wholly-owned subsidiary of Westfield Holdings Limited for which it receives a fixed architectural and engineering fee equal to 10% of the construction costs plus a fixed development fee equal to 5% of the final gross project price. For a more detailed description of Westfield Holdings's managing role including further information on fees payable to Westfield Holdings for its services, see "Advisory, Management and Development Services to the Company."

    The principal executive offices of the Company are located at 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025 (telephone: 310-478-4456). The headquarters for each of the Manager, Advisor and Developer are located at the same address in Los Angeles, California.

COMPANY STRUCTURE AND HISTORY

    The Company was incorporated in 1924 for the purpose of holding title to certain department store properties and has been involved in developing shopping centers since the mid 1950's. In 1994, Prudential sold 40% of the Company to Westfield Holdings and the remainder to certain other investors, after Prudential had filed a registration statement for the initial public offering of common stock of the Company to the public but before marketing of the securities commenced or such registration statement was declared effective. In 1995, Westfield Holdings acquired an additional 10% of the Company. In 1996 and early 1997, the Company was recapitalized when WAT acquired 74.6% of the outstanding Common Stock and the 1996 WAT Warrant. In addition the Company sold $134.0 million of non-voting preferred stock and Common Stock to foreign and U.S. investors (inclusive of a $14.0 million investment that certain of the then existing investors agreed to retain in the Company). The Company utilized a portion of the proceeds of the sale of its Common Stock and non-voting preferred stock to repurchase the stock of certain investors other than Westfield Holdings.

    Contemporaneously with these restructuring transactions, the Company acquired indirect ownership of the Acquired Properties from interests associated with the Lowy family and an option to acquire the stock of Westland Realty, Inc., the holder of an indirect 50% interest in Garden State Plaza from Westfield Holdings. For more information on the Garden State Plaza Option and the transactions referred to above, see "The Company--The Company's Strategy for Operations and Growth--Garden State Plaza Option" and "Certain Transactions--Relationships and Transactions with Westfield Holdings."

    As part of the Recapitalization, ABP acquired an equity interest in the Company through the purchase of 940,000 shares of Series A Preferred Shares, with an aggregate liquidation value of $94.0 million. ABP has agreed to acquire, subject to the satisfaction of certain conditions, an additional equity interest in the Company by purchasing 301,500 shares of Series B Preferred Shares (based on the mid-point of the price range and subject to adjustment based on the gross proceeds of the Offerings), with an aggregate liquidation amount of $30.15 million simultaneously with the closing of the Offerings. Although the Company expects all of the conditions to the sale of the Series B Preferred Shares will be satisfied, no assurance can be given in this regard. ABP also holds options issued by WAT that permit ABP to acquire units of WAT for cash or in exchange for Series A Preferred Shares. In connection with the acquisition of the Series B Preferred Shares, ABP has also agreed to acquire additional options issued by WAT that will permit ABP to acquire additional units of WAT for cash or in exchange for Series B Preferred Shares.

    Also simultaneously with the closing of the Offerings, WAT will acquire a warrant (the "1997 WAT Warrant", and together with the 1996 WAT Warrant, the "WAT Warrants") to purchase $35.0 million (or 2,089,552 shares based on the mid-point of the price range) of additional Common Stock from the Company at the same price as the initial public offering price for the Shares. The purchase price for the 1997 WAT Warrant is $2.9 million.

    As a result of these transactions and after giving effect to the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders, WAT will own 62.4%, and Westfield Holdings will own 16.7% (31.7% including its indirect interest through WAT), of the outstanding Common Stock on a fully-diluted basis. Westfield Holdings will also hold an approximately 24.0% equity interest in WAT on a fully diluted basis. In addition, ABP will have an approximately $124.1 million investment in the Company through the ownership of the Preferred Stock. See "Principal Shareholders."

    Following the consummation of the Offerings and prior to January 1, 1998, the Company intends to form an operating partnership (the "Operating Partnership"). The Company will be the sole general partner of and initially own 100% of the Operating Partnership. The Company intends to transfer substantially all of its assets and liabilities to the Operating Partnership or to subsidiary property partnerships or limited liability companies wholly-owned by the Operating Partnership. The Company expects the Operating Partnership will thereafter be the entity through which the Company conducts substantially all of its operations. Westfield Holdings will provide advisory services to the Operating Partnership pursuant to the Advisory Agreement. As a result of such transfer of the Properties to the Operating Partnership, the Company does not expect to incur any material transfer or other taxes. The transfer of assets and liabilities will be accounted for at historical amounts and will not impact the Company's consolidated financial statements.

WESTFIELD HOLDINGS

    Westfield Holdings is a fully-integrated, international developer, builder and manager of shopping centers and manager and advisor to public real estate investment entities. Westfield Holdings has its headquarters in Sydney, Australia and employed approximately 2,400 people worldwide as of December 31, 1996. Westfield Holdings, which was publicly listed in 1960, was co-founded by Frank P. Lowy. In 1993, Frank P. Lowy was acknowledged as one of the six "pioneers" of the shopping center industry worldwide by the ICSC. By combining financial strength and over 35 years of experience with a business philosophy that stresses innovation, Westfield Holdings has built a successful shopping center business, with shopping center assets under management having a value in excess of Aus.$10.0 billion as of December 31, 1996, comprised of more than 8,500 retail stores in 56 centers in the United States, Australia and Asia, with
39.3 million square feet of total gross leasable area.

    Westfield Holdings Limited, listed on the ASX, had a market capitalization of approximately Aus.$2.2 billion as of April 18, 1997. Westfield Holdings is also a manager and advisor to real estate investment entities, Westfield Trust and WAT, both of which are Australian public property trusts traded on the ASX. Based on its market capitalization of approximately Aus.$3.1 billion as of April 18, 1997, Westfield Trust is one of the two largest property trusts in Australia.

    The Company believes that Westfield Holdings's success stems from its integrated approach to all disciplines required to conceive, build and then manage a modern retail development on behalf of its owners. The Company believes it is this integration across all operating divisions and Westfield Holdings's intense involvement in key aspects of the centers it manages that makes Westfield Holdings unique. Westfield Holdings's development expertise includes establishing the feasibility of the projects, securing development approvals, producing architectural designs and performing and supervising construction. Westfield Holdings also arranges the ongoing leasing program and installs and operates management and marketing systems to ensure that a center achieves its full potential. This in-house integrated approach to shopping center development, management and leasing enhances Westfield Holdings's ability to carry out major redevelopment and upgrading of centers.

    Since 1977, Westfield Holdings's U.S. business has included the redevelopment and expansion of 11 shopping centers in California, Connecticut, Michigan, Missouri, New Jersey and New York. Westfield Holdings's U.S. business currently manages and provides development services to 26 shopping centers (two of which are owned by subsidiaries of Prudential, one of which is owned by a real estate investment fund managed by Heitman/JMB Advisory Corporation and the third of which is owned by a real estate investment fund managed by Goldman, Sachs & Co.) with more than 24.5 million square feet of total gross leasable area, including the Centers and Garden State Plaza as well as the retail facilities at Dulles and National Airports in Washington, D.C. and Terminal C at Logan Airport in Boston, Massachusetts. Westfield Holdings's U.S. operations are headquartered in Los Angeles, California, and employ approximately 950 people in the United States. Westfield Holdings's senior management team has extensive experience in the development, construction, management and financing of super regional and regional shopping centers, with an average of approximately 20 years in the industry. Westfield Holdings derived approximately 41% of its U.S. management, advisory and development revenues from the Company in 1996. Westfield Holdings has advised the Company that it expects the amount of its U.S. business attributable to the Company to substantially increase upon completion of the redevelopment of Garden State Plaza in 1997 from which it received substantial development revenue in 1996.

    The Company has access to and relies upon the resources and depth of the management of Westfield Holdings's worldwide operations. Westfield Holdings provides a full range of services to the Company including many which are typically outsourced by real estate owners to third parties. These services include strategic and day-to-day management, research investment analysis, acquisition and due diligence, development, construction, architectural advice, marketing, asset management, capital markets, disposition of asset, legal and accounting services. In contrast to many other shopping center companies, the Company is not exposed to the same degree of risk of increasing costs for many of these services because the fees payable to the Manager and the Advisor are incentive based or fixed as a percentage of assets or revenues. For a fuller description of Westfield Holdings's management arrangements with the Company, including fees payable to Westfield Holdings for its services, see "Advisory, Management and Development Services to the Company."

    Westfield Holdings will agree that it will not acquire any ownership interest in shopping center properties or power centers in the United States for so long as it is the Advisor to the Company and the Manager of the Centers. Each of Frank Lowy, David Lowy, Peter Lowy and Steven Lowy will agree with the Company that he will not acquire any ownership interest in shopping center properties or power centers in the United States for so long as (i) Westfield Holdings is the Advisor to the Company and Manager of the Centers and (ii) interests associated with the Lowy family have significant ownership and significant management involvement in the operations of Westfield Holdings Limited. In addition, Westfield Holdings has agreed in its management and development agreements with the Company that it will not manage or develop any shopping center in competition with a Center owned by the Company, except in the case of the acquisition by Westfield Holdings of an entity that does not have any ownership interest in any shopping center properties or power centers in the United States and is then managing or developing a competitive property (in addition to other properties). This non-competition agreement shall not apply to any activity by Westfield Holdings with respect to airport projects.

    Contemporaneously with the Offerings, the Company will purchase from Westfield Holdings Limited for an aggregate purchase price of $15.3 million (Aus.$19.6 million) the non-transferable Westfield Holdings Warrants to acquire
9.8 million ordinary shares of Westfield Holdings Limited, which would be as of the date hereof equal to approximately 9% of the ordinary shares of Westfield Holdings Limited outstanding after the exercise of the options. The term of the Westfield Holdings Warrants is five years but will be seven years if Australian law is changed to permit such longer term. The Westfield Holdings Warrants may be exercised in whole or in part following the third anniversary of the grant of the Westfield Holdings Warrant. Each Westfield Holdings Warrant will have an exercise price equal to the weighted average of the sale prices of ordinary shares of Westfield Holdings Limited on the ASX for the 20 business days immediately preceding the consummation of the Offerings and, subject to certain anti-dilution adjustments, will entitle the Company to receive one ordinary share of Westfield Holdings Limited. In addition, the Company has the right to elect to exercise the option without a cash payment, in which event the Company would be entitled to receive, at the option of Westfield Holdings Limited, either the number of Westfield Holdings Limited ordinary shares equal in value to, or cash in an amount equal to, the amount by which the then market price of the ordinary shares of Westfield Holdings Limited exceeds the exercise price of such options. For these purposes, the market price of an ordinary share of Westfield Holdings Limited will be equal to the weighted average of the sale prices of such shares on the ASX for the 20 business days immediately preceding the exercise date. On April 18, 1997, the closing sale price on the ASX of the Westfield Holdings Limited ordinary shares was Aus.$21.35. Westfield Holdings Limited is an independent company from the Company and, except for the Company's interest in the Westfield Holdings Warrants, the purchasers of the Shares will not acquire any interest in Westfield Holdings.

    Prior to 1988, Westfield Holdings Limited indirectly owned seven regional shopping centers located in the United States. In 1988, Westfield Holdings Limited distributed to its existing shareholders (approximately 42% of whom were interests associated with the Lowy family) the stock of the foreign corporation that indirectly owned the seven shopping centers. The stock was listed on the ASX and the London stock exchange and no capital was raised in conjunction with the listing. The foreign corporation was self-administered, self-managed and had its own employees. The foreign corporation was not advised by Westfield Holdings in connection with its business operations in the United States. Westfield Holdings coordinated certain Australian shareholder and London stock exchange and ASX regulatory and listing matters for the foreign corporation pursuant to a services agreement under which Westfield Holdings received compensation and reimbursement of expenses aggregating approximately $350,000 for the period the foreign corporation was publicly listed. In 1989, interests associated with the Lowy family made a cash tender offer of $3.35 per share. Although the seven centers were not offered for sale, the purchase price exceeded the highest price at which the shares had traded during the corporation's public trading history and represented a 46% premium over the highest price during the week before the offer was made. After taking into account all liabilities, including tax liabilities, that would have been payable prior to the distribution of the net assets to the shareholders, the purchase price exceeded the net asset value by approximately 35%. The per share purchase price without regard to tax liability on account of a sale of the assets was less than the net asset value per share by approximately 35%. The offer was conditioned on the tender of at least 90% of the shares of the foreign corporation. Three of the seven properties were acquired by the Company from interests associated with the Lowy family in connection with the Recapitalization. See "Certain Transactions." Garden State Plaza, which was also one of the seven properties, was sold to Westfield Holdings and affiliates of Rodamco North America B.V., an unrelated party, in 1993. The other three centers were encumbered by participating mortgages in 1988 and 1989 and were conveyed to affiliates of the lenders in 1995 and 1996. The three centers were conveyed in two separate transactions for consideration in excess of the outstanding debt, with one of the centers conveyed on the condition that Westfield Holdings continue to manage the center for two years.

    WAT is an Australian public property trust which was formed to acquire a majority interest in the Company and was listed on the ASX in July 1996 when it raised approximately Aus.$402 million. WAT had a market capitalization as of April 18, 1997 of approximately Aus.$885.0 million. WAT is managed by Westfield America Management Limited, a wholly-owned subsidiary of Westfield Holdings Limited. Perpetual Trustee Company Limited is the independent public trustee of WAT. The Company believes that in the future WAT may be able to raise additional funds in the Australian capital markets which it may elect to invest in the Company if the Company elects to raise additional equity capital, thereby providing to the Company an additional source of capital.

    Westfield Holdings has placed an order to purchase up to 2,300,000 Shares at the price to public and will continue to own a significant stake in the Company. The following table demonstrates the Common Stock ownership of Westfield Holdings in the Company on a fully-diluted basis upon consummation of the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders (for a description of concurrent transactions, see "Use of Proceeds" and "Pro Forma Condensed Consolidated Financial Information"). See "Principal Shareholders."

Direct ownership of the Company.......................................       16.7%
Indirect ownership through direct ownership of WAT units..............       15.0%
                                                                              ---
  Total...............................................................       31.7%
                                                                              ---
                                                                              ---

    Interests associated with the Lowy family have placed an order to purchase up to 600,000 Shares at the price to public and will indirectly continue to own a significant interest in the Company. The following table demonstrates the indirect ownership of the Common Stock by interests associated with the Lowy family on a fully-diluted basis upon consummation of the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders.

Direct ownership of the Company.......................................        0.8%
Indirect ownership through direct ownership of Westfield Holdings.....       13.9%
Indirect ownership through direct ownership of WAT units..............        4.4%
                                                                              ---
  Total...............................................................       19.1%
                                                                              ---
                                                                              ---

THE COMPANY'S STRATEGY FOR OPERATIONS AND GROWTH

GENERAL STRATEGY

    The Company's goal is to increase per share Funds from Operations and thereby maximize the long-term value of the Company and the return to shareholders through the following key strategies: (i) the redevelopment, expansion and market repositioning of its current Centers, (ii) the acquisition of additional super regional and regional shopping centers with a view towards increasing the value of such centers through redevelopment, expansion and repositioning, (iii) the improvement of the operating performance of its properties through intensive and efficient management, cost control, leasing and marketing and

(iv) the awareness and anticipation of trends in the retailing industry and the introduction of new retailing concepts to its properties.

    The Company has engaged subsidiaries of Westfield Holdings Limited to provide management and advisory services to the Company and the Centers and to provide property management and architectural, design, engineering and development services to the Properties. The Company believes that Westfield Holdings, as a fully integrated, international developer, builder and manager of shopping centers with a history as a manager and advisor of public real estate investment entities, and with substantial experience in the U.S. market, possesses the skills and expertise to execute successfully the Company's strategy and enhance the income and value of the Company's portfolio.

REDEVELOPMENT, REPOSITIONING AND EXPANSION POTENTIAL AND IMPLEMENTATION

    The Company believes that redevelopment, repositioning and expansion are key to maximizing the use and performance of its assets and increasing its income growth and capital appreciation. The Company is continually evaluating the redevelopment potential of its Properties and anticipates that it will pursue opportunities for substantial redevelopment and repositioning at the Properties. The Company believes that redevelopment is important because of the financial and regulatory burdens presented by the development of new regional shopping centers. The Company believes that these projects will enable the existing Centers both to compete better within their existing markets and to attract new customers and therefore attain a stronger market position and an expanded customer base. The Company believes that most of its Centers, even those which have undergone redevelopment in the past five years, have continuing redevelopment potential. The Company also believes that Westfield Holdings is well situated to take advantage of these opportunities, due to, among other things, its management expertise and its ability to utilize operating staff, ideas and systems from its operations in the United States, Australia and Asia.

    Since 1994, the Company has completed or substantially completed the redevelopment of five Centers, representing 25.4% of Total GLA.

    Redevelopment has recently been completed or substantially completed at the following Centers:

    - Eastland Center in West Covina, California, which opened in 1955 and was formerly anchored by Mervyn's and an empty department store that had been occupied by the May Company, has been substantially converted from an out-dated enclosed mall into a power center through the addition of a new Target discount store and additional Big Box Retailers and Category Killers retailers, including Old Navy and Babies R' Us in order to reposition the Center within its trade area and to complement The Plaza at West Covina, a super regional shopping center owned by the Company. The May Company store that occupied the space was relocated to The Plaza at West Covina. The redevelopment is scheduled to be completed in Spring 1997.

    - Enfield Square in Enfield, Connecticut, which opened in 1971, was redeveloped with the addition of a Sears store which is scheduled to open in Spring 1997. The Sears store replaces a smaller Steiger's store which the Company purchased as an opportunity to upgrade and expand the Center. Enfield Square will now have three Anchors: Filene's, J.C. Penney and Sears.

    - Mid Rivers Mall in St. Peters, Missouri, which opened in 1987, had three Anchors before the recent redevelopment: Famous Barr, Dillard's and Sears. In Fall 1996, a fourth Anchor, a 125,000 square-foot J.C. Penney store and an additional 40,000 square feet of Mall GLA were added.

    - Mission Valley Center in San Diego, California, which opened in 1961, was redeveloped in 1996 with the addition of Bed Bath and Beyond, Nordstom Rack, Michael's and Loehmann's. In addition, a 75,000 square-foot, 4,500 seat, 20 screen AMC theater and theme restaurants were added. The redevelopment and renovation is scheduled to be completed in the first half of 1997.

    The Company is currently redeveloping South Shore Mall in Bay Shore, New York. The redevelopment involves the addition of a Sears store and 40,000 square feet of Mall GLA. The addition of a Sears store will provide the Center with three Anchors and expands the Center from a regional shopping center to a super regional shopping center. Project completion is scheduled for Fall 1997.

    The Company expects to commence redevelopment of Mission Valley Center-West in Fall 1997. Mission Valley Center-West, in San Diego, California, has 34 Mall Stores in a strip center format with several outparcels adjacent to the Center. The redevelopment plan involves the creation of a new power center with value-oriented retailers that will complement Mission Valley Center.

    In addition to the redevelopment of Mission Valley Center-West, the Company has identified the following eight additional Properties for redevelopment over the next five years which the Company believes will result in future income growth and capital appreciation.

    - Annapolis Mall in Annapolis, Maryland, is a four-Anchor super regional shopping center with 151 Mall Stores. Redevelopment planning is proceeding with the addition of a fifth anchor at the Center, which will further solidify its strong market position.

    - Connecticut Post Mall, in Milford, Connecticut, is a three-Anchor super regional shopping center with 137 Mall Stores. Redevelopment planning is proceeding for the addition of up to two anchors and specialty stores in order to solidify the Center's position in its market.

    - Eagle Rock Plaza, located southeast of Glendale, California, is a two-Anchor regional shopping center with 63 Mall Stores. Redevelopment and repositioning planning is proceeding and may include an additional anchor and Category Killer.

    - Enfield Square in Enfield, Connecticut is a two-Anchor regional shopping center with 81 Mall Stores. Redevelopment planning is proceeding for the addition of a third anchor and an additional 25,000 square feet of Mall GLA.

    - South County Center, in St. Louis, Missouri, is a three-Anchor regional shopping center with 102 Mall Stores. Redevelopment and renovation planning is proceeding to reposition the Center through the addition of a fourth anchor and more than 200,000 square feet of Mall GLA. After redevelopment, the Company believes that the Center will have a highly favorable market position within south St. Louis County.

    - Topanga Plaza, in Canoga Park, California, is a four-Anchor super regional shopping center with 130 Mall Stores. Redevelopment planning is proceeding for the addition of up to two anchors and 100,000 square feet of Mall GLA.

    - West County Center, in Des Peres, Missouri is a two-Anchor regional shopping center with 65 Mall Stores. Redevelopment planning is progressing to add a third anchor and to redevelop and expand the specialty stores in order to position the Center as a large competitive super regional shopping center in the affluent west county market of St. Louis.

    - West Valley, in Canoga Park, California, is a property adjacent to Topanga Plaza that is primarily vacant land with several developed outparcels. Planning is proceeding to develop a value-oriented power center.

    In addition, the Company believes that redevelopment potential exists for the following Centers and Properties over the next five to 10 years: Meriden Square in Meriden, Connecticut, with the possibility of an additional 40,000 square feet of Mall GLA and/or another anchor; Trumbull Shopping Park in Trumbull, Connecticut, with the addition of a third level and increased Mall GLA; further redevelopment at Annapolis Mall in Annapolis, Maryland, with the addition of two anchors and additional Mall GLA; Montgomery Mall with two additional anchors and additional Mall GLA; West Park Mall in Cape Girardeau, Missouri, with the addition of another anchor; Plaza Bonita in San Diego, California, with a fifth "pad" for an anchor and additional shops; Plaza Camino Real in San Diego, California, with the addition of theaters, restaurants or Category Killers; and Vancouver Mall in Vancouver, Washington, with the possible expansion of its current department stores to solidify that Center's position within its market.

    The completion of these and other redevelopments is contingent upon numerous factors and therefore no assurance can be given that a redevelopment will be undertaken.

    The Company has entered into a letter of intent with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Union Bank of Switzerland to provide a $600.0 million unsecured line of credit which may be used to finance the implementation of its redevelopment and acquisition strategies. There can be no assurance that a definitive credit agreement with respect to this loan facility will be entered into.

ACQUISITION OF NEW CENTERS AND JOINT VENTURE INTERESTS

    The Company's acquisition strategy is to acquire additional super regional and regional shopping centers that meet the Company's investment criteria. In general, the Company's investment criteria includes the goals that the property be of a quality consistent with the Company's portfolio, that the property has potential for increased income and value through redevelopment and/or repositioning and that the property generates sufficient income pending any such redevelopment to support the acquisition price. The Company's strategy also includes seeking to acquire the Outside Partners' interests in the Joint Venture Centers.

    The Company has entered into a letter of intent with its Joint Venture partner, RREEF USA-Fund-III/Annapolis, Inc., to purchase the remaining 70% interest in Annapolis Mall, together with an adjoining parcel of real property leased to Montgomery Ward & Co., for an aggregate purchase price of $133.0 million. Although no assurance can be given in this regard and the Annapolis Acquisition is subject to numerous conditions, the Company expects the Annapolis Acquisition to close in the second quarter of 1997.

    The Company has also entered into an agreement to acquire approximately 70% of the partnership interests in Wheaton Plaza Regional Shopping Center LLP, the entity that owns Wheaton Plaza Regional Shopping Center located in Wheaton, Montgomery County, Maryland for a purchase price of $52.5 million. The enclosed, one-level center (which a two-level connection to Hecht's), which opened in 1960, has over 1.1 million square feet of total gross leasable area, with 120 mall stores and three anchors: J.C. Penney, Montgomery Ward and Hecht's. The Wheaton partnership also owns two office buildings of approximately 107,000 square feet and approximately 73,000 square feet. Wheaton Plaza was originally constructed as an open-air mall and was enclosed in 1981. One of the Company's principal reasons for making the acquisition is due to the center's redevelopment potential, although the Company has no immediate plans for redevelopment. Sales per square foot of $281 were achieved in 1996. As of December 31, 1996, the center's total gross leasable area was 92% leased. Consummation of the Wheaton Acquisition is subject to numerous conditions and there can be no assurance that the acquisition will be consummated.

GARDEN STATE PLAZA OPTION

    The Company has an option to acquire at fair market value the stock of Westland Realty Inc., the holder of an indirect 50% interest in the Garden State Plaza, located in Paramus, New Jersey. Garden State Plaza is one of the largest and most productive super regional shopping centers in the nation with five Anchors and containing approximately 2.0 million square feet of total gross leasable area and average mall store sales psf of $467 for the year ended December 31, 1996. Westfield Holdings completed the first part of a major redevelopment of Garden State Plaza in 1996, adding Lord & Taylor and Neiman Marcus stores to the existing Macy's and Nordstrom stores and expanding a J.C. Penney department store. The redevelopment also added 200,000 square feet of additional mall gross leasable area to connect the two new department stores and accommodate 100 new specialty retailers. An additional redevelopment of approximately 50,000 square feet of mall gross leasable area which will provide direct access from the expansion to the lower level food court is currently in progress and is scheduled for completion in Fall 1997. The redevelopment, management and leasing of Garden State Plaza is handled by Westfield Holdings. For a more detailed description of the Garden State Plaza Option and Loan Transaction, see "Certain Transactions--Relationships and Transactions with Westfield Holdings--Garden State Plaza Option."

    The Garden State Plaza Option is exercisable following a completion of an independant valuation of the property to determine its fair market value. The valuation procedure may be commenced by the Company upon the earliest to occur of (x) any time after completion and stabilization of the current expansion of the property, defined to mean the leasing of 95% of the mall gross leasable area for the expansion, (y) any time after the date which is 18 months after completion of the current expansion of the property and (z) January 3, 2000, and in any event no later than 5:00 p.m. (e.s.t.) on January 3, 2000. The exercise of the Garden State Plaza Option will require the approval of at least 75% of the Independent Directors and, if the purchase price (which is payable in Common Stock) will exceed $55 million (net of the $145 million Garden State Plaza
Loan), the approval of a majority of the holders of the Common Stock voting at a meeting on such issue other than Westfield Holdings and its affiliates (including, without limitation, WAT) and interests associated with the Lowy family.

INCREASING OPERATING INCOME FROM EXISTING SPACE; INTENSIVE MANAGEMENT APPROACH

    Westfield Holdings (i) manages shopping centers not as passive real estate investments but as "living entities" which must be skillfully managed and redeveloped over time to maintain and enhance their capacity to generate optimum returns; (ii) has in-house skills to manage every stage in the development and on-going life of a shopping center, including initial concept, design, construction, leasing of stores and day-to-day management and promotion; (iii) works to build and maintain long-term relationships with major retailers and institutional investors; (iv) continually searches for new ways to increase income and add capital growth to the shopping centers it manages; and (v) makes customer service a major focus. Westfield Holdings concentrates on obtaining repeat business with all key stakeholders in its shopping centers. The Company believes that this management style has the potential to improve the performance of its retail property assets, resulting in income growth and capital appreciation for investors.

    Westfield Holdings concentrates on actively managing the Centers and providing efficient and customer-friendly service to both the consumers who shop in the Centers and the retailers who lease space in the Centers while strictly controlling operating costs. The concept of the "Westfield Customer Service System" has been introduced in the Centers to train and focus the personnel at the Centers on its retailers and customers. The Company believes that this is one of the most important strategies that differentiates Westfield Holdings's management philosophy from the Company's competitors. The Company also believes that branding the Centers through advertising, promotions and customer service programs will build shopper recognition and loyalty, especially in multi-center markets.

    Westfield Holdings's management strategy includes initiatives designed to increase customer traffic through the Centers, which improves sales turnover and, ultimately, rents. Initiatives include increasing occupancy levels, increasing revenue by increasing rentable area within the existing building envelope, the introduction of cost control efficiencies resulting in a reduction of operating costs, maximizing the temporary leasing program, improving the merchandise mix and range of tenants, developing emerging themes such as entertainment, cinemas and Category Killer retailers, converting non-productive space to mall gross leasable area and promoting the Centers with intensive marketing.

    Westfield Holdings's marketing expertise has been recognized through a number of national and international awards, most notably an ICSC 'Maxi' Award for marketing in 1993, and three additional 'Maxi' Awards in 1994 and an ICSC Award for shopping center public relations in 1996.

    The Company seeks to increase rental income by leasing of currently unleased space, increasing base rent as current leases with below market rents expire, increasing occupancy levels, increasing rentable area in the Centers, adding to the temporary leasing program and repositioning to increase sales productivity and expand market penetration and market base. The average base rental rate per square foot for the Mall Stores at the Centers under Westfield Holdings management has increased at a compound annual rate of approximately 4.5% from December 31, 1994 through December 31, 1996 (4.2%, including North County Fair). The Company's share of total annual base rent from tenants at the existing Centers is expected to increase by approximately $16.5 million over the next five years as a result of contractual rent increases for all Centers. As required by GAAP, contractual rent increases are recognized as rental income using the straight line method over the respective lease term. For the year ended December 31, 1996, with respect to Centers managed by Westfield Holdings 353 leases totaling approximately 880,000 square feet (representing 11.4% of Mall GLA) were signed at an average annualized base rent of $28.16 psf for the initial year of occupancy, which represented a 31.1% increase over expiring leases. Including North County Fair, for the year ended December 31, 1996, 391 leases totalling approximately 961,500 square feet (representing 12.5% of Mall
GLA) were signed at an average annualized base rent of $28.62 psf for the initial year of occupancy, which represented a 25.1% increase over expiring leases.

    The Company's goal is to increase customer traffic through the Centers for the purpose of improving sales turnover and, ultimately, rents. The Company believes that the introduction of entertainment concepts such as the AMC multiplex 20-screen theater added to the Mission Valley Center, which theater complex drew in excess of two million people for the year ended 1996, is one strategy for increasing customer traffic. The Westfield Customer Service System is utilized in order to train and focus the Centers' personnel and promote repeat business. New services being introduced at some Centers include: special customer service personnel, free strollers and wheelchairs, valet parking, gift vouchers and parents' facilities.

    The Company believes that advertising is also critical to improving customer traffic. The Manager has an in-house marketing staff and utilizes the resources of a leading U.S. advertising agency in the United States to provide advertising, promotional and media services to the Centers. The Company utilizes a national marketing program that includes shared advertising, media and community promotions in the Centers. This strategy is particularly cost effective in the Company's multi-Center regional markets in San Diego, Missouri, Maryland and Connecticut.

    The Manager analyzes marketing trends for the Company and develops and implements creative approaches to retail shopping in the Centers. Each Center follows an annual marketing plan that features a combination of advertising, promotions and participation in community and charitable events. Activities such as Kids Clubs and senior citizen "mall walkers clubs" have been effective in positioning the Centers as the "Main Street" within their communities.

    The Company believes the diversity and strength of its Anchors and the diversity and mix of its Mall Stores are critical to expanding a Center's market share and the Company monitors and coordinates the mix of its Anchors and Mall Stores accordingly. The Company believes that the recent sales and consolidations of department stores have given the Company the opportunity to enhance its mix of Anchors. Periodically, the Company engages market research firms to evaluate the trade area of each Center. Demographic information lets the Company match the tenant mix of its Centers with the merchandise and service needs of its customers in order to increase sales.

                                USE OF PROCEEDS

    The net cash proceeds to be received by the Company from the Offerings (after deducting underwriting discounts and the estimated expenses of the Offerings) are estimated to be approximately $275.9 million, $318.8 million if the underwriters exercise their over-allotment options in full. The Company also expects to receive at the closing of the Offerings net cash proceeds of $29.6 million from the sale to ABP of 301,500 shares of the Series B Preferred Shares and the sale to WAT of the 1997 WAT Warrant. The Company expects to use the aggregate net proceeds of the Offerings to fund a portion of the following:
$145.0 million to make the Garden State Plaza Loan, approximately $133.0 million for the Annapolis Acquisition, approximately, $52.5 million for the Wheaton Acquisition, and approximately $15.3 million (Aus.$19.6 million) to purchase the Westfield Holdings Warrants.

    In addition, the Company expects to increase its unsecured borrowings under its line of credit by $40.3 million in connection with the transactions described above. The Company has entered into a letter of intent with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Union Bank of Switzerland to increase and expand its existing line of credit from $50.0 million to $600.0 million, although no assurance can be given in this regard. See "Business and Properties--Debt Summary."

    Consummation of certain of the foregoing transactions are subject to certain conditions, including the sale to ABP of the Series B Preferred Shares, the Annapolis Acquisition and the Wheaton Acquisition, and there can be no assurance that each of the contemplated transactions will be consummated. If any such transaction is not completed, the net proceeds to be raised from the Offerings and concurrent transactions or utilized thereby may be reallocated for general corporate purposes including the repayment of debt and potential acquisitions.

    Pending application of the aggregate net proceeds of the Offerings (and the net proceeds of the exercise of the over-allotment options, if they are exercised) and concurrent transactions, the Company will invest such net proceeds in interest-bearing accounts and short-term, interest-bearing securities that are intended to permit the Company to qualify for taxation as a REIT or to temporarily repay certain revolving credit loans. Such investments may include, for example, obligations of the Government National Mortgage Association, other government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. See "Federal Income Tax Considerations-- Taxation of the Company--Income Tests."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company, as of March 31, 1997, and as adjusted to give effect to the consummation of the Offerings and concurrent transactions and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." The information set forth in the table should be read in connection with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.

                                                                                              MARCH 31, 1997
                                                                                        --------------------------
                                                                                         HISTORICAL   AS ADJUSTED
                                                                                        ------------  ------------
                                                                                        ($ IN THOUSANDS EXCEPT PER
                                                                                              SHARE AMOUNTS)
Cash and cash equivalents.............................................................  $      2,647  $      2,647
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Long-term debt........................................................................       783,285       823,612

Shareholders' equity:

  Senior Preferred Shares, $1.00 par value per share (200 shares authorized, 105
    shares issued and outstanding)....................................................       --            --

  Preferred Stock, $1.00 par value per share (5,000,000 shares authorized, of which
    940,000 shares of Series A Preferred Shares are issued and outstanding and 301,500
    shares of Series B Preferred Shares will be issued and outstanding)...............        94,000       124,150

  Common Stock, $.01 par value per share (225,006,300 authorized, 52,929,535 shares issued and outstanding at March 31, 1997, 200,000,000 authorized and 70,929,535
    shares issued and outstanding as adjusted)........................................           529           709

  Excess Shares, $.01 par value per share (205,000,000 shares authorized, no shares
    issued and outstanding, as adjusted)..............................................       --            --

Additional paid-in capital............................................................       424,001       699,144

Retained earnings.....................................................................         5,554         5,554
                                                                                        ------------  ------------

    Total shareholders' equity........................................................       524,084       829,557
                                                                                        ------------  ------------

      Total capitalization............................................................  $  1,310,016  $  1,655,816
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                    DILUTION

    "Dilution per share" means the difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after giving effect to the sale by the Company of the Shares offered hereby, assuming an initial public offering price of $16.75 (the mid-point of the price range). "Pro forma net tangible book value per share" is determined by dividing total assets less total liabilities and Preferred Stock by the number of shares of Common Stock outstanding. The following table illustrates such pro forma per share dilution after giving effect to the Offerings as of March 31, 1997.

Assumed initial public offering price per Share(1)...........             $   16.75
                                                                          ---------
Pro forma net tangible book value prior to the Offerings.....       8.13
Increase in net tangible book value attributable to the
  Offerings..................................................       1.82
                                                               ---------
Pro forma net tangible book value after the Offerings........                  9.95
                                                                          ---------
Dilution in net tangible book value per share of Common Stock
  to new investors...........................................             $    6.80
                                                                          ---------
                                                                          ---------

--------------

(1) Before deduction of the estimated underwriting discounts and expenses of the Offerings.

    The following table summarizes, on a pro forma basis after giving effect to the Offerings and concurrent transactions, the number of shares of Common Stock held on a fully-diluted basis by, and the effective cost and average price per share paid by Westfield Holdings, WAT and the purchasers in the Offerings (based on the initial public offering price per share of $16.75 (the mid-point of the price range)).

                                                              SHARES ISSUED        EFFECTIVE COST      AVERAGE
                                                         -----------------------    FOR SHARES OF     PRICE PER
                                                            NUMBER      PERCENT     COMMON STOCK        SHARE
                                                         ------------  ---------  -----------------  -----------
Shares of Common Stock sold
  to purchasers in the Offerings.......................    18,000,000       22.7% $     301,500,000  $     16.75
Shares of Common Stock owned
  by Westfield Holdings................................    10,930,672       13.8        122,288,000        11.19
Shares of Common Stock owned
  by WAT...............................................    49,453,758       62.4        796,173,000        16.10
                                                         ------------             -----------------
  Total................................................    78,384,430             $   1,219,961,000  $     15.56
                                                         ------------             -----------------  -----------
                                                         ------------             -----------------  -----------

Westfield Holdings has placed an order to purchase up to 2,300,000 Shares, which would, taking account of the maximum number of Shares which may be acquired by Westfield Holdings under the Orders and based on the mid-point of the price range, increase the effective cost for its shares of Common Stock to $160,813,000 and its average price per share to $12.15.

                                 DISTRIBUTIONS

    The Company intends to continue to pay regular quarterly distributions to the holders of its Common Stock. Since Westfield Holdings's acquisition of an interest in the Company on February 11, 1994, the Company has made regular quarterly distributions on its Common Stock. The Company made distributions of $36.5 million for the period from February 12, 1994 through December 31, 1994 (or 68.5% of Funds from Operations), $75.4 million for the period from January 1, 1995 through December 31, 1995 (or 114.6% of Funds from Operations) and $78.5 million for the period from January 1, 1996 through December 31, 1996 (or 103.5% of Funds from Operations). For the period from February 12, 1994 through December 31, 1996, the Company made distributions of $190.4 million (or 98% of Funds from Operations). Following such distributions, the Company received recontributions from its shareholders of $4.1 million, $3.2 million and $3.4 million in 1994, 1995 and 1996, respectively. For the three month period ended March 31, 1997, the Company has declared a distribution of $.373 per share (or 97% of Funds from Operations in the aggregate) to its shareholders.

    For the period February 12, 1994 through March 31, 1997, the Company has distributed approximately 98% of its Funds from Operations. However, the Company intends to revise its policy upon consummation of the Offerings such that it will distribute annually approximately 90% of its Funds from Operations through December 31, 1998. Thereafter, the Company intends to distribute annually approximately 90% to 95% of its Funds from Operations; however, the Company does not intend to distribute more than 100% of Funds from Operations less recurring capital expenditures (not including capital expenditures recovered from tenants) and rental income attributable to rent straight-lining. As a result of the revision of its policy, the Company has declared the Special Distribution for the shareholders of the Company immediately prior to the closing of the Offerings in an amount of $13.0 million. The Special Distribution will be payable on the regular payment date for the second quarter distribution if the Offerings occur or, if the Offerings do not occur, in seven quarterly installments at the same time as the Company's regular quarterly distributions. The Special Distribution represents a portion of the distributions estimated at the time of WAT's initial offering of units in Australia for the period through 1998.

    The Company intends to pay a pro rata distribution to all shareholders with respect to the period from the closing of the Offerings through June 30, 1997 based upon $0.35 per share for a full quarter. On an annual basis, this distribution would be $1.40 per share. In addition, the Company has declared a distribution to the shareholders of the Company immediately preceeding the closing of the Offerings for the portion of the second quarter preceeding the consummation of the Offerings, such distribution to be payable on or before the regular payment date for the second quarter distribution.

    It is estimated that initially approximately 35% of the distribution to the Company's shareholders will represent a return of capital for tax purposes. The expected size of the distributions may not allow the Company, using only cash flow from operations, to fund 100% of (i) the tenant allowances and (ii) the retirement of all of its debt when due, and therefore, the Company may be required to seek periodic debt or equity financings to cover such items. The Company's income will consist primarily of its share of income from the Properties. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company, and the effect of required debt amortization payments, could require the Company to borrow funds on a short-term basis to meet the REIT distribution requirements even if the Company believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. See "Policies and Objectives with Respect to Investments, Financing and Other Activities--Financing."

    The Company plans to adopt a distribution reinvestment plan under which its shareholders may elect to reinvest all or a part of their distributions automatically in additional shares of Common Stock. Any such distribution reinvestment plan will not adversely affect the Company's ability to qualify as a REIT for Federal income tax purposes. The Company understands that WAT plans to adopt a similar plan for its unitholders and intends to use the proceeds of such distribution reinvestment plan to participate in the Company's distribution reinvestment plan to the extent that its unitholders participate in the WAT distribution reinvestment plan. The Company also understands that Westfield Holdings intends to participate in WAT's distribution reinvestment plan to the full extent of its distributions on its units in WAT for a three-year period commencing with the first distribution period for which reinvestment is permitted. No assurances can be given that WAT will in fact adopt a distribution reinvestment plan, that WAT will participate in the Company's distribution reinvestment plan, and that Westfield Holdings will choose not to participate in WAT's distribution reinvestment plan in the future.

    The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 which defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. In addition, Funds from Operations as computed by the Company may not be comparable to similarly titled figures reported by other REITs.

    Notwithstanding the foregoing, all distributions will be at the discretion of the Board of Directors and will depend on the actual Funds from Operations, the Company's financial condition, the annual distribution requirements under the REIT Requirements and such other factors as the Board of Directors deems relevant and will be subject to the prior payment of preferred stock dividends. See "Risk Factors-- Distributions to Shareholders; Potential Requirement to Borrow."

                            SELECTED FINANCIAL DATA

    The following table sets forth historical and unaudited pro forma consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of Westfield America, Inc. and the Notes thereto, the Pro Forma Condensed Consolidated Financial Information of the Company (unaudited) and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company believes that the book value of its real estate assets, which reflects the historical costs of such real estate assets less accumulated depreciation, is less than the current market value of its properties.

    The results for 1994 are not comparable to prior years because of the acquisition of the Company in February 1994. Hence, a pro forma adjustment has been applied to historical results of operations for the 42 days ended February 11, 1994 to present operating and other data as if the acquisition of the Company on February 12, 1994 had been consummated on January 1, 1994. The results for 1996 are not comparable to prior years because of the Recapitalization, the acquisition of the Acquired Properties and the consolidation of the Mission Valley Partnership.

    Unaudited Pro Forma operating information is presented as if the consummation of the Offerings and concurrent transactions and the Recapitalization had occurred as of the period presented, and therefore incorporates certain assumptions that are described in the Notes to the Pro Forma Condensed Consolidated Statement of Income (unaudited). The Pro Forma balance sheet data (unaudited) is presented as if the Offerings and concurrent transactions and the Recapitalization had occurred on March 31, 1997.

    The unaudited Pro Forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                                                                       THREE MONTHS ENDED             YEARS ENDED DECEMBER 31,
                                                                            MARCH 31,             ---------------------------------
                                                                 -------------------------------   UNAUDITED
                                                                 UNAUDITED                            PRO
                                                                 PRO FORMA                           FORMA
                                                                   1997       1997       1996        1996        1996       1995
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
                                                                                                                 (IN THOUSANDS OF
                                                                                                               DOLLARS, EXCEPT PER
                                                                                                                SHARE AMOUNTS AND
                                                                                                                     RATIOS)
OPERATING DATA:
REVENUES:
  Minimum rents................................................  $  37,641  $  30,742  $  20,967   $ 151,927   $ 106,393  $  75,154
  Tenant recoveries............................................     16,287     14,055      8,987      62,872      44,423     32,335
  Percentage rents.............................................      1,986      1,986      1,572       3,991       3,991      1,690
  Service fee and other income.................................        120        120        475       1,282       1,282      2,148
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
      Total revenue............................................     56,034     46,903     32,001     220,072     156,089    111,327
EXPENSES:
  Operating--recoverable.......................................     15,895     13,771      8,916      64,325      44,487     31,184
  Other operating..............................................      1,205        992        721       7,458       4,513      3,061
  Management fees..............................................      1,273        928        728       5,562       3,495      1,828
  Advisory Fees................................................                --         --          --           2,600
  General and administrative...................................        236        236        153         808         808        776
  Depreciation and amortization................................     12,828     11,539      8,027      48,287      38,033     28,864
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
      Operating income.........................................     24,597     19,437     13,456      93,632      62,153     45,614
Interest expense, net..........................................     13,566     12,860      7,482      53,040      40,233     27,916
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
      Income before other income and income taxes..............     11,031      6,577      5,974      40,592      21,920     17,698
Equity in net income (loss) of unconsolidated real estate
 partnerships..................................................        501      1,293        733          55       3,063      3,359
Interest and other income......................................      3,637        312        230      13,512         776        789
Gains on sales of properties and partnership interests.........     --                                --          --         --
Income taxes...................................................     --         --         --          --          --         --
Minority interest in earnings of consolidated real estate
 partnership...................................................       (931)      (218)      (230)     (3,006)     (1,063)    --
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
  Net income...................................................  $  14,238  $   7,964  $   6,707   $  51,153   $  24,696  $  21,846
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
Net income allocable to common shares..........................  $  11,600  $   5,966  $   6,706   $  40,600   $  20,432  $  21,843
Earnings per share(1)..........................................  $    0.16  $    0.11  $    0.15   $    0.57   $    0.42  $    0.48
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
Dividends declared per common share(1).........................  $    0.34  $    0.01  $    0.06   $    1.27   $    1.51  $    1.68
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
                                                                 ---------  ---------  ---------  -----------  ---------  ---------
OTHER DATA
EBITDA(2)......................................................  $  45,045  $  37,242  $  27,540   $ 172,033   $ 124,352  $ 102,199
Funds from Operations(3).......................................  $  29,661  $  22,564  $  18,046   $ 110,716   $  75,842  $  65,792
Cash flows provided by Operating Activities....................  $  --      $  11,570  $  11,808   $  --       $  55,888  $  42,990
Cash flows (used in) provided by Investing Activities..........  $  --      $  (5,389) $    (833)  $  --       $ (91,613) $   5,476
Cash flows (used in) provided by Financing Activities..........  $  --      $ (10,263) $  (9,510)  $  --       $  42,454  $ (62,722)
Ratio of earnings to combined fixed charges(4).................       1.96       1.59       1.99        1.81        1.60       2.25
Ratio of FFO to combined fixed charges(4)......................       2.67       2.33       3.30        2.58        2.52       3.35
Funds from operations allocable to common shares...............  $  27,023  $  20,566  $  18,045   $ 100,163   $  71,578  $  65,789
Weighted average number of common shares.......................     71,206     53,481     45,109      71,481      49,383     44,978

                                                                                 PREDECESSOR
                                                                  PERIOD FROM    PERIOD FROM
                                                                 FEBRUARY 12,    JANUARY 1,    YEAR ENDED DECEMBER
                                                                 1994 THROUGH   1994 THROUGH           31,
                                                                 DECEMBER 31,   FEBRUARY 11,   --------------------
                                                                     1994           1994         1993       1992
                                                                 -------------  -------------  ---------  ---------

OPERATING DATA:
REVENUES:
  Minimum rents................................................    $  58,750      $   7,309    $  60,726  $  58,152
  Tenant recoveries............................................       32,023          4,036       31,359     30,285
  Percentage rents.............................................        2,470            467        2,960      3,041
  Service fee and other income.................................        6,213            957       10,192     11,067
                                                                 -------------  -------------  ---------  ---------
      Total revenue............................................       99,456         12,769      105,237    102,545
EXPENSES:
  Operating--recoverable.......................................       29,477          4,326       31,693     32,959
  Other operating..............................................       --             --           --         --
  Management fees..............................................       --             --           --         --
  Advisory Fees................................................
  General and administrative...................................        7,129          2,543       20,038     20,970
  Depreciation and amortization................................       24,897          3,605       29,011     22,650
                                                                 -------------  -------------  ---------  ---------
      Operating income.........................................       37,953          2,295       24,495     25,966
Interest expense, net..........................................       24,156            481        7,160     24,652
                                                                 -------------  -------------  ---------  ---------
      Income before other income and income taxes..............       13,797          1,814       17,335      1,314
Equity in net income (loss) of unconsolidated real estate
 partnerships..................................................         (386)        (2,151)      (3,177)       (76)
Interest and other income......................................        1,830            340        2,996      4,191
Gains on sales of properties and partnership interests.........       --             --            2,566     23,428
Income taxes...................................................       --             --          (13,819)   (11,231)
Minority interest in earnings of consolidated real estate
 partnership...................................................       --             --           --         --
                                                                 -------------  -------------  ---------  ---------
  Net income...................................................    $  15,241      $       3    $   5,901  $  17,626
                                                                 -------------  -------------  ---------  ---------
                                                                 -------------  -------------  ---------  ---------
Net income allocable to common shares..........................    $  15,241              3    $   5,901  $  17,626
Earnings per share(1)..........................................    $    0.34            n/a(5) $  --      $  --
                                                                 -------------  -------------  ---------  ---------
                                                                 -------------  -------------  ---------  ---------
Dividends declared per common share(1).........................    $    0.81            n/a(5)
                                                                 -------------
                                                                 -------------
OTHER DATA
EBITDA(2)......................................................    $  83,529      $   8,691    $  80,432  $  94,545
Funds from Operations(3).......................................    $  53,315      $   4,942    $  60,472  $  37,974
Cash flows provided by Operating Activities....................    $  20,665      $   5,294    $  35,883) $  25,138
Cash flows (used in) provided by Investing Activities..........    $  23,556      $ (23,501)   $ (42,778) $  (3,999)
Cash flows (used in) provided by Financing Activities..........    $ (67,988)     $  26,013    $ (13,772) $  14,742
Ratio of earnings to combined fixed charges(4).................         2.89                        3.47       1.47
Ratio of FFO to combined fixed charges(4)......................         3.21                        7.26       2.45
Funds from operations allocable to common shares...............    $  53,315                   $  60,472  $  37,974
Weighted average number of common shares.......................       44,902                          52         52

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                            THREE MONTHS ENDED
                                MARCH 31,
                        --------------------------               YEAR ENDED                     YEAR ENDED
                         UNAUDITED                              DECEMBER 31,                   DECEMBER 31,
                         PRO FORMA                  ------------------------------------  ----------------------
                            1997          1997          1996         1995        1994        1993        1992
                        ------------  ------------  ------------  ----------  ----------  ----------  ----------
                                     (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
BALANCE SHEET DATA:
Investment in real
 estate, net..........  $  1,635,962  $  1,305,462  $  1,310,434  $  829,484  $  848,892  $  884,392  $  851,168
Total assets..........  $  1,684,802  $  1,339,002  $  1,344,570  $  844,706  $  882,667  $  944,490  $  951,678
Mortgage and notes
 payable..............  $    823,612  $    783,285  $    770,625  $  426,781  $  420,397  $   38,205  $  317,857
Minority interest.....  $         --  $         --  $         54  $       --  $       --  $       --  $       --
Shareholders'
 equity...............  $    829,557  $    524,084  $    518,530  $  380,419  $  430,782  $  669,967  $  393,466

(1) Unaudited pro forma net income and earnings per share for the three months ended March 31, 1997 and the year ended December 31, 1996 are based on 71,206 and 71,481 shares, respectively, of Common Stock outstanding after the Offering. Information for the period January 1, 1994 through February 11, 1994 and the year ended December 31, 1993 and 1992 is not presented because it is not comparable.

(2) EBITDA represents the Company's share of net income before interest, taxes, depreciation and amortization. While EBITDA should not be construed as an alternative to operating income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity and other consolidated income or cash flow statement data determined in accordance with GAAP, the Company believes that EBITDA is an effective measure of shopping center operating performance because EBITDA is unaffected by the debt and equity structure of the property owner.

(3) The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 which defines Funds from Operations as net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures except for the years ended December 31, 1993 and 1992 for which income taxes are not included. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. In addition, Funds from Operations as computed by the Company may not be comparable to similarily titled figures reported by other REITs.

(4) Combined fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt expense and income allocable to Senior Preferred Shares, Series A Preferred Shares and on an unaudited Pro Forma basis, Series B Preferred Shares.

(5) The computation for the 42 days ended February 11, 1994 is not presented as it is not comparable.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Financial Data," the Company's Consolidated Financial Statements and Notes thereto, and the Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company and Notes thereto. Historical results set forth in "Selected Financial Data," the Company's Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company are not necessarily indicative of the future financial position and results of operations of the Company.

    On February 11, 1994, the Company was acquired by Westfield Holdings and certain other investors from Prudential (the "Acquisition"). The financial statement results presented for the 323-day period from February 12, 1994 through December 31, 1994 and the 42-day period from January 1, 1994 through February 11, 1994 are not indicative of the Company's performance on an annual basis. Therefore, the discussion of results of operations for 1994 are presented on a combined basis to compare to the full year 1995. The Company believes this presentation provides a more meaningful discussion of year-to-year results.

GENERAL BACKGROUND

    At December 31, 1996 and the year then ended, the Consolidated Financial Statements and Notes thereto reflect the consolidated financial results of 12 Centers, the equity in income (loss) of seven unconsolidated real estate partnerships, the Acquired Properties following their acquisition on July 1, 1996, 13 separate department store properties that are net leased to the May Company under financing leases, and a 116-unit apartment complex. At December 31, 1995 and the year then ended, the Consolidated Financial Statements reflect the Mission Valley Partnership, the owner of Mission Valley Center and Mission Valley Center-West, as an unconsolidated real estate partnership. In September 1995, the Company acquired a controlling interest in the Mission Valley Partnership and consolidated the Mission Valley Partnership beginning in 1996. In connection with the Acquisition, Westfield Holdings's assumed the management of the Company's shopping centers and consolidated the Company's St. Louis headquarters operations with Westfield Holdings's U.S. operations in Los Angeles. As a result of the transfer of the management, the Company's general and administrative expenses decreased by $4.0 million from 1994 to 1995 and its service fee and other income decreased by $5.0 million for such period because the Company previously provided management services to certain of the unconsolidated real estate partnerships. As a result of the above described items and Westfield Holdings's management of the Properties, the Company's Funds from Operations has increased 13% and 15% in 1995 and 1996, respectively, from the prior years.

    The Company believes that the Offerings will improve the Company's financial condition by providing the Company with capital to take advantage of the redevelopment and acquisition opportunities represented by the Annapolis Acquisition and the Wheaton Acquisition. The Company's operating results are expected to improve as a result of certain transactions as discussed in "Use of Proceeds," "Capitalization" and the Unaudited Pro Forma Condensed Consolidated Financial Statements.

    The following Pro Forma Operating Data compares the pro forma consolidated results of the Company for the twelve months ended December 31, 1994 and 1995. The pro forma information has been derived by the application of a pro forma adjustment to the historical consolidated results of the Company for the 42 and 323 day periods in 1994. The pro forma balance for the year ended December 31, 1994 gives effect to the acquisition of the Company on February 11, 1994 as if it had been consummated on January 1, 1994.

                                                                    PREDECESSOR          PRO FORMA
                                                     PERIOD FROM    PERIOD FROM     ADJUSTMENTS THROUGH
                                                    FEBRUARY 12,    JANUARY 1,          PREDECESSOR          PRO FORMA
                                         YEAR           1994           1994             OPERATIONS             YEAR
                                         ENDED         THROUGH        THROUGH          JAN. 1, 1994            ENDED
                                     DECEMBER 31,   DECEMBER 31,   FEBRUARY 11,         TO FEB. 11,        DECEMBER 31,
                                         1995           1994           1994                1994                1994
                                     -------------  -------------  -------------  -----------------------  -------------
OPERATING DATA:
Total revenue......................    $ 111,327      $  99,456      $  12,769           $       0           $ 112,225
Operating expenses.................       36,849         36,606          6,869                                  43,475
Interest expense, net..............       27,916         24,156            481                   0              24,637
Depreciation and amortization......       28,864         24,897          3,605                (368)(a)          28,134
                                     -------------  -------------  -------------             -----         -------------
  Income before other income and
    income taxes...................       17,698         13,797          1,814                 368              15,979
Equity in net income (loss) of
  unconsolidated real estate
  partnerships.....................        3,359           (386)        (2,151)                  0              (2,537)
Interest and other income..........          789          1,830            340                   0               2,170
Gains on sales of properties and
  partnership interests............            0              0              0                   0                   0
                                     -------------  -------------  -------------             -----         -------------
  Income before income taxes and
    minority interest..............       21,846         15,241              3                 368              15,612
Income taxes.......................                           0              0                   0                   0
Minority interest in consolidated
  real estate partnership..........            0              0              0                   0                   0
                                     -------------  -------------  -------------             -----         -------------
  Net income.......................    $  21,846      $  15,241      $       3           $     368           $  15,612
                                     -------------  -------------  -------------             -----         -------------
                                     -------------  -------------  -------------             -----         -------------

------------------------------

(a) Depreciation and amortization expense has been reduced to reflect the depreciation and amortization of property and equipment as if the purchase of the Company had been consummated on January 1, 1994.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THE THREE MONTHS ENDED
  MARCH 31, 1996 (UNAUDITED)

    TOTAL REVENUES increased $14.9 million or 47% to $46.9 million for the three months ended March 31, 1997 as compared to $32.0 million for the same period in 1996. The increase is primarily the result of the acquisition of the Acquired Properties which contributed $13.3 million or 89% of the increase. Excluding the total revenues generated by the Acquired Properties, total revenues increased $1.6 million due to an increase in average rental rates throughout the portfolio and strong specialty (temporary) leasing (which involves temporary leases of space for a period of 30 days to 11 months). The Company believes such specialty leasing will continue to be part of the Company's leasing program.

    TOTAL EXPENSES increased $9.0 million or 49% to $27.5 million for the three months ended March 31, 1997 as compared to $18.5 million for the same period in 1996. The increase was primarily the result of the acquisition of the Acquired Properties which contributed $7.7 million or 86% of the increase in total expenses. Additionally, depreciation expense increased $1.1 million or 12% of the increase in total expenses due to the Mission Valley Center and Mid Rivers Mall redevelopment projects being substantially completed during the quarter ended March 31, 1997.

    INTEREST EXPENSE increased $5.4 million or 72% to $12.9 million for the three months ended March 31, 1997 as compared to $7.5 million for the same period in 1996. The increase was primarily due to the acquisition of the Acquired Properties which contributed $4.9 million or 91% of the increase in interest expense. The remaining increase in interest expense was due primarily to the Mission Valley Center and Mid Rivers Mall redevelopment projects substantially completed during the quarter ended March 31, 1997.

    EQUITY IN INCOME of unconsolidated real estate partnerships increased approximately $0.55 million or 76% to $1.3 million for the three months ended March 31, 1997 as compared to $0.75 million for the same period in 1996 due to the 1997 recovery of earthquake repair costs totaling $0.2 million which were incurred by the Topanga Plaza Partnership as a result of the 1994 Northridge earthquake. Additionally, minimum rents increased for the portfolio of unconsolidated real estate partnerships.

    NET INCOME increased $1.2 million or 19% to $7.9 million for the three months ended March 31, 1997 as compared to $6.7 million for the same period in 1996 for the reasons discussed above.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    TOTAL REVENUES increased $44.8 million or 40% to $156.1 million for the year ended December 31, 1996 as compared to $111.3 million for the same period in 1995. The increase is primarily the result of the acquisition of the Acquired Properties and consolidation of the Company's equity interest in the Mission Valley Partnership. The Acquired Properties contributed $27.1 million or 61% of the increase in total revenues from 1995 to 1996 and the Mission Valley Partnership contributed $13.1 million or 29% of the increase. Total revenues increased $4.5 million or 10% of the increase in total revenues from 1995 to 1996 due to increases in average rental rates throughout the portfolio and strong specialty (temporary) leasing (which involves temporary licenses of space for a period from 30 days to 11 months). The Company believes such specialty leasing will continue to be an ongoing part of the Company's leasing program.

    TOTAL EXPENSES increased $28.2 million or 43% to $93.9 million for the year ended December 31, 1996 as compared to $65.7 million for the same period in 1995. The increase is primarily the result of the acquisition of the Acquired Properties and consolidation of the Company's equity interest in the Mission Valley Partnership. The Acquired Properties contributed $15.5 million or 55% of the increase in total expenses from 1995 to 1996 and the Mission Valley Partnership contributed $8.2 million or 29% of the increase. Total expenses increased $1.9 million or 7% of the increase in total expenses from 1995 to 1996 due to increases in other operating expenses ($0.6 million), management fees ($0.4 million) and depreciation and amortization ($0.9 million).

    INTEREST EXPENSE, net of capitalized interest, increased $12.3 million or 44% to $40.2 million for the year ended December 31, 1996 as compared to $27.9 million for the same period in 1995. The increase is due primarily to the acquisition of the Acquired Properties and consolidation of the Company's equity interest in the Mission Valley Partnership. The Acquired Properties contributed $10.0 million to the increase in net interest expense and the Mission Valley Partnership contributed $1.9 million to the increase. On a combined basis, the Acquired Properties and the Mission Valley Partnership represent 97% of the increase in net interest expense.

    MINORITY INTEREST IN REAL ESTATE PARTNERSHIPS was $1.1 million for the year ended December 31, 1996 due to the consolidation of the Mission Valley Partnership in 1996.

    EQUITY IN INCOME (LOSSES) of unconsolidated real estate partnerships decreased by $0.3 million due primarily to the consolidation of the Mission Valley Partnership in 1996.

    NET INCOME increased $2.9 million (which is net of a $2.6 million advisory fee) or 13% to $24.7 million from $21.8 million for the same period in 1995. Excluding the advisory fee, which was not payable for 1996, net income increased $5.5 million of which the Acquired Properties contributed $1.6 million or 29% of the increase, the Mission Valley Partnership contributed $2.1 million or 38% of the increase and the other Properties contributed $1.8 million or 33% of the increase.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO PRO FORMA YEAR ENDED DECEMBER 31,
  1994

    TOTAL REVENUES decreased $0.9 million or 1% to $111.3 million for the year ended December 31, 1995 as compared to $112.2 million for the Pro Forma year ended December 31, 1994. The increase in rental revenues from $66.1 million to $75.1 million for Pro Forma 1994 to 1995 is primarily the result of increased minimum rents at Montgomery Mall and The Plaza at West Covina, the completion of the redevelopment of Westland Towne Center in late 1994, and the increase in the specialty leasing and kiosk program. Offsetting this increase was a reduction in service fee income and tenant recoveries. Service fee income decreased $5.0 million in 1995 as a result of Westfield Holdings's assumption of the management of the Company's shopping centers as described above. Tenant recovery revenue decreased $3.7 million due to lower recoverable operating expenses.

    TOTAL EXPENSES decreased $6.3 million or 9% to $65.7 million for the year ended December 31, 1995 as compared to $72.0 million for the Pro Forma year ended December 31, 1994. The decrease is due primarily to a decrease of $4.0 million in general and administrative costs resulting from Westfield Holdings's assumption of the management of the Centers as described above. Additionally, operating-recoverable expenses decreased $2.6 million due to operational efficiencies.

    INTEREST EXPENSE increased $3.3 million or 13% to $27.9 million for the year ended December 31, 1995 as compared to $24.6 million for the Pro Forma year ended December 31, 1994. The increase resulted primarily from borrowings assumed in connection with the Acquisition and the borrowings of $1.5 million in connection with the purchase of a department store at Enfield Square and $9.0 million for the purchase of an additional 25.8% interest in the Mission Valley Partnership.

    EQUITY IN INCOME (LOSSES) of unconsolidated real estate partnerships increased $5.9 million to $3.4 million for the year ended December 31, 1995 as compared to a loss of $2.5 million for the Pro Forma year ended 1994 resulting from an improvement in operations at each of the partnerships in which the Company has an equity interest. The Annapolis Mall net income increased $0.7 million in 1995 as a result of an increase in minimum rent. The Company's share of operations of the Topanga Plaza Partnership increased $2.8 million as the Topanga Plaza Partnership recognized a loss of $1.5 million for the Pro Forma year ended 1994 as a result of the 1994 Northridge Earthquake and recognized income of $1.3 million in 1995 from insurance proceeds received for business interruption caused by the earthquake. Additionally, the Company increased its ownership interest in the Mission Valley Partnership in September 1995 resulting in the recognition of an additional 25.8% of operations of the Mission Valley Partnership.
    NET INCOME increased $6.2 million or 40% to $21.8 million for the year ended December 31, 1995 as compared to $15.6 million for the same period in 1994 for the reasons discussed above.

PRO FORMA OPERATING RESULTS--THREE MONTHS ENDED MARCH 31, 1997 TO THREE MONTHS
  ENDED MARCH 31, 1997

    On a pro forma basis, after giving effect to the Offerings and concurrent transactions, net income of the Company for the three months ended March 31, 1997 was $14.2 million as compared to historical net income of the Company for the same period of $7.9 million. The pro forma adjustments increased revenues by $9.1 million and total operating expenses by $4.0 million, as a result of reflecting the operations for Annapolis Mall and Wheaton Plaza for the three months ended March 31, 1997. The pro forma adjustments increased interest expense by $0.7 million as a result of additional borrowings on the Company's unsecured corporate credit line as described under "Use of Proceeds." Equity in income of unconsolidated real estate partnerships decreased $0.8 million due to the purchase of the outside partner's interest in Annapolis Mall and consolidating Annapolis Mall. The pro forma adjustments increased interest income by $3.3 million reflecting interest earned on the Garden State Plaza Loan as described under "Use of Proceeds." The pro forma adjustments increased the minority interest in earnings of unconsolidated real estate partnerships by $0.7 million due to purchasing a 70% interest in Wheaton Plaza.

PRO FORMA OPERATING RESULTS--YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER
  31, 1996

    On a pro forma basis, after giving effect to the Offerings and concurrent transactions, net income of the Company for the year ended December 31, 1996 was $51.2 million as compared to historical net income of the Company for the same period of $24.7 million. The pro forma adjustments increased revenues by $63.9 million and total operating expenses by $32.5 million, as a result of reflecting the operations of the Acquired Properties for the period January 1, 1996 through June 30, 1996, the operations of Annapolis Mall and Wheaton Plaza for the year ended December 31, 1996 and a decrease in the advisory fee due to an amendment of the Advisory Agreement. The pro forma adjustments increased interest expense by $12.8 million as a result of additional borrowings on the Company's unsecured corporate credit line as described under "Use of Proceeds," and additional interest expense that would have been incurred had the Acquired Properties been acquired on January 1, 1996 versus July 1, 1996. Equity in income of unconsolidated real estate partnerships decreased $3.0 million due to the purchase of the outside partner's interest in Annapolis Mall and consolidating Annapolis Mall. The pro forma adjustments increased interest income by $12.7 million reflecting interest earned on the Garden State Plaza Loan as described under "Use of Proceeds." The pro form adjustments increased the minority interest in earnings of unconsolidated real estate partnerships by $1.9 million due to purchasing a 70% interest in Wheaton Plaza.

CASH FLOWS

    COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED). Cash and cash equivalents decreased $5.5 million for the three months ended March 31, 1997 when compared to the same period in 1996 due primarily to cash used in operating, investing and financing activities. Net cash provided by operating activities decreased $0.2 million due to an increase in tenant accounts receivable. Net cash used in investing activities increased $4.6 million primarily due to capital expenditures totaling $4.7 million pertaining to the expansion and redevelopment of South Shore Mall, Eastland Center and Mid Rivers Mall partially offset by an increase in net distributions received from unconsolidated real estate partnerships of $0.2 million. Net cash used in financing activities increased due to an increase in net distributions to shareholders of $6.6 million, partially offset by increased borrowings of $6.3 million incurred primarily to finance redevelopment and expansion activities.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31,
1995. Cash and cash equivalents increased $6.7 million in 1996 when compared to the same period in 1995 due to the excess of cash provided by operating activities and financing activities over cash used for investing activities. Net cash provided by operating activities increased by $12.9 million to $55.8 million when compared to $42.9 million in 1995. The increase in cash provided by operating activities is primarily due to the additional cash flow generated from the Acquired Properties. Net cash used in investing activities was $97.1 million higher in the year ended 1996 than the comparable period of 1995 as a result of purchasing the Acquired Properties in July 1996 for $62.8 million, renovation and redevelopment costs of $13.3 million for Mission Valley Center which was not consolidated in 1995, renovation and redevelopment costs at Eastland Center and Mid Rivers Mall aggregating $17.2 million, and pre-development costs for the Properties of $1.0 million. Net cash provided by financing activities was $105.2 million higher in the year ended 1996 than the comparable period of 1995. The increase in cash flows provided by financing activities reflects the issuance of stock, repurchase of stock and repayment of debt associated with the Recapitalization. Additionally, the 1996 financing activities reflect distributions to common and preferred shareholders which were $9.8 million higher when compared to the same period in 1995 as a result of additional distributable income generated by the Acquired Properties and increased specialty leasing.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31,
1994. Cash and cash equivalents decreased $14.3 million in 1995 when compared to the same period in 1994 due to the excess of cash used in financing activities over cash provided by operating activities and investing activities. Net cash provided by operating activities increased $17.1 million to $43.0 million when compared to $25.9 million in 1994. The increase in cash provided by operating activities is due primarily to an increase in net income, increased collections of accounts receivable, and changes in deferred expenses, other assets and deferred taxes. Net cash provided by investing activities was $5.4 million higher in the year ended December 31, 1995 when compared to the comparable period in 1994. The increase in cash provided by investing activities reflects $12.8 million of capital expenditures in 1995 as compared to $32.1 million in 1994 primarily due to the completion of the Westland Towne Center redevelopment in 1994. In 1995, the Company began the Eastland Center and Mid Rivers Mall developments. This increase in cash flows from investing activities is partially offset by a reduction in distributions received from unconsolidated real estate partnerships of $13.7 million primarily due to a special distribution received by the Company in 1994 from the Meriden Square Partnership as a result of a debt financing. Net financing activities increased $20.7 million to $62.7 million for the year end December 31, 1995 when compared to $42.0 million for the same period in 1994. The increase in cash used for financing activities is due primarily to increased distributions due to an increase in cash provided by operations.

EBITDA--EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

    The Company believes that there are several important factors that contribute to the ability of the Company to increase rent and improve profitability of its shopping centers, including aggregate tenant sales volume, sales per square foot, occupancy levels and tenant costs. Each of these factors has a significant effect on EBITDA. The Company believes that EBITDA is an effective measure of shopping center operating performance because, EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA: (i) does not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of the Company's operating performance; (iii) is not indicative of cash flows from operating, investing and financing activities (determined in accordance with GAAP); and (iv) is not an alternative to cash flows (determined in accordance with GAAP) as a measure of the Company's liquidity.

    The Company's total EBITDA before minority interest plus its pro-rata share of EBITDA of unconsolidated real estate partnerships ("Total EBITDA") increased from $92.2 million in 1994 to $124.4 million in 1996, representing a compound annual growth rate of 16%. The growth in total EBITDA reflects the addition of Total GLA, increased rental rates, increased tenant sales, improved occupancy levels and effective control of operating costs. During this period, the operating profit margin increased from 62% to 64%. This improvement is also primarily attributable to aggressive leasing of new and existing space and effective control of operating costs.

    A summary of EBITDA for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 follows:

                                                         FOR THE THREE MONTHS
                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                           ENDED MARCH 31,     ----------------------------------
                                                         --------------------                           PROFORMA
                                                           1997       1996        1996        1995        1994
                                                         ---------  ---------  ----------  ----------  ----------
                                                             (UNAUDITED)

                                                                             ($ IN THOUSANDS)
EBITDA of wholly-owned and consolidated real estate
  partnerships.........................................  $  31,288  $  21,762  $  100,962  $   75,267  $   70,920
Pro rata share of EBITDA of unconsolidated real estate
  partnerships.........................................      6,563      6,193      24,020      26,932      21,300
                                                         ---------  ---------  ----------  ----------  ----------
Total EBITDA...........................................  $  37,851  $  27,955  $  124,982  $  102,199  $   92,220
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
EBITDA after minority interest (1).....................  $  37,242  $  27,540  $  124,352  $  102,199  $   92,220
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Increase in Total EBITDA from prior period.............         35%    --            22.3%       10.8%     --
Increase in EBITDA after minority interest from prior
  period...............................................         35%    --            21.7%       10.8%     --

------------------------

(1) EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all Properties after the minority share in Mission Valley Partnership EBITDA.

FUNDS FROM OPERATIONS

    The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 which defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. In addition, Funds from Operations as computed by the Company may not be comparable to similarly titled figures reported by other REITs.

    The following is a summary of the Funds from Operations of the Company and a reconciliation of net income to Funds from Operations for the periods presented:

                                                             FOR THE THREE MONTHS         FOR THE YEARS ENDED
                                                                                             DECEMBER 31,
                                                               ENDED MARCH 31,     ---------------------------------
                                                             --------------------                         PROFORMA
                                                               1997       1996       1996       1995        1994
                                                             ---------  ---------  ---------  ---------  -----------
                                                                                ($ IN THOUSANDS)
Funds from Operations......................................  $  22,564  $  18,046  $  75,842  $  65,792   $  58,257
                                                             ---------  ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  ---------  -----------
Increase in Funds from Operations from prior period........      25.0%     --          15.3%      12.9%      --
                                                             ---------  ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  ---------  -----------
Reconciliation:
  Net income...............................................  $   7,964  $   6,707  $  24,696  $  21,846  $   15,612
  Amortization of deferred financing leases................        499        466      1,883      1,786       1,679
Plus:
  Depreciation and amortization from consolidated
    properties.............................................     11,622      8,221     38,596     29,150      28,134
  The Company's share of depreciation and amortization from
    unconsolidated real estate partnerships................      2,710      2,741     11,100     13,010      12,832
Less:
Minority interest portion of depreciation and
 amortization..............................................       (231)       (89)      (433)    --          --
                                                             ---------  ---------  ---------  ---------  -----------
Funds from Operations......................................  $  22,564  $  18,046  $  75,842  $  65,792  $   58,257
                                                             ---------  ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  ---------  -----------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THREE MONTHS ENDED MARCH
  31, 1996.

    The ratio of earnings to combined fixed charges and preferred stock dividends decreased to $1.59 for the three months ended March 31, 1997 compared to 1.99 for the three months ended March 31, 1996. This decrease is mainly due to approximately $2.0 million in distributions on preferred stock issued on July 1, 1996, an increase in interest expense of approximately $5.4 million offset by an increase in net income of approximately $1.3 million and an increase in distributions from unconsolidated real estate partnerships in excess of related earnings of approximately $2.0 million.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    The ratio of earnings to combined fixed charges and preferred stock dividends decreased to 1.60 for the year ended December 31, 1996 compared to
2.25 for the year ended December 31, 1995. This decrease is due primarily to an increase in interest expense in 1996 compared to 1995 of approximately $12.3 million, payment of approximately $4.3 million of distributions on preferred stock issued in 1996, offset by an increase in income before taxes and minority interest of approximately $2.9 million.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO PERIOD FROM FEBRUARY 12, 1994
  THROUGH DECEMBER 31, 1994

    The ratio of earnings to combined fixed charges and preferred stock dividends decreased to 2.25 for the year ended December 31, 1995 compared to
2.89 for the period from February 12, 1994 through December 31, 1994. This decrease is due to an increase in net income of approximately $6.6 million, offset by a decrease of approximately $13.4 million in distributions from unconsolidated real estate partnerships and an increase in interest expense of approximately $3.8 million.

PORTFOLIO DATA

    REPORTED TENANT SALES VOLUME AND SALES PER SQUARE FOOT. From 1994 to 1996, reported sales for Mall Stores (excluding the recently redeveloped Eastland Center) increased from $1,487 million to $1,591 million, an average annual compound growth rate of 3%. Total sales for Mall Stores affect revenue and profitability levels of the Company because they determine the amount of minimum rent the Company can charge, the percentage rent it realizes, and the recoverable expenses (common area maintenance, real estate taxes, etc.) the tenants can afford to pay.

    The following illustrates total sales for Mall Stores:

                                                                                    ANNUAL
FOR YEAR ENDED DECEMBER 31,                                                   PERCENTAGE INCREASE
---------------------------------------------------------  TOTAL SALES FOR  -----------------------
                                                             MALL STORES
                                                           ---------------
                                                            (IN MILLIONS)
1994.....................................................     $   1,487               --
1995.....................................................         1,533                  3.1%
1996.....................................................         1,591                  3.8

    Reported sales per square foot for Mall Stores located at Centers under Westfield Holdings's management (excluding the recently redeveloped Eastland Center) for the years 1994 to 1996 were as follows:

                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1996       1995       1994
                                                              ---------  ---------  ---------
Reported sales per square foot..............................  $     297  $     279  $     263
Increase from prior year....................................        6.5%       6.1%    --

    If North County is included reported sales per square foot for Mall Stores located at Centers (excluding the recently redeveloped Eastland Center) for the years 1994 to 1996 were as follows:

                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1996       1995       1994
                                                              ---------  ---------  ---------
Reported sales per square foot..............................  $     300  $     280  $     266
Increase from prior year....................................        7.1%       5.3%    --

    In 1996, the Centers under Westfield Holdings's management (including the Acquired Properties as if they were owned by the Company during such period but excluding the recently redeveloped Eastland Center) reported average Mall Store sales psf of $297 (including North County Fair, sales psf of $300) as compared to an industry average of $278 psf for the same period (Source: ICSC Monthly Mall Merchandise Index, February 1997).

    As reflected in the above table, the increase in sales per square foot from 1994 to 1996 for Mall Stores located at Centers under Westfield Holdings's management (excluding the recently redeveloped Eastland Center) was 13%.

    The Company believes these sales levels enhance the Company's ability to obtain higher rents from tenants.

LEASING

    The amount of leased Mall Store space at Stabilized Centers (including the Acquired Properties as if they were owned by the Company as of December 31,
1994) increased each year from 88% at December 31, 1994 to 92% (88% to 91%, including North County Fair) at December 31, 1996, excluding temporary leases with durations of less than one year. The Company excludes temporary leasing from the calculation of leased Mall Store space since such leases are on a short-term team basis (30 days to 11 months) and are subject to termination by the Company on 30 days' notice.

TENANT OCCUPANCY COSTS

    A tenant's ability to pay rent is affected by the percentage of its sales represented by occupancy costs, which consist of base rents and expense recoveries. As sales levels increase, if expenses subject to recovery are controlled, the tenant can pay higher rent. From 1994 to 1996 recoverable expenses remained relatively constant while sales per square foot continued to increase. This has permitted base rents to increase without raising a tenant's total occupancy cost beyond its ability to pay.

    The following table illustrates occupancy cost as percentage of sales for reporting tenants for 1996 and 1995:

                                                         (INCLUDING NORTH      (EXCLUDING NORTH
                                                       COUNTY FAIR) FOR THE  COUNTY FAIR) FOR THE
                                                       YEARS ENDED DECEMBER  YEARS ENDED DECEMBER
                                                               31,                   31,
                                                       --------------------  --------------------
                                                         1996       1995       1996       1995
                                                       ---------  ---------  ---------  ---------
Mall Stores
  Base rents.........................................        8.6%       8.9%       8.5%       8.7%
  Expense recoveries.................................        4.6        4.8        4.7        4.9
                                                             ---        ---        ---        ---
    Total............................................       13.2%      13.7%      13.2%      13.6%
                                                             ---        ---        ---        ---
                                                             ---        ---        ---        ---

    As a result of these factors, the average effective (base plus percentage) rents for Mall Stores located at Centers under Westfield Holdings's management (including the Acquired Properties as if they were owned by the Company as of December 31, 1994) increased from 1994 to 1996. Effective rents per square foot of Mall Stores located at Centers under Westfield Holdings's management increased 8% during this period (including North County Fair, 7%). The following highlights this trend:

                                                 (INCLUDING NORTH        (EXCLUDING NORTH
                                               COUNTY FAIR) AVERAGE    COUNTY FAIR) AVERAGE
                                                EFFECTIVE RENT PER      EFFECTIVE RENT PER
                                                   SQUARE FOOT             SQUARE FOOT
                                              ----------------------  ----------------------
                                                MALL                    MALL
AS OF DECEMBER 31,                             STORES     % CHANGE     STORES     % CHANGE
--------------------------------------------  ---------  -----------  ---------  -----------
1992........................................  $   21.73      --       $   21.29      --
1993........................................      22.84         5.1%      22.50         5.7%
1994........................................      25.77        12.3       25.55        13.6
1995........................................      26.51         2.9       26.33         3.1
1996........................................      27.50         3.7       27.62         4.9

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   AVERAGE BASE RENT PER SQUARE FOOT MALL
                   STORES
                                              Dollars Per Square Ft
1994                                                            $25
1995                                                            $26
1996                                                            $28

LIQUIDITY AND CAPITAL RESOURCES

    On a pro forma basis as of March 31, 1997, after giving effect to the Offerings and concurrent transactions and the application of the proceeds thereof, the Company's consolidated indebtedness is expected to increase from approximately $783.3 million to approximately $823.6 million. The maturity dates of such indebtedness range from 1999 to 2014. The Company's ratio of debt-to-Total Market Capitalization would be approximately 41% on a pro forma basis as of March 31, 1997. The interest rate on the fixed-rate debt ranges from 6.15% to 8.09%. See "Debt Summary." After the Offerings, scheduled principal amortization and balloon payments in connection with maturing mortgage indebtedness over the next five years and thereafter are set forth in the table below:

YEAR
------------------------------------------------------------------------------      AMOUNT
                                                                                --------------
                                                                                (IN THOUSANDS)
1997..........................................................................    $    4,944
1998..........................................................................         7,022
1999..........................................................................       194,542
2000..........................................................................       383,899
2001..........................................................................       170,157
Thereafter....................................................................        63,048

    At December 31, 1996, the Company had two swap agreements with respect to interest currently payable by the Company. Interest rate swaps are contractual agreements between the Company and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). In the unlikely event that a counterparty fails to meet the terms of an interest rate swap contact, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of the counterparties. Under one of the swap agreements, which has a notional amount of $125.0 million, the Company is credited interest at LIBOR and incurs interest at a fixed rate of 5.75%. Under the second swap agreement, which has a notional amount of $11.4 million, the Company incurs interest at LIBOR and is credited interest at a fixed rate of 6.23%. Both swap agreements expire in 2000.

    The Company has also entered into interest rate exchange agreements to manage future interest rates. These agreements consists of swaps and involve the future receipt, corresponding with the expiration of existing fixed rate mortgage debt, of a floating rate based on LIBOR and the payment of a fixed rate. At December 31, 1996, the Company had interest rate exchange agreements beginning February 11, 1999 and expiring after three years with notional principal amounts totaling $90.0 million which provide that the Company will pay 6.125% per annum. Subsequently, the Company entered into interest rate exchange agreements beginning in February 1999 and April 2000 and expiring at various dates in 2002 with notional principal amounts totaling $227.0 million which provide that the Company will pay 6.25% per annum. These exchange rate agreements ensure that, upon the expiration of certain of the Company's mortgage debt, if the Company refinances such debt with new LIBOR based loans, the interest rate on such loans will be no more than 6.125% or 6.25%, plus the applicable spread of the loan at such time.

    The historical sources of capital used to fund the Company's operating expenses, interest expense, recurring capital expenditures and non-recurring capital expenditures (such as major building renovations and expansions) have been: (i) Funds from Operations, (ii) property financing and (iii) capital contributions. The Company anticipates that all development projects, expansion projects and potential acquisitions will be funded by external financing sources.

    Capital expenditures were $44.1 million, $12.8 million and $32.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. The following table shows the components of capital expenditures.

                                                                        FOR THE YEARS ENDED DECEMBER
                                                                                     31,
                                                                       -------------------------------
                                                                         1996       1995       1994
                                                                       ---------  ---------  ---------
                                                                                (IN MILLIONS)
Renovations and expansions...........................................  $    39.0  $     8.3  $    27.1
Tenant allowances....................................................        5.0        4.1        4.1
Other capital expenditures...........................................        0.1        0.4        0.9
                                                                       ---------  ---------  ---------
    Total............................................................  $    44.1  $    12.8  $    32.1
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Capital expenditures were financed by external funding and recovery of costs from tenants where applicable. The Company is currently involved in several development projects and had outstanding commitments with contractors totaling approximately $35.8 million as of December 31, 1996, which will be funded through existing mortgage debt and the secured revolving credit facility discussed below.

    The Company anticipates that its Funds from Operations will provide the necessary funds on a short-and long-term basis for its operating expenses, interest expense on outstanding indebtedness and all distributions to the shareholders in accordance with the REIT Requirements. Sources of recurring and non-recurring capital expenditures on a short-term and long-term basis, such as major building renovations and expansions, as well as for scheduled principal payments, including balloon payments on outstanding indebtedness are expected to be obtained from: (i) additional debt financing, (ii) additional equity and
(iii) working capital reserves.

    The Company also may obtain additional funds for future acquisitions and development through borrowings, the issuance of equity securities or partnership arrangements. Certain acquisitions may be undertaken through the issuance of additional equity securities. The Company intends to incur additional indebtedness in a manner consistent with its policy of maintaining a debt-to-Total Market Capitalization ratio of not more than 50%. The Company intends to access debt financing from the capital markets on a secured or unsecured basis.

    As of March 31, 1997, the Company's balance of cash and cash equivalents was $2.6 million, not including its proportionate share of cash held by unconsolidated real estate partnerships. The Company currently has a $50.0 million unsecured revolving credit facility. The Company has entered into a letter of intent for a new $600.0 million unsecured revolving credit facility with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia, and Union Bank of Switzerland, of which approximately $163.0 million will be used to refinance existing secured debt and the balance will be used for the Company's redevelopment and acquisition activities, as well as working capital, capital costs and general corporate purposes. There can be no assurance that a definitive credit agreement with respect to this loan facility will be entered into. For a further description of the proposed credit facility see "Business and Properties--Debt Summary."

    Although no assurance can be given, the Company believes that it will have access to capital resources sufficient to satisfy the Company's cash requirements and expand and develop its business in accordance with its strategy for growth.

INFLATION

    Inflation has remained relatively low during the past three years and has had a minimal impact on the operating performance of the Properties. Nonetheless, substantially all of the tenants' leases contain provisions designed to lessen the impact of inflation. Such provisions include clauses enabling the Company to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clause, which generally increase rental rates during the terms of the lease. In addition, many of the leases are for terms of less than ten years, which may enable the Company to replace existing leases with new leases at higher base and/or percentage rentals if rents of the existing leases are below the then-existing market rate. Substantially all of the leases, other than those for anchors, require the tenants to pay a proportionate share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company's exposure to increases in cost and operating expenses resulting from inflation.

    However, inflation may have a negative impact on some of the Company's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Also, for tenant leases with stated rent increases, inflation may have a negative effect as the stated rent increases in these leases could be lower than the increase in inflation at any given time.

SEASONALITY

    The shopping center industry is seasonal in nature, particularly in the fourth quarter during the holiday season, when tenant occupancy and retail sales are typically at their highest levels. In addition, shopping malls achieve most of their temporary tenant rents during the holiday season. As a result of the above, earnings are generally highest in the fourth quarter of each year.

                            BUSINESS AND PROPERTIES

GENERAL

    The Company's portfolio consists of interests in 13 super regional shopping centers, six regional shopping centers and three Power Centers, the May Properties and certain other real estate investments.

THE SHOPPING CENTER BUSINESS

    According to "The Scope of the Shopping Center Industry in the United States 1996" as published by the ICSC, retail shopping centers accounted for approximately 58% of retail sales in the United States (excluding sales by automotive dealers and gasoline service stations), or an estimated $914.2 billion, in 1996. The ICSC divides shopping centers into various categories including, among others, super regional shopping centers which are greater than 800,000 square feet of total gross leasable area, regional shopping centers ranging from 400,000 to 800,000 square feet of total gross leasable area, and power centers ranging from 250,000 to 600,000 square feet of total gross leasable area.

    Most regional and super regional shopping centers compete for consumer retail dollars by offering fashion merchandise, hard goods and services, generally in an enclosed, climate-controlled environment with convenient parking. Regional and super regional shopping centers have differing strategies for price levels depending upon the market demographics, competition and the merchants and merchandise offered, from very high-end presentations, on the one extreme, to a strategy of leasing exclusively to promotional, single category outlet stores, on the other. Super regional shopping centers generally have more variety and assortment than regional shopping centers.

    The Company owns interests in 13 super regional shopping centers, with approximately 14.0 million square feet of Total GLA, representing 72.9% of the Total GLA. According to the ICSC, nationwide there are approximately 680 super regional shopping centers, representing 1.7% of shopping centers across the country.

    The Company owns interests in six regional shopping centers with approximately 3.7 million feet of Total GLA, representing 19.5% of the Total GLA. According to the ICSC, nationwide there are approximately 1,235 regional shopping centers representing 3% of shopping centers across the country.

    Power centers tend to have category-dominant anchors and few small tenants. The Company has three Power Centers, including Eastland Center which was recently converted from a regional shopping center. The Company is also planning to build a power center on land adjacent to Topanga Plaza and to redevelop the existing Power Center known as Mission Valley Center-West into a value-oriented power center. The Power Centers have approximately 1.5 million square feet of Total GLA, representing 7.6% of Total GLA.

INDUSTRY TRENDS AND THE COMPANY'S MERCHANDISING

    The Manager continually monitors and analyzes trends in the Centers and the industry as a whole. The Manager's in-house research, marketing, merchandising, and leasing professionals work together to identify retail trends and seek to merchandise and lease the Centers in response to those market trends. The following significant industry trends have been identified.

    Over the past six years, the Manager has identified a major fashion shift in ready-to-wear with women's fashion retailers decreasing from approximately 24% to 19.8% of Mall GLA. The trend to casual dressing and the resulting consumer interest in value-oriented ready-to-wear, including casual and athletic footwear, has changed the nature of fashion in the Centers. The trend has moved from women's ready-to-wear to unisex apparel with unisex retailers increasing from 8.2% to 14.7% of Mall GLA over the period. The Manager has sought out unisex tenants such as Eddie Bauer, J. Crew, The Gap, Banana Republic, American Eagle and others.

    New retailers are revitalizing the merchandise variety available at the Centers, including The Disney Store, Starbucks, Garden Botanika, Coach Leather, The Museum Company, Warner Bros., Crate and Barrel, The Nature Company, The Bombay Company, and California Pizza Kitchen.

    Successful retailers (including The Gap, Banana Republic and The Limited) are expanding their formats into larger stores and combining stores such as The Gap, Gap Kids and the Baby Gap.

    There has been a recent "baby-boom" in the U.S., in years 1989-1993, births have exceeded four million for the first time since the early 1960's; there are now 20 million Americans between the ages of four and eight. As a result of this new "baby-boom," the Manager is making a special effort to attract children's ready-to-wear (i.e., Gap Kids, Baby Gap, and Gymboree) and related kids' retailers (toys, software, videos), to its Centers. Marketing has also been tailored to attract this young market and their parents through strategies such as "Kids Clubs" and mall promotions.

    The Manager is merchandising the Centers today to take advantage of the fast growing teenage market. There are 37 million teens in the U.S., and there has been a fashion shift to more stylish, junior ready-to-wear. Also, as the new "baby-boomers" reach their teenage years the Manager believes such tenants as Wet Seal, Contempo Casuals, Rampage/Friends, Pacific Sunwear, Claire's Store and The Limited will benefit from these demographic trends.

    The Manager and the Company are optimistic about the future of the regional shopping center business because the consolidation of the department stores in recent years provides the Centers with financially stronger anchor stores. Also, the new innovative retailers entering the Centers offer greater merchandise selection for the shopper. The Company believes the demographic trends described above will be beneficial to the fashion retailers in the same manner that the first generation of "baby-boomers" that were fashion oriented drove the dramatic growth of the shopping industry in the 1970's and 1980's.

THE CENTERS

    As set forth in the following table, the Company's portfolio consists of interests in 13 super regional shopping centers, six regional centers and three Power Centers located in seven states in the East Coast, the Mid West, and the West Coast regions of the United States and totalling 19.2 million square feet of Total GLA. In addition, the Company has an option to acquire the stock of Westland Realty, Inc., the holder of an indirect 50% interest in Garden State Plaza pursuant to the Garden State Plaza Option.

                                 CENTER PROFILE

                                                                          PERCENTAGE OF
                                                                            MALL GLA
                                                                            LEASED AT       1996 MALL STORE      HISTORY AND
SHOPPING CENTER AND              PERCENTAGE    TOTAL GLA    MALL GLA      DECEMBER 31,           SALES            STATUS OF
LOCATION(1)                      OWNERSHIP     (SQ. FT.)     SQ. FT.          1996         (PER SQ. FT.)(2)      DEVELOPMENT
------------------------------  ------------  -----------  -----------  -----------------  -----------------  -----------------
EAST COAST
Annapolis Mall,(5) ...........       30          990,702      408,554              96          $     371         Opened 1980
  Annapolis, Maryland                                                                                            Redeveloped
                                                                                                                  1983/1994

Connecticut Post Mall,(6) ....      100          831,707      438,405              91                298         Opened 1960
  Milford, Connecticut                                                                                        Redeveloped 1991

Enfield Square,(6)(7) ........      100          678,822      260,632              76                215         Opened 1971
  Enfield, Connecticut                                                                                           Redeveloped
                                                                                                                  1987/1997

Meriden Square, ..............       50          746,695      294,654              92                330         Opened 1971
  Meriden, Connecticut                                                                                           Redeveloped
                                                                                                                  1988/1993

Montgomery Mall, .............      100        1,253,482      467,872              97                405         Opened 1968
  Bethesda, Maryland                                                                                             Redeveloped
                                                                                                               1976/1982/1984
                                                                                                                    1991

South Shore Mall,(7)(8) ......      100        1,108,111      370,962              92                292      Opened 1963 Under
  Bay Shore, New York                                                                                           Redevelopment

Trumbull Shopping Park, ......      100        1,160,716      464,088              86                314         Opened 1964
  Trumbull, Connecticut                                                                                          Redeveloped
                                                                                                               1982/1987/1990
                                                                                                                    1992
                                              -----------  -----------             --

    Total(8)..................                 6,770,235    2,705,167              92
                                              -----------  -----------             --

                                  TRADE AREA
                                  POPULATION
                                  (000S)(3)/
                                AVERAGE ANNUAL
SHOPPING CENTER AND                HOUSEHOLD      MAJOR RETAILERS AND
LOCATION(1)                       INCOME $(4)      SPECIAL FEATURES
------------------------------  ---------------  ---------------------
EAST COAST
Annapolis Mall,(5) ...........          450/     Nordstrom, Hecht's,
  Annapolis, Maryland                $63,400     J.C. Penney,
                                                 Montgomery Ward
Connecticut Post Mall,(6) ....          430/     Filene's, J.C.
  Milford, Connecticut               $54,600     Penney, Caldor
Enfield Square,(6)(7) ........          312/     Filene's, J.C.
  Enfield, Connecticut               $53,700     Penney. Sears
                                                 scheduled to open
                                                 Spring 1997.
Meriden Square, ..............          396/     Filene's, J.C.
  Meriden, Connecticut               $54,800     Penney, Sears
Montgomery Mall, .............          612/     Nordstrom, Hecht's,
  Bethesda, Maryland                 $79,900     Sears, J.C. Penney
South Shore Mall,(7)(8) ......          495/     Macy's, J.C. Penney,
  Bay Shore, New York                $66,500     Sears scheduled to
                                                 open Fall 1997
Trumbull Shopping Park, ......          536/     Macy's, Filene's,
  Trumbull, Connecticut              $71,400     Lord & Taylor, J.C.
                                                 Penney
    Total(8)..................

                                                                          PERCENTAGE OF
                                                                         MALL GLA LEASED
                                                                               AT           1996 MALL STORE      HISTORY AND
SHOPPING CENTER AND              PERCENTAGE    TOTAL GLA    MALL GLA      DECEMBER 31,           SALES            STATUS OF
LOCATION(1)                      OWNERSHIP     (SQ. FT.)    (SQ. FT.)         1996         (PER SQ. FT.)(2)      DEVELOPMENT
------------------------------  ------------  -----------  -----------  -----------------  -----------------  -----------------
MID WEST
Mid Rivers Mall,(7) ..........      100          929,185      352,371              87                248         Opened 1987
  St. Peters, Missouri                                                                                           Redeveloped
                                                                                                                  1990/1996

South County Center,(6) ......      100          754,063      259,360              93                270         Opened 1963
  St. Louis, Missouri                                                                                         Redeveloped 1979

West County Center, ..........      100          583,646      152,590              95                267         Opened 1969
  Des Peres, Missouri                                                                                         Redeveloped 1985

West Park Mall, ..............      100          502,856      230,505              92                212         Opened 1981
  Cape Girardeau, Missouri                                                                                    Redeveloped 1984

Westland Towne Center, .......      100          470,943      137,520              95                175         Opened 1960
  Lakewood, Colorado                                                                                             Redeveloped
                                                                                                                  1979/1994
                                              -----------  -----------             --

    Total.....................                 3,240,693    1,132,346              93
                                              -----------  -----------             --

WEST COAST

Eagle Rock Plaza, ............      100          474,230      163,912              81                177         Opened 1973
  Los Angeles, California

Eastland Center,(7) ..........      100          819,244      617,444              76             --             Opened 1957
  West Covina, California                                                                                        Redeveloped
                                                                                                               1979/1996/1997
                                                                                                               (substantially
                                                                                                                 completed)

Mission Valley Center, .......       76        1,340,410      508,492              96                283         Opened 1961
  San Diego, California                                                                                          Redeveloped
                                                                                                                  1975/1983
                                                                                                                  1996/1997

Mission Valley                       76          178,624      178,624              82                283         Opened 1961
  Center-West,(7) .                                                                                                 Under
  San Diego, California                                                                                         Redevelopment

North County Fair,(9) ........       45        1,243,551      363,054              79                316         Opened 1986
  Escondido, California

                                  TRADE AREA
                                  POPULATION
                                  (000S)(3)/
                                AVERAGE ANNUAL
SHOPPING CENTER AND                HOUSEHOLD      MAJOR RETAILERS AND
LOCATION(1)                       INCOME $(4)      SPECIAL FEATURES
------------------------------  ---------------  ---------------------
MID WEST
Mid Rivers Mall,(7) ..........          265/     Famous-Barr,
  St. Peters, Missouri               $50,400     Dillard's, Sears,
                                                 J.C. Penney
South County Center,(6) ......          430/     Famous-Barr,
  St. Louis, Missouri                $45,400     Dillard's, J.C.
                                                 Penney
West County Center, ..........          324/     Famous-Barr, J.C.
  Des Peres, Missouri                $71,000     Penney
West Park Mall, ..............          231/     Famous-Barr, J.C.
  Cape Girardeau, Missouri           $30,600     Penney, Venture
Westland Towne Center, .......          266/     Sears, Super Kmart
  Lakewood, Colorado                 $44,300

    Total.....................

WEST COAST
Eagle Rock Plaza, ............          525/     Robinsons-May,
  Los Angeles, California            $50,500     Montgomery Ward
Eastland Center,(7) ..........          528/     Mervyn's, Target
  West Covina, California            $52,600

Mission Valley Center, .......          936/     Robinsons-May,
  San Diego, California              $48,600     Macy's, Montgomery
                                                 Ward, AMC 20-screen
                                                 theater, Nordstrom
                                                 Rack
Mission Valley                          936/
  Center-West,(7) .                  $48,600
  San Diego, California
North County Fair,(9) ........          743/     Nordstrom,
  Escondido, California              $54,700     Robinsons-May (2),
                                                 Macy's, J.C. Penney,
                                                 Sears

                                                                          PERCENTAGE OF
                                                                         MALL GLA LEASED
                                                                               AT           1996 MALL STORE      HISTORY AND
SHOPPING CENTER AND              PERCENTAGE    TOTAL GLA    MALL GLA      DECEMBER 31,           SALES            STATUS OF
LOCATION(1)                      OWNERSHIP     (SQ. FT.)    (SQ. FT.)         1996         (PER SQ. FT.)(2)      DEVELOPMENT
------------------------------  ------------  -----------  -----------  -----------------  -----------------  -----------------
Plaza Bonita, ................      100          822,075      313,248              94                304         Opened 1981
  National City, California

Plaza Camino Real, ...........       40        1,152,194      433,984              92                275         Opened 1969
  Carlsbad, California                                                                                           Redeveloped
                                                                                                                  1979/1989

The Plaza at West Covina, ....      100        1,233,582      585,488              91                256         Opened 1975
  West Covina, California                                                                                        Redeveloped
                                                                                                                  1990/1993

Topanga Plaza, ...............       42        1,085,038      373,006              95                332         Opened 1964
  Canoga Park, California                                                                                        Redeveloped
                                                                                                               1984/1992/1994

Vancouver Mall, ..............       50          870,141      328,575              88                243         Opened 1977
  Vancouver, Washington                                                                                          Redeveloped
                                                                                                                  1979/1993
                                              -----------  -----------             --

    Total.....................                 9,219,089    3,865,827              92(10)
                                              -----------  -----------             --

      Grand Total(8)..........                19,230,017    7,703,340              92(10)
                                              -----------  -----------             --
                                              -----------  -----------             --

                                  TRADE AREA
                                  POPULATION
                                  (000S)(3)/
                                AVERAGE ANNUAL
SHOPPING CENTER AND                HOUSEHOLD      MAJOR RETAILERS AND
LOCATION(1)                      INCOME $ (4)      SPECIAL FEATURES
------------------------------  ---------------  ---------------------
Plaza Bonita, ................          696/     Robinsons-May, J.C.
  National City, California          $41,800     Penney, Montgomery
                                                 Ward and Mervyn's
Plaza Camino Real, ...........          475/     Macy's (2),
  Carlsbad, California               $52,300     Robinsons- May,
                                                 Sears, J.C. Penney
The Plaza at West Covina, ....          679/     Robinsons-May,
  West Covina, California            $54,900     Macy's, Sears, J.C.
                                                 Penney
Topanga Plaza, ...............          846/     Nordstrom,
  Canoga Park, California            $66,900     Robinsons-May, Sears,
                                                 Montgomery Ward
Vancouver Mall, ..............          278/     Nordstrom, Meier &
  Vancouver, Washington              $43,500     Frank, Sears, J.C.
                                                 Penney, Mervyn's
    Total.....................
      Grand Total(8)..........

------------------

(1) For a description of the mortgage encumbrances on each Center, see "Business and Properties--Debt Summary." All of the Centers are managed by Westfield Holdings Limited other than North County Fair which is managed by Trizec Hahn Corporation Limited.

(2) Sales are based on reports of Mall Store tenants reporting sales; Mall Store sales are not provided for Eastland Center as such Center was under redevelopment for all of 1996. Mall Store sales for Mission Valley Center and Mission Valley Center - West are calculated on an aggregate basis for such Centers. For Mall Store sales per square foot for 1994 and 1995 at such Centers, see "Business and Properties--The East Coast Properties," "Business and Properties--The Mid West Properties" and "Business and Properties--The West Coast Properties."

(3) Trade Area Population means the number of people that reside in a geographically defined area surrounding the shopping center that equates to approximately 70% to 80% of the Centers' customer draw.

(4) U.S. national average household income $44,799. All figures are 1994 estimates provided by Equifax National Decisions Systems.

(5) The Company has entered into a letter of intent to purchase the remaining 70% interest in Annapolis Mall from its Joint Venture partner.

(6) The Company's interest in this Center includes certain incidental long-term ground leases.

(7) Under redevelopment.

(8) After giving effect to the South Shore Mall redevelopment anticipated to be completed in Fall 1997.

(9) The Joint Venture which owns this Center leases it from the City of Escondido pursuant to a 50-year ground lease which expires in 2033. This Center is not managed by Westfield Holdings.

(10) Total and Grand Total are for Stabilized Centers and exclude North County Fair as such Center is not managed by Westfield Holdings.

    The following table sets forth the number of Centers in each State and the Total GLA per State for such Centers.

                                                                                      PERCENT OF TOTAL
STATE OF SHOPPING CENTER LOCATIONS              NO. OF SHOPPING CENTERS  TOTAL GLA           GLA
----------------------------------------------  -----------------------  ----------  -------------------
California....................................                 9          8,348,900              43%
Colorado......................................                 1            470,900               2
Connecticut...................................                 4          3,417,900              18
Maryland......................................                 2          2,244,200              12
Missouri......................................                 4          2,769,800              14
New York......................................                 1          1,108,100               6
Washington....................................                 1            870,100               5

    Business highlights of the operation and performance of the Centers include the following:

    - Successful redevelopment of a number of the Centers has generated increased returns. The Company is in the process of redeveloping South Shore Mall and anticipates that the redevelopment of Mission Valley Center--West will commence in the second quarter of 1997. In addition, the Company is currently planning the redevelopment of eight additional Properties.

    - In 1996, the Centers under Westfield Holdings's management (excluding the recently redeveloped Eastland Center) reported average Mall Stores sales psf of $297 (and including North County Fair, $300 psf for the same period) as compared to an industry average of $278 psf for the same period (Source: ICSC Monthly Mall Merchandise Index, February 1997).

    - Mall GLA at Stabilized Centers was leased 92% as of December 31, 1996 (and, including North County Fair, 91% leased).

    - Upon completion of construction at South Shore Mall and Enfield Square, 17 of the 19 Regional Centers will have three or more Anchors. The quality and the number of Anchors both enhance the Centers' competitive position with other retail facilities and make the development of competing centers in the same trade area less likely.

    - A significant concentration of Centers in California (43% of the Total GLA of the Centers as of December 31, 1996) provides an excellent opportunity to take advantage of that state's recent economic recovery.

    - All of the Regional Centers are located on major road systems, primarily in major metropolitan areas, including Los Angeles and San Diego, California; Hartford, Connecticut; Portland, Oregon; St. Louis, Missouri; Washington, D.C.; and Long Island, New York, providing easy access and high visibility and creating a competitive advantage for the Company.

    - The Centers have 74 Anchors operating under 18 trade names. The portfolio includes 20 May Company stores (Famous-Barr, Filene's, Hecht's, Lord & Taylor, Meier & Frank, and Robinsons-May), 16 J.C. Penneys, 11 Sears, seven Federated (Macy's) and five Nordstrom stores. In addition, other major Anchors include Dillard's, Dayton Hudson (Mervyn's, Target) and Montgomery Ward. The Manager's strong relationships with these Anchors enhance the Company's opportunities by providing substantial pre-leasing of new projects, lease-up of existing space, improved tenant retention and releasing opportunities. For a description of the total 1996 annualized base rent and the percentage of Total GLA for such Anchors, see "Business and Properties--Anchors."

    - Montgomery Mall, the Company's Center with the largest revenues, was 97% leased as of December 31, 1996, and had effective rents psf of $38 and average Mall Store sales psf of $405, for the year ended December 31, 1996.

    - Most of the Centers' Mall GLA is leased to national and regional chains, including The Limited Stores (Abercrombie & Fitch, Bath & Body Works, Express, Lane Bryant, Lerner's, Limited Too, Structure, The Limited and Victoria Secret), The Gap (Banana Republic, Gap Kids, The Gap), Baker's Shoes, CVS, Eddie Bauer, The Woolworth Corporation (Foot Locker and Kinney Shoes), Edison Bros. (J. Riggins, JW and Oaktree), Kay Bee Toys & Hobby, The Body Shop, The Disney Store and Warner Bros.

    - In 1996, the Centers derived approximately 95% of their base rents from Mall Stores. Mall Stores occupied approximately 40.1% of the Total GLA, and the balance of Total GLA was represented by

      Anchors and outparcel stores. No Mall Store retailer accounted for more than 5% of Mall GLA or more than 6% of the Company's 1996 annualized effective rent (I.E., base plus percentage rent), except for The Limited Stores, a clothing retailer, which occupied approximately 10% of Mall GLA and accounted for 11% of the 1996 Mall Store annualized effective rent.

THE EAST COAST PROPERTIES

    The East Coast portfolio consists of interests in four Centers in Connecticut, two in Maryland and one in New York. The East Coast properties are well located in areas with large populations and generally middle to high incomes. Connecticut has a population of more than 3.3 million, Long Island, New York has 2.7 million and the greater Washington, D.C. area has 5.2 million people. Many of the Centers have significant development opportunities over the next 10 years. While competition is generally strong, Centers such as Annapolis Mall, Montgomery Mall and Trumbull Shopping Park have established a competitive advantage because of their strong department store and specialty store tenant mix. For example, Montgomery Mall is differentiated from its competition by having the only Nordstrom store in its market and a distinctive tenant mix. Annapolis Mall, with its upscale suburban market, has the only Nordstrom store in its Primary Trade Area.

    CONNECTICUT SUPER REGIONAL SHOPPING CENTERS

    CONNECTICUT POST MALL. Connecticut Post Mall is located in Milford, Connecticut, at the intersection of Interstate 95 and Boston Post Road, and has a significant market share of the greater New Haven market. The Center, which opened in 1960, was last redeveloped in 1991 by adding J.C. Penney, Filene's and a new food court. The enclosed, two-level mall has 831,707 square feet of Total GLA on a 79-acre site, with 137 Mall Stores and three Anchors: Filene's, J.C. Penney and Caldor. The Company anticipates that further redevelopment could include the addition of up to two more anchors and additional Mall GLA. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $297, $297 and $298 for 1994, 1995 and 1996, respectively.

    TRUMBULL SHOPPING PARK. Trumbull Shopping Park is located in Trumbull, Connecticut, near the Merritt Parkway and serves the affluent Fairfield County communities. The Center, which opened in 1964, has undergone multiple redevelopments, including a significant redevelopment in 1992 which added Lord & Taylor and 10,000 square feet of additional Mall GLA. The two-level Center has approximately 1.2 million square feet of Total GLA on a 78-acre site, with 176 Mall Stores and four Anchors: Macy's, Filene's, Lord & Taylor and J.C. Penney. The Company believes that there is redevelopment potential with the addition of a third level of specialty stores. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $271, $307 and $314 for 1994, 1995 and 1996, respectively.

    CONNECTICUT REGIONAL SHOPPING CENTERS

    ENFIELD SQUARE. Enfield Square is located in Enfield, Connecticut, 15 miles north of downtown Hartford, Connecticut, along Interstate 91 and serves North Hartford County. The Center, which opened in 1971, was last renovated in 1987, and is currently under redevelopment with the addition of Sears as a new anchor scheduled for Spring 1997. Upon completion of redevelopment, the one-level Center will have 678,822 square feet of Total GLA on a 104-acre site, with 81 Mall Stores and three Anchors: Filene's and J.C. Penney and a new Sears store. The Company believes that potential redevelopment exists for a possible fourth anchor and an additional Mall GLA. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $215, $211 and $215 for 1994, 1995 and 1996, respectively.

    MERIDEN SQUARE. Meriden Square is located in Meriden, Connecticut, 20 miles southwest of downtown Hartford, Connecticut, and serves New Haven County. The Center, which opened in 1971, was last redeveloped in 1993 with the addition of Sears and 100,000 square feet of Mall GLA. This two-level Center has 746,695 square feet of Total GLA on a 63-acre site, with 113 Mall Stores and three
Anchors: Filene's, J.C. Penney and Sears. The Company believes that further redevelopment may include the addition of a fourth anchor and an expansion of Mall GLA. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $292, $309 and $330 for 1994, 1995 and 1996, respectively.

    The Company is a 50% general partner in Meriden Square, under a partnership agreement expiring in 2058 with two entities that together comprise the other 50% general partner interest. Each partner may only sell the Center with the consent of the other or after offering its interest to the other partner where the partner elects not to purchase.

    MARYLAND/WASHINGTON, D.C. SUPER REGIONAL SHOPPING CENTERS

    ANNAPOLIS MALL. Annapolis Mall is located in Annapolis, Maryland, the home of the U.S. Naval Academy and a popular tourist destination, 20 miles east of the Washington, D.C. metropolitan area. The Center, which opened in 1980, was redeveloped in 1994 with the addition of Nordstrom and 100,000 square feet of Mall GLA. At that time the Center was also renovated and repositioned with upscale specialty stores to complement Nordstrom. The 1994 redevelopment and repositioning significantly expanded the Center's trade area and enabled Annapolis Mall to hold a significant market share. The one-level Center has 990,702 square feet of Total GLA on a 93-acre site, with 151 Mall Stores and four Anchors: Hecht's, Montgomery Ward, J.C. Penney and Nordstrom. There is early redevelopment planning for the addition of a fifth anchor. The Company believes that two additional anchors and Mall GLA can be added to the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $280, $336 and $371 for 1994, 1995 and 1996, respectively.

    The Company is a 30% general partner in Annapolis Mall. Under the terms of the partnership agreement expiring May 1, 2078, neither joint venture partner may dispose of an interest except (i) to an affiliate, (ii) in connection with the merger, consolidation, or sale or substantially all the assets or (iii) subject to a right of first refusal. The agreement contains buy-sell provisions with respect to partnership interests in the event of a deadlock as to the sale of the Center, refinancing or the identity of a department store operator. Neither joint venture partner may mortgage its partnership interest. The Company has entered into a letter of intent with its Joint Venture partner to acquire the remaining 70% interest in Annapolis Mall and an adjoining parcel of real property leased to Montgomery Ward & Co., for an aggregate purchase price of $133.0 million. See "The Company--The Company's Strategy for Operation and Growth Acquisition of New Centers and Joint Venture Interests."

    MONTGOMERY MALL. Montgomery Mall is located in Bethesda, Maryland, and serves Montgomery County. The Center, which opened in 1968, was expanded and redeveloped in 1991 with the addition of a Nordstrom and a new fashion retail wing. The repositioning of the Center includes serving the high income demographics of the market and additional upscale merchandise to better compliment Nordstrom. The Center has approximately 1.25 million square feet of Total GLA on a 58-acre site, with 178 Mall Stores and four Anchors: Nordstrom, Hecht's, Sears and J.C. Penney. The Center has the most significant market share of the super regional shopping centers serving Montgomery County in Maryland. The Company believes that additional anchors and Mall GLA can be added to the Center. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $384, $397 and $405 for 1994, 1995 and 1996, respectively.

    NEW YORK SUPER REGIONAL CENTER

    SOUTH SHORE MALL. South Shore Mall is located in Bay Shore, New York in Long Island near the Sunrise Highway. The Center, which opened in 1963, is presently being expanded with a new Sears and 40,000 square feet of Mall GLA. As part of its expansion, the Center is being renovated. The redevelopment is expected to be completed in Fall 1997. Upon completion of the redevelopment, the Center will have approximately 1.1 million square feet of Total GLA on a 84-acre site, with 120 Mall Stores and three Anchors: J.C. Penney, Macy's and the new Sears store. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $265, $282 and $292 for 1994, 1995 and 1996, respectively.

THE MID WEST PROPERTIES

    The Mid West portfolio consists of interests in four Centers in Missouri and one in Denver, Colorado. All of the Missouri Centers are easily accessible to and readily visible from major interstate highways. Three of the Mid West Properties are located in the St. Louis metropolitan area which has a population of more than 2.5 million.

    MISSOURI/ST. LOUIS SUPER REGIONAL CENTER

    MID RIVERS MALL. Mid Rivers Mall is located on Interstate 70 in St. Charles County in the St. Peters, Missouri metropolitan area. The Center, which opened in 1987, was redeveloped in 1990, and again in 1996. The 1996 redevelopment resulted in an addition of 40,000 square feet of Mall GLA and added J.C. Penney. The two-level Center has 929,185 square feet of Total GLA on a 78-acre site, with 142 Mall Stores and Anchors all four major department stores that serve St.
Louis: Famous-Barr, Dillard's, Sears and J.C. Penney. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $199, $226 and $248 for 1994, 1995 and 1996, respectively.

    MISSOURI/ST. LOUIS REGIONAL CENTERS

    SOUTH COUNTY CENTER. South County Center is located at the intersection of Interstate 270 and Interstate 55 in St. Louis, Missouri, and serves the south St. Louis and South County markets. The two-level Center, which opened in 1963, has 754,063 square feet of Total GLA on a 73-acre site, with 102 Mall Stores and three Anchors: Famous-Barr, Dillard's and J.C. Penney. Substantial redevelopment planning is proceeding for the addition of a fourth anchor and additional specialty stores. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $241, $258 and $270 for 1994, 1995 and 1996, respectively.

    WEST COUNTY CENTER. West County Center is located in Des Peres, Missouri, on Interstate 270 and serves the affluent west county suburbs of St. Louis County. The Center, which opened in 1969, has 583,646 square feet of Total GLA on a 51-acre site, with 65 Mall Stores and two Anchors: Famous-Barr and J.C. Penney. Substantial redevelopment planning is proceeding for the addition of a fashion anchor, additional Mall GLA and the redevelopment of the existing Mall GLA. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $244, $247 and $267 for 1994, 1995 and 1996, respectively.

    WEST PARK MALL. West Park Mall is located in southeast Missouri in Cape Girardeau. The Center serves a geographically large Primary Trade Area and is the only regional shopping center in southeast Missouri. The Center, which opened in 1981, was redeveloped in 1984. The one-level Center has 502,856 square feet of Total GLA on a 65-acre site, with 82 Mall Stores and three Anchors:
Famous-Barr, J.C. Penney and Venture. The Company believes that there is redevelopment potential for another anchor. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $189, $206 and $212 for 1994, 1995 and 1996, respectively.

DENVER POWER CENTER

    WESTLAND TOWNE CENTER. Westland Towne Center is located to the west of downtown Denver in suburban Lakewood, Colorado. The Center, which opened in 1960, was redeveloped into a power center in 1994. The Center has 470,943 square feet of Total GLA on a 46-acre site, with 15 Mall Stores and is anchored by a Super Kmart (approximately 191,000 square feet) and a Sears store. The 1994 redevelopment repositioned the Center to better serve the middle income west Denver market. No further redevelopment is currently planned. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $148 and $175 for 1995 and 1996, respectively. Mall Store sales per square foot are not provided for 1994 as the Center was under redevelopment in 1994.

THE WEST COAST PROPERTIES

    The West Coast portfolio consists of interests in nine Centers in California and one in Vancouver, Washington. With a population of more than 15.6 million, the Los Angeles properties serve a broad customer base. The San Diego properties serve a growing market with a base of 2.7 million people. The California properties are well located with good access to major highways and are well positioned to take advantage of the economic recovery taking place in California. Vancouver Mall is in the Portland/ Vancouver market which has a population of 1.7 million.

CALIFORNIA SUPER REGIONAL CENTERS

    MISSION VALLEY CENTER. Mission Valley Center is located in Mission Valley in the heart of San Diego County, and is easily accessible from Interstates 8, 805 and 5. The one-level, open-air Center, which opened in 1961, was redeveloped and strategically repositioned in 1996-7. A new 20-screen AMC theater which opened in 1995 drew over 2 million theater-goers in its first year, making it one of the top five movie theaters in the United States. As part of the redevelopment, a major mall concourse was redeveloped with Category Killers, including Bed Bath & Beyond, Loehmann's, Michaels and Nordstrom Rack. Theme restaurants including Jr. Seau's, Canyon Cafe and Wolfgang Puck's Cafe have been added to the Center. The repositioning of the Center allows it to better serve its large middle class market. The Center has over 1.3 million square feet of Total GLA on a 58-acre site, with 95 Mall Stores and three Anchors: Robinsons-May, Montgomery Ward and Macy's. Mall Store sales per square foot (based on Mall Store tenants reporting sales and computed on an aggregate basis for Mission Valley Center and Mission Valley Center-West) were $239, $246 and $283 for 1994, 1995 and 1996, respectively.

    The Company owns 75.8% of the Mission Valley partnership and is the sole general partner. Under the terms of the partnership agreement, which terminates on October 8, 2007, a partner may not transfer its interest, other than to an affiliate, without the consent of the other partners.

    NORTH COUNTY FAIR. North County Fair is located in Escondido, California, and serves the north San Diego County market along Interstate 15. The three-level Center, which opened in 1986, has over 1.2 million square feet of Total GLA on a 83-acre site, with 168 Mall Stores and six Anchors: Nordstrom, two Robinsons-May, Macy's, J.C. Penney and Sears. The Center has a significant position in the upper middle class trade area. The Center is leased from the city of Escondido under a 50-year lease which expires in 2033. North County Fair is the only Center not managed by Westfield Holdings. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $302, $297 and $316 for 1994, 1995 and 1996, respectively.

    The Company is a 45% limited partner in North County Fair. Under the terms of the partnership agreement terminating on June 30, 2033, a partner may not transfer its interest except to (i) an affiliate, (ii) a third party, subject to a right of first refusal or (iii) a successor by merger or purchase of all or substantially all of the assets.

    PLAZA BONITA. Plaza Bonita is located in the south bay area of San Diego County along Interstate 805, eight miles from the Mexican border. This two-level Center, which opened in 1981, has 822,075 square feet of Total GLA on a 70-acre site, with 135 Mall Stores and four Anchors: Robinsons-May, J.C. Penney, Montgomery Ward and Mervyn's. Further redevelopment on a fifth pad may include an additional anchor or specialty shops. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $287, $269 and $304 for 1994, 1995 and 1996, respectively.

    PLAZA CAMINO REAL. Plaza Camino Real is located in northern San Diego County near the intersection of Highway 78 and El Camino Real and serves the tri-city area of Carlsbad, Vista and Oceanside. This Center, which opened in 1969, was last redeveloped in 1989. The two-level Center has over 1.1 million square feet of Total GLA on a 82-acre site, with 155 Mall Stores and five
Anchors: two Macy's, Robinsons-May, J.C. Penney and Sears. The Company believes the Center has redevelopment potential with the inclusion of theaters, restaurants or, possibly, Category Killers. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $222, $245 and $275 for 1994, 1995 and 1996, respectively.

    The Company is the 40% general partner in Plaza Camino Real. Under the terms of the partnership agreement terminating in 2065, the consent of a majority interest of limited partners is generally required for any transfer by the Company of its interest in the Center other than to certain affiliated entities.

    THE PLAZA AT WEST COVINA. The Plaza at West Covina is located in West Covina, California, Los Angeles County on Interstate 10 (the San Bernardino Freeway). The Center is the leading super regional shopping center serving the San Gabriel Valley. The Center, which opened in 1975, was renovated in 1990. In 1993, a Robinsons-May store and 100,000 square feet of Mall GLA was added to the Center. In 1996, the former Broadway store converted into a new Sears, the Bullock's converted into Macy's and the Company added a 50,000 square-foot Oshman's Super Store. The Center has over 1.2 million square feet of Total GLA on a 71-acre site, with 194 Mall Stores and four Anchors: Robinsons-May, Macy's, Sears and J.C. Penney. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $218, $220 and $256 for 1994, 1995 and 1996, respectively.

    TOPANGA PLAZA. Topanga Plaza is located in Warner Center in the West San Fernando Valley, in Los Angeles, California. The Center, which opened in 1964, was renovated and repositioned in 1994 with an upscale merchandise mix including Crate & Barrel, Guess, The Museum Company, and Warner Bros. A Sears opened in late 1996, replacing a Broadway store. The Center has the only Nordstrom in the west San Fernando Valley and attracts a high-income customer base. The two-level Center has approximately 1.1 million square feet of Total GLA on a 63-acre site, with 130 Mall Stores and four Anchors: Nordstrom, Robinsons-May, Sears and Montgomery Ward. The Company believes the Center has redevelopment potential with up to two additional department stores and additional Mall GLA. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $340, $338 and $332 for 1994, 1995 and 1996, respectively.

    The Company is a 42% general partner in Topanga Plaza; the Outside Partner is a 58% general partner. Under the terms of the partnership agreement, which expires December 31, 2035, until December 31, 1998, the Company's joint venture partner has the sole right to cause the Center to be sold, subject to a right of first refusal by the Company; after January 1, 1999, either partner may cause the Center to be sold subject to a right of first refusal by the other. The Company may transfer its interest in the Center to certain affiliates without the consent of the Outside Partner.

CALIFORNIA REGIONAL CENTER

    EAGLE ROCK PLAZA. Eagle Rock Plaza is located southeast of Glendale, California in Los Angeles County at Colorado Boulevard and the Glendale Freeway. The two-level Center, which opened in 1973, has 474,230 square feet of Total GLA on a 22-acre site, with 63 Mall Stores and two Anchors: Robinsons-May and Montgomery Ward. Future redevelopment and repositioning may include an additional anchor and a Category Killer. The Company owns 100% of the Center. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $166, $186 and $177 for 1994, 1995 and 1996, respectively.

CALIFORNIA POWER CENTERS

    EASTLAND CENTER. Eastland Center is located on Interstate 10 in Los Angeles County. Redevelopment of the Center, which opened in 1957, is substantially complete. The Center has been repositioned as a power center and offers value-oriented shopping with Ross Dress for Less, Office Depot, Old Navy, Marshall's and a Babies 'R Us. The Center has 819,244 square feet of Total GLA on a 58-acre site with 29 Mall Stores and is anchored by Mervyn's and a new Target. The Center also has a major grocery store and drugstore. The Company owns 100% of the Center. There were no reported sales by Mall Store tenants for 1994-1996 as the Center was under redevelopment.

    MISSION VALLEY CENTER-WEST. The Center is a strip center, located on and visible from Interstate 8, adjacent to the super regional Mission Valley Center. The Center, which opened in 1961, has 178,624 square feet of Total GLA, 34 Mall Stores and several value tenants, offices and outparcels. The Company plans to build a new power center with value-oriented retailers complementing the newly, repositioned Mission Valley Center and strengthening the retail hub created by the two Centers. Mall Store sales per square foot (based on Mall Store tenants reporting sales and computed on an aggregate basis for Mission Valley Center and Mission Valley Center-West) were $239, $246 and $283 for 1994, 1995 and 1996, respectively.

    Mission Valley Center-West is owned by the same partnership that owns Mission Valley Center.

WEST VALLEY

    West Valley is located in Canoga Park, California, and is adjacent to Topanga Plaza. The property is predominantly vacant land with a few outparcels that have been developed. The Company plans to redevelop the property into a power center with value-oriented retailers. The property has 36.6 acres with excellent visibility and position in Warner Center.

    The Company is a 42.5% general and limited partner in West Valley under the terms of the partnership agreement which terminates on December 31, 2015; the Outside Partners have a 57.5% limited partnership interest.

WASHINGTON SUPER REGIONAL CENTERS

    VANCOUVER MALL. Vancouver Mall, is located in Vancouver, Washington in Clark County, a growing suburb of the Portland, Oregon metropolitan area. The Center, which opened in 1977, was recently renovated and redeveloped by adding a food court in 1993. The two-level Center has 870,141 square feet of Total GLA on a 97-acre site, with 156 Mall Stores and five Anchors: Meier & Frank, Nordstrom, Sears, J.C. Penney and Mervyn's. Expansion of current department stores is planned to solidify the Center's position within its market. Mall Store sales per square foot (based on Mall Store tenants reporting sales) were $196, $218 and $243 for 1994, 1995 and 1996, respectively.

    The Company is a 50% general partner in Vancouver Mall; the Outside Partner is also a 50% general partner. Under the terms of the partnership agreement, terminating September 28, 2074, the Company's joint venture partner may only sell its interest (other than through a right of first refusal) to a corporate affiliate or in connection with a merger, consolidation or reorganization. Notwithstanding any other provision, the partners together may not sell more than 50% of the partnership interest in a year. There are buy-sell provisions regarding the property, the price being set by the offeror. The Company's joint venture partner may buy out the Company in certain circumstances (such as bankruptcy) at the fair market value, which is determined by appraisal procedures. Neither partner may mortgage its partnership interest.

ANCHORS

    Anchors generally are department stores whose merchandise appeals to a broad range of shoppers and traditionally have been a major factor in the public's perception of a shopping center. Although the Centers receive a smaller percentage of their operating income from Anchors than from Mall Stores, the Company believes that the Anchors at a Center help to generate customer traffic and therefore make a Center a desirable location for Mall Store tenants.

    Anchors and the owner of a shopping center usually enter into agreements, generally referred to as "reciprocal easement agreements" or "REAs," covering, among other things, operational matters, initial construction and future expansion. Anchors generally retain certain rights to approve or disapprove future renovations or expansions of the shopping center, and the REAs usually are recorded as encumbrances on all of the real property within the shopping center. Many of the Anchors own their stores, the land under them and adjacent parking areas. Others enter into long-term leases at rents that are lower than the rents generally charged to Mall Store tenants.

    Anchors at the Centers occupy approximately 11.5 million square feet of Total GLA, or 59.9% of Total GLA, and accounted for less than 8.2% of the Company's total revenue in 1996 (including North County Fair, 7.6% of the Company's total revenues in 1996). Anchors range in size from approximately 72,000 to 363,000 square feet, with an average of approximately 156,000 square feet. The Centers have 74 Anchors operating under 18 trade names. Excellent relationships have been established with major Anchors, including Dayton-Hudson's, Dillard's, Federated, J.C. Penney, May Company, Montgomery Ward, Nordstrom and Sears. These relationships, combined with Westfield Holdings's experience in management and development, enhance the Company's development activities by permitting substantial pre-leasing of new projects, lease-up of existing space and releasing opportunities.

    The following table indicates the parent company of each Anchor, the number of stores owned or leased by each Anchor in the Centers, Total GLA and the percentage of Total GLA as of December 31, 1996.

                                                                                                                1996
                                                                           TOTAL GLA                      TOTAL ANNUALIZED
                                                       NUMBER OF         (SQUARE FEET)    PERCENTAGE OF       BASE RENT
NAME                                                 ANCHOR STORES      (IN THOUSANDS)      TOTAL GLA      (IN THOUSANDS)
-----------------------------------------------  ---------------------  ---------------  ---------------  -----------------
May Department Stores
  Robinsons-May................................                8               1,520              7.9%        $     113
  Famous-Barr..................................                4                 693              3.6               264
  Filene's.....................................                4                 705              3.7               479
  Hecht's......................................                2                 416              2.2            --
  Meier & Frank................................                1                 118              0.6            --
  Lord & Taylor................................                1                 118              0.6            --
                                                              --
                                                                              ------              ---            ------
Sub-Total......................................               20               3,570             18.6               856
                                                              --
                                                                              ------              ---            ------
  J.C. Penney..................................               16               2,415             12.6             1,653
  Sears........................................               11               1,657              8.6                60
  Macy's.......................................                7               1,269              6.6             1,546
  Montgomery Ward..............................                5                 790              4.1               207
  Nordstrom....................................                5                 730              3.8               777
  Dayton Hudson
    Mervyn's...................................                3                 248              1.3            --
    Target Discount............................                1                 122              0.6                63
                                                              --
                                                                              ------              ---            ------
  Sub-Total....................................                4                 370              1.9                63
                                                              --
                                                                              ------              ---            ------
  Dillard's....................................                2                 290              1.5                15
  Caldor.......................................                1                  86              0.4               210
  Venture......................................                1                  81              0.4            --
  AMC Theater..................................                1                  76              0.4               761
  Kmart........................................                1                 191              1.0             1,517
                                                              --
                                                                              ------              ---            ------
  Total........................................               74              11,525             59.9%        $   7,665
                                                              --
                                                              --
                                                                              ------              ---            ------
                                                                              ------              ---            ------

    No single Anchor accounted for more than 10% of Total GLA as of December 31, 1996 at the Centers, except for the May Company which accounted for 18.6% of Total GLA and J.C. Penney which accounted for 12.6% of Total GLA.

MALL STORES

    The Centers have approximately 2,500 Mall Stores. As of December 31, 1996, national or regional chains leased approximately 90% of the Mall GLA. The five Mall Stores retailers accounting for the largest percentage of Mall Store effective rent in 1996 were: The Limited Stores (Abercrombie & Fitch, The Limited, Limited Express, Lane Bryant, Lerner's, Structure, Victoria Secret), The Woolworth Corporation (Footlocker, Kinney Shoes and others), The Gap (The Gap, Gap Kids, Banana Republic), Barnes and Noble, and Casual Corner.

    In 1996, the Centers under Westfield Holdings's management (excluding Eastland Center which is under redevelopment) reported average Mall Store sales psf of $297 (including North County Fair, sales psf of $300) as compared to an industry average of $278 psf for the same period (Source: ICSC Monthly Mall Merchandiser Index, February 1997).

    In 1996, the Centers derived approximately 95% of their base rents from Mall Stores, which occupied approximately 40.1% of the Total GLA. No Mall Store retailer accounted for more than 5% of Mall GLA or more than 6% of the Company's 1996 annualized effective rent (I.E., base plus percentage) at the

Centers, except for The Limited Stores, a clothing retailer, which occupied 10% of Mall GLA, and accounted for 11% of the 1996 total Mall Store annualized effective rent as of December 31, 1996.

    The following table sets forth, as of December 31, 1996, certain information with respect to the ten largest Mall Store tenants (through their various operating divisions) in terms of Mall GLA.

                                                                           TOTAL 1996
                           NUMBER OF       MALL GLA                         EFFECTIVE        PERCENTAGE OF
                          MALL STORES      (SQUARE       PERCENTAGE OF        RENT         TOTAL MALL STORE
TENANT                      LEASED          FEET)          MALL GLA        (THOUSANDS)      EFFECTIVE RENT
----------------------  ---------------  ------------  -----------------  -------------  ---------------------
Limited Stores........           102         771,119              10%       $  15,941                 11%
Woolworth.............           119         384,211               5            8,325                  6
The Gap...............            17         131,030               2            3,054                  2
Casual Corner.........            28         104,230               1            2,369                  2
Barnes and Noble......            27          84,545               1            2,492                  2
Edison Brothers.......            38          77,163               1            1,845                  1
Trans World...........            12          75,859               1            1,793                  1
Eddie Bauer...........            12          73,530               1            2,173                  1
Musicland.............            18          71,887               1            2,129                  1
Kay Bee Toys &
 Hobby................            18          69,509               1            1,711                  1
                                                                  --                                  --
                                 ---     ------------                     -------------
Total.................           391       1,843,083              24%       $  41,832                 28%
                                                                  --                                  --
                                                                  --                                  --
                                 ---     ------------                     -------------
                                 ---     ------------                     -------------

SALES

    "Total sales" accounts for a portfolio's ability to generate sales over its total square footage and is affected by occupancy. Total sales for Mall Stores (including North County Fair) was in excess of $1.5 billion in 1996 and represented a compound annual growth rate of 6.7% between 1994 (when Westfield Holdings began managing the Company) and 1996.

    The table below sets forth Mall Store sales for Centers in the East Coast, the Mid West and the West Coast regions of the United States.

                  EAST COAST CENTERS              MID WEST CENTERS            WEST COAST CENTERS            TOTAL CENTERS
            ------------------------------  ----------------------------  --------------------------  --------------------------
                            PERCENTAGE                     PERCENTAGE                   PERCENTAGE                  PERCENTAGE
             SALES(1)        INCREASE        SALES(1)       INCREASE       SALES(1)      INCREASE      SALES(1)      INCREASE
YEAR        (MILLIONS)      (DECREASE)      (MILLIONS)     (DECREASE)     (MILLIONS)    (DECREASE)    (MILLIONS)    (DECREASE)
----------  -----------  -----------------  -----------  ---------------  -----------  -------------  -----------  -------------
1994......   $     667          --           $     168         --          $     652        --         $   1,487        --
1995......         699             4.8%            174            3.6%           660           1.2%        1,533           3.1%
1996......         700          --                 177            1.7            714           8.2         1,591           3.8

--------------

(1) Sales are based on reports of Mall Store tenants reporting sales and excludes Centers under redevelopment.

LEASING

    Leased percentages are calculated on the basis of signed leases under which the Company at the time of determination will be receiving rents for a period of 12 consecutive months starting on the date of calculation. The following table sets forth leased status for the Centers in the East Coast, the Mid West and the West Coast regions of the United States (excluding Centers under redevelopment).

                                                    WEST COAST         WEST COAST            TOTAL              TOTAL
                                                      CENTERS            CENTERS            CENTERS            CENTERS
                      EAST COAST     MID WEST    (INCLUDING NORTH   (EXCLUDING NORTH   (INCLUDING NORTH   (EXCLUDING NORTH
DECEMBER 31             CENTERS       CENTERS      COUNTY FAIR)       COUNTY FAIR)       COUNTY FAIR)       COUNTY FAIR)
-------------------  -------------  -----------  -----------------  -----------------  -----------------  -----------------
1992...............           91%           88%             91%                90%                90%                90%
1993...............           93            89              90                 90                 91                 91
1994...............           94            88              84                 83                 88                 88
1995...............           92            92              88                 89                 90                 90
1996...............           92            93              90                 92                 91                 92

    Since Westfield Holdings acquired an interest in the Company and began to provide development services with respect to the Centers, Eastland Center, West Covina, California; Enfield Square, Enfield, Connecticut; Mid Rivers Mall, St. Peters, Missouri; and Mission Valley Center, San Diego, California, have undergone redevelopment, expansion and/or repositioning. It is the Company's policy to minimize, to the extent consistent with the redevelopment plan, the impact on existing tenants and revenues. In the case of Eastland Center and Mission Valley Center, the areas targeted for redevelopment were substantially vacant at the time the properties were acquired by the Company, and existing tenants and revenues were not materially affected during redevelopment. The projects at Enfield Square and Mid Rivers Mall involved expansion and did not materially affect the existing tenants or revenues. The current redevelopment at South Shore Mall is not expected to have a material affect during redevelopment.

COSTS OF OCCUPANCY

    Management believes that in order to continue to increase Funds from Operations, Mall Store tenants must be able to operate profitably. A major factor contributing to tenant profitability is cost of occupancy. Management believes that the occupancy costs for Mall Stores in the Centers are competitive within the respective markets serviced by the Centers, thereby giving the Company an opportunity to increase minimum rents.

    The following table sets forth certain information relating to occupancy costs in the Centers (including all Mall Store tenants reporting sales).

                                                              (INCLUDING NORTH      (EXCLUDING NORTH
                                                                COUNTY FAIR)          COUNTY FAIR)
                                                            FOR THE YEARS ENDED   FOR THE YEARS ENDED
                                                                DECEMBER 31,          DECEMBER 31,
                                                            --------------------  --------------------
                                                              1996       1995       1996       1995
                                                            ---------  ---------  ---------  ---------
Occupancy Costs as a Percentage of Sales:
  Base Rents..............................................        8.6%       8.9%       8.5%       8.7%
  Expense Recoveries......................................        4.6        4.8        4.7        4.9
                                                                  ---        ---        ---        ---
    Total.................................................       13.2%      13.7%      13.2%      13.6%
                                                                  ---        ---        ---        ---
                                                                  ---        ---        ---        ---

LEASES

    Generally the Mall Store leases are for ten-year terms at inception and the leases provide for tenants to pay rent comprised of two elements. The first element is fixed "base" or "minimum" rent, often subject to step increases according to a schedule agreed upon at the time of lease inception. The second element of rent is additional rent based upon a percentage of a tenant's gross sales in excess of a minimum annual amount. Although both elements are immaterial in the aggregate, in some cases, tenants only pay a fixed base rent and, in a few cases, tenants only pay percentage rent.

    Virtually all of the leases for Mall Stores contain provisions that allow the Centers to recover certain operating costs and expenses (including certain capital expenditures) with respect to the common areas (including parking facilities), all buildings, roofs and facilities within the Centers, as well as insurance and property taxes. As a result of the foregoing, the Centers recovered approximately 102% (including North County Fair) of these costs and expenditures in 1996.

LEASE EXPIRATIONS

    The expiration of leases presents shopping center owners with the opportunity to increase base and percentage rents, modify lease terms and conditions, improve tenant mix, relocate existing tenants, reconfigure or expand tenant spaces and introduce new retailers and retail concepts to the shopping center. The Company endeavors to increase base rent levels in the Centers in part through negotiating terminations of leases of under performing tenants and renegotiating existing leases. Where indicated, the Company has excluded outparcels from various calculations set forth below. Outparcels include one or more free standing buildings generally located along the perimeter of a Center. The outparcels have been excluded because they are typically ground leased to the tenants who own their own buildings and because such buildings are typically restaurants, banks and similar service facilities.

    The following table shows scheduled lease expirations as of December 31, 1996 for the next ten years for the Centers' Mall Stores (excluding outparcels).

                                          APPROXIMATE
                                          MALL GLA OF    PERCENTAGE      AVERAGE    ANNUALIZED    PERCENTAGE OF
                                            EXPIRING     OF MALL GLA    BASE RENT    BASE RENT      BASE RENT
                              NUMBER         LEASES      REPRESENTED    (PSF) OF    OF EXPIRING    REPRESENTED
                             OF LEASES      (SQUARE      BY EXPIRING    EXPIRING      LEASES       BY EXPIRING
YEAR ENDING DECEMBER 31,     EXPIRING        FEET)         LEASES        LEASES     (THOUSANDS)      LEASES
-------------------------  -------------  ------------  -------------  -----------  -----------  ---------------
1997.....................           84        177,853          3.48%    $   25.27    $   4,494           3.27%
1998.....................          217        460,672          9.01         25.35       11,676           8.49
1999.....................          186        321,180          6.28         25.98        8,344           6.07
2000.....................          194        334,433          6.54         29.55        9,881           7.18
2001.....................          190        378,982          7.41         30.80       11,673           8.49
2002.....................          215        482,845          9.45         30.59       14,771          10.74
2003.....................          198        467,827          9.33         26.93       12,843           9.34
2004.....................          234        681,311         13.33         27.24       18,561          13.49
2005.....................          192        582,274         11.39         26.82       15,619          11.36
2006.....................          164        465,071           9.1         28.35       13,184           9.59

MALL STORE RENTAL RATES

    The following table contains certain information regarding per square foot average base rent of the Mall Stores that have been open since January 1, 1994 (excluding outparcels and North County Fair).

                                                                           ALL              ALL
                                                                     EXISTING LEASES  EXISTING LEASES
                                                                       (EXCLUDING       (INCLUDING
                                                                      NORTH COUNTY     NORTH COUNTY
AS OF DECEMBER 31                                                         FAIR)            FAIR)
-------------------------------------------------------------------  ---------------  ---------------
1992...............................................................     $   20.32        $   20.76
1993...............................................................         21.51            21.88
1994...............................................................         24.62            24.86
1995...............................................................         25.89            26.07
1996...............................................................         26.88            26.99

    As leases have expired, the Company has generally sought to rent the available space, either to the existing tenant or a new tenant, at rental rates that are higher than those of the expired leases, in part since the average rent for leases in place is generally less than the market rate for such space.

    The average effective (base plus percentage) annual rent per square foot at Mall Stores was $27.62 psf at December 31, 1996 (excluding outparcels and North County Fair) (excluding outparcels and including North County Fair, $27.50 psf at December 31, 1996).

    The following table illustrates increases in Mall Store rental rates (excluding outparcels).

                         LEASES           LEASES           LEASES           LEASES
                        EXPIRING         EXECUTED         EXPIRING         EXECUTED
                       DURING THE       DURING THE       DURING THE       DURING THE
                        PERIOD(1)        PERIOD(2)        PERIOD(1)        PERIOD(2)
                       (EXCLUDING       (EXCLUDING       (INCLUDING       (INCLUDING
                          NORTH            NORTH            NORTH            NORTH
YEAR                  COUNTY FAIR)     COUNTY FAIR)     COUNTY FAIR)     COUNTY FAIR)
-------------------  ---------------  ---------------  ---------------  ---------------
1994...............     $   20.63        $   28.63        $   21.26        $   28.88
1995...............         22.89            26.06            23.03            26.68
1996...............         21.48            28.16            22.88            28.62

--------------

(1) Includes scheduled expirations, early termination, abandonments and negotiated buyouts. Represents average base rent for the final year of occupancy.

(2) Includes renewals. Represents average base rent for the initial year of occupancy.

    Minimum rents at Mall Stores are expected to grow based upon contractual increases in base rent in existing leases, although there can be no assurance that such contractual increases will be realized or that such contractual increases are indicative of possible future increases in base rent. In the aggregate, base rent is expected to increase by approximately $16,456,089 over the next five years through these contractual increases (excluding outparcels).

                                                               EXISTING           CUMULATIVE EXISTING
                                                           CONTRACTUAL RENT        CONTRACTUAL RENT
YEAR                                                           INCREASES               INCREASES
--------------------------------------------------------  -------------------  -------------------------
1997....................................................    $     4,650,210         $     4,650,210
1998....................................................          4,889,631               9,539,841
1999....................................................          2,775,982              12,315,823
2000....................................................          2,223,276              14,539,099
2001....................................................          1,916,990              16,456,089

    As required by GAAP, contractual rent increases are recognized as rental income using the straight line method over the respective lease term which may result in the recognition of income not evidenced by cash receipts. The amount of contractual rent increases not represented by cash receipts for the year ended December 31, 1996 was $2.3 million.

    In addition to the increase in existing leases, the Company endeavors to increase base rent levels in the Centers in part through negotiating terminations of leases of under performing tenants and renegotiating existing leases.

COMPETITION

    All of the Centers are located in developed retail and commercial areas. With respect to certain of such Centers, other malls or neighborhood and community shopping centers may compete within the Primary Trade Area of each of the Centers. The amount of rentable space in the relevant Primary Trade Area, the quality of facilities and the nature of stores at such competing shopping centers could each have a material adverse effect on the Company's ability to lease space and on the level of rents the Company can obtain. In addition, retailers at the Centers face increasing competition from other forms of retailing, such as discount shopping centers, outlet malls, catalogues, discount shopping clubs and telemarketing. Other development companies, including other REITs, compete for acquisition of new retail shopping centers. See "Business and Properties--The Shopping Center Business."

    Although the Company believes the Centers can compete effectively within their trade areas, the Company must also compete with other owners, managers and developers of retail shopping centers and malls. Those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while the Company (and its competitors that are REITs) will be required by the annual distribution provisions under the Code to distribute significant amounts of cash from operations to its shareholders. In addition, the Company intends to distribute more cash to its shareholders than is required by the Code because of WAT's distribution policies. See "Distributions." If the Company should require funds, it may have to borrow when the cost of capital is high. Moreover, increased competition could adversely affect the Company's revenues and Funds from Operations.

CERTAIN TAX INFORMATION

    The aggregate real estate property tax obligations for the Centers during calendar 1996 was approximately $21.1 million. Substantially all leases for Mall Stores contain provisions requiring tenants to pay as additional rent their proportionate share of any real estate taxes.

    At December 31, 1996, the Properties' gross Federal income tax basis was approximately $1,182.9 million. The Company computes depreciation on the Centers for Federal income tax purposes generally using the straight line method based on useful lives ranging from 3 to 40 years and for accounting purposes using the straight-line method based on useful lives of 3 to 50 years for buildings and improvements and 10 years for equipment and fixtures.

ADDITIONAL INFORMATION REGARDING CONNECTICUT POST MALL, MONTGOMERY MALL, THE
  PLAZA AT WEST COVINA, SOUTH SHORE MALL AND TRUMBULL SHOPPING PARK

    The following section provides certain additional information with respect to Montgomery Mall, The Plaza at West Covina, Connecticut Post Mall, South Shore Mall and Trumbull Shopping Park. Montgomery Mall and The Plaza at West Covina are the only Centers which had gross revenues which amounted to 10% or more of the aggregate gross revenues of the Company during 1996. In addition, Montgomery Mall also had a book value which amounted to 10% or more of the total assets of the Company in 1996. Each of Connecticut Post Mall, South Shore Mall and Trumbull Shopping Park, which were acquired by the Company in July, 1996 and for which the Company's book value is based on the acquisition cost, had a book value which amounted to 10% or more of the total assets of the Company in 1996. Each of Montgomery Mall, The Plaza at West Covina, Connecticut Post Mall, South Shore Mall and Trumbull Shopping Park is 100% owned by the Company.

    The following table sets forth the Total GLA, number of Mall Stores, Anchors and date of last redevelopment relating to Montgomery Mall, The Plaza at West Covina, Connecticut Post Mall, South Shore Mall and Trumbull Shopping Park.

                                                               NUMBER OF MALL                        DATE OF LAST
CENTER                                             TOTAL GLA       STORES           ANCHORS         REDEVELOPMENT
-------------------------------------------------  ----------  ---------------  ----------------  ------------------
Connecticut Post Mall ...........................     831,707           133     Filene's                 1991
 Milford, Connecticut                                                           J.C. Penney
                                                                                Caldor
Montgomery Mall .................................   1,253,482           178     Nordstrom                1991
 Bethesda, Maryland                                                             Hecht's
                                                                                J.C. Penney
                                                                                Sears
The Plaza at West Covina                            1,233,582           184     Robinson's- May          1993
 West Covina, California.........................                               Macy's
                                                                                Sears
                                                                                J.C. Penney
South Shore Mall ................................   1,108,111           129     Macy's            Currently under
 Bayshore, New York                                                             J.C. Penney       redevelopment
                                                                                Sears
Trumbull Shopping Park  .........................   1,160,716           175     Macy's                   1992
 Trumbull, Connecticut                                                          Filene's
                                                                                J.C. Penney
                                                                                Lord & Taylor

    The Company is currently redeveloping South Shore Mall, including the addition of a Sears store and 40,000 square feet of Total GLA. Total project cost are estimated at $30.4 million and are expected to be funded through the Company's unsecured line of credit. Project completion is scheduled for Fall 1997. The Company is planning for the addition of up to two Anchors and specialty stores at Connecticut Post Mall over the next five years. The Company believes that there is further redevelopment potential for

Montgomery Mall, The Plaza at West Covina, and Trumbull Shopping Park during the next five to ten years although such redevelopment is not currently planned.

    The following chart sets forth the Mall Store sales per square foot for Connecticut Post Mall, Montgomery Mall, The Plaza at West Covina, South Shore Mall and Trumbull Shopping Park. Sales are based on Mall Stores reporting sales:

CENTER                                                                                        1996       1995       1994
------------------------------------------------------------------------------------------  ---------  ---------  ---------
Connecticut Post Mall.....................................................................  $     298  $     297  $     297
Montgomery Mall...........................................................................        405        397        384
The Plaza at West Covina..................................................................        256        220        218
South Shore Mall..........................................................................        292        282        265
Trumbull Shopping Park....................................................................        314        307        271

    No tenant leased 10% or more of the rentable square footage at The Plaza at West Covina. The following table sets forth the principal provisions of leases for tenants that leased 10% or more of the rentable square footage of Connecticut Post Mall, Montgomery Mall, South Shore Mall and Trumbull Shopping Park as of December 31, 1996:

                             BASE RENTAL    SQUARE        LEASE
                              PER ANNUM     FOOTAGE    EXPIRATION    OPTIONS            PERCENTAGE RENT(7)
                             -----------  -----------  -----------  ----------  ----------------------------------
CONNECTICUT POST MALL
  J.C. Penney..............   $ 832,500      156,848      8/31/17      (1)             1%  of sales over
                                                                                           $37,500,000
  Caldor...................     209,675       86,454      1/31/03      (2)             1%  of sales over
                                                                                           $10,000,000
                             -----------  -----------                                  2%  of sales over
                                                                                           $12,000,000
  Total Anchors............   1,042,175      243,302
                             -----------  -----------
Limited
  Abercrombie & Fitch......     154,000        7,700      1/31/06      None            5%  of sales over
                                                                                           $3,080,000
  Express..................     450,000       18,000      8/31/04      None            5%  of sales over
                                                                                           $9,000,000
  Lane Bryant..............      75,296        4,706      1/31/97      None            5%  of sales over
                                                                                           $1,505,920
  Lerner New York..........     260,000       13,000      7/31/02      None            5%  of sales over
                                                                                           $5,200,000
  The Limited..............     416,025       16,641      7/31/04      None            4%  of sales over
                                                                                           $10,400,625
  Victoria Secret..........     213,875        8,555      1/31/02      None            5%  of sales over
                                                                                           $4,277,500
                             -----------  -----------
    Total Limited..........   1,569,196       68,602
                             -----------  -----------
  Total Connecticut Post      $2,611,371     311,904
    Mall...................
                             -----------  -----------
                             -----------  -----------
MONTGOMERY MALL
Limited
  Abercrombie & Fitch......   $ 347,270       12,628      1/31/07      None            5%  of sales over
                                                                                           $8,681,751
  Express..................     307,896       11,978      1/31/00      None            5%  of sales over
                                                                                           $6,157,920
  Lane Bryant..............     117,220        5,861      1/31/98      None            5%  of sales over
                                                                                           $2,344,402
  Lerner New York..........     133,364        6,062      1/31/99      None            5%  of sales over
                                                                                           $2,667,281
  The Limited..............     829,715       29,116      1/31/07      None            4%  of sales over
                                                                                           $13,830,100
  Victoria Secret..........     109,893        5,233      1/31/99      None            5%  of sales over
                                                                                           $2,197,860
                             -----------  -----------
    Total Montgomery Mall..   $1,845,358      70,878
                             -----------  -----------
                             -----------  -----------
SOUTH SHORE MALL
  Macy's...................   $1,310,286     318,804      1/31/12      (3)             3%  of sales up to
                                                                                           $100,000,000
                                                                                       2%  of sales over
                                                                                           $100,000,000
                                                                                           but less than
                                                                                           $150,000,000
                                                                                       1%  of sales over
                                                                                           $150,000,000
  J.C. Penney..............     155,263      202,116      4/30/02      (4)             2%  of sales over
                                                                                           $12,542,890
                             -----------  -----------
    Total South Shore......   $1,465,549     520,920
                             -----------  -----------
                             -----------  -----------
TRUMBULL SHOPPING PARK
  Macy's...................   $ 236,500      215,000      1/31/15      (5)             2%  of sales over
                                                                                           $12,900,000 and
                                                                                     2.5%  of sales up to
                                                                                           $12,900,000
  Filene's.................     479,391      213,081      1/31/04      (6)          0.75%  of sales over
                                                                                           $23,250,000
                             -----------  -----------
                                                                                       1%  of sales over
                                                                                           $17,250,000
                                                                                       2%  of sales over
                                                                                           $10,250,000
    Total Trumbull Shopping
      Park.................   $ 715,891      428,081
                             -----------  -----------
                             -----------  -----------

------------------------------
(1) One 10 year option and three 5 year options
(2) Five 5 year options
(3) Nine 7 year options
(4) Two 5 year options
(5) One 20 year option
(6) Five options, 1st is 6 years and 11 months, 2nd is 4 years, 3rd is 10 years, 4th and 5th are 5 years.
(7) Percentage rent is calculated based upon sales in excess of stipulated minimums which vary from lease to lease.

    Mall Stores leased at Connecticut Post Mall, Montgomery Mall, The Plaza at West Covina, South Shore Mall and Trumbull Shopping Park were as follows:

CENTER                                                          1996         1995         1994         1993         1992
-----------------------------------------------------------     -----        -----        -----        -----        -----
Connecticut Post Mall......................................          91%          91%          92%          93%          82%
Montgomery Mall............................................          97           98           99           95           93
The Plaza at West Covina...................................          91           83           80           82           77
South Shore Mall...........................................          92           88           91           93           90
Trumbull Shopping Park.....................................          86           92           96           97           97

    The following table shows scheduled lease expirations as of December 31, 1996 for the next ten years for Mall Stores at Connecticut Post Mall (excluding outparcels):

                          APPROXIMATE                    AVERAGE BASE   ANNUALIZED    PERCENTAGE OF
                          MALL GLA OF    PERCENTAGE OF    RENT (PSF)     BASE RENT   BASE ANNUALIZED
              NUMBER OF    EXPIRING     LEASED MALL GLA      UNDER      OF EXPIRING       RENT
YEAR ENDING    LEASES       LEASES      REPRESENTED BY     EXPIRING       LEASES     REPRESENTED BY
DECEMBER 31,  EXPIRING   (SQUARE FEET)  EXPIRING LEASES     LEASES      (THOUSANDS)  EXPIRING LEASES
------------  ---------  -------------  ---------------  -------------  -----------  ---------------
    1997          5           15,667             5.9%      $   22.90     $     359            4.5%
    1998         11           23,567             8.9           28.02           660            8.3
    1999          5           10,734             4.0           27.04           290            3.6
    2000         12           17,804             6.7           36.42           648            8.1
    2001         14           16,587             6.2           50.56           839           10.5
    2002         21           60,882            22.9           26.93         1,640           20.6
    2003         12           23,125             8.7           31.10           719            9.0
    2004          6           32,939            12.4           30.44         1,003           12.6
    2005          4           18,768             7.1           23.01           432            5.4
    2006          4           15,435             5.8           25.24           389            4.9

    The following table shows scheduled lease expirations as of December 31, 1996 for the next ten years for Mall Stores at Montgomery Mall (excluding outparcels):

                                                                             PERCENTAGE OF
                       APPROXIMATE  PERCENTAGE OF                                BASE
                       MALL GLA OF   LEASED MALL     AVERAGE    ANNUALIZED    ANNUALIZED
   YEAR                 EXPIRING         GLA        BASE RENT    BASE RENT       RENT
  ENDING    NUMBER OF    LEASES      REPRESENTED   (PSF) UNDER  OF EXPIRING   REPRESENTED
 DECEMBER    LEASES      (SQUARE     BY EXPIRING    EXPIRING      LEASES      BY EXPIRING
   31,      EXPIRING      FEET)        LEASES        LEASES     (THOUSANDS)     LEASES
----------  ---------  -----------  -------------  -----------  -----------  -------------
    1997          1            3,720             0.8%      $   30.00     $     112            0.7%
   1998        13          24,602           5.5         32.96          811           4.9
   1999        17          32,254           7.2         32.35        1,043           6.3
   2000        11          20,191           4.5         39.71          802           4.7
   2001        13          31,671           7.1         40.44        1,281           7.7
   2002        38          68,180          15.2         50.34        3,432          20.7
   2003        15          31,038           6.9         42.19        1,309           7.9
   2004        19          81,671          18.2         33.02        2,696          16.3
   2005        12          35,333           7.9         33.10        1,170           7.1
   2006        14          26,997           6.0         40.26        1,087           6.6

    The following table shows scheduled lease expirations as of December 31, 1996 for the next ten years for Mall Stores at The Plaza at West Covina (excluding outparcels):

                          APPROXIMATE                    AVERAGE BASE   ANNUALIZED    PERCENTAGE OF
                          MALL GLA OF    PERCENTAGE OF    RENT (PSF)     BASE RENT   BASE ANNUALIZED
              NUMBER OF    EXPIRING     LEASED MALL GLA      UNDER      OF EXPIRING       RENT
YEAR ENDING    LEASES       LEASES      REPRESENTED BY     EXPIRING       LEASES     REPRESENTED BY
DECEMBER 31,  EXPIRING   (SQUARE FEET)  EXPIRING LEASES     LEASES      (THOUSANDS)  EXPIRING LEASES
------------  ---------  -------------  ---------------  -------------  -----------  ---------------
    1997          5           11,299             2.9%      $   11.47     $     130            1.5%
    1998          3            3,028             0.8           28.37            86            1.0
    1999         12           20,050             5.1           33.37           669            7.7
    2000         20           31,504             8.0           30.64           965           11.2
    2001         14           28,011             7.2           25.83           723            8.4
    2002         13           24,313             6.2           24.12           587            6.8
    2003          4            9,348             2.4           21.18           198            2.3
    2004         41           96,594            24.7           25.00         2,415           27.9
    2005         19           44,253            11.3           22.38           990           11.5
    2006         13           35,854             9.2           19.91           714            8.3

    The following table shows scheduled lease expirations as of December 31, 1996 for the next ten years for Mall Stores at South Shore Mall (excluding outparcels):

                          APPROXIMATE                    AVERAGE BASE   ANNUALIZED    PERCENTAGE OF
                          MALL GLA OF    PERCENTAGE OF    RENT (PSF)     BASE RENT   BASE ANNUALIZED
              NUMBER OF    EXPIRING     LEASED MALL GLA      UNDER      OF EXPIRING       RENT
YEAR ENDING    LEASES       LEASES      REPRESENTED BY     EXPIRING       LEASES     REPRESENTED BY
DECEMBER 31,  EXPIRING   (SQUARE FEET)  EXPIRING LEASES     LEASES      (THOUSANDS)  EXPIRING LEASES
------------  ---------  -------------  ---------------  -------------  -----------  ---------------
    1997          7            6,145             3.4%      $   53.56     $     329            5.4%
    1998         10           17,764             9.7           40.11           712           11.6
    1999          3            8,043             4.4           38.68           311            5.1
    2000          6            2,754             1.5           83.99           231            3.8
    2001          6           19,724            10.8           36.08           712           11.6
    2002          5           12,139             6.7           33.51           407            6.6
    2003          9           26,877            14.7           33.33           896           14.6
    2004          7           30,318            16.6           32.30           979           16.0
    2005          6           27,728            15.2           25.26           700           11.4
    2006          3            8,852             4.9           30.62           271            4.4

    The following table shows scheduled lease expirations as of December 31, 1996 for the next ten years for Mall Stores at Trumbull Shopping Park (excluding outparcels):

                                                                             PERCENTAGE OF
                       APPROXIMATE  PERCENTAGE OF                                BASE
                       MALL GLA OF   LEASED MALL     AVERAGE    ANNUALIZED    ANNUALIZED
   YEAR                 EXPIRING         GLA        BASE RENT    BASE RENT       RENT
  ENDING    NUMBER OF    LEASES      REPRESENTED   (PSF) UNDER  OF EXPIRING   REPRESENTED
 DECEMBER    LEASES      (SQUARE     BY EXPIRING    EXPIRING      LEASES      BY EXPIRING
   31,      EXPIRING      FEET)        LEASES        LEASES     (THOUSANDS)     LEASES
----------  ---------  -----------  -------------  -----------  -----------  -------------
    1997         11           19,374             5.4%      $   34.58     $     670            5.9%
   1998        13          13,948           3.9         48.48          676           5.9
   1999        12          16,109           4.5         25.58          412           3.6
   2000         6          18,324           5.1         17.78          326           2.9
   2001        12          18,893           5.2         47.19          892           7.8
   2002        13          40,274          11.1         29.87        1,203          10.6
   2003        14          41,222          11.4         25.10        1,035           9.1
   2004        14          74,851          20.7         27.83        2,083          18.3
   2005         9          37,548          10.4         30.15        1,132           9.9
   2006         8          29,925           8.3         39.43        1,180          10.4

    Minimum rents are expected to grow based upon contractual increases in base rent in the Company's existing leases, although there can be no assurance that such contractual increases will be realized or that such contractual increases are indicative of possible future increases in base rent. In the aggregate, base rent is expected to increase by approximately $5,528,702 over the next five years through these contractual rent increases as illustrated below:

                  EXISTING CONTRACTUAL RENT INCREASES
------------------------------------------------------------------------   CUMULATIVE
                                                               TRUMBULL     EXISTING
           CONNECTICUT  MONTGOMERY    PLAZA AT      SOUTH      SHOPPING       RENT
  YEAR      POST MALL      MALL      WEST COVINA  SHORE MALL     PARK      INCREASES
---------  -----------  -----------  -----------  ----------  ----------  ------------
  1997      $ 372,912    $ 608,608    $ 506,441   $  267,975  $  757,582  $  2,513,518
  1998        289,472      317,623      324,373       58,444     233,315     3,736,745
  1999         96,262      221,970      146,754       72,863      99,187     4,373,781
  2000         81,674      247,964      174,427       72,803     124,047     5,074,696
  2001          7,124      145,672      230,592       28,768      41,850     5,528,702

    The average effective (base rent plus percentage rent) annual rent per square foot is set forth in the table below:

CENTER                                                          1996         1995         1994         1993         1992
-----------------------------------------------------------     -----        -----        -----        -----        -----
Connecticut Post Mall......................................   $      30    $      29    $      30    $      29    $      28
Montgomery Mall............................................          38           36           34           32           31
The Plaza at West Covina...................................          25           24           23           14           17
South Shore Mall...........................................          34           30           30           27           26
Trumbull Shopping Park.....................................          32           31           31           29           26

    The Company was generally able to increase base rent psf for leases expiring during the past three years as illustrated below:

                                                                            LEASES       LEASES
                                                                           EXPIRING     EXECUTED
                                                              EXISTING    DURING THE   DURING THE
CENTER AND YEAR                                              BASE RENTS    PERIOD(1)    PERIOD(2)
-----------------------------------------------------------  -----------  -----------  -----------
Connecticut Post Mall:
  1994.....................................................   $   29.34    $   23.00    $   25.64
  1995.....................................................       28.96        27.55        27.03
  1996.....................................................       29.96        26.03        27.90

Montgomery Mall:
  1994.....................................................   $   33.40    $   34.08    $   37.31
  1995.....................................................       35.50        37.35        60.39
  1996.....................................................       36.98        42.26        49.25

The Plaza at West Covina:
  1994.....................................................   $   21.55    $   16.32    $   24.09
  1995.....................................................       23.18        20.28        26.04
  1996.....................................................       24.10        17.72        16.30

South Shore Mall:
  1994.....................................................   $   28.82    $   20.29    $   28.04
  1995.....................................................       29.10        24.90        26.34
  1996.....................................................       33.61        22.80        23.90

Trumbull Shopping Park:
  1994.....................................................   $   30.37    $   29.37    $   33.32
  1995.....................................................       30.61        26.69        27.92
  1996.....................................................       31.48        24.70        36.68

------------------------

(1) Includes scheduled expirations, early termination, abandonments and negotiated buyouts. Represents average base rent for the final year of occupancy.

(2) Includes renewals. Represents average base rent for the initial year of occupancy.

    Connecticut Post Mall, Montgomery Mall, The Plaza at West Covina, South Shore Mall and Trumbull Shopping Park are the largest shopping centers in their respective trade areas. South Shore Mall in Bay Shore, New York serves the southern Long Island market in Suffolk County and has one competing regional center in its Primary Trade Area. Trumbull Shopping Park, in Trumbull, Connecticut serves the Fairfield County, Connecticut market and there is no competitive regional shopping center. Connecticut Post Mall in Milford, Connecticut is the only super regional shopping center serving the greater New Haven market. Connecticut Post and Trumbull Shopping Park are eleven miles apart and a portion of their trade areas overlap. There is a regional center proposed to be developed in the greater New Haven area that would, if eventually developed, compete with Connecticut Post. The Plaza at West Covina, in West Covina, California is one of three super regional centers serving the San Gabriel Valley market. Three other regional shopping centers complete with Montgomery Mall's Primary Trade Area. However, Montgomery Mall has the largest total gross leasable area of any center within this trade area.

    Annual real estate taxes for the year ended December 31, 1996 and gross Federal income tax basis at December 31, 1996 for Connecticut Post Mall, Montgomery Mall, The Plaza at West Covina, South Shore Mall and Trumbull Shopping Park were as follows:

CENTER
-------------------------------------------------------------------    REAL ESTATE       FEDERAL
                                                                          TAXES        INCOME TAX
                                                                     ---------------      BASIS
                                                                      (IN MILLIONS)   -------------
                                                                                      (IN MILLIONS)
Connecticut Post Mall..............................................     $     1.9       $     151
Montgomery Mall....................................................           2.2             151
The Plaza at West Covina...........................................           2.3             124
South Shore Mall...................................................           3.9              77
Trumbull Shopping Park.............................................           1.7              99

    The Company believes that Connecticut Post Mall, Montgomery Mall, The Plaza at West Covina, South Shore Mall and Trumbull Shopping Park are adequately covered by existing insurance.

    For information concerning indebtedness and mortgages relating to Connecticut Post Mall, Montgomery Mall, The Plaza at West Covina, South Shore Mall and Trumbull Shopping Park, see"--Debt Summary."

ADDITIONAL INFORMATION REGARDING ANNAPOLIS MALL

    Annapolis Mall is located in Annapolis, Maryland and is owned by Annapolis Mall Limited Partnership. RREEF USA Fund--III/Annapolis, Inc. is a 70% partner in such partnership and CenterMark Properties of Annapolis, Inc., a wholly owned subsidiary of the Company, is a 30% partner in such partnership. The Company has entered into a letter of intent with RREEF USA Fund--III/Annapolis, Inc. to acquire its 70% interest in the partnership. Although no assurance can be given that such acquisition will occur, upon such acquisition Annapolis Mall would have a book value which amounted to 10% or more of the total assets of the Company in 1996. Annapolis Mall has over 990,000 square feet of Total GLA, with 148 Mall Stores and four Anchors: Hecht's, Montgomery Ward, J.C. Penney and Nordstrom.

    The Limited is the only tenant at the Center that leased 10% or more of Total GLA as of December 31, 1996. The principal terms of The Limited's leases are set forth below:

                                    BASE RENTAL    SQUARE      LEASE
TENANT                               PER ANNUM      FEET     EXPIRATION   OPTIONS          PERCENTAGE RENT(1)
----------------------------------  ------------  ---------  ----------  ---------  --------------------------------
Express...........................  $    303,862     11,687   1/31/07      None     5% of sales over $     6,077,240
Lane Bryant.......................       164,832      9,696   1/31/09      None     5% of sales over $     3,296,640
Lerner New York...................       216,988     13,312   1/31/09      None     5% of sales over $     4,339,760
Limited Too.......................       147,648      4,614   1/31/06      None     5% of sales over $     2,952,960
Limited, The......................       409,890     15,765   1/31/10      None     4% of sales over $    10,247,250
Structure.........................       163,930      6,305   1/31/06      None     5% of sales over $     3,278,600
Victoria's Secret.................       186,914      7,189   1/31/07      None     5% of sales over $     3,738,280
                                    ------------  ---------
                                    $  1,594,064     68,568
                                    ------------  ---------
                                    ------------  ---------

--------------

(1) Percentage rent is calculated based upon sales in excess of stipulated minimums which may vary from lease to lease.

    The following charts sets forth the Mall Store sales for Annapolis Mall:

YEAR                                                                   MALL STORE SALES (PSF)(1)
--------------------------------------------------------------------  ---------------------------
1994................................................................           $     280
1995................................................................                 336
1996................................................................                 371

--------------
(1) Sales are based on Mall Stores reporting sales.

    Mall Stores leased at Annapolis Mall were 96% in 1996, 97% in 1995, 98% in 1994, 90% in 1993 and 76% in 1992 at December 31 of each such year.

    The following table sets forth certain information with respect to the expiration of leases at Annapolis Mall as of December 31, 1996:

                                                  APPROXIMATE                    AVERAGE BASE  ANNUALIZED    PERCENTAGE OF
                                                  MALL GLA OF    PERCENTAGE OF    RENT (PSF)    BASE RENT    BASE ANALIZED
                                    NUMBER OF      EXPIRING        MALL GLA         UNDER      OF EXPIRING       RENT
                                     LEASES         LEASES      REPRESENTED BY     EXPIRING      LEASES     REPRESENTED BY
YEAR ENDING DECEMBER 31             EXPIRING     (SQUARE FEET)  EXPIRING LEASES     LEASES     (THOUSANDS)  EXPIRING LEASES
--------------------------------  -------------  -------------  ---------------  ------------  -----------  ---------------
1997............................            2          4,438             1.2%     $    37.79    $     168            1.3%
1998............................            5          2,503             0.7           90.68          227            1.8
1999............................            7          9,192             2.5           35.95          330            2.6
2000............................           11         16,151             4.5           44.63          721            5.6
2001............................           15         25,169             6.9           37.48          943            7.4
2002............................            2            503             0.1          135.19           68            0.5
2003............................           13         28,082             7.7           38.96        1,094            8.5
2004............................           37         58,833            16.2           45.23        2,661           20.8
2005............................           19         54,578            15.0           38.10        2,080           16.2
2006............................           15         52,885            14.6           33.15        1,753           13.7

    Minimum rents at Annapolis Mall are expected to grow based upon contractual increases in base rent in the existing leases, although there can be no assurance that such contractual increases will be realized or that such contractual increases are indicative of possible future increases in base rent. In the aggregate, base rent is expected to increase by approximately $1,795,429 over the next five years through these contractual increases.

                                                     EXISTING           CUMULATIVE EXISTING
                                                 CONTRACTUAL RENT        CONTRACTUAL RENT
YEAR                                                 INCREASES               INCREASES
----------------------------------------------  -------------------  -------------------------
1997..........................................      $   351,686            $     351,686
1998..........................................          667,270                1,018,956
1999..........................................          350,251                1,369,207
2000..........................................          160,195                1,529,402
2001..........................................          266,027                1,795,429

    The average effective (base plus percentage rent) annual rent per square foot was $36 psf for 1996, $33 psf for 1995, $32 psf for 1994, $26 psf for 1993 and $24 psf for 1992.

    Annapolis Mall in Annapolis, Maryland has one regional shopping center in its Primary Trade Area. Annapolis Mall with four anchors and total GLA of 990,702 square feet in the largest super regional shopping center in its trade area.

    As a result of the expansion and renovation of Annapolis Mall and the favorable market position of Annapolis Mall in the Annapolis, Maryland trade area, management was able to increase base rent psf for leases expiring during the past three years as illustrated below.

                                                                            LEASES       LEASES
                                                                 ALL       EXPIRING     EXECUTED
                                                              EXISTING    DURING THE   DURING THE
YEAR                                                           LEASES     PERIOD (1)   PERIOD (2)
-----------------------------------------------------------  -----------  -----------  -----------
1994.......................................................   $   30.90    $   20.69    $   39.09
1995.......................................................       32.73        30.30        44.11
1996.......................................................       35.31        24.17        47.67

--------------

(1) Includes scheduled expirations, early terminations, abandonments and negotiated buyouts. Represents average base rent for the final year of occupancy.

(2) Includes renewals. Represents average base rent for the initial year of occupancy.

    Annual real estate taxes for Annapolis Mall in 1996 were $1.1 million. At December 31, 1996, Annapolis Mall's gross Federal income tax basis was approximately $103 million. The Company intends to compute depreciation on Annapolis Mall for Federal income tax purposes the straight line method based on useful lives ranging from 3 to 40 years for accounting purposes using the straight-line method based on useful lives of 7 to 20 years for buildings and improvements and 5 to 14 years for equipment and fixtures. See "Federal Income Tax Considerations--Taxation of the Company."

    The Company believes that Annapolis Mall is adequately covered by existing insurance.

    Annapolis Mall is not encumbered by any mortgage debt.

ADDITIONAL INFORMATION REGARDING GARDEN STATE PLAZA

    Garden State Plaza is located in Paramus, New Jersey and is 50% indirectly owned by Westland Realty, Inc., a wholly owned subsidiary of Westfield Holdings Limited, and 50% by HRE Garden State Plaza, Inc., an affiliate of Rodamco North America B.V. Garden State Plaza has over 2.0 million square feet of Total GLA, with 294 Mall Stores and five Anchors: Nordstrom, Macy's, Neiman Marcus, Lord and Taylor and J.C. Penney. The center is currently under redevelopment.

    At any time after January 1, 2000, either Westfield Holdings or HRE Garden State Plaza, Inc. can force a sale of the property. The partner initiating the sale must allow the other partner 150 days to accept the offer for sale. If the noninitiating partner does not accept the offer, the initiating partner shall have the right during the succeeding 12 month period to sell the entire property for a price not less than 95% of the proposed price.

    The Company has an option to acquire the stock of Westland Realty, Inc. and, thus, the indirect 50% interest in Garden State Plaza. The Garden State Plaza Option is exercisable following the completion of an independent valuation of the property to determine its fair market value. Contemporaneously with the closing of the Offerings, the Garden State Plaza Option will be amended to provide that the valuation procedure may be commenced by the Company upon the earliest to occur of (x) any time after completion and stabilization of the current expansion of the property, defined to mean the leasing of 95% of the mall gross leasable area for the expansion, (y) any time after the date which is 18 months after completion of the current expansion of the property and (z) no later than January 3, 2000. The valuation is to be performed by an independent appraiser approved by the Company and Westfield Holdings within 30 days after the Company elects to commence the valuation procedure. The purchase price under the Garden State Plaza Option is equal to 50% of such fair market valuation, subject to adjustment for the mortgage debt of Garden State Plaza, the Garden State Plaza Loan and the amount by which current assets exceed current liabilities. The exercise of the Garden State Plaza Option will require the approval of at least 75% of the Independent Directors and, if the purchase price (which is payable in Common Stock) will exceed $55 million (net of the $145 million Garden State Plaza Loan), the approval of a majority of the holders of the Common Stock voting at a meeting on such issue other than Westfield Holdings and its affiliates (including, without limitation, WAT) and interests associated with the Lowy Family. The Garden State Plaza Option must be exercised within 120 days after delivery of the determination of the fair market value of the property. The Company believes that the conditions to the exercise of Garden State Plaza Option will first be satisfied in the summer of 1999 based on the right to exercise 18 months after substantial completion; however, the option may first be satisfied at an earlier date if the property is 95% leased. The Board of Directors (including at least 75% of the Independent Directors) and, if the purchase price exceeds $55 million (net of the $145 million Garden State Plaza Loan) as described above, the shareholders of the Company will determine whether to exercise the Garden State Plaza Option. The book value of Westfield Holdings' interest in Garden State Plaza, calculated in accordance with Australian generally accepted accounting principles, is approximately $200 million.

    The Company is using $145.0 million of the proceeds of the Offerings and concurrent transactions to make the Garden State Plaza Loan. The amount of this loan, as well as the book value of Garden State Plaza if the Company elects to exercise the Garden State Plaza Option, would amount to 10% or more of the total assets of the Company in 1996.

    Macy's, Nordstrom and J.C. Penney are the only tenants at the center that leased 10% or more of the rentable square footage as of December, 31 1996. The principal terms of Macy's, Nordstrom's and J.C. Penney's leases are set forth below.

                                                   BASE RENTAL    SQUARE       LEASE                     % RENT
ANCHORS                                             PER ANNUM      FEET      EXPIRATION    OPTIONS     PROVISION
-------------------------------------------------  ------------  ---------  ------------  ---------  --------------
Macy's...........................................  $  6,183,704    439,632       7/31/21     (a)          none
Nordstrom........................................     2,614,295    245,348       7/31/06     (b)          none
J.C. Penney......................................     1,200,000    180,000      10/31/20     (c)     1.5% of sales
                                                                                                      in excess of
                                                                                                      $60 million
                                                   ------------  ---------                           --------------
  Total..........................................  $  9,997,999    864,980       --
                                                   ------------  ---------
                                                   ------------  ---------

------------------------

(a) Eight self-existing successive options. The first option is for a 5-year period and thereafter each option is for a period of 7 years

(b) Eight 10-year options

(c) Two 10-year options and two 5-year options

    The following charts sets forth the Mall Store sales for Garden State Plaza:

                                                                     MALL STORE SALES
YEAR                                                                     (PSF) (1)
-------------------------------------------------------------------  -----------------
1994...............................................................      $     450
1995...............................................................            433
1996...............................................................            467

------------------------

(1) Sales are based on Mall Stores reporting sales.

    Mall Stores leased at Garden State Plaza were 92% in 1996, 94% in 1995, 98% in 1994, 99% in 1993 and 95% in 1992 at December 31 of each such year. During 1995 and 1996 the Garden State Plaza was under redevelopment.

    The following table sets forth certain information with respect to the expiration of leases at Garden State Plaza as of December 31, 1996:

                                                     APPROXIMATE
                                                     MALL GROSS     PERCENTAGE OF   AVERAGE BASE   ANNUALIZED    PERCENTAGE OF
                                                    LEASABLE AREA    MALL GROSS      RENT (PSF)     BASE RENT   BASE ANNUALIZED
                                       NUMBER OF     OF EXPIRING    LEASABLE AREA       UNDER      OF EXPIRING       RENT
                                        LEASES         LEASES      REPRESENTED BY     EXPIRING       LEASES     REPRESENTED BY
YEAR ENDING DECEMBER 31                EXPIRING     (SQUARE FEET)  EXPIRING LEASES     LEASES      (THOUSANDS)  EXPIRING LEASES
-----------------------------------  -------------  -------------  ---------------  -------------  -----------  ---------------
1997...............................           20         25,690            4.9 %      $   48.07     $   1,248            4.7%
1998...............................           13         20,171            3.8            52.61         1,061            4.0
1999...............................           28         65,076           12.25           47.45         3,088           11.5
2000...............................            7         12,724            2.40           51.34           653            2.4
2001...............................           13         33,590            6.32           43.75         1,469            5.5
2002...............................            7         37,770            7.11           62.33         2,354            8.8
2003...............................           11         29,296            5.52           49.32         1,445            5.4
2004...............................            9         22,924            4.32           52.85         1,212            4.5
2005...............................           14         81,251           15.30           38.06         3,092           11.6
2006...............................           18         24,331            4.58           71.61         1,742            6.5

    Minimum rents at Garden State Plaza are expected to grow based upon contractual increases in base rent in the existing leases, although there can be no assurance that such contractual increases will be realized or that such contractual increases are indicative of possible future increases in base rent. In the aggregate, base rent is expected to increase by approximately $1,174,369 over the next five years through these contractual increases.

                                                     EXISTING           CUMULATIVE EXISTING
                                                 CONTRACTUAL RENT        CONTRACTUAL RENT
YEAR                                                 INCREASES               INCREASES
----------------------------------------------  -------------------  -------------------------
1997..........................................      $   401,290            $     401,290
1998..........................................          (65,874)                 335,416
1999..........................................           25,056                  360,472
2000..........................................          416,072                  776,544
2001..........................................          397,825                1,174,369

    The average effective (base plus percentage) annual rent per square foot was $51 psf for 1996, $44 psf for 1995, $39 psf for 1994, $38psf for 1993 and $34
psf for 1992.

    Four other regional shopping centers compete with Garden State Plaza in its Primary Trade Area. Garden State Plaza has five department stores and a larger number of mall stores than any other regional shopping center within its trade area.

    As a result of the expansion and renovation of Garden State Plaza and the favorable market position of Garden State Plaza in the Paramus, New Jersey trade area, management was able to increase base rent psf for leases expiring during the past three years as illustrated below.

                                                                            LEASES       LEASES
                                                                 ALL       EXPIRING     EXECUTED
                                                              EXISTING    DURING THE   DURING THE
YEAR                                                           LEASES      PERIOD(1)    PERIOD(2)
-----------------------------------------------------------  -----------  -----------  -----------
1994.......................................................   $   36.32    $   40.70    $   46.86
1995.......................................................       41.71        29.91        64.35
1996.......................................................       50.40        32.11        53.74(3)

------------------------

(1) Includes scheduled expirations, early terminations, abandonments and negotiated buyouts. Represents average base rent for the final year of occupancy.

(2) Includes renewals. Represents average base rent for the initial year of occupancy.

(3) Comprised of leases executed by 28 tenants covering approximately 71,270 square feet (3% of total gross leasable area), of which one lease was signed by Abercrombie & Fitch consisting of 11,155 square feet at $42.00 psf.

    Annual real estate taxes for Garden State Plaza in 1996 were $4.1 million. At December 31, 1996, Garden State Plaza's gross Federal income tax basis was approximately $540.0 million. The partnership which owns Garden State Plaza computes depreciation for income tax purposes using the straight line method of depreciation based on 5 to 40 years, and for accounting purposes using the straight line method based on useful lives of 3 to 35 years.

    The Company believes that Garden State Plaza is adequately covered by existing insurance.

    Prudential has a first mortgage on Garden State Plaza totaling $260.02 million. This loan bears interest at 8.23% per annum, matures in May 2005 and is a non-recourse obligation of the owner of Garden State Plaza.

ADDITIONAL INFORMATION REGARDING WHEATON PLAZA

    Wheaton Plaza is located in Wheaton, Montgomery County, Maryland and serves a populous, urban/ suburban trade area that includes the towns of Kensington, Wheaton, Silver Springs, the northern Washington D.C. suburbs and parts of Montgomery County. The center's Trade Area has a population of 410,600 with an average household income of $70,500.

    The enclosed, one level (with a two level connection to Hecht's) center opened in 1960 and has approximately 1.1 million square feet of total gross leasable area, with 120 mall stores and three anchors: J.C. Penney (which in 1996 replaced Woodward & Lothrop), Montgomery Ward and Hecht's; and two free standing office buildings of approximately 107,000 square feet and approximately 73,000 square feet, on an 80-acre site. The site is 100% owned by Wheaton Plaza Regional Shopping Center, LLP, in which the Company intends to acquire a 70% general partnership interest, and will be the sole general partner.

    Under the terms of the partnership agreement which terminates on December 31, 2047, (i) the Company, as managing partner, will have authority and discretion to make all decisions affecting the business and affairs of the partnership; however, the limited partners shall have consent rights with respect to certain matters, including the annual operating budget, financing, sale of the project and certain leasing matters, (ii) management and development services will be provided by Westfield Holdings, and (iii) under certain circumstances the limited partners will have the right to transfer their partnership interests to the Company for cash or operating partnership units if the Company forms an operating partnership, or shares in the Company if the Company's shares are listed on a national stock exchange and the Company has not formed an operating partnership.

    There are no regional shopping centers in the center's Primary Trade Area; however, three regional shopping centers compete with the center. J.C. Penney and Montgomery Ward are the only tenants at the center that leased 10% or more of rentable square footage as of December 31, 1996. The principal terms of J.C. Penney and Montgomery Ward leases are set forth below.

                                BASE RENTAL   SQUARE       LEASE
ANCHORS                          PER ANNUM    FOOTAGE   EXPIRATION    OPTIONS                % RENT PROVISION
------------------------------  -----------  ---------  -----------  ---------  ------------------------------------------
J.C. Penney                      $  20,000     218,667     8/31/09   (A)        1.5% of sales up to and including
                                                                                $6,500,000
                                                                                1.25% of sales in excess of $6,500,000
                                                                                1.0% of sales in excess of $7,500,000
                                                                                0.75% of sales in excess of $10,000,000
Montgomery Ward                    240,810     227,700     2/28/00   (B)        2.25% of sales up to and including
                                                                                $13,460,000 less minimum rent
                                                                                1.75% of sales in excess of $13,460,000
                                -----------  ---------
Total                            $ 260,810     446,367
                                -----------  ---------
                                -----------  ---------

------------------------

(A) Three successive options for 20 years each.

(B) One 10 year option.

    The following charts sets forth the Mall Store sales for Wheaton Plaza:

                                      MALL STORE SALES (PSF)
YEAR                                           (1)
------------------------------------  ----------------------
1994................................               247
1995................................               266
1996................................               281

------------------------

(1) Sales are based on Mall Stores reporting sales.

    Mall Stores leased at Wheaton Plaza were 92% in 1996, 94% in 1995, 94% in 1994, 92% leased in 1993 and 93% leased in 1992 at December 31 of each such year.

The following table sets forth certain information with respect to the expiration of Mall Store leases (excluding outparcels) at Wheaton Plaza as of December 31, 1996:

                                                APPROXIMATE                        AVERAGE BASE   ANNUALIZED    PERCENTAGE OF
                                                MALL GLA OF                         RENT (PSF)     BASE RENT   BASE ANNUALIZED
                                  NUMBER OF      EXPIRING     PRECENTAGE OF MALL       UNDER      OF EXPIRING       RENT
YEAR ENDING                        LEASES         LEASES      GLA REPRESENTED BY     EXPIRING       LEASES     REPRESENTED BY
DECEMBER 31                       EXPIRING     (SQUARE FEET)    EXPIRING LEASES       LEASES      (THOUSANDS)  EXPIRING LEASES
------------------------------  -------------  -------------  -------------------  -------------  -----------  ---------------
1997..........................           21         42,431              18.8%        $   25.68     $   1,090           19.3%
1998..........................           20         32,249              14.3%            32.11         1,036           18.3%
1999..........................            8         10,508               4.7%            26.87           282            5.0%
2000..........................            8         24,000              10.7%            26.76           642           11.3%
2001..........................           10         18,365               8.2%            23.18           425            7.5%
2002..........................            7         14,808               6.6%            27.74           411            7.3%
2003..........................            4         14,449               6.4%            22.94           331            5.9%
2004..........................            5         11,417               5.1%            20.38           233            4.1%
2005..........................            5         15,949               7.1%            19.34           308            5.4%
2006..........................            5         31,703              14.1%            22.16           702           12.4%

    Minimum rents at Wheaton Plaza are expected to grow based upon contractual increases in base rent in the existing leases although there can be no assurance that such contractual increases will be realized or that such contractual increases are indicative of possible future increases in base rent. In the aggregate, base rent is expected to increase by approximately $274,399 over the next five years through these contractual increases.

                             EXISTING           CUMULATIVE EXISTING
                         CONTRACTUAL RENT        CONTRACTUAL RENT
YEAR                         INCREASES               INCREASES
                        -------------------  -------------------------
1997..................      $    13,498             $    13,498
1998..................          110,719                 124,217
1999..................           59,023                 183,240
2000..................           72,425                 255,665
2001..................           18,734                 274,399

    The average effective (base plus percentage) annual rent per square foot was $25 psf for 1996, $26 psf for 1995, $26 psf for 1994, $26 psf for 1993 and $27
psf for 1992.

    Annual real estate taxes for Wheaton Plaza in 1996 were $1.8 million. Federal income tax basis cannot be determined until the acquisition of the center is consummated.

    The Company believes that Wheaton Plaza is adequately covered by existing insurance. Wheaton Plaza is unencumbered.

MAY PROPERTIES

    The Company holds interests in 13 department store properties (12 of which are owned in fee and one of which is ground leased) that were net leased to the May Company in 1988 under financing leases. Each lease has an original term of 29 years, ending on September 21, 2017, with 14 consecutive five-year options exercisable by the May Company. Upon termination of each lease, the May Company has an option to acquire the Company's interest in each of the May Properties for their respective fair market value as determined by appraisal. The leases are at fixed rental rates that do not increase over the terms of the leases and provide that the tenant is to pay for all taxes, maintenance, repair and other expenses. Eleven of the May Properties are operated by various divisions of the May Company. Two of the May Properties have been assigned to other operators, but the May Company remains liable for the performance of the tenant's obligations thereunder. One of these properties is for a store that is currently vacant, although rent is being paid on it. The leased properties are located in Buena Park, Oxnard, San Bernardino, El

Cajon, Redondo Beach, Costa Mesa, Riverside, Westminster and West Los Angeles, California; Waterbury, Connecticut; Salem, Oregon; Elyria, Ohio; and Springfield, Missouri. The May Properties generated rent of $8.4 million in 1996, and the Company paid $7.7 million of interest and principal in 1996 on the loans associated with the financing of the May Properties. See "--Debt Summary."

OTHER REAL ESTATE INTERESTS

    The Company owns interests in Properties other than the Centers, which represented less than 1.0% of 1996 Funds from Operations.

    The Company owns a 42.5% partnership interest in the West Valley Partnership, which is the fee owner of a 36-acre tract of land in Canoga Park, California, directly across from Topanga Plaza. There are currently six free-standing stores on the Property, representing a total of 89,128 square feet of rentable area. In addition, West Valley Partnership is a limited partner in an entity that owns two office buildings located on such land which is ground leased by West Valley Partnership to such entity.

    The Company is the holder of a $2,850,000 promissory note, which is secured by a first deed of trust on property known as Northland Shopping Center in St. Louis, Missouri. The loan is recourse to the borrower and bears interest at a rate of 7% per annum. Interest only is receivable under the note until June 7, 1997, when the entire principal balance will become due. The borrower has five one-year options to extend the maturity date of the loan.

    The Company also owns indirect interests in a certain office building and land adjacent to the Mid Rivers Mall and is the owner of a 116-unit apartment complex in La Jolla, California.

INSURANCE ARRANGEMENTS

    As part of its management services for the Properties under Westfield Holdings's management, the Manager is responsible for arranging insurances for such Properties to cover fire, flood, earthquake, comprehensive liability and other appropriate risks. The Company's insurance advisors/brokers have reported that these insurances are adequate having regard to the insurance risks and insured limits customarily carried for similar properties. The Company will continue fire, business interruption, flood, earthquake, comprehensive liability and other appropriate insurance with respect to such Properties and believes that such Properties are adequately covered by existing insurance. The Company carries earthquake insurance on all Centers under Westfield Holdings's management. Such policies are subject to a deductible equal to 5% of the total insured value of each Center managed by Westfield Holdings and a combined annual aggregate loss limit of $100 million on the Centers. See "Advisory, Management and Development Services to the Company."

EMPLOYEES

    The Company has engaged the Manager to provide the property management and leasing services, the Advisor to provide advisory services and the Developer to provide development and redevelopment planning and implementation. All of the employees of the Manager, the Advisor and the Developer are employees of Westfield Holdings. The Company has no employees. See "Advisory, Management and Development Services to the Company."

DEBT SUMMARY

    The following table reflects indebtedness of the Company that will remain outstanding following the consummation of the Offerings and concurrent transactions.

                            WESTFIELD AMERICA, INC.
   OUTSTANDING MORTGAGE DEBT AFTER THE OFFERINGS AND CONCURRENT TRANSACTIONS

                                                                                                                COMPANY'S PRO
                                                                                                                 RATA SHARE
                                                                                                   PRINCIPAL    -------------
                                                                                     LIBOR AT      BALANCE AS     PRINCIPAL
                                                                     ANNUAL          REPRICING         OF       BALANCE AS OF
                                         LENDER                INTEREST RATE (A)       DATE        3/31/97(B)    3/31/97(B)
                                         --------------------  ------------------  -------------  ------------  -------------
                                                                           ($ IN THOUSANDS)
Corporate Debt:
  Unsecured Corporate Line of Credit
    ($600,000).........................  Various (1)           LIBOR + 1.00% (2)          5.69%    $  210,343     $ 210,343
Property Debt:
  Wholly Owned
    Various (3)........................  Prudential            6.15%                                  172,000       172,000
    Various (3)........................  Prudential            6.51%                                  167,000       167,000
    Mid Rivers Mall (3)................  Prudential            8.09%                                   15,000        15,000
    Trumbull Shopping Park.............  Equitable             7.07%                                  143,960       143,960
  General Partnerships Interests
    Meriden Square.....................  Hypo Bank             LIBOR + 1.50% (2)          5.44%        50,000        25,000
    Mission Valley Center..............  Bank of America       LIBOR + 1.45% (4)          5.39%        38,899        29,485
    Plaza Camino Real..................  John Hancock          9.50%                                   37,073        14,829
    Topanga Plaza......................  Cigna                 10.125%                                 57,579        24,183
    Vancouver Mall.....................  AEW                   9.78%                                   31,820        15,910
Limited Partnership interest
  North County Fair....................  Teachers Insurance    12.25% (5)                              49,827        22,422
                                                                                                  ------------  -------------
                                                                                                      763,158       629,789
                                                                                                  ------------  -------------
Finance Lease Debt.....................  Various (10)          6.39%                                   20,576        20,576
                                         Various (11)          7.33%                                   55,834        55,834
                                                                                                  ------------  -------------
                                                                                                       76,410        76,410
                                                                                                  ------------  -------------
Total Debt.............................                                                            $1,049,911     $ 916,542
                                                                                                  ------------  -------------
                                                                                                  ------------  -------------


                                                                                               EARLIEST
                                           ANNUAL       ANNUAL       BALANCE                   NOTES MAY
                                          INTEREST       DEBT        DUE AT      MATURITY     BE PREPAID
                                           PAYMENT      SERVICE     MATURITY       DATE       W/O PENALTY
                                         -----------  -----------  -----------  -----------  -------------

Corporate Debt:
  Unsecured Corporate Line of Credit
    ($600,000).........................   $  14,067    $  14,067      210,343       5/2000           now
Property Debt:
  Wholly Owned
    Various (3)........................      10,578       10,578      172,000       2/1999        2/1999(6)
    Various (3)........................      10,872       10,872      167,000       2/2001        2/2001(6)
    Mid Rivers Mall (3)................       1,214        1,214       15,000       2/1999        2/1999(6)
    Trumbull Shopping Park.............      10,005       10,896      130,063       7/2000        4/2000(7)
  General Partnerships Interests
    Meriden Square.....................       1,735        1,735       25,000       3/1999           now
    Mission Valley Center..............       2,105        2,105       28,786       8/2000           now
    Plaza Camino Real..................       1,404        1,515       14,427       6/2000        6/2000(8)
    Topanga Plaza......................       2,440        2,637       23,014       1/2002        1/2002(8)
    Vancouver Mall.....................       1,549        1,701       14,917       5/2002        5/2002(9)
Limited Partnership interest
  North County Fair....................       2,739        2,879          238       6/2022        6/2022(5)
                                         -----------  -----------  -----------
                                             44,641       46,132      590,445
                                         -----------  -----------  -----------
Finance Lease Debt.....................       1,287        3,108            0       2/2004        2/2004
                                              4,057        4,724            0       2/2014        2/2014
                                         -----------  -----------  -----------
                                              5,344        7,832            0
                                         -----------  -----------  -----------
Total Debt.............................   $  64,052    $  68,031    $ 800,788
                                         -----------  -----------  -----------
                                         -----------  -----------  -----------

----------------------------------
(a) All loans are at a fixed interest rate unless stated as LIBOR plus a spread.

(b) All balances reflect additional borrowings of principal on the Company's unsecured corporate credit line. See "Use of Proceeds."

(1) Participating revolving credit facility that is expected to close concurrently with the Offerings. Participant lenders include National Australia Bank Limited, Commonwealth Bank of Australia, Australia and New Zealand Banking Group Limited and Union Bank of Switzerland.

(2) The Company generally reprices these LIBOR contracts every 30 days.

(3) Includes cross collateralized first mortgage covering the following properties: Mid Rivers Mall, West Park Mall, Plaza Bonita Mall, The Plaza at West Covina, Montgomery Mall, South County Center and West County Center.

(4) Borrowings totaling $22,073 have been fixed at 7.5% through August 1997, with the remaining debt balance at LIBOR plus 1.75% for which the LIBOR contract is repriced every 30 days.

(5) Lender is entitled to contingent interest equal to 30% of annual applicable receipts in excess of $8.3 million. Beginning June 1, 2004, the loan may be prepaid for a 6% premium; this declines to a minimum of 1% plus ten times contingent interest.

(6) May be prepaid with a premium equal to the greater of Yield Maintenance Premium or a declining 1% premium.

(7) May be prepared in entirety with 60 day irrevocable notice subject premium equal to greater of Yield Maintenance Premium or 1% of balance until April 1, 2000. Thereafter, no prepayment premium.

(8) May be prepaid for greater of 1% of outstanding principal balance or Yield Maintenance Premium.

(9) May be prepaid for greater of 2% of outstanding principal balance or Yield Maintenance Amount.

(10) Nationwide Life Insurance Co. and EBENCO--Farmer's Insurance Exchange.

(11) Phoenix Home Life Mutual Insurance Company, American United Life Insurance Co., GALICO, Central Life Insurance Company, Physicians Life Insurance Company, Guarantee Trust Life Insurance Company Annuity Portfolio Pocket #2, INCE & Co.--Equitable, INCE & Co.--Kanawah, Physicians Mutual Insurance Company, The Franklin Life Insurance Company, EBENCO-- Truck Insurance Exchange, EBENCO--Farmers New World Life, EBENCO--Ohio State Life Insurance Company.

    The Company has entered into a letter of intent with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Union Bank of Switzerland for a new $600.0 million loan facility. A portion of the proceeds of the facility would be used by the Company to repay existing mortgage loans in the aggregate amount of approximately $163.0 million. The remaining portion of the loan would be used by the Company to fund its acquisition and redevelopment activities and as a revolving working capital facility. The loan will have a three-year 'evergreen' term (with the evergreen being exercised every year with the approval of the bank lenders so that if the evergreen is not exercised there is a two-year period prior to maturity) and will have an interest rate of LIBOR plus 100 basis points. The Company will agree to a negative pledge with respect to substantially all of the Company's wholly-owned properties that are presently unencumbered and the loan facility will include customary financial covenants, including, without limitation, the maintenance of certain debt service coverage ratios, the maintenance of minimum shareholder equity, limitations on additional indebtedness, limitations on the payment of distributions in any calender year in excess of 100% of Funds from Operations for such year and limitations on the changing the Advisor and Manager of the Company. Borrowings under the loan facility are limited to 60% of the value of the negative pledged properties. On a pro forma basis, the current availability under the loan facility is approximately $385 million. Borrowings under the facility are expected to be guaranteed by subsidiaries that own the negative pledge properties. There can be no assurance that a definitive credit agreement with respect to this loan facility will be entered into or that any definitive agreement will be as described above.

    At December 31, 1996, the Company had two swap agreements with respect to interest currently payable by the Company. Interest rate swaps are contractual agreements between the Company and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). In the unlikely event that a counterparty fails to meet the terms of an interest rate swap contact, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of the counterparties. Under one of the swap agreements, which has a notional amount of $125.0 million, the Company is credited interest at LIBOR and incurs interest at a fixed rate of 5.75%. Under the second swap agreement, which has a notional amount of $11.4 million, the Company incurs interest at LIBOR and is credited interest at a fixed rate of 6.23%. Both swap agreements expire in 2000.

    The Company has also entered into interest rate exchange agreements with a counterparty to manage future interest rates. These agreements consist of swaps and involve the future receipt, corresponding with the expiration of existing fixed rate mortgage debt, of a floating rate based on LIBOR and the payment of a fixed rate. At December 31, 1996, the Company had interest rate exchange agreements beginning February 11, 1999 and expiring after three years with notional principal amounts totaling $90 million which provide that the Company will pay 6.125% per annum. Subsequently, the Company entered into interest rate exchange agreements beginning in February 1999 and April 2000 and expiring at various dates in 2002 with notional principal amounts totaling $227 million which provide that the Company will pay 6.25% per annum. These exchange rate agreements ensure that, upon the expiration of certain of the Company's mortgage debt, if the Company refinances such debt with new LIBOR based loans, the interest rate on such loans will be no more than 6.125% or 6.25%, plus the applicable spread of the loan at such time.

ENVIRONMENTAL MATTERS

    Various Federal, state and local laws, ordinances and regulations impose liability on present and former property owners and operators for the cost of cleaning up or removing hazardous or toxic materials that are present on or emanated from such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic materials. The presence of contamination on, or even adjacent to or near, a property may impact the valuation of that property or the ability of the owner to sell, lease or finance it. In addition, persons who arrange for the disposal or treatment of hazardous or toxic materials may be liable for the costs of cleaning up contamination that results from the effort to dispose of or treat those materials at another site.

    The Company's independent consultant has reviewed certain existing environmental reports, including "Phase I" site assessments (which generally include a visual site inspection, interviews and a records review) of the Centers and certain formerly owned properties. The environmental reports were prepared in 1993 for all of the Centers other than the Acquired Properties and in 1996 for the Acquired Properties. Although all of the environmental reports were made available to the Company, a majority of the reports were prepared for parties other than the Company and the Company does not have recourse against the preparer of such reports in the event such reports are inaccurate. On the basis of this review and other environmental investigations of various outside consultants commissioned by the Company and Management's operation of the Properties, the Company believes that certain properties have had or currently have operations (primarily gas stations and tire, battery and auto centers) that may have or have resulted in soil or groundwater contamination. In that regard, many of the properties contain, or at one time contained, underground storage tanks and/or above-ground storage tanks that are or were used to store waste oils or other petroleum products. At certain properties, underground storage tanks have been abandoned in place (i.e., their use has been discontinued but the structures were not removed from the ground) or removed. In some instances, the Company is not aware whether such actions complied with laws or regulations that mandate or regulate the manner of such abandonment or removal. In certain instances, current or former underground storage tanks have been the sources of known soil or groundwater contamination.

    The Properties also could be negatively impacted, either through physical contamination or by virtue of an adverse effect on value, from contamination that has or may have emanated from other properties. Most of the adjacent or nearby properties of concern are or were operated as gas stations containing underground storage tanks, though some have been the sites of other types of industrial operations. Several Properties are located in areas that are known to have regional groundwater contamination. Such contamination could impact the Properties.

    Certain laws and regulations also impose liability for the release of certain materials, including asbestos in the environment, and such releases can form the basis for liability to third persons for personal injury, property or other damages. Some of the Properties contain asbestos-containing materials. Procedures have been adopted by the Company to monitor and maintain the condition of such asbestos-containing materials.

    Although there can be no assurances, the Company does not believe that environmental conditions at any of the Properties will have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that environmental laws and regulations will not become more stringent in the future or that the environmental conditions on or near the Properties, presently known or unknown, will not have a material adverse effect on individual Properties or the Company in the future.

LEGAL PROCEEDINGS

    The Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business. Based on consultation with counsel, management believes that such matters will not have a material adverse effect on the Company's business, financial position or results of operations.

    POLICIES AND OBJECTIVES WITH RESPECT TO INVESTMENTS, FINANCING AND OTHER
                                   ACTIVITIES

    The following is a discussion of the Company's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies may be amended or revised from time to time at the discretion of the Board of Directors unilaterally and without a vote of the Company's shareholders. Any such change would be made by the Board of Directors, however, only after a review and analysis of such change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in the best interests of the Company. NO ASSURANCE CAN BE GIVEN THAT THE COMPANY'S INVESTMENT OBJECTIVES WILL BE ATTAINED OR THAT THE VALUE OF THE COMPANY WILL NOT DECREASE.

INVESTMENT OBJECTIVES AND POLICIES

    In general, the Company's investment objectives are: (i) to increase the value of the Company through increases in the cash flows and values of the Centers (and any shopping centers or related properties hereafter acquired, developed or expanded); (ii) to achieve long-term capital appreciation, and preserve and protect the value of its interests in the Centers (and any shopping centers or related properties hereafter acquired, developed or expanded); and
(iii) to provide quarterly or other periodic cash distributions, a portion of which is expected to constitute a nontaxable return of capital because it will exceed the Company's current and accumulated earnings and profits, as well as to provide growth in distributions over time.

REAL ESTATE INVESTMENT POLICIES AND CRITERIA

    The Company plans to invest primarily in super regional and regional shopping centers and power centers in major metropolitan areas in the United States and Canada. In connection with future acquisitions, the Company will analyze other factors, including, but not limited to:

      (i)  the location and accessibility,
     (ii)  demographic profile,
    (iii)  redevelopment potential of the property,
     (iv)  the purchase price,
      (v)  the current and historical occupancy levels of the shopping centers and of comparable properties in comparable locations,
     (vi)  the characteristics of tenants, including anchor tenants, and the terms of their leases,
    (vii)  the quality of the construction and design of improvements, and
   (viii)  the relationship or fit of the shopping center with the other assets owned by the Company.

    The Company plans to invest in properties both for income and for capital appreciation. Subject to certain asset requirements necessary for REIT qualification, the Company does not presently have a policy with respect to the amount or percentage of assets which may be invested in any specific property or other investment.

    Even though super regional and regional shopping centers will be the Company's primary focus, the Company also intends to evaluate, on a selective basis, power center developments that, in the Company's opinion, will provide acceptable rates of return. The Company has recently completed or substantially completed the redevelopment of Eastland Center and Westland Towne Center into power centers, and is planning for the redevelopment of Mission Valley Center-West, one of the Company's existing power centers, and the land located adjacent to Topanga Plaza into power centers.

ACQUIRING ADDITIONAL PROPERTIES

    During the past three years, the Company has acquired an indirect interest in the Acquired Properties and additional interests in one of the Centers. In April 1994, the Company acquired the former May Company department store at Eastland Center from the May Company pursuant to an option to purchase which was acquired by the Company at the time the May Company store was relocated to The

Plaza at West Covina. On January 27, 1995, the Company exchanged its interest in the May Company department store located at University Hills, Denver, Colorado, for an interest in the May Company department store located at Elyria Mall, Elyria, Ohio pursuant to a tax-free exchange under Section 1031 of the Code. On January 13, 1995, the Company acquired the Steiger's store at Enfield Square from the May Company in anticipation of the redevelopment of Enfield Square. On August 4, 1995, the Company purchased the Sak's Fifth Avenue store at Mission Valley Center in San Diego, California, from Cal SFA, Inc. On September 5, 1995, the Company acquired an additional 25.8% interest in the Mission Valley Partnership, the owner of Mission Valley Center and Mission Valley Center--West. On July 1, 1996, the Company acquired substantially all of the capital stock of WPI, the owner of Connecticut Post Mall, South Shore Mall and Trumbull Shopping Park, as part of the Recapitalization described in "Company Structure and History." In addition, the Company has entered into a letter of intent to purchase the remaining 70% interest in Annapolis Mall as well as an agreement to acquire approximately 70% of the partnership interests in Wheaton Plaza Regional Shopping Center LLP.

DISPOSITIONS

    Shortly before the Company was acquired from Prudential, the Company's interests in one shopping center were distributed to Prudential.

    During the past three years the Company has disposed of its interest in a few non-core properties. On December 24, 1995, the Company transferred its interest in the May Company department store at University Hills Mall to the May Company pursuant to the Section 1031 exchange. See "--Acquiring Additional Properties" above. In addition to the above transfers, the Company has transferred its interest in certain land pursuant to condemnation and eminent domain proceedings or transfers of interest in lieu of condemnation. Other than such dispositions, the Company has not disposed of interests in any shopping centers since December 31, 1993. The Company has no current intention to dispose of any of the Centers or its other related Properties, but does reserve the right to do so if, based upon its periodic review of the Company's portfolio, it determines that such action would be in the best interests of the Company. If the Company does sell certain assets within ten years of the first day of the first taxable year for which the Company qualified as a REIT (February 12, 1994), a corporate level tax would be imposed upon the Company with respect to certain Built-In Gain. See "Federal Income Tax Considerations--Taxation of the Company." Many of the Properties have significant Built-In Gain and this may affect whether the Company decides to sell such Properties within such ten-year period.

PARTNERSHIP RESTRUCTURING

    On January 1, 1994, the Company restructured its partnership and management rights in Plaza Camino Real, the limited partnership which owns Plaza Camino Real, to increase its interest from a 5% general partnership interest to a 40% general partnership interest and to provide for a separate management agreement, which was subsequently assigned to the Manager. As of January 1, 1994, the limited partnership interest in Tishman Warner Center Joint Venture held by the West Valley Partnership was substantially reduced to a 1% interest as a result of a restructuring of Tishman Warner Center Joint Venture. The 1% interest was transferred in 1995. The Tishman Warner Center Joint Venture owns an office building located on a tract of land adjacent to Topanga Plaza.

OTHER INVESTMENTS

    Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification (see "Federal Income Tax Considerations"), the Company may also invest in securities of concerns engaged in real estate activities, including mortgages, stock of other REITs and other real estate interests of other issuers. The Company may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). The Company may in the future acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Company's investment policies as in its 1996 acquisition of substantially all the capital stock of WPI. However, the Company does not anticipate investing in issuers of securities (other than REITs in order to acquire interests in real property, such as the stock of Westland Realty, Inc., a

REIT, which owns an indirect 50% interest in Garden State Plaza, and its interest in Westfield Holdings Limited through its holding of the Westfield Holdings Warrants or any ordinary shares received upon the exercise thereof) for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, the Company does not intend that its investments in securities will require the Company to register as an "investment company" under the Investment Company Act of 1940, and the Company intends to divest securities before any such registration would be required. Over the past three years the Company has not and does not intend to engage in material trading, underwriting, agency distribution or sale of securities of other issuers.

FINANCING

    The Company currently intends to adhere to a policy of maintaining a debt-to-Total Market Capitalization ratio of not more than 50%. No assurance can be given in this regard, however, and the organizational documents of the Company do not limit the amount or percentage of indebtedness that it may incur. On a pro forma basis at March 31, 1997, after giving effect to the consummation of the Offerings and concurrent transactions and the application of the proceeds as set forth in "Use of Proceeds", the Company would have a ratio of debt-to-Total Market Capitalization of approximately 41%. The debt-to-Total Market Capitalization ratio, which is based upon the market value of the Company's equity and, accordingly, fluctuates with changes in the price of the Common Stock, differs from debt-to-total asset ratio, which is based upon book values. The consolidated pro forma debt-to-total asset ratio at March 31, 1997 was 49%. See "Capitalization" and The Company's Pro Forma Condensed Consolidated Financial Information. The debt-to-total asset ratio may not reflect the current income potential of the assets and the operating business. The Company believes that debt-to-Total Market Capitalization provides a more appropriate indication of leverage for a company whose assets are primarily operating real estate and of its ability to repay debt. The Company may from time to time reevaluate its debt policy in light of current economic conditions, relative costs of debt and equity capital, changes in the Company's market capitalization, growth and acquisition opportunities and other factors, and modify its debt financing policy accordingly. As a result, the Company may increase its debt-to-Total Market Capitalization ratio beyond the limits described above. See "Risk Factors--Risks Associated with Debt Financing--No Limitation on Debt." If the Board of Directors (or, in the case of certain Joint Ventures in which the Company does not act as managing general partner, an Outside Partner) determines that additional funding is required, the Company or the Joint Ventures may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed income), or a combination of these methods.

    Indebtedness incurred by the Company may be in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the Property. Such indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, such recourse may include the Company's general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, the Company may invest in properties subject to existing loans secured by mortgages, deeds of trust or similar liens on the properties, or may refinance properties acquired on a leveraged basis. The proceeds from any borrowings by the Company, or the Joint Ventures may be used for working capital, to purchase additional partnership interests in the Joint Ventures or other partnerships or joint ventures in which the Company participates, to refinance existing indebtedness or to finance acquisitions, expansions or development of new properties. The Company may also incur indebtedness for other purposes when, in the opinion of the Board of Directors, it is advisable to do so. In addition, the expected size of the Company's distributions may not allow the Company, using only cash flow from operations, to fund 100% of (i) the tenant allowances associated with renewal or replacement of current tenants as their leases expire and (ii) the retirement of all of its debt when due, and therefore, the Company may be required to seek periodic debt or equity financings to cover such items. For example, the Company may borrow to meet the taxable income distribution requirements under the Code if the Company does not have sufficient cash available to meet those distribution requirements.

    The Company intends to finance acquisitions with the most appropriate sources of capital, which may include undistributed Funds from Operations, the issuance of equity securities including through the operation of any dividend reinvestment plan adopted by the Company, the sale of assets, bank and other institutional borrowings and the issuance of debt securities.

    The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments may, and usually do, limit additional indebtedness on such properties.

    A chart showing the debt of the Company is set forth above in "--Debt Summary". During the past three years, the Company has engaged in the following borrowing transactions. In September 1996 and February 1997, the Company increased its mortgage loan with Prudential by $15.0 million, bringing the total mortgage financing with Prudential to $354.0 million. This additional loan was used to finance the expansion of Mid Rivers Mall. The original loan was part of the acquisition financing for the purchase of the Company by Westfield Holdings and other investors in February 1994. In July 1996, WPI extended its mortgage loan facilities aggregating $146.8 million with National Australia Bank Limited. These loans are secured by separate first mortgages on South Shore Mall and Connecticut Post Mall. On August 7, 1996, the Company closed the refinance of an existing Mello-Roos tax bond financing which were secured by taxes levied on The Plaza at West Covina. The refinanced bonds totaled $51.2 million.

    In December 1995, the Company entered into a $100.0 million unsecured revolving credit/secured project loan with Bank of America National Trust and Savings Association, Wells Fargo Bank, N.A., Dresdner Bank AG, and Fleet National Bank. Portions of this loan were used to refinance a prior secured revolving credit facility from The Boatmen's National Bank and Trust Company, to finance the redevelopment of Eastland Center and for other corporate purposes. As a result of the Company's election to convert a portion of such facility into a $34.5 million secured project loan on Eastland Center, the unsecured revolving credit facility is currently $50.0 million. On August 25, 1995, the Company entered into a $48.0 million secured project loan with Bank of America National Trust and Savings Association relating to the redevelopment of Mission Valley Center. In March 1994, Meriden Square Partnership, a Joint Venture in which the Company has a 50% interest, borrowed $50.0 million from Hypo Bank secured by a first mortgage on Meriden Square.

EQUITY CAPITAL

    The Board of Directors has the authority, without shareholder approval, to issue additional shares of Common Stock and Preferred Stock or otherwise raise capital, including through the issuance of senior securities, in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to shares of Common Stock or other shares of capital stock issued in any offering, and any such offering might cause a dilution of a shareholder's investment in the Company. In 1995, the Company issued 105 shares of Senior Preferred Shares at a purchase price of $500 per share. In connection with the Recapitalization, the Company issued $94.0 million of Series A Preferred Shares. Simultaneously with the closing of the Offerings, the Company expects to issue $30.15 million (based on the mid-point of the price range) of Series B Preferred Shares to ABP. Although it has no current plans to do so, the Company may in the future issue securities in connection with acquisitions.

WORKING CAPITAL RESERVES

    The Company will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments. Under an Unsecured Revolving Credit/Secured Project Loan Agreement, dated December 19, 1995, between the Company, certain banks and the Bank of America National Trust and Savings Association, as Agent, the Company has been provided with a loan facility of up to $100.0 million, which may be drawn as either secured or unsecured loans. The agreement currently provides the Company with an unsecured revolving working capital facility of up to $50.0 million for general corporate purposes. The agreement also provides the Company with a secured facility in an amount up to $70.0 million for the rehabilitation of Eastland Center and Enfield Square (if the remaining $35.5 million is borrowed in connection with Enfield Square, the working capital facility will be reduced to $30.0 million). The revolving facility is secured by negative pledges on Eagle Rock Plaza, Westland Towne Center, Eastland Center and Enfield Square. In 1996, the Company elected to obtain a project loan of $34.5 million in connection with the redevelopment of Eastland Center. This project loan is secured by a Deed of Trust on Eastland Center. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ANNUAL REPORTS

    Over the last three years, the Company has not issued annual reports to shareholders. Following the Offerings, the Company will make annual reports, and other reports to shareholders, as required by the United States securities laws and New York Stock Exchange rules, and will include financial statements certified by independent public accountants.

OTHER POLICIES

    The Company may, under certain circumstances, purchase shares of Common Stock in the open market or in private transactions with its shareholders, if such purchases are approved by the Board of Directors. The Board of Directors has no present intention of causing the Company to repurchase any such shares (other than the Senior Preferred Shares), and any such action would only be taken in conformity with applicable Federal and state laws and the applicable requirements for qualifying as a REIT. As part of the Recapitalization, the Company repurchased 21,767,645 shares of Common Stock held by investors other than Westfield Holdings and its affiliates.

    The Company has adopted certain policies to reduce or eliminate potential conflicts of interest. Following consummation of the Offerings, any transaction between the Company and Westfield Holdings (including the decision by the Company to proceed with any development project, the fixed price or construction schedule for any development project, but excluding decisions relating to the operation of the Properties in the ordinary course of business) must be approved by at least 75% of the Independent Directors except that all decisions relating to the exercise of any rights under the Garden State Plaza Loan or the exercise of the Westfield Holdings Warrants must be approved by only a majority of the Independent Directors. Any decision to terminate the Management Agreements, the Advisory Agreement or the Master Development Framework Agreement, as well as any decision to exercise the Garden State Plaza Option, must be approved by at least 75% of the Independent Directors and, so long as WAT owns at least 10% of the outstanding capital stock of the Company, the WAT Trustee. See "Management, Advisory and Development Services to the Company." Except as set forth above and the other transactions described herein between the Company and such parties, any transaction between the Company and any officer or director or principal shareholder (including any loan to or borrowing from any such officer, director or principal shareholder or any acquisition of assets or other property from or sale of assets or other property to any such officer, director or principal shareholder) must be approved by a majority of the disinterested directors.

    The Company's policies with respect to all activities described may be reviewed and modified from time to time by the Board of Directors without the vote of the shareholders and the Board of Directors may, without the approval of shareholders, alter the Company's investment, acquisition, financing and other policies if it determines in the future that such a change is in the best interests of the Company and its shareholders.

    At all times, however, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or in the Treasury Regulations), the Board of Directors, with the consent of holders of a majority of each of the Common Stock and the Series A Preferred Shares and Series B Preferred Shares, voting as a single class, determines to revoke the Company's REIT election.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Following the completion of the Offerings, the Board of Directors will be comprised of ten directors, six of whom will be Independent Directors, and two associate directors. Associate directors of the Company will attend meetings of the Board but will not vote on matters before the Board.

    The Board of Directors is responsible for the general policies of the Company and the general supervision of the Company's activities conducted by its officers, agents, advisors, managers or independent contractors, including the Advisor, Manager and Developer, as may be necessary in the course of the Company's business.

    The directors and executive officers of the Company are as set forth below:

NAME                                AGE                               TITLE
------------------------------      ---      -------------------------------------------------------
Frank P. Lowy.................          66   Director and Chairman of the Board
Roy L. Furman.................          57   Director
Frederick G. Hilmer...........          52   Director
David H. Lowy.................          42   Director
Herman Huizinga...............          63   Director
Larry A. Silverstein..........          66   Director
Francis T. Vincent, Jr........          59   Director
George Weissman...............          78   Director
Peter S. Lowy.................          38   Director and Co-President
Richard E. Green..............          54   Associate Director and Co-President
Stephen P. Johns..............          49   Associate Director
Robert P. Bermingham..........          52   General Counsel and Secretary
Roger D. Burghdorf............          49   Executive Vice President
Mark A. Stefanek..............          43   Chief Financial Officer and Treasurer
Randall J. Smith..............          47   Executive Vice President
Dimitri Vazelakis.............          43   Executive Vice President

    An additional Independent Director will be elected within 90 days following completion of the Offerings.

BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

FRANK P. LOWY

    Frank P. Lowy was appointed director of the Company in 1994. Frank P. Lowy has been Chairman of the Company since 1994. He is Chairman of the Board of Directors and co-founder of Westfield Holdings Limited. He is a Member of the Board of the Reserve Bank of Australia, former President of the Board of Trustees of the Art Gallery of New South Wales and a Director of the Daily Mail and General Trust plc (U.K.). Frank P. Lowy is the father of David H. Lowy and Peter S. Lowy. In 1993, Frank P. Lowy was acknowledged as one of six "pioneers" of the shopping center industry worldwide by the ICSC.

ROY L. FURMAN

    Roy L. Furman was appointed director of the Company in 1996. Mr. Furman is vice chairman of Furman Selz, which he co-founded in 1973. He oversees the Investment Banking Division of Furman Selz and has extensive experience in the media and communications industry. Mr. Furman currently serves as a Vice Chairman of Lincoln Center for the Performing Arts, Chairman of The Film Society of Lincoln Center, and Vice President of the New York City Opera. Mr. Furman is a graduate of Brooklyn College and Harvard Law School.

FREDERICK G. HILMER

    Frederick G. Hilmer was appointed director of the Company in 1996. Professor Frederick Hilmer was appointed a director of Westfield Holdings in 1991. He holds a degree in Law from the University of Sydney, a Master in Law from the University of Pennsylvania and an MBA from the Wharton School of Finance. Since 1989 he has been Professor of Management at the Australian Graduate School of Management. Prior to that he spent 19 years with McKinsey & Co., including three years in the United States where he consulted to various retailers and nine years as head of McKinsey & Co.'s Australian practice and was Chairman of the National Competition Policy Review conducted on behalf of the Commonwealth Government of Australia in 1993. He is a director of Fosters Brewing Group, Port Jackson Partners Limited and Chairman of Pacific Power.

DAVID H. LOWY

    David H. Lowy was appointed director of the Company in 1996. David H. Lowy joined Westfield Holdings Limited in 1977, was appointed Managing Director of Westfield Holdings Limited in 1987, and a director of Westfield Holdings Limited in 1982. He worked for Westfield Holdings in the United States from 1977 to 1981. He holds a Bachelor of Commerce degree from the University of NSW. He is a member of the Business Council of Australia, a member of the Royal Alexandra Children's Hospital Fund Executive Committee and a Founding Governor and Director of Air Services Australia Limited and the Australian Naval Aviation Museum. David H. Lowy is a son of Frank P. Lowy and a brother of Peter S. Lowy.

HERMAN HUIZINGA

    Herman Huizinga was appointed a director of the Company in May 1997. Mr. Huizinga until recently was a member of the Executive Board of ING Group, the major international banking and insurance group, headquartered in the Netherlands. He is a former Executive Director of Mercantile Mutual (Group) of Australia, (a subsidiary of ING) and was also a member of the Executive Board of Nationale-Nederlanden, Chairman of "Mandeville" (Erasmus University Award Committee), a member of the Board of Club Rotterdam (Chairman 1995-1996), Rotterdam Morgen (Vice Chairman 1995-1997), and he was a member of the Committee Financing Infrastructure (ORI, which advised the Netherlands Government in
1996). He has recently been appointed as a member of the Board of Industrial Tunnel Methology in Rotterdam.

LARRY A. SILVERSTEIN

    Larry A. Silverstein was appointed a director of the Company in May 1997. Larry A. Silverstein is President of Silverstein Properties, Inc., a Manhattan-based real estate investment and development firm which owns interests and operates over 10 million square feet of office space. Mr. Silverstein is a member of the New York Bar, and governor of the Real Estate Board of New York, having served as its Chairman. He is a trustee of New York University and is the founder and Chairman Emeritus of the New York University Real Estate Institute. He is Chairman of the Realty Foundation, Vice Chairman of the South Street Seaport Museum, and board member of the Museum of Jewish Heritage.

FRANCIS T. VINCENT, JR.

    Francis T. Vincent, Jr. was appointed a director of the Company in May 1997. Francis T. Vincent, Jr. served as the eighth Commissioner of Major League Baseball from September 13, 1989 to September 7, 1992. Prior to 1992, Mr. Vincent was President and Chief Executive Officer of Columbia Pictures Industries, Inc., Chairman and CEO of Coca Cola Company Entertainment Business Sector and Executive Vice President of the Coca-Cola Company. Mr. Vincent also served as Associate Director of the Division of Corporation Finance of the U.S. Securities and Exchange Commission. Mr. Vincent received his law degree from Yale Law School in 1963 and is a member of the Bar in New York, Connecticut and the

District of Columbia. Mr. Vincent is a member of the Board of Directors of Time Warner, Inc., Culbro Corporation, Horizon and Oakwood Homes Corporation.

GEORGE WEISSMAN

    George Weissman was appointed a director of the Company in May 1997. George Weissman served as Chairman and Chief Executive Officer of Philip Morris Companies Inc. from November 1978 until his retirement in July 1984. From March 1984 to 1994, he was a member of the Board of Directors of Paramount Communications, Inc. From 1973 to 1994, he was on the Board of Directors of Avnet, Inc. He also served on the Board of Directors of Chemical Bank from 1978 to 1990. Mr. Weissman was formerly a member of the Council of the Brookings Institute, the Board of Trustees of the Committee for Economic Development
(CED), and The Business Roundtable. From 1980 to 1987, Mr. Weissman was a director of the New York Chamber of Commerce and Industry, and a member of the Policy Committee of the New York City Partnership. From 1986 to 1994, Mr. Weissman served as Chairman of the Board of Directors of Lincoln Center for the Performing Arts, Inc. From 1979 to 1990, he served as a Trustee of the Whitney Museum of American Art.

PETER S. LOWY

    Peter S. Lowy was appointed director of the Company in 1994. Peter S. Lowy was an Executive Vice President of the Company from 1994 until March 1997 and is currently a co-President of the Company. He has been responsible for Westfield Holdings's U.S. operations since 1990 after nearly a decade with Westfield Holdings and its affiliates in Sydney. He was appointed a director of Westfield Holdings Limited in 1987 and a managing director in 1997. Prior to joining Westfield Holdings, he worked in investment banking in New York and London. He holds a Bachelor of Commerce degree from the University of NSW. Peter S. Lowy is a son of Frank P. Lowy and a brother of David H. Lowy.

RICHARD E. GREEN

    Richard E. Green was appointed an associate director of the Company in May 1997. Mr. Green served as a director from 1996 to May 1997. He has been President of the Company since 1994. He has held the position of President of Westfield Holdings's U.S. operations from 1980 to 1988 and from 1993 to today. In the interval from 1988 until 1993, he served as President of the entity acquired in the Recapitalization. See "Certain Transactions." From 1968 to 1980 he was employed by the Company which was then owned by the May Company, and obtained the title of Executive Vice President. He is a Past Trustee of the ICSC. Richard E. Green holds a Bachelor of Accounting and Finance from San Jose State University.

STEPHEN P. JOHNS

    Stephen P. Johns was appointed an associate director in May 1997. Stephen P. Johns is a director of Westfield Holdings Limited. Mr. Johns joined Westfield Holdings Limited in 1970 and was appointed Secretary and subsequently General Manager, Finance, prior to becoming Finance Director in 1985. In 1997, Mr. Johns was appointed Group Finance Director for Westfield Holdings Limited and its subsidiaries. Mr. Johns holds a Bachelor of Economic degree from the University of Sydney and is an Associate of the Institute of Chartered Accountants in Australia.

ROBERT P. BERMINGHAM

    Robert P. Bermingham was appointed as General Counsel, a Senior Vice President and Secretary of the Company in February 1995 and is currently General Counsel and Secretary of the Company. He joined Westfield Holdings's U.S. operations to take responsibility for all legal functions relating to the Company and the Developer. Robert P. Bermingham holds a B.A. in English from the University of Southern California and a J.D. from Loyola Law School. Between 1993 and 1994, he was Vice President, General

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Counsel and Secretary of Food 4 Less/Alpha Beta Corporation. Prior to that, Mr.
Bermingham was in private legal practice in Los Angeles.

ROGER D. BURGHDORF
    Roger D. Burghdorf was appointed a Senior Executive Vice President of Leasing and Center Management of the Company in 1994 and became an Executive Vice President of the Company in 1997. Prior to joining Westfield Holdings in 1995, Roger D. Burghdorf was, for five years, the director of leasing at the Company. He is responsible for all leasing and management services for the Centers throughout the United States.

RANDALL J. SMITH

    Randall Smith is an Executive Vice President of the Company. With over 20 years of experience in the field, Mr. Smith was with May Centers, Inc., the Company's predecessor, for nine years, before joining Westfield Holdings in 1995. Mr. Smith has a Bachelor of Arts in Art and Architecture and a Master in Business Administration in Marketing from Miami University. He is a member of the ICSC's Research Advisory Task Force.

MARK A. STEFANEK

    Mark Stefanek was appointed Treasurer of the Company in 1994 and became Chief Financial Officer in 1997. Mark Stefanek has extensive experience in real estate finance and development. He began his career at Arthur Andersen. He holds a Bachelor of Business Administration-Accounting from the University of Notre Dame and is a certified public accountant. From 1985 to 1991 he was Chief Financial Officer of Western Development Corporation and for three years before that he was with Cadillac Fairview Urban Development, Inc. From 1991 to 1994 he served as Vice President, Finance and Administration for Disney Development Company.

DIMITRI VAZELAKIS

    Dimitri Vazelakis was appointed a Senior Executive Vice President of the Company in 1994 and is currently an Executive Vice President of the Company. He holds a Bachelor of Science in Civil Engineering and a Masters in Business Administration and Finance from New South Wales Institute of Technology. Dimitri Vazelakis joined Westfield Holdings Limited in 1972, came to Westfield Holdings's U.S. operations in 1986 and in 1989 he began heading activities in development, design and construction activities. Between 1979 and 1986, he worked with Westfield Holdings in Australia, obtaining the position of Deputy General Manager of Design and Construction.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

    The Board of Directors expects to hold meetings at least quarterly, and it may take action on behalf of the Company without a meeting by unanimous written consent. Directors may participate in meetings by means of telephone conference calls or other telecommunications equipment.

    Upon consummation of the Offerings, the Board of Directors will be divided into three classes of directors. The terms of the classes will expire in 1998, 1999, and 2000 respectively. Beginning in 1998, as the term of each class expires, directors for that class will be elected for a three-year term and the directors for the other two classes will continue in office.

COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE COMMITTEE. The Executive Committee has such authority as is delegated by the Board of Directors, including authority to execute certain contracts and agreements with unaffiliated parties. The Executive Committee consists of three members, at least one of whom is an Independent Director.

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    AUDIT COMMITTEE.  Upon consummation of the Offerings, the Audit Committee will consist of Independent Directors. It makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

    NOMINATING COMMITTEE. Upon consummation of the Offerings, the Nominating Committee will consist of the Chairman and two Independent Directors. It shall make recommendations to the Board of Directors for the election of directors of the Company.

    SPECIAL POWERS OF THE INDEPENDENT DIRECTORS. In addition to the review and approval of transactions in which Westfield Holdings has a material interest, the Independent Directors will retain certain special powers with respect to the Company's relationship with the Manager, Advisor and Developer. Upon consummation of the Offerings, by the agreement of the WAT Trustee (so long as it owns at least 10% of the outstanding capital stock of the Company) and at least 75% of the Independent Directors, the Company may terminate the Advisory and Management Agreements upon certain, specific determinations after the initial three-year term, and thereafter on an annual basis. The Master Development Framework Agreement may be terminated by the vote of the WAT Trustee and at least 75% of the Independent Directors if the Advisory and Management Agreements have been terminated. In addition, upon consummation of the Offerings, the decision for the Company to proceed with a development project and the fixed price or construction schedule for any development project will require approval of at least 75% of the Independent Directors. The exercise of the Garden State Plaza Option will require the approval of at least 75% of the Independent Directors. All decisions relating to the exercise of any rights under the Garden State Plaza Loan or the exercise of the Westfield Holdings Warrants shall require the approval of at least a majority of the Independent Directors.

COMPENSATION OF DIRECTORS

    Each Independent Director will receive from the Company an annual fee of $40,000, payable one-half in cash and one-half in Common Stock and reimbursement of expenses incurred in attending meetings and as a result of other work performed for the Company.

EXECUTIVE COMPENSATION

    The Company has no employees and none of the executive officers named above receive any compensation for services rendered to the Company. The Company does not have any other retirement, incentive, bonus, stock based or other employee benefit plans. All of the Company's executive officers are compensated by Westfield Holdings. See "Advisory, Management and Development Services to the Company."

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
                            ADVISORY, MANAGEMENT AND
                      DEVELOPMENT SERVICES TO THE COMPANY

    The Company has no employees and relies on Westfield Holdings for the management of the Company and the Properties. These services are provided under a series of agreements between the Company and subsidiaries of Westfield Holdings. For a description of Westfield Holdings, see "The Company--Westfield Holdings."

    The Board of Directors monitors the performance under the advisory, management and development agreements with Westfield Holdings. Such financial arrangements and any other transactions in which Westfield Holdings has a material interest must be approved by the Independent Directors and, in certain instances, WAT. The Independent Directors may seek the advice of independent experts in carrying out their duties.

    The agreements were negotiated by the Company and Westfield Holdings. The Company believes that, although these agreements were negotiated between associated parties, they reflect market terms. The following summaries of certain provisions of the advisory, management and development agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such agreements, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

THE ADVISOR AND THE ADVISORY AGREEMENT

    The Advisor, Westfield U.S. Advisory, L.P., a Delaware limited partnership wholly-owned by Westfield Corporation, Inc., a subsidiary of Westfield Holdings Limited, provides a variety of asset management and investment services for the Company. These services include (i) preparation of an annual strategic plan, including: a specific business strategy, annual operating budget, investment and disposition objectives, capitalization and funding strategies, (ii) coordination of asset management in connection with the Manager and the Developer, (iii) general administrative duties for the Company and the Centers, including: financial reporting, shareholder relations, property accounting, (iv) real estate investment advice, (v) the investment and reinvestment of any moneys and securities of the Company in short-term investments and (vi) maintenance of the Company books and preparation of financial reports.

    Under an advisory agreement, dated as of July 1, 1996, as amended (the "Advisory Agreement"), the Advisor receives an annual fee determined as follows. The annual advisory fee shall be equal to 25% of the annual Funds From Operations in excess of the "Advisory FFO Amount", but shall not exceed 55 basis points on the "Net Equity Value" of the Company's assets. As of the date of and after giving effect to the Offerings and concurrent transactions, the "Advisory FFO Amount" will equal $114.6 million (based upon the mid-point of the price range). The "Advisory FFO Amount" shall thereafter be increased as set forth below whenever the Company issues additional Common Stock (the "New Issuance"), as follows. The Advisory FFO Amount shall be the sum of the then applicable Advisory FFO Amount and the "FFO Adjustment Factor." The "FFO Adjustment Factor" is equal to 103% (except that 100% shall be used with respect to Common Stock issued under any distribution reinvestment plan adopted by the Company) multiplied by (a) a fraction the numerator of which is the aggregate "Funds From Operations Available for Common Stock" of the Company for each of the four full calendar quarters immediately preceding the date of the New Issuance and the denominator of which is the aggregate number of shares of Common Stock (on a fully diluted basis as required by GAAP) of the Company then outstanding immediately prior to the date of the New Issuance multiplied by (b) the number of shares of Common Stock issued in the New Issuance (on a fully diluted basis as required by GAAP). "Funds From Operations Available for Common Stock" means Funds from Operations less dividends paid or accrued on the preferred shares during the applicable four full calendar quarter period. The advisory fee shall be paid quarterly on the last business day of each calendar quarter based on the annual budget for Funds from Operations for the Company and shall be subject to year end adjustment based on actual Funds From Operations Available for Common Stock for the year. The advisory fee is not payable for the period through December 31, 1997. "Net Equity Value" will be based on shareholders' equity as reflected in the Company's most recent

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quarterly financial statements, as adjusted to reflect the most recent appraised value of the Properties (which appraisals will be performed on a rolling three year basis).

    Upon consummation of the Offerings, the Advisory Agreement will be amended to have an initial term of three years commencing on the consummation of the Offerings and will automatically be renewed for additional one-year terms. After the initial three-year term, the Advisor's performance will be reviewed annually and the Advisory Agreement may be terminated annually upon the agreement of the WAT Trustee (so long as it owns at least 10% of the outstanding capital stock to the Company) and at least 75% of the Independent Directors based on unsatisfactory performance that is materially detrimental to the Company or if the compensation payable to the Advisor is not fair, subject to the Advisor's right to prevent a compensation termination by accepting a mutually acceptable reduction of its fees. In addition, the Advisory Agreement may be terminated at any time, for cause, which is defined as fraud, misappropriation of funds or willful violation of the Advisory Agreement or if an event of default has occurred and is continuing under the Garden State Plaza Loan.

    The Advisor can terminate the Advisory Agreement if the Advisor notifies the Company that advisory services shall cease to be one of the major business undertakings of Westfield Holdings in the United States, except that the Advisory Agreement will continue for a period of 180 days thereafter so long as the Company is reasonably satisfied with the Advisor's ability to provide the required services during such period.

    The principal executive officers of the general partner of the Advisor are Richard E. Green and Peter S. Lowy, both of whom are co-Presidents of the Company. For at least the last five years Richard E. Green has worked for Westfield Holdings or the entity acquired in the Recapitalization. Peter S. Lowy has worked for Westfield Holdings for at least the last five years. The Advisor is located at 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025.

THE MANAGER AND THE MANAGEMENT AGREEMENTS

    The Manager, CenterMark Management Company, a Delaware partnership wholly-owned by Westfield Holdings Limited, manages the Properties (other than North County Fair). Under separate management agreements (each individually a "Management Agreement" and collectively the "Management Agreements"), the Manager has managed each wholly-owned Center in the Company's portfolio and the Centers owned by the Joint Ventures for which the Company has management responsibility, since January 1995. Prior to January 1995, Westfield Holdings provided management services to the Company from and after its acquisition by Westfield Holdings and others in February 1994. The Manager provides management and leasing services including, among other duties, (i) paying expenses of the Center to the extent that the Company has provided the funds, (ii) negotiating, administering and enforcing leases, (iii) administering and enforcing service, maintenance and other agreements made by or on behalf of the Company or Center,
(iv) employing, paying and supervising the employees necessary to operate and maintain the Center, (v) cleaning, maintaining, servicing and repairing the Center, (vi) notifying the Company of any tax assessments, reassessments or other impositions and handling any relevant appeals at the request and cost of the Company, (vii) formulating and implementing an insurance plan, (viii) locating and endeavoring to secure suitable tenants, and (ix) performing other activities necessary for running a Center. For each of the wholly-owned Centers, the Manager receives a property management fee from the Company equal to 5% of all minimum, fixed and percentage rents payable with respect to the wholly-owned Centers, a lease preparation fee of $750 per lease, and a tenant plan review fee of $1,000 per tenant. The property management fee payable by the Company to the Manager for the wholly-owned Centers is identical to the fee paid by the Company to Westfield Holdings prior to the Recapitalization. For the Joint Venture properties managed by the Manager, the fees payable to the Manager are based on the terms of the Joint Venture agreements but the Company's share thereof is subject to adjustment so that the aggregate fees payable by the Company with respect to such properties are the same as payable with respect to the wholly-owned Centers. Fees paid for the year ended December 31, 1996 to the Manager under these agreements totaled $5.2 million, including $1.7 million of which was capitalized.

    Upon consummation of the Offerings, each Management Agreement will be amended to have an initial three-year term commencing upon the consummation of the Offerings followed by automatic one-

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year renewals. After the initial three-year term, the Manager's performance will be reviewed annually and the Management Agreements may be terminated annually upon the agreement of the WAT Trustee (so long as it owns at least 10% of the outstanding capital stock of the Company) and at least 75% of the Independent Directors based on unsatisfactory performance that is materially detrimental to the Company or if the compensation to the Manager is not fair, subject to the Manager's right to prevent a compensation termination by accepting a mutually acceptable reduction of its fees. In addition, each of the Management Agreements may be terminated at any time for cause, which is defined as fraud, misappropriation of funds or willful violation of the respective Management Agreements or if an event of default has occurred and is continuing under the Garden State Plaza Loan.

    Pursuant to a separate letter agreement, the Company and Manager have also agreed that so long as the Manager is managing the Centers under the Management Agreements, the Manager will manage all wholly-owned properties acquired by the Company in the future and that the Company will use its reasonable efforts to have the Manager appointed as the manager with respect to any future joint venture properties controlled by the Company.

    The Manager can terminate the Management Agreements if the Manager notifies the Company that management of regional shopping centers shall cease to be one of the principal business undertakings of Westfield Holdings Limited in the United States, except that the Management Agreements will continue for a period of 180 days thereafter so long as the Company is reasonably satisfied with the Manager's ability to provide the required services during such period.

    The principal executive officers of the general partner of the Manager are Richard E. Green and Peter S. Lowy, both of whom are co-Presidents of the Company. For at least the last five years Richard E. Green has worked for Westfield Holdings or the entity acquired in the Recapitalization. Peter S. Lowy has worked for Westfield Holdings for at least the last five years. The Manager is located at 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025.

THE DEVELOPER AND THE DEVELOPMENT AGREEMENT

    The Developer, Westfield Corporation, Inc., a Delaware corporation wholly-owned by Westfield Holdings Limited, carries out planning and pre-development work to determine feasible and economically viable developments of properties within the Company's portfolio. Under the Master Development Framework Agreement, dated July 1, 1996, the Developer is reimbursed for costs, subject to the work being performed in accordance with an annual plan or redevelopment budget previously approved by the Board of Directors. If the Company in its sole discretion (based on feasibility and other appropriate studies) decides to proceed with a particular development, the Developer provides the necessary development services pursuant to a separate Development Agreement to be entered into by the parties. The Developer provides (i) such development services for a fixed fee equal to 5% of the final gross project price, (ii) architectural, design and engineering services for a fixed fee equal to 10% of the construction costs and (iii) other related services in consideration of agreed fees. The construction portion of the development project is performed on a fixed price basis. The Master Development Framework Agreement provides that the Company may engage an independent representative to advise the Company with respect to the proposed fixed price and the construction schedule. If the Company desires to engage such an independent representative, the Company shall consult with Westfield Holdings in good faith as to the selection of the independent representative. If the Company and the Developer cannot agree as to the fixed price or the construction schedule for the project, and the parties' respective independent representatives cannot negotiate a resolution, an independent expert will determine the appropriate price and construction schedule. The Developer may then either accept the independent expert's proposal or agree to perform the work on a "cost plus" basis in which case the Developer will (i) be paid for the actual cost of performing the services plus a percentage of those costs as agreed between the Company and the Developer and (ii) the Company may designate the schedule, but the Developer will not be liable if the construction schedule is not achieved. The Company has no obligation to proceed with any development project. The decisions to proceed with a development project and the fixed price and construction schedule with respect thereto requires the approval of at least 75% of the Independent Directors. Fees paid and capitalized for the year ended December 31, 1996 to the Developer under these agreements totaled $2.7 million.

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    Upon consummation of the Offerings, the Master Development Framework
Agreement will be amended to provide that it may be terminated by the Company by agreement of at least 75% of the Independent Directors and the WAT Trustee (so long as it owns at least 10% of the outstanding capital stock of the Company) if the Advisory Agreement and the Management Agreements have been terminated in accordance with their terms. In such event, the Developer and the Company will remain bound by the Master Development Framework Agreement for the remaining term with respect to any development projects for which the Developer has commenced to provide substantial predevelopment services to the Company. In addition, the Master Development Framework Agreement may be terminated at any time for cause, which is defined as fraud, misappropriation of funds or willful violation of the Master Development Framework Agreement. Similarly, any Development Agreement may be terminated for cause, which is defined as fraud, misappropriation of funds or willful violation of the Development Agreement or if an event of default has occurred and is continuing under the Garden State Plaza Loan.

    The Developer can terminate the Master Development Framework Agreement if the Developer notifies the Company that property development services shall cease to be one of the principal business undertakings of Westfield Holdings Limited in the United States, except that the Master Development Framework Agreement will continue for a period of 180 days thereafter so long as the Company is reasonably satisfied with the Developer's ability to provide the required services during such period and except that any such termination shall not affect any Development Agreement previously entered into by the Developer and the Company.

    The principal executive officers of the Developer are Richard E. Green and Peter S. Lowy, both of whom are co-Presidents of the Company. For the last five years Richard E. Green has worked for Westfield Holdings or the entity acquired in the Recapitalization. Peter S. Lowy has worked for Westfield Holdings for at least the last five years. The Developer is located at 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025.

WESTFIELD HOLDINGS MANAGEMENT

    All of the officers of the Company are employed by Westfield Holdings and receive compensation and fringe benefits from such entities and not from the Company. Several of the officers serve as directors of Westfield Holdings Limited and certain of such officers and associates beneficially own shares of Westfield Holdings and units of WAT. See "Principal Shareholders." As a result of such employment and interests, the officers of the Company receive an indirect benefit from the advisory, management and development arrangements described above.

                              CERTAIN TRANSACTIONS

RELATIONSHIPS AND TRANSACTIONS WITH WESTFIELD HOLDINGS

SERVICES

    Westfield Holdings provides advisory services to the Company and management and development services to the Centers, for which it receives fees. All of the officers of the Company and certain of its directors are officers and directors of Westfield Holdings. The Company has no employees and relies solely on Westfield Holdings for management services. As such, the Company is not currently able to operate without Westfield Holdings. See "Advisory, Management and Development Services to the Company." Westfield Holdings Limited is an independent company from the Company, and except for the Company's interest in the Westfield Holdings Warrants, the purchasers of the Shares will not acquire any interest in Westfield Holdings Limited.

STOCK OWNERSHIP

    In 1994, Westfield Holdings acquired a 40% interest in the Company from Prudential. In 1995, Westfield Holdings purchased an additional 10% of the Company from certain other investors. Westfield Holdings currently owns 10,930,672 shares of Common Stock. Westfield Holdings received in connection

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with the Recapitalization WAT ordinary options, which permit it to exchange each share of Common Stock owned by Westfield Holdings for ordinary units of WAT. The ordinary options will expire upon consummation of the Offerings. Westfield Holdings has informed the Company that it does not intend to exercise such options prior to the consummation of the Offerings. Westfield Holdings has placed an order to purchase up to 2,300,000 Shares at the price to public in the Offerings and may, from time to time, purchase additional shares of Common Stock in the market or otherwise. Westfield Holdings has certain demand registration rights for its shares of Common Stock. The Company has been informed that none of the proceeds of the Offerings will be used by the offerees to acquire the Common Stock under the Orders. Westfield Holdings has advised the Company that it will utilize currently available cash or credit facilities to acquire such Common Stock under the Orders. Interests associated with the Lowy family and Richard Green have also notified the Company that they will utilize currently available cash or credit facilities to acquire such Common Stock. Based on current conditions which may change, Merrill Lynch currently intends to fill the Orders in their entirety even if the Offerings are oversubscribed. See "Shares Eligible for Future Sale--Registration Rights."

WPI ACQUISITION

    In connection with the Recapitalization, the Company acquired from interests associated with the Lowy family indirect ownership of three additional regional shopping centers, Connecticut Post Mall, Trumbull Shopping Park and South Shore Mall. The acquisition was made and the price was determined based on a due diligence investigation, review of the books, records and properties and receipt of an independent appraisal of the three Centers. The Company paid $62.8 million, after adjustments, plus the assumption of debt, as the purchase price for the acquisition which closed on July 1, 1996. The sellers remain liable for certain liabilities, including certain income taxes imposed on WPI and its subsidiaries with respect to periods prior to the closing of the purchase. Although there is no assurance that the continuing undertaking of the sellers (including credit support for such indemnity of not less than $20 million) will be adequate to discharge any such liabilities, the Company believes that no such liability would be material to the Company. The Company believes that, although this acquisition was negotiated between associated parties, it reflects market terms.

GARDEN STATE PLAZA OPTION

    In July 1996, the Company acquired from Westfield Holdings an option to acquire at fair market value the stock of Westland Realty, Inc., the holder of an indirect 50% interest in the Garden State Plaza located in Paramus, New Jersey.

    The Garden State Plaza Option is exercisable following the completion of an independent valuation of the property to determine its fair market value. Contemporaneously with the closing of the Offerings, the Garden State Plaza Option will be amended to provide that the valuation procedure may be commenced by the Company upon the earliest to occur of (x) any time after completion and stabilization of the current expansion of the property, defined to mean the leasing of 95% of the mall gross leasable area for the expansion, (y) any time after the date which is 18 months after completion of the current expansion of the property and (z) no later than January 3, 2000. The valuation is to be performed by an independent appraiser approved by the Company and Westfield Holdings within 30 days after the Company elects to commence the valuation procedure. The purchase price under the Garden State Plaza Option is equal to 50% of such fair market valuation, subject to adjustment for the mortgage debt of Garden State Plaza, the Garden State Plaza Loan and the amount by which current assets exceed current liabilities. The Garden State Plaza Option must be exercised within 120 days after delivery of the determination of the fair market value of the property. The Company believes that the conditions to the exercise of Garden State Plaza Option will first be satisfied in the summer of 1999 based on the right to exercise 18 months after substantial completion; however, the option may first be exercised at an earlier date if the property is 95% leased. The Board of Directors (including at least 75% of the Independent Directors) will determine whether the exercise of the Garden State Option is in the best interests of the Company. In the event that the purchase price exceeds $55 million (net of the $145 million Garden State Plaza Loan), the exercise of

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the Garden State Plaza Option will be subject to an affirmative vote of a majority of the holders of Common Stock voting at a meeting on such issue other than Westfield Holdings and its affiliates (including, without limitation, WAT) and interests associated with the Lowy family. The purchase price shall be payable by the delivery of shares of Common Stock, valued at the average of the closing sale price for the Common Stock on the 20 trading days prior to the date the option is exercised.

    Although the Garden State Plaza Option is not currently exercisable, the Company will acquire a substantial economic interest in the revenues to be received from the Garden State Plaza by using a portion of the proceeds of the Offerings and concurrent transactions to make a $145 million participating secured loan to the subsidiaries of Westfield Holdings Limited which own the indirect 50% interest in Garden State Plaza. The loan will bear interest at a fixed annual rate of 8.5% per annum, will be secured by a pledge of Westfield Holdings' 50% partnership interest in the limited partnership which owns Garden State Plaza and will be on a nonrecourse basis. The Company will also receive participating interest based on 80% of the borrowers' share of the adjusted cash flow (after payment of the fixed interest and after calculating Westfield Holdings's share of cash flow from Garden State Plaza as if the mortgage loan encumbering such property had a fixed interest rate of 7.25% per annum) from Garden State Plaza subject to an aggregate limit for fixed interest and participating interest in an amount equal to 11% per annum. The Company has been advised by Westfield Holdings that the loan proceeds are not expected to be invested in Garden State Plaza. The loan will mature in 10 years, may be prepaid with a yield maintenance premium (based on the payment of the maximum amount of participating interest) after the expiration of the Garden State Plaza Option in connection with the sale of Garden State Plaza (or Westfield Holdings' interest therein) to an unaffiliated third party and may not otherwise be prepaid for five years. If an event of default shall occur under the Garden State Plaza Loan, the Company will be entitled to a yield maintenance premium (based on the payment of the maximum amount of participating interest) and will have the right to terminate the Management Agreements, the Advisory Agreement and the Master Development Framework Agreement. Prior to the consummation of the Offerings, the board of directors of Westfield Holdings will represent to the U.S. Underwriters, the International Managers and the holders of the Shares that Westfield Holdings will not prepay the Garden State Plaza Loan for seven years except under the circumstances and with a yield maintenance premium as set forth above.

    The other 50% interest in Garden State Plaza is owned by affiliates of Rodamco North America B.V., a Netherlands corporation.

WESTFIELD HOLDINGS WARRANTS

    Contemporaneously with the Offerings, the Company will purchase from Westfield Holdings Limited for an aggregate of $15.3 (equal to Aus.$19.6 million) the non-transferable Westfield Holdings Warrants to acquire 9.8 million ordinary shares of Westfield Holdings Limited, which would as of the date hereof equal approximately 9% of the ordinary shares of Westfield Holdings Limited outstanding after the exercise of the options. The term of the Westfield Holdings Warrants is five years but will be seven years if Australian law is changed to permit such longer term. The Westfield Holdings Warrants may be exercised in whole or in part following the third anniversary of the grant of the Westfield Holdings Warrant. Each Westfield Holdings Warrant will have an exercise price equal to the weighted average of the sale prices of ordinary shares of Westfield Holdings Limited on the ASX for the 20 business days immediately preceding the consummation of the Offerings, and, subject to certain anti-dilution adjustments, will entitle the Company to receive one ordinary share of Westfield Holdings Limited. In addition, the Company has the right to exercise the option for no cash payment, in which event the Company would be entitled to receive, at the option of Westfield Holdings Limited, either the number of Westfield Holdings Limited ordinary shares equal in value to, or cash in an amount equal to, the amount by which the market price of the ordinary shares of Westfield Holdings Limited exceeds on that date the exercise price of such Westfield Holdings Warrants. For these purposes, the market price of an ordinary share of Westfield Holdings Limited will be equal to the weighted average of the sale prices of such shares on the ASX for the 20 business days immediately preceding the exercise date. On April 18, 1997 the closing sale price on the ASX of the Westfield Holdings Limited ordinary shares was Aus.$21.35.

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    For a description of the Westfield Holdings Warrants, see "The
Company--Westfield Holdings." The Westfield Holdings Warrants were negotiated between associated parties and there can be no assurance that either the price or the terms of the Westfield Holdings Warrant are fair.

RELATIONSHIPS AND TRANSACTIONS WITH WAT

    WAT is an Australian public property trust which was established pursuant to a Trust Deed, dated March 28, 1996, as amended (the "Trust Deed"), to acquire a majority interest in the Company. WAT is managed by Westfield America Management Limited ("WAM"), a wholly-owned subsidiary of Westfield Holdings Limited. WAT units are traded on the ASX.

    The WAT Trustee is Perpetual Trustee Company Limited which is Australia's largest independent trustee organization and has extensive experience in acting as trustee of unit trusts, including listed property trusts. Although under the Trust Deed, WAM and the WAT Trustee have the power to make other investments, WAT has informed the Company that it presently intends only to invest in the Company.

    The WAT Trustee generally exercises all of the voting rights over the shares of Common Stock held by WAT as directed by WAM, the manager of WAT, subject to certain exceptions contained in the WAT Trust Deed and applicable Australian law, including an exception under current Australian law in relation to the designation and election of the directors of the Company as set forth below. Subject to the foregoing, so long as Westfield Holdings owns shares of Common Stock and WAT and Westfield Holdings together hold more than 50% of the Common Stock of the Company, the WAT Trustee has the power to vote in its absolute discretion the number of shares of Common Stock held by WAT equal to the difference between the number of shares of Common Stock held by WAT and Westfield Holdings and 50% of the shares of Common Stock. Any additional shares held by WAT will be voted by the WAT Trustee as directed by WAM.

    Under current Australian law, the WAT Trustee must solicit approval of the WAT unitholders before voting in the election of directors with respect to shares of other corporations held by WAT. For this purpose, a general meeting of WAT unitholders must be convened with each WAT unitholder having one vote for each unit held. The WAT Trustee votes all shares of Common Stock as a block in the manner approved by a majority of the units voting on the matter at such meeting of unitholders. The WAT Trustee will agree to call a meeting of WAT unitholders to obtain approval for voting for the election of directors.

    In July 1996, the Company sold WAT 19,631,543 shares of Common Stock and the 1996 WAT Warrant for cash consideration of $314.3 million and WAT's agreement to issue certain ordinary options and special options to the Company or, at the direction of the Company, to certain shareholders of the Company. As a result, 13,429,110 ordinary options were issued to the holders of Common Stock (including 10,930,672 ordinary options issued to Westfield Holdings) and 940,000 special options were issued to the holder of Series A Preferred Shares (ABP). Each ordinary option permits the holder to exchange one share of Common Stock for ordinary units of WAT. Each special option permits the holder to purchase
124.92 ordinary units of WAT (subject to adjustment in certain events) for $100 or for one Series A Preferred Share. The ordinary options, which are currently exercisable, will expire upon consummation of the Offerings. The Company understands that one of its existing shareholders intends to exercise ordinary options with respect to 1,623,985 shares of Common Stock and all ownership calculations set forth herein assume that such ordinary options have been exercised. The special options become exercisable on July 1, 1998 and expire on July 1, 2011. Concurrently with the Offerings, WAT expects to sell to ABP 301,500 special options (based on the mid-point of the price range and subject to adjustment based on the gross proceeds of the Offerings). Each such special option will permit the holder to purchase 119.4 ordinary units (based on the mid-point of the price range) of WAT (subject to adjustment in certain events) for $100 or one Series B Preferred Share. The special options become exercisable
on May   , 1999 and will expire on May   , 2012. WAT has no right to cause the
exercise of the options. If ordinary options are exercised prior to the consummation of the Offerings or special options are exercised with Series A Preferred Shares, WAT's equity ownership of the Company will increase. There can be no assurance that ordinary options will not be exercised prior to consummation of the Offerings or that special options will not be exercised with shares of Series A Preferred Shares or Series B Preferred Shares
on or after July 1, 1998 or May   , 1999.

    Under the 1996 WAT Warrant, WAT has the right to purchase at any time and from time to time, in whole or in part, 6,246,096 shares of Common Stock at an exercise price (as well as the sales price for the Common Stock sold to WAT) of $16.01 per share, subject to adjustment in certain events. The exercise price was determined based on the initial public offering price of the WAT units. The 1996 WAT Warrant will expire on July 1, 2016. In connection with the Offerings, the Company will issue to WAT the 1997 WAT Warrant pursuant to which WAT will have the right to purchase at any time and from time to time, in whole or in part, $35.0 million (or 2,089,552 shares based on the mid-point of the price range) of Common Stock at an exercise price equal to the initial public offering price for the Shares, subject to adjustment in certain events. The 1997 WAT Warrant will expire on the twentieth anniversary of its issuance. The sale price for the 1997 WAT Warrant will be $2.9 million. Westfield Holdings Limited has a right of first refusal if WAT wishes to sell the WAT Warrants.

    In January 1997, the Company sold to WAT 8,151,155 shares of Common Stock for $130.5 million and repurchased the same number of shares from an existing investor for the same amount.

    Upon consummation of the Offerings, WAT will own 62.4% of the outstanding Common Stock on a fully-diluted basis. WAT also has the right to acquire 6,246,096 shares of Common Stock upon the exercise of the 1996 WAT Warrant and $35.0 million (or 2,089,552 shares based on the mid-point of the price range) of Common Stock upon the exercise of the 1997 WAT Warrant. Upon the consummation of the Offerings, Westfield Holdings will own an approximately 24% equity interest in WAT on a fully diluted basis.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information regarding the beneficial ownership (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of shares of Common Stock and WAT units by (1) each person known by the Company to be the beneficial owner of more than a five percent interest in the Company, (2) each director, (3) the Chief Executive Officers of the Company and (4) the directors and executive officers of the Company as a group. No executive officers of the Company other than the Chairman and the co-Presidents beneficially own shares of Common Stock or WAT units. Unless otherwise indicated in the footnotes, all of the interests are owned directly, and the indicated person or entity has sole voting and investment power.


                            NUMBER OF                                 PERCENT OF
                            SHARES OF    PERCENT OF                   ALL SHARES                PERCENT OF
                             COMMON      ALL SHARES     NUMBER OF      OF COMMON                  ALL WAT     PERCENT OF
                              STOCK      OF COMMON      SHARES OF        STOCK                     UNITS     ALL WAT UNITS
                           BENEFICIALLY    STOCK       COMMON STOCK   BENEFICIALLY              BENEFICIALLY BENEFICIALLY
                              OWNED     BENEFICIALLY   BENEFICIALLY      OWNED      NUMBER OF      OWNED         OWNED
                            PRIOR TO    OWNED PRIOR       OWNED       SUBSEQUENT    WAT UNITS    PRIOR TO     SUBSEQUENT
NAME AND ADDRESS OF            THE         TO THE     SUBSEQUENT TO       TO       BENEFICIALLY     THE           TO
BENEFICIAL OWNER            OFFERINGS    OFFERINGS      OFFERINGS      OFFERINGS      OWNED     OFFERINGS(6) OFFERINGS(7)
-------------------------  -----------  ------------  --------------  -----------  -----------  -----------  -------------
Perpetual Trustee Company
Limited,
as Trustee for Westfield
America Trust............  45,740,221          77.3%      49,453,758       62.4%       --           --            --
  The National Manager            (1)            (1)             (4)         (4)
    Property Trusts
    Perpetual Trustees of
    Australia Limited
    Level 7
    1 Castlereagh Street
    Sydney, Australia
Westfield Holdings
 Limited.................  56,670,893          95.8%      62,684,430       79.1%   234,228,709       29.7%         28.5%
  Level 24 Westfield           (2)(3)         (2)(3)       (2)(3)(9)      (2)(3)        (2)(3)
  Towers
  100 William Street
  Sydney, NSW 2011
  Australia
Frank P. Lowy............  56,670,893          95.8%  63,284,430....       79.8%   302,935,768       38.4%         36.8%
  c/o Westfield Holdings          (3)            (3)          (3)(9)         (3)        (3)(5)      (3)(5)        (3)(5)
   Limited
  Level 24 Westfield
  Towers
  100 William Street
  Sydney, NSW 2011
  Australia
David H. Lowy............  56,670,893          95.8%      63,284,430       79.8%   301,805,268       38.2%         36.7%
  c/o Westfield Holdings          (3)            (3)          (3)(9)         (3)        (3)(5)      (3)(5)        (3)(5)
   Limited
  Level 24 Westfield
  Towers
  100 William Street
  Sydney, NSW 2011
  Australia
Peter S. Lowy............  56,670,893          95.8%      63,284,430       79.8%   301,800,768       38.2%         36.7%
  c/o Westfield America,          (3)            (3)          (3)(9)         (3)        (3)(5)      (3)(5)        (3)(5)
  Inc.
  11601 Wilshire
  Boulevard
  Los Angeles, CA 90025
Roy L. Furman............      --            --            30,000(8)       *           250,000       *             *
Frederick G. Hilmer......      --            --            16,000(8)      --           --           --           --
Larry A. Silverstein.....      --            --             --            --           --           --           --
Francis T. Vincent,
 Jr......................      --            --            10,000(8)       *           --           --           --
George Weissman..........      --            --            10,000(8)       *           --           --           --
Richard E. Green.........      --            --           100,000(9)      --           300,000       *             *
Herman Huizinga..........      --            --             --            --           --           --           --
All directors and
 executive officers as a
 group (11 persons)......  56,670,893          95.8%      63,450,430       80.0%   303,565,168       38.4%         36.9%
                                  (3)            (3)          (3)(9)      (3)(5)        (3)(5)      (3)(5)        (3)(5)


--------------

*   Less than 1%.

(1) Includes 6,246,096 shares issuable upon exercise of the 1996 WAT Warrant. All of the shares are held by the WAT Trustee as trustee of Westfield America Trust. Except with respect to the election of directors, the WAT Trustee has the power to vote 23,960,029.5 (27,083,077.5 assuming exercise of the WAT Warrants) of such shares in its absolute discretion and the remaining shares held by the WAT Trustee are voted by the WAT Trustee as directed by WAM, a subsidiary of Westfield Holdings Limited. The WAT Trustee may only vote the shares for the election of directors as approved by the holders of WAT units. The WAT Trustee disclaims beneficial ownership of such shares. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters. Certain shareholders of the Company hold options granted by WAT permitting such holders to exchange Common Stock for ordinary units of WAT. If such options were exercised prior to consummation of the Offerings, WAT's beneficial ownership of the Common Stock would increase. See "Certain Transaction--Relationships and Transactions with WAT."

(2) 10,930,672 of the shares of Common Stock are held by wholly-owned subsidiaries of Westfield Holdings Limited. The balance represents shares of Common Stock held in the name of the WAT Trustee which solely for purposes of U.S. securities laws may be deemed to be beneficially owned by Westfield Holdings by virtue of its ownership of WAM, which currently has the power to direct the vote of 15,534,095.5 (18,657,143.5 assuming exercise of the 1996 WAT Warrant) of such shares, other than for the election of directors and upon consummation of the Offerings (assuming 1,623,985 shares of Common Stock are acquired by WAT in exchange for WAT units upon the anticipated exercise of outstanding options by an existing shareholder prior to the consummation of the Offerings). WAM will have the power to direct the vote of 24,534,095.5 (28,701,919.5 assuming exercise of the WAT Warrants), other than for the election of directors. WAM and the WAT Trustee share the investment power over such shares. See footnote (1) above and footnote (4) below. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters. See "Certain Transactions."

(3) Messrs. Frank P. Lowy, David H. Lowy and Peter S. Lowy (each of whom is a member of the Board of Directors, are directors and officers of Westfield Holdings Limited) and interests associated with the Lowy family beneficially own approximately 44% of the outstanding ordinary shares of Westfield Holdings Limited and, as such, Messrs. Frank, David and Peter Lowy may be deemed solely for purposes of U.S. securities laws to beneficially own the securities indicated as owned and deemed beneficially owned by Westfield Holdings Limited as set forth in footnote (2) above. Messrs. Frank, David and Peter Lowy disclaim beneficial ownership of such securities. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters.

(4) Includes 6,246,096 shares issuable upon exercise of the 1996 WAT Warrant, 2,089,552 shares (based on the mid-point of the price range) issuable upon exercise of the 1997 WAT Warrant and 1,623,985 shares which are expected be exchanged for units in WAT upon exercise by an existing shareholder of ordinary options prior to consummation of the Offerings. The Company understands that one of its existing shareholders intends to exercise 1,623,985 of such options prior to consummation of the Offerings. All of the shares are held by the WAT Trustee as trustee of Westfield America Trust. Except with respect to the election of directors, the WAT Trustee has the power to vote 23,960,029.5 (27,083,077.5 assuming exercise of the WAT Warrants) of such shares in its absolute discretion and the remaining shares held by the WAT Trustee are voted by the WAT Trustee as directed by WAM, a subsidiary of Westfield Holdings Limited. The WAT Trustee may only vote the shares for the election of directors as approved by the holders of WAT units. The WAT Trustee disclaims beneficial ownership of such shares. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters.

(5) Interests associated with the Lowy family beneficially own 68,711,559 WAT units. Messrs. Frank, David and Peter Lowy may be deemed solely for purposes of the U.S. securities laws to beneficially own 68,707,059, 67,576,559 and 67,572,059 of the WAT units, respectively, benefically owned by such interests. Messrs. Frank, David and Peter Lowy disclaim beneficial ownership of such WAT units. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters.

(6) Excludes WAT units issuable in exchange for shares of Common Stock upon exercise of WAT ordinary options that expire upon consummation of the Offerings. Excludes WAT units issuable upon exercise of WAT special options, which are not currently exercisable.

(7) Includes 32,479,700 WAT units which are expected to be issued upon exercise of 1,623,985 ordinary options by an existing shareholders prior to the consummation of the Offerings. Excludes WAT units issuable upon exercise of WAT special options, which are not currently exercisable.


(8) Includes 30,000, 10,000, 10,000 and 16,000 shares expected to be purchased by Messrs. Furman, Vincent, Weissman and Hilmer in the Offerings. See "Underwriting."


(9) Takes account of the maximum number of Shares which may be acquired under the Orders (up to 2,300,000 for Westfield Holdings, 600,000 for interests associated with the Lowy family and 100,000 for Richard E. Green).

    Except as set forth above, no director or executive officer of the Company will beneficially own shares of Common Stock as of completion of the Offerings.

                          DESCRIPTION OF CAPITAL STOCK

    The following summaries of certain provisions of the Articles and By-Laws, as amended prior to consummation of the Offerings and concurrent transactions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the proposed Articles and By-Laws, forms of which are exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of the General Business and Corporation Law of Missouri ("GBCL"). See "Additional Information."

CAPITAL STOCK


    Upon the consummation of the Offerings and concurrent transactions, the Articles will authorize the issuance of 410,000,200 shares of stock, consisting of (i) two hundred (200) shares of non-voting senior preferred stock, par value $1.00 per share (the "Senior Preferred Shares"), of which one hundred five (105) shares are currently outstanding, (ii) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which nine hundred forty thousand (940,000) shares are designated Series A cumulative redeemable preferred stock (the "Series A Preferred Shares"), and of which nine hundred forty thousand (940,000) are currently outstanding, and of which up to 400,000 shares will be designated Series B preferred stock (the "Series B Preferred Shares") and of which 301,500 (based on the mid-point of the price range and subject to adjustment based on the gross proceeds of the Offerings) will be outstanding, (iii) 200,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 52,929,535 are currently outstanding (without giving effect to the Offerings, or the exercise of the WAT Warrants), and (iv) 205,000,000 shares of excess stock, par value $.01 per share, of which none are currently outstanding. Excess Shares, if any, that are exchanged pursuant to the Articles (i) for Common Stock, are sometimes referred to herein as "Excess Common Shares" and, together with the Common Stock, the "Common Shares" and (ii) for Preferred Shares, are sometimes referred to herein as "Excess Preferred Shares" and together with the Preferred Shares, as "Preferred-Equity Shares."


SENIOR PREFERRED SHARES

    The holders of Senior Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, cash dividends at the annual rate of $35.00 per share, and no more, payable quarterly. No dividend shall be paid on any Preferred Stock or Common Shares unless the full dividend has been paid on Senior Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Senior Preferred Shares shall be entitled, before any distribution or payment is made to the holders of any Preferred Stock or Common Shares, to be paid in full an amount equal to $550.00 per share, together with the full dividend thereon for the then current quarterly-yearly dividend period. The Company, at the option of the Board of Directors, may redeem in whole, but not in part, the Senior Preferred Shares at the time outstanding at any time from and after February 20, 1999, upon notice, at a redemption price for each Senior Preferred Share equal to $550.00, together with the full dividend thereon for the then current quarterly-yearly dividend period. Except as required by applicable law, the holders of Senior Preferred Shares shall have no voting rights in the Company. The Company may repurchase the outstanding Senior Preferred Shares after the consummation of the Offerings.

PREFERRED STOCK

    Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Company, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

SERIES A PREFERRED SHARES

    The holders of Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, per share cumulative cash dividends equal to the greater of
(i) $8.50 per annum and (ii) an amount currently equal to 6.2461 times the dollar amount declared on Common Shares for such period, subject to certain adjustments. Holders of Series A Preferred Shares are entitled to dividends before dividends can be distributed to holders of Common Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares shall be entitled, before any distribution or payment is made to the holders of any Common Shares, to be paid in full an amount per share equal to $100.00, together with all accrued and unpaid dividends through the end date of the calendar quarter most recently completed prior to the date of liquidation, dissolution or winding up of the affairs of the Company plus $2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant liquidation date over 90 days. From and after July 1, 2003, the Company, at the option of the Board of Directors, with approval of a majority of the Independent Directors, may redeem in whole, or in part, the outstanding Series A Preferred Shares at a redemption price of $100.00 per share, together with all accrued and unpaid dividends through the end date of the calendar quarter most recently completed prior to the redemption date plus $2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant redemption date over 90 days, plus a right to receive on the payment date for the next quarterly dividend declared on the Common Stock an amount equal to the proportionate additional amount, if any, of dividends the holder of such Series A Preferred Share would have been entitled to receive had such share been held on the record date for such Common Stock dividend.

    The holders of Series A Preferred Shares shall have no voting rights in the Company except: (i) in the event that the Board of Directors has not declared a dividend payable to holders of Series A Preferred Shares or any series of Preferred Shares authorized with the consent of the holders of Series A Preferred Shares ranking PARI PASSU with the Series A Preferred Shares ("Ranking Preferred Shares") for four quarterly dividend periods, the number of directors constituting the Board of Directors shall, without further action, be increased by one and the holders of a majority of the Series A Preferred Shares together with all series of Ranking Preferred Shares shall have the exclusive right to elect one director to fill such newly created directorship until such time as all such dividends in arrears are made current and paid in full, at which time the director so elected shall cease to be a director, and the number of directors constituting the Board of Directors shall be reduced by one, (ii) a majority vote of the holders of Series A Preferred Shares voting together as a class shall be required to approve any amendment to the Articles that materially and adversely affects their rights, PROVIDED, that (x) except where a unanimous vote is required under clause (y) below, where the amendment adversely affects the rights of any series of Ranking Preferred Shares, then such amendment shall be approved by the vote of the Series A Preferred Shares and the Ranking Preferred Shares affected thereby voting together as a class and (y) the unanimous approval of the holders of Series A Preferred Shares shall be required for any amendment to the Articles that would decrease the rate or change the time of payment of any dividend or distribution on the Series A Preferred Shares, decrease the amount payable upon redemption of the Series A Preferred Shares or upon liquidation of the Company, advance the date on which the Series A Preferred Shares may be redeemed by the Company or amend the number of shares of Series A Preferred Shares required to effect amendments to the Articles,
(iii) the affirmative vote of the holders of a majority of the Series A Preferred Shares and any series of Ranking Preferred Shares affected thereby voting together as a class shall be required to approve any merger or consolidation of the Company and another entity in which the Company is not the surviving corporation and each holder of the Series A Preferred Shares and such Ranking Preferred Shares do not receive shares of the surviving corporation with substantially similar rights, preferences and powers in the surviving corporation as such Preferred Shares have with respect to the Company, (iv) the affirmative vote of the holders of a majority of the Series A Preferred Shares and the Ranking Preferred Shares voting together as a class shall be required to approve any voluntary action by the Board of Directors intended to cause the Company to cease to have the status as a REIT and (v) as otherwise required by applicable law.

    SERIES B PREFERRED SHARES

    The holders of Series B Preferred Shares have the same rights as the holders of Series A Preferred Shares and the terms of the Series B Preferred Shares are substantially the same as those of the Series A Preferred Shares, except that the amount of cumulative cash distributions will be equal to the greater of (i) $8.50 per annum and (ii) an amount equal to the product of (x) 100 divided by the Price to Public and (y) the dollar amount declared on the Common Shares for the applicable period, subject to certain adjustments.

COMMON SHARES

    DISTRIBUTION RIGHTS

    The holders of Common Shares shall be entitled to receive such distributions as may be declared by the Board of Directors out of funds legally available therefor. In order to qualify as a REIT, the Company is required to distribute at least 95% of its taxable income. The Company currently intends to continue to pay regular quarterly distributions to its shareholders with the distribution in respect of the quarter ending June 30, 1997 to be paid on or about July 31, 1997. Under the Articles, holders of the Senior Preferred Shares and Preferred Shares will continue to have a preference with respect to dividends relative to the holders of Common Shares. The Company expects that regular quarterly distributions of the Company will be declared for the three month periods ending March 31, June 30, September 30 and December 31 each year. All distributions will be at the discretion of the Board of Directors and will depend on the actual Funds from Operations, the Company's financial condition, the annual distribution requirements under the REIT Requirements and such other factors as the Board of Directors deems relevant and will be subject to the prior payment of preferred stock dividends.

    LIQUIDATION RIGHTS

    In the event of liquidation, dissolution, winding up of, or any distribution of the assets of the Company, each holder of Common Shares shall be entitled to receive ratably with each holder of Common Shares, in that portion of the assets of the Company available for distribution to holders of Common Shares as the number of Common Shares held by such holder bears to the total number of Common Shares then outstanding.

    VOTING RIGHTS

    At all meetings of the shareholders of the Company, each holder of Common Shares shall be entitled to one vote for each Common Share entitled to vote at such meeting. The affirmative vote of a majority of the holders of Common Shares voting together as a class shall be required to approve: (1) an election to change the Company's status as a REIT, and (2) other matters as required by applicable law.

    ELECTION AND REMOVAL OF DIRECTORS

    The Board of Directors will be divided into three classes with the terms of office of directors of each class ending in different years. The Class I, II and III directors are to serve until the Annual Meeting of Shareholders in 1998, 1999 and 2000, respectively, or until their successors are elected. Following such initial term, the directors will serve three-year terms, or until their successors are elected.

    Directors will be elected by a plurality of the Common Shares entitled to vote on the election of directors represented in person or by proxy at a meeting at which a quorum is present, subject to any rights of holders of the Preferred Stock to elect directors. There are no cumulative voting rights. The Articles will provide that directors may be removed from office only for cause and with the vote of 66 2/3% of the outstanding Common Shares then entitled to vote for the election as directors.

    PREEMPTIVE RIGHTS

    No holder of Common Shares shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

    REDEMPTION RIGHTS

    No holder of Common Shares is entitled to redemption rights.

    SHAREHOLDER LIABILITY

    Under Missouri corporate law, no shareholder of the Company will be liable personally for any obligation of the Company solely as a result of their status as a shareholder.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    In order for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by or for five or fewer individuals, including certain entities (as set forth in the Code and referred to herein as "Individuals") during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Because the Board of Directors believes that it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted, and the shareholders have approved, provisions of the Articles restricting the acquisition and ownership, directly and indirectly, of shares of the Company's capital stock.

    The Company's Articles provide, subject to certain exceptions specified therein, that after the Closing of the Offering no Individual may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code, more than 5.5% (except for Frank P. Lowy and the members of his family who are prohibited from owning, directly or indirectly, more than 26.0%) of the outstanding shares of capital stock of the Company, as measured by value (the "Ownership Limit"). The Articles authorize the Board of Directors to increase the Ownership Limit on a case by case basis if evidence satisfactory to the Board of Directors, based upon the advice of the Company's tax counsel or other evidence or undertakings acceptable to it, is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such increase, the Board of Directors in its discretion may require opinions of counsel satisfactory to it, and/or undertakings from the applicant with respect to preserving the REIT status of the Company. The restrictions on ownership will not apply if the holders of the Company's capital stock determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT by resolution duly adopted by a majority of the holders of each of the Common Stock and the Preferred Stock.

    If shares of capital stock in violation of the Ownership Limit or shares of capital stock which would cause the Company to be beneficially owned by less than 100 persons, or which would result in it being "closely held" within the meaning of Section 856(h) of the Code, or which would otherwise result in the Company failing to qualify as a REIT, are issued or transferred to any person or Individual, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the capital stock. If, notwithstanding the preceding sentence, shares of capital stock are transferred in violation of the rules set forth therein or the Ownership Limit, such shares will automatically be converted into Excess Shares and transferred to one or more trusts for the benefit of a designated charitable organization, and if required by the Articles, such other charitable organizations as may be designated from time to time by the Board of Directors (each a "Charitable Trust"). In addition, if any other event occurs which would result in any person or Individual directly or indirectly holding shares of capital stock in violation of the Ownership Limit, then shares of capital stock directly or indirectly held by such person or Individual will be transferred to a Charitable Trust to the extent of such excess. Shares transferred to a Charitable Trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. Dividends made after violation of the Ownership Limit but prior to discovery of such violation shall be returned to the Company and thereafter turned over to the trustee of the Charitable Trust. The trustee of such trust shall transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitations. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, the Excess Shares will automatically be converted into shares of capital stock of the same type and class as the shares from which they were converted, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such

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shares if originally transferred to such person without having given value for such shares) and (b) the price received by the trustee. Any remaining proceeds will be paid to the charitable beneficiary. In addition, the Company may, for a 90 day period, designate the person to whom the trustee will sell the capital stock held in the Charitable Trust. The 90-day period commences on the date of the transfer in violation of the foregoing provisions that gave rise to the issuance of Excess Shares, or the date that the Company first becomes aware of such transfer, whichever is later.


    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above, as follows:

        The Common Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. No Individual may Beneficially Own Shares in excess of the then applicable Ownership Limit, which may decrease or increase from time to time, unless such Individual is an Existing Holder. In general, any Individual who attempts to Beneficially Own Shares in excess of the Ownership Limit must immediately notify the Corporation. All capitalized terms used in this legend have the meanings set forth in the Articles of Incorporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each shareholder who so requests. If the restrictions on ownership and transfer are violated, the Common Shares represented hereby may be automatically exchanged for Excess Shares and deemed transferred to a Special Trust as provided in the Articles of Incorporation.

    Each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    The ownership limitations may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors and the shareholders determine that maintenance of REIT status is no longer in the best interests of the Company.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


LISTING

    Prior to the Offerings, there has been no public trading market for shares of Common Stock. The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the trading symbol "WEA."

                      CERTAIN PROVISIONS OF THE COMPANY'S
           ARTICLES OF INCORPORATION AND BY-LAWS AND OF MISSOURI LAW

    Certain provisions of the Articles and By-Laws of the Company that will be in effect upon consummation of the Offerings and the General Business and Corporation Law of Missouri (the "GBCL"), as well as the substantial influence of WAT and Westfield Holdings may delay or make more difficult unsolicited acquisitions or changes in control of the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by the holders of the Shares. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors. These provisions include among others, (i) the Ownership Limit, (ii) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "Description of Capital Stock--Capital Stock" and "Description of Capital Stock--Preferred Shares"), (iii) a classified board of directors, (iv) inability of the shareholders to take action by written consent, (v) prohibitions against shareholders calling a special

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meeting of shareholders, (vi) requirements for advance notice for raising business or making nominations at shareholders' meetings, and (vii) additional requirements for certain business combination transactions. The descriptions set forth herein of such provisions do not purport to be complete and are qualified in their entirety by reference to the Articles and By-Laws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the provisions of the GBCL.

OWNERSHIP LIMIT

    The Articles contain the Ownership Limit which may discourage a change in control of the Company, and may also deter tender offers for Common Stock that might otherwise be advantageous to holders of the Common Stock. The Ownership Limit may limit the opportunities of holders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares or otherwise effect a change in control of the Company.

ADDITIONAL CLASSES AND SERIES OF PREFERRED STOCK

    The Board of Directors is authorized to issue additional authorized but unissued shares of Common Stock and to establish one or more series of Preferred Stock and establish the number of shares to be included in the series and the terms of such series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights, and issue such Common Stock and Preferred Stock, without any further vote or action by the shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities are listed. The issuance of additional capital stock may have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of additional series of Preferred Stock with voting or conversion rights may adversely affect the voting power of the holders of Common Stock. The ability of the Board of Directors to issue additional capital stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

SIZE OF BOARD, ELECTION OF DIRECTORS, CLASSIFIED BOARD, REMOVAL OF DIRECTORS AND
  FILLING VACANCIES

    The Articles and By-Laws will provide that the Board of Directors be divided into three classes as nearly equal in number as possible, with directors having three-year terms of office that expire at different times in annual succession. The Articles will provide that directors may not be removed from office prior to the expiration of their term without cause and the vote of 66 2/3% of the outstanding Common Shares. A classified board makes it more difficult for shareholders to change a majority of the directors.

    The By-Laws will limit the total number of directors to 14 and provide that newly created directorships resulting from any increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors may be able to prevent any shareholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees.

LIMITATIONS ON SHAREHOLDER ACTION BY WRITTEN CONSENT; ABILITY TO CALL SPECIAL
  MEETINGS

    As required by the GBCL, the Articles and the By-Laws provide that an action by written consent of shareholders in lieu of a meeting must be unanimous. The By-Laws will provide that, unless otherwise prescribed by statute or the Articles, special meetings of the shareholders can be called only by the Chairman of the Board of Directors, any President or by resolution of the Board of Directors. Furthermore, as required by the GBCL, the By-Laws will provide that only such business as is specified in the notice of any such special meeting of shareholders may come before such meeting.

    These provisions may have an adverse effect on the ability of shareholders to influence the governance of the Company and the possibility of shareholders receiving a premium above market price for their securities from a potential acquiror who is unfriendly to management.

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ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The By-Laws will establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The Chairman of such meeting will have the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

    To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the meeting (or, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, not later than 10 days after the first public notice or disclosure of the date of such annual meeting).

    The notice of any nomination for election as a director is required to set forth the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, the age and the principal occupation or employment of each nominee, the class and number of shares beneficially owned by such shareholder and by each nominee, such other information regarding each nominee proposed by such shareholder required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and the consent of each nominee to be named as a nominee who would serve as a director if so elected.

BUSINESS COMBINATION AND CONTROL SHARE ACQUISITION STATUTES AND RELATED
  PROVISIONS

    The Company is subject to the GBCL which contains certain provisions which may be deemed to have an anti-takeover effect. Such provisions include Missouri's Business Combination Statute and the control share acquisition statute.

    The Missouri Business Combination Statute prohibits certain transactions between corporations subject to the statute and certain shareholders of such corporations. In particular, the statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

    During the five-year restricted period after a person or entity becomes an Interested Shareholder, no Business Combination may occur unless such Business Combination or the transaction in which the person or entity become an Interested Shareholder (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business Combinations may occur after the five-year period following the Acquisition Transaction only if: (i) prior to the Acquisition Transaction, the board of directors approved the Acquisition Transaction or approved the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

    The statute applies only to Missouri corporations which have either their principal place of business or substantial assets in Missouri. In addition, the corporation must have at least 100 shareholders, and (i) more than 10% of the shareholders must be resident in Missouri, (ii) more than 10% of the outstanding shares must be owned by Missouri residents, or (iii) more than 10,000 shareholders must be residents in Missouri (certain shares, such as shares held by nominees, are disregarded in applying these tests). It will not be known whether this latter requirement is met and whether the statute will be applicable to the Company until after the Offerings has been completed.

    The GBCL exempts from the statute: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. The Company's Articles and By-Laws do not contain an election to "opt out" of the Missouri Business Combination Statute.

    Because the Missouri Business Combination Statute may not apply to the Company, the Articles will contain a similar provision which will provide that, during the five-year restricted period after a person or entity becomes an Interested Shareholder, no Business Combination may occur unless such Business Combination or the transaction in which the person or entity becomes an Interested Shareholder was approved by the Board of Directors on or before the date of the Acquisition Transaction or such person or entity was an Interested Shareholder on the date the provision was adopted by the shareholders of the Company. Business Combinations may occur after the five-year period following the Acquisition Transaction only if (i) prior to the Acquisition Transaction, the board of directors approved the Acquisition Transaction or approved the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

    This provision may make it more difficult for a 20% beneficial owner to effect transactions with the Company and may encourage persons interested in acquiring the Company to negotiate in advance with the Board of Directors prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

    The GBCL also contains a "Control Share Acquisition Statute" which may, under some circumstances, limit the voting rights of certain shareholders. The statute provides that an "Acquiring Person" who after any acquisition of shares of certain publicly traded Missouri corporations has the voting power, when added in all shares of the corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, will lose the right to vote some or all of such shares unless the shareholder approval for the purchase of the "Control Shares" is obtained. To obtain such approval, certain disclosure requirements must be met and the retention or restoration of voting rights approved by both: (i) a majority of the outstanding voting stock, and
(ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

    Certain acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the GBCL, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. The statute applies only to Missouri corporations which satisfy requirements as to their place of business or assets and the residence of the shareholders similar to those applicable to the Business Combination Statute, as described above. Consequently, it will not be known whether these requirements are met and thus whether the statute will be applicable to the Company until after the Offerings has been completed. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. The Company's Articles and By-Laws do not contain an election to "opt out" of the Control Share Acquisition Statute.

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
TERMINATION OF REIT STATUS

    The Articles permit the directors, with the approval of a majority of each of the holders of the Common Stock and the Preferred Shares, to terminate the status of the Company as a REIT under the Code at any time.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles limit the liability of directors of the Company, in their capacity as such, whether to the Company, its shareholders or otherwise, to the fullest extent permitted by Missouri law.

    The Articles also contain provisions indemnifying the Company's directors and officers to the maximum extent permitted by Missouri law. Section 355.1 of the GBCL provides that the Company may indemnify its directors, officers, employees and agents in any action, suit or proceeding other than an action by or in the right of the Company, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.
Section 355.2 of the GBCL provides that the Company may indemnify any such person in any action or suit by or in the right of the Company against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that such person may not be indemnified in respect of any matter in which such person has been adjudged liable for negligence or misconduct in the performance of his duty to the Company, unless authorized by the court. Section 355.1 of the GBCL provides that the Company shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if such person has been successful in defending such action, suit or proceeding and if such action, suit or proceeding is one for which the Company may indemnify him under Section 355.1 or 355.2. Section 355.7 of the GBCL provides that the Company shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 355, provided such further indemnity is either (i) authorized, directed or provided for in the Articles or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any By-Law or agreement of the Company which has been adopted by a vote of the shareholders of the Company, provided that no such indemnity shall indemnify any person from or on account of any conduct of such person which was finally adjudged to have been knowingly fraudulent or deliberately dishonest or to constitute willful misconduct.

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
                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL

    Upon consummation of the Offerings, there will be 70,929,535 shares of Common Stock issued and outstanding (73,629,535 shares if the Underwriters' over-allotment options are exercised in full). Upon consummation of the Offerings and concurrent transactions, WAT will hold the 1996 WAT Warrants entitling it to purchase at any time and from time to time, in whole or in part, 6,246,096 shares of Common Stock, at an exercise price of $16.01 per share (which is the same price paid by WAT for the Common Stock it purchased in connection with the Recapitalization), and the 1997 WAT Warrant, entitling it to purchase at any time and from time to time, in whole or in part, $35.0 million (or 2,089,552 shares of Common Stock based on the mid-point of the price range), in each case subject to adjustment in certain events. See "Certain Transactions--Relationships and Transactions with WAT" and "Principal Shareholders." No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, the availability of shares of Common Stock for future sale, or future issuances of shares upon the exercise of the WAT Warrants will have on the market price of the Common Stock prevailing from time to time.

    All of the Shares sold in the Offerings will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Articles. See "Description of Capital Stock--Restrictions on Ownership and Transfer." There are 52,055,082 shares of outstanding Common Stock owned by Westfield Holdings, WAT and certain other shareholders, as well as the shares issuable upon exercise of the WAT Warrants (the "Restricted Shares"), which will be "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "--Registration Rights," the Company has granted Westfield Holdings certain registration rights with respect to its shares of Common Stock.

    Of the 41,118,110 outstanding shares of Common Stock held by WAT, 31,342,970 shares may be eligible for sale in the public market 90 days after the effective date of the Registration Statement of which this Prospectus is a part, 8,151,155 shares may become eligible for sale in the public market on January 2, 1998 and 1,623,985 shares of Common Stock (that are currently held by unaffiliated investors that are expected to be exchanged for WAT Units prior to the Offerings and that otherwise become eligible for sale in the public market 90 days after completion of the Offerings and will become freely tradeable on July 1, 1998) may become eligible for sale in the public market on the first anniversary of the consummation of the Offerings in each case subject to compliance with the volume limitations under Rule 144. All of the 10,930,692 shares of Common Stock held by Westfield Holdings prior to consummation of the Offerings (and any Shares which may be acquired under the Orders) may be eligible for sale in the public market 90 days after the completion of the Offerings, subject to compliance with the volume limitations under Rule 144.

    In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company, the acquiror or subsequent holder thereof is entitled to sell, and any affiliate is entitled to sell, within any three-month period commencing 90 days after the date of the effectiveness of the Registration Statement of which this Prospectus is a part, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (709,295 shares upon consummation of the Offerings) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or any subsequent holder thereof is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares under Rule 144(k) without regard to the above-described requirements.

    In addition, the Commission has recently proposed further revisions to the holding periods and volume limitations contained in Rule 144. The adoption of amendments effecting such proposed revisions

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
may result in resales of restricted securities sooner than would be the case under Rules 144 and 144(k) as currently in effect. However, there can be no assurance of when, if ever, such amendments will be proposed or adopted.

    Prior to the Offerings, there has been no public market for the shares of Common Stock in the United States. The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "WEA". No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale or any exercise of the WAT Warrant, will have on the market price of the shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or any exercise of the WAT Warrants, or the perception that such sales or exercise could occur, could adversely affect prevailing market prices of the shares of Common Stock. See "Risk Factors--Absence of Public Market for Shares; Possible Volitility of Stock Price."

REGISTRATION RIGHTS

    The Company, Westfield Holdings, interests associated with the Lowy family and Richard E. Green, a Co-President of the Company, will each agree, subject to certain exceptions (including the concurrent transactions and the exercise of the WAT Warrants), not to (i) sell, grant any option, right or warrant for the sale of, or to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, for a period of 90 days from the date of this Prospectus in the case of the Company and any Shares which may be acquired under the Orders, and 36 months from the date of this Prospectus in the case of shares held by Westfield Holdings prior to consummation of the Offerings, without the prior written consent of Merrill Lynch. Pursuant to a registration rights agreement (the "Registration Rights Agreement"), after 36 months from the closing of the Offerings, Westfield Holdings will have demand registration rights that would require the Company to promptly effect the registration of their shares held prior to the consummation of the Offerings. In addition, 90 days after the closing of the Offerings Westfield Holdings will have demand registration rights for any other shares of Common Stock. In addition, the Company has agreed that, upon the request of Westfield Holdings, it will use its reasonable efforts to have a shelf registration statement filed after the expiration of such 36-month period referred to above (after 12 months for any shares not held prior to consummation of the Offerings) and declared and kept continuously effective, pursuant to which Westfield Holdings will be able to sell Common Stock in ordinary course brokerage or dealer transactions. However, these rights allow the Company to postpone the filing of a demand registration statement (and an amendment or supplement to a shelf registration statement) or to suspend the use of any previously filed registration statement for a reasonable period of time (not to exceed 60 days) if the Board of Directors determines in good faith that it would be significantly disadvantageous to the Company and its shareholders for such a registration statement (or amendment or supplement) to be filed on or before the date filing otherwise would be required. In addition, if the Company proposes to register any of its Common Stock, either for its own account or for the account of other shareholders, the Company is required, with certain exceptions, to provide the parties to the Registration Rights Agreement with notice of the registration and to include in such registration all of the shares of Common Stock requested to be included by such persons. Any exercise of such registration rights may result in dilution in the interest of the Company's shareholders, hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Common Stock.

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                       FEDERAL INCOME TAX CONSIDERATIONS

    THE FOLLOWING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS REGARDING AN INVESTMENT IN THE COMMON STOCK IS BASED ON CURRENT LAW, IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO PARTICULAR INVESTORS IN LIGHT OF THEIR PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR, EXCEPT TO THE EXTENT DISCUSSED UNDER "--TAXATION OF TAX-EXEMPT SHAREHOLDERS" AND "--TAXATION OF FOREIGN SHAREHOLDERS," TO CERTAIN TYPES OF INVESTORS (INCLUDING INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR BROKER-DEALERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS NOR DOES IT GIVE A DETAILED DISCUSSION OF ANY STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS.

    EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

GENERAL

    The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its shareholders. This summary is based on current U.S. law, including the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

OPINION OF COUNSEL

    The Company elected to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 1994, and the Company intends to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. Skadden, Arps, Slate, Meagher & Flom LLP, has issued its opinion that, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its planned method of operation, and its actual method of operation from February 12, 1994, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. In addition, the Company will qualify as a REIT only if WPI qualifies as a REIT and satisfies each of the requirements for qualification as a REIT as set forth below in this section with respect to the Company. WPI will elect to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996, and WPI intends to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. Skadden, Arps, Slate, Meagher & Flom LLP, has issued its opinion that, commencing with WPI's taxable year ending December 31, 1996, WPI was organized in conformity with the requirements for qualification as a REIT, and its planned method of operation, and its actual method of operation from January 1, 1996, will enable WPI to meet the requirements for qualification and taxation as a REIT under the Code.

    Each of the foregoing opinions are based and conditioned upon certain assumptions and representations made by the Company and WPI as of the date thereof regarding factual matters. The opinions are expressed as of the date thereof, and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of the Shares of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company and WPI having met and continuing to meet through, among other things, actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the

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Company's and WPI's operations for any particular taxable year have satisfied or will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's and WPI's eligibility for taxation as a REIT.

TAXATION OF THE COMPANY

    If the Company continues to qualify for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than certain foreclosure property, held primarily for sale to customers in the ordinary course of business), such net income will be subject to a 100% tax. Fourth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (ii) a fraction intended to reflect the Company's profitability. Fifth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if during the ten-year period beginning on the first day of the first taxable year for which the Company and WPI each qualified as a REIT (the "Recognition Period"), the Company or WPI recognizes gain on the disposition of any property (including, any partnership interest) held by the Company or WPI or any partnership in which an interest was held as of the beginning of such Recognition Period, then, to the extent of the excess of (i) the fair market value of such property as of the beginning of such Recognition Period over (ii) the adjusted tax basis of the Company or WPI or the partnerships in such property as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest corporate tax rate pursuant to IRS regulations that have not yet been promulgated. Seventh, if the Company or WPI acquires any asset from a C corporation (I.E., generally a corporation subject to full corporate level tax) in a transaction in which the adjusted tax basis of the asset in the hands of the Company or WPI is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and the Company or WPI recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gains will be subject to tax at the highest regular corporate tax rate pursuant to IRS regulations that have not yet been promulgated. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) in which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (i) through (iv) must be met during the entire taxable year, that

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condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (vi) must be met during the last half of each taxable year. The Company believes that it satisfies all of the conditions, including conditions (v) and (vi) above. In order to comply with the share ownership tests described in conditions (v) and (vi) above, the Articles provide certain restrictions on the transfer of its capital stock to prevent concentration of stock ownership. These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership tests set forth above. If the Company fails to satisfy such requirements, the Company's status as a REIT will terminate.

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with its U.S. Federal income tax return disclosing the actual ownership of the shares and certain other information.

OWNERSHIP OF PARTNERSHIP INTERESTS

    In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Company's Investments in Partnerships."

INCOME TESTS

    In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," I.E., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of the Company's gross income for each taxable year.

    Rents received by the Company directly, through partnerships in which it has a direct or indirect ownership interest (collectively, the "Partnerships"), or through its wholly-owned subsidiary corporations ("qualified REIT subsidiaries," as described below) will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) are permitted to, and do directly

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perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Because certain Centers are managed by third parties, the ability to treat amounts from such property as "rents from real property" will be dependent on the actions of others and will not be within the control of the Company. In addition, the Company generally may not and will not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of the tenant's gross receipts or sales). Finally, rents derived from tenants that are at least 10% owned, directly or constructively, by the Company or WPI do not qualify as "rents from real property" for purposes of the gross income requirements. While the Company regularly attempts to monitor such requirements, no assurance can be given that the Company will not realize income that does not qualify as "rents from real property," and that such amounts when combined with other nonqualifying income, may exceed 5% of the Company's taxable income and thus disqualify the Company as a REIT.

    The Company has derived and continues to derive income from certain sources that are not described above and that generally do not constitute qualifying income for purposes of the gross income requirements. While no assurance can be given that the IRS would not successfully assert otherwise, the Company believes that the aggregate amount of such income in any taxable year will not exceed the limits on non-qualifying income under the gross income tests.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above, even where these relief provisions apply, a tax is imposed with respect to the excess of the actual amount of non-qualifying income over the amount permitted under the gross income tests.

ASSET TESTS

    The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Partnerships), stock in other REITs (such as WPI), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company's indirect interests in certain of the Partnerships and certain properties are held through wholly owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation.

    In addition, the Company's ownership of stock of each qualified REIT subsidiary and its interest in the Partnerships do not violate either the 5% value restriction or the restriction against ownership of more than 10% of the voting securities of any issuer. Similarly, the ownership by the Company of any other REIT (such as WPI) will not violate these restrictions.

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WESTFIELD HOLDINGS WARRANTS

    ASSET AND INCOME TESTS. The Westfield Holdings Warrants will be treated as assets that fall within the 25% asset class for purposes of determining the Company's compliance with the REIT asset tests discussed above. See "--Taxation of the Company--Asset Tests." Accordingly, the value of the Westfield Holdings Warrants owned by the Company generally may not exceed 5% of the Company's gross assets ("Total Assets"), as determined in accordance with GAAP. The Company believes that the value of the Westfield Holdings Warrants will not constitute more than 5% of the Total Assets on the date such warrants are received by the Company. Although the Total Assets must be revalued for purposes of the 5% asset test at the end of any quarter in which any security is acquired, Treasury regulations provide that the Company is not required to perform such a revaluation with respect to the securities of any particular issuer at the end of any quarter during which there has been no acquisition of any security of that issuer. Therefore, the mere change in market value of a security held by the Company will not, of itself, affect the status of the Company as a REIT. Thus, although it is possible that subsequent fluctuations in the value of the Westfield Holdings Warrants, the Total Assets, or both, could cause the value of such warrants to exceed 5% of the Total Assets, such fluctuations should not cause the Company to fail to meet the 5% asset test in the absence of an acquisition of additional securities of Westfield Holdings by the Company during such quarter. In addition, the Company's ability to realize upon the value of the Westfield Holdings Warrants above certain thresholds may be limited by the REIT gross income tests.

    EXERCISE OF WARRANTS. It is possible that on the exercise date, the value of the shares of Westfield Holdings Limited which the Company is entitled to receive upon exercise of the Westfield Holdings Warrants would constitute more than 5% of the Total Assets if such warrants were exercised in full. Because the exercise of the Westfield Holdings Warrants will constitute the acquisition of Westfield Holdings Limited shares, and such an exercise will necessitate a revaluation of the Total Assets for purposes of determining the Company's compliance with the 5% asset test, the terms of the Westfield Holdings Warrants provide the Company with the right to exercise such warrants in whole or in part. The Company will not retain the shares of Westfield Holdings Limited to the extent that the Company determines that retention would cause the Company to violate the 5% asset test. The Company's ability to sell such shares also may be limited by the REIT gross income tests. Except as described below, no gain or loss will be recognized by the Company upon exercise of the Westfield Holdings Warrants for ordinary shares of Westfield Holdings Limited. The Company's adjusted tax basis in the Westfield Holdings Limited shares received upon exercise will equal the sum of the Company's adjusted tax basis in the Westfield Holdings Warrants immediately prior to exercise plus the exercise price paid by the Company.

    Pursuant to the terms of the Westfield Holdings Warrants agreement, the Company has the right to elect to exercise the option without making a cash payment of the exercise price (a "Cashless Exercise"), in which event the Company would be entitled to receive, at the option of Westfield Holdings Limited, either the number of Westfield Holdings Limited ordinary shares equal in value to, or cash in an amount equal to, the amount by which the then market price of the ordinary shares of Westfield Holdings Limited exeeds the exercise price of such options. If upon a Cashless Exercise, Westfield Holdings Limited pays cash to the Company in lieu of issuing Westfield Holdings Limited shares, the Company will recognize gain or loss equal to the difference between the amount of cash received and the Company's adjusted tax basis in the Westfield Holdings Warrants exercised. Any such gain or loss should be long-term capital gain or loss.

    The tax consequences of such a Cashless Exercise is uncertain where the Company receives shares of Westfield Holdings Limited upon exercise. There is no authority directly on point, and several alternative characterizations of the Cashless Exercise are possible, including characterizations that could result in short-term capital gains or dividend treatment.

    LAPSE OF WARRANTS. The lapse or expiration without exercise of the Westfield Holdings Warrants generally will result in a capital loss to the Company equal to the Company's tax basis in such warrants, and this capital loss will be a long-term capital loss if the holding period with respect to such warrants is more than one year.

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
    BASIS AND HOLDING PERIOD OF WESTFIELD HOLDINGS LIMITED SHARES. Except in the case where the Company makes a Cashless Exercise, (i) the Company's tax basis in Westfield Holdings Limited shares received upon exercise of a Westfield Holdings Warrant will equal the sum of the Company's tax basis in the exercised warrants plus the cash paid upon exercise, and (ii) the holding period for Westfield Holdings Limited shares received upon exercise of a Westfield Holdings Warrant will begin on the date the warrant is exercised and will not include the period during which the warrant was held.

    As discussed above, the tax consequences to the Company of making a Cashless Exercise (including the tax basis of Westfield Holdings Limited shares received upon exercise) are uncertain. If, for example, a Cashless Exercise is treated as if the withheld Westfield Holdings Limited shares are constructively issued and then immediately redeemed for cash, then the adjusted tax basis in the Westfield Holdings Limited shares actually received generally would equal the sum of the Company's tax basis in the exercised warrants that is allocable to the Westfield Holdings Limited shares actually received plus the exercise price deemed paid in respect of such Westfield Holdings Limited shares actually received.

    ADJUSTMENTS TO THE WESTFIELD HOLDINGS WARRANTS. Pursuant to the terms of the Westfield Holdings Warrants, the Exercise Price and the number of Westfield Holdings Limited ordinary shares purchasable upon exercise of the Westfield Holdings Warrants is subject to adjustments from time to time upon the occurrence of specified events. These adjustments should not be treated as a taxable exchange of the Westfield Holdings Warrants to the extent that such adjustments are pursuant to the original terms of the warrants. However, under certain circumstances, a change in conversion ratio or any transaction having a similar effect on the interest of the Company may be treated as a taxable distribution if the Company's proportionate interest in the earnings and profits of Westfield Holdings Limited is increased by such change or transaction (even though no cash is received).

    AUSTRALIAN WITHHOLDING TAX ON DIVIDENDS. Under the income tax convention presently in force between Australia and the United States, dividends paid on any Westfield Holdings Limited shares held by the Company may be subject to a 15% Australian withholding tax.

ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the Company's REIT taxable income. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings (on terms that may not be favorable to the Company) or to pay dividends in the form of taxable distributions of property.

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    Under certain circumstances, the Code permits the Company to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may avoid being taxed on amounts distributed as deficiency dividends. The Company would, however, be required to pay interest based on the amount of any deduction taken for deficiency dividends.

ABSENCE OF EARNINGS AND PROFITS

    The Code provides that, in the case of a corporation such as the Company that was formerly a taxable C corporation, it may qualify as a REIT for a taxable year only if, as of the close of the such year, it has no "earnings and profits" accumulated in any non-REIT year. This requirement applies to each of the Company and WPI. The Company and its former owners retained independent certified public accountants to determine the Company's earnings and profits as of February 11, 1994 (and, December 31, 1994) for purposes of the distribution requirement. The determination by the independent certified public accountants was based upon the Company's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Based upon a report of certified public accountants, the Company also believes that WPI has satisfied this requirement.

    Any adjustments to the Company's or WPI's taxable income for taxable years ending on or before the effective date of their respective REIT election, including as a result of an examination of its returns by the IRS, could affect the calculation of their respective earnings and profits as of the appropriate measurement date. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of the Company or WPI for prior years and propose adjustments to increase its taxable income. In this regard, the IRS can consider all taxable years of a corporation as open for review for purposes of determining the amount of such earnings and profits.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

GENERAL

    Certain of the Company's investments are held indirectly through partnerships. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income.

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Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by such partnerships. See "--Taxation of the Company--Ownership of Partnership Interests."

ENTITY CLASSIFICATION

    The Company's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If certain of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which could preclude the Company from satisfying the asset tests and/or the income tests (see "--Taxation of the Company--Asset Tests" and "--Taxation of the Company--Income Tests"), and in turn could prevent the Company from qualifying as a REIT. See "--Taxation of the Company--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the status of any of the partnerships for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distributions.

TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

    Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules would apply to the contribution by the Company to an existing partnership of the cash proceeds received in any offerings of its stock.

    With respect to any property purchased or to be purchased by any of the partnerships (other than through the issuance of partnership units), such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

SALE OF THE PROPERTIES

    The Company's share of any gain realized by any partnership, in which it holds a direct or indirect interest, on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification--Income Tests." Such prohibited transaction income may also have an adverse effect on the Company's ability to satisfy the income tests for status as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends to hold its interests in the subject partnerships, and such partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Company's investment objectives. Accordingly, the Company believes that its interests in the subject partnerships, and such partnerships' interests in the properties will not be treated as inventory or as property held primarily for sale to customers in the ordinary course of a trade or business.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder's shares, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from the Company are required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Based upon a published ruling by the IRS, distributions by the Company to a shareholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain U.S. private pension trusts if the Company is treated as a "pension-held REIT." The Company is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain U.S. pension trusts that hold more than 10% of the Company's stock.

TAXATION OF FOREIGN SHAREHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

ORDINARY DIVIDENDS

    The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (or lower rate, if so provided by an applicable income tax treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

NON-DIVIDEND DISTRIBUTIONS

    Distributions by the Company to a Non-U.S. Holder who holds 5% or less of the Common Stock (after application of certain constructive ownership rules) which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

CAPITAL GAIN DIVIDENDS

    Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered to be income effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

DISPOSITION OF STOCK OF THE COMPANY

    Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. Immediately following the Offerings, the Company will not be a domestically controlled REIT. A Non-U.S. Holder's sale of stock generally nevertheless will not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the regularly traded Common Stock will be listed) and (ii) the selling Non-U.S. Holder (after application of certain constructive ownership rules) held 5% or less of the Company's outstanding stock or the regularly traded class at all times during a specified testing period.

    If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

ESTATE TAX

    Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. SHAREHOLDERS

    The Company will report to the U.S. Shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any U.S. Shareholders who fail to certify their nonforeign status to the Company. See "Federal Income Tax Considerations--Taxation of Foreign Shareholders."

FOREIGN SHAREHOLDERS

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, such Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting generally will not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

    These information reporting and backup withholding rules are under review by the U.S. Treasury and their application to the Common Stock could be changed by future regulations. On April 15, 1996, the IRS issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of Common Stock.

OTHER TAX CONSEQUENCES

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

    Prospective investors should recognize that the present Federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company. For example, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

STATE AND LOCAL TAXES

    The Company and its shareholders may be subject to state or local income and other taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

    A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan (the "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Shares. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the Plan and whether an investment is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Code prohibit an employee benefit plan from engaging in certain transactions involving "Plan assets" with parties which are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the Plan. Therefore, a fiduciary of a Plan should also consider whether an investment in the Shares might constitute or give rise to a prohibited transaction under ERISA and the Code.

    If the assets of the Company were deemed to be Plan assets of employee benefit Plans that are shareholders, the Plan's investment in the Shares might be deemed to constitute a delegation under ERISA of the duty to manage Plan assets by a fiduciary investing in Shares, and certain transactions involving the operation of the Company might be deemed to constitute prohibited transactions under ERISA and the Code.

    The U.S. Department of Labor (the "DOL") has issued a final regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests would be deemed to be Plan assets. The regulation provides that the underlying assets of an entity will not be considered to be Plan assets if the equity interests acquired by employee benefit plans are "publicly-offered securities" that is, they are (i) widely held (I.E., owned by more than 100 investors), (ii) freely transferable and (iii) sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended. It is expected that the Shares will meet the criteria of "publicly-offered securities" above. The Underwriters expect (although no assurances can be given) that the Shares will be held by at least 100 independent investors at the conclusion of the Offerings; except as discussed in "Description of Capital Stock--Restrictions on Transfer and Excess Shares," there are no restrictions imposed on the transfer of the Shares and the Shares will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Securities Exchange Act of 1934, as amended.

    Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that an employee benefit plan considering the purchase of Shares consult with its counsel regarding the consequences under ERISA of the acquisition and ownership of Shares. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to ERISA requirements. Individual retirement accounts and certain employee benefit plans of self-employed individuals are subject to the prohibited transaction provisions of the Code but not ERISA's fiduciary standards.

                                  UNDERWRITING


    The underwriters named below (the "U.S. Underwriters"), acting through their respective representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Furman Selz LLC, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated and Smith Barney Inc. (collectively, the "U.S. Representatives" and, together with the International Representatives, the "Representatives"), have severally agreed, subject to the terms and conditions contained in a U.S. purchase agreement relating to the Common Stock (the "U.S. Purchase Agreement") and concurrently with the sale of 2,700,000 shares of Common Stock to certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. Under certain circumstances, the commitments of certain non-defaulting U.S. Underwriters or International Managers may be increased.



                                                                                               NUMBER
             UNDERWRITER                                                                     OF SHARES
                                                                                            ------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated....................................................................

Furman Selz LLC...........................................................................

Goldman, Sachs & Co. .....................................................................

Morgan Stanley & Co. Incorporated.........................................................

Prudential Securities Incorporated........................................................

Smith Barney Inc..........................................................................
                                                                                            ------------

          Total...........................................................................    15,300,000
                                                                                            ------------
                                                                                            ------------


    The Company has also entered into a purchase agreement (the "International Purchase Agreement") with the International Managers. Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 15,300,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase from the Company, an aggregate of 2,700,000 shares of Common Stock. The initial public offering price per share of the Common Stock and the total underwriting discount per share of the Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

    In the U.S. Purchase Agreement and the International Purchase Agreement, the U.S. Underwriters and the International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any of such shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. The closings with respect to the sale of the shares to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

    The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to United States or Canadian persons or to persons they believe intend to resell to persons who are United States or Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

    The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $      per share. The
U.S. Underwriters may allow, and such dealers may reallow, a discount not in
excess of $      per share on sales to certain other dealers. After the public offering, the initial offering price, the concession and discount may be changed.

    The Company has granted to the U.S. Underwriters an option exercisable for a period of 30 days from the date of this Prospectus to purchase up to an additional 2,295,000 shares of Common Stock to cover over-allotments, if any, at the initial offering price less the underwriting discount. If the U.S. Underwriters exercise this option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 15,300,000 shares of Common Stock initially offered hereby.

    At the request of the Company, the U.S. Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares to be sold and offered hereby by the Company to certain employees, officers and family members of such officers of U.S. affiliates of Westfield Holdings Limited. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered hereby.

    The Company has been informed that none of the proceeds of the Offerings will be used by the offerees to acquire the Common Stock under the Orders. Westfield Holdings has advised the Company it will utilize currently available cash or credit facilities to acquire such Common Stock under the Orders. Interests associated with the Lowy family and Richard Green have also notified the Company that they will utilize currently available cash or credit facilities to acquire such Common Stock. Based on current conditions which may change, Merrill Lynch currently intends to fill the Orders in their entirety even if the Offerings are oversubscribed.

    In the Purchase Agreements, the Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company, Westfield Holdings, interests associated with the Lowy family and Richard E. Green, a Co-President of the Company, will each agree, subject to certain exceptions (including the issuance of the 1997 WAT Warrant and the Series B Preferred Shares and the exercise of the WAT Warrants), not to (i) sell, grant any option, right or warrant for the sale of, or to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, for a period of 90 days from the date of this Prospectus in the case of the Company and any Shares which may be acquired under the Orders and 36 months from the date of this Prospectus in the case of shares held by Westfield Holdings immediately prior to consummation of the Offerings, without the prior written consent of Merrill Lynch. See "Shares Available for Future Sale."

    The Underwriters have informed the Company that the Underwriters do not intend to confirm sales accounts over which they exercise discretionary authority in excess of 5%.

    Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiations among the Company and the Underwriters. Among the factors considered in such negotiations, in addition to the prevailing market conditions in the equity securities market, the price at which the WAT units have been traded on the ASX, dividend yields, price-earnings ratios and price-Funds from Operations ratios of publicly traded REITs that the Company and the

Underwriters believe to be comparable to the Company, an assessment of the recent results of the operations of the Company (which are based on the results of the operations of the Properties), estimates of the future prospects of the Company, the present state of the Company's development projects, the current state of the real estate markets in the geographic area in which the Company operates and the economics of the Company's principal markets as a whole. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered as indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial offering price.

    The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "WEA." In order to meet the requirements for listing of the Common Stock on such exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Roy Furman, the Vice Chairman of Furman Selz LLC, one of the U.S. Representatives, is a director of the Company. Goldman, Sachs & Co., one of the U.S. Representatives and an affiliate of Goldman Sachs International which is one of the International Managers, is the owner and/or manager of several investment funds that currently are investors in the Company and such investors will receive a pro-rata portion of the Special Distribution.

    In 1994, in connection with Prudential's sale of the Company to Westfield Holdings and certain other investors, Prudential, an affiliate of Prudential Securities Incorporated which is one of the U.S. Representatives and Prudential-Bache Securities (U.K.) Inc. which is one of the International Managers, made secured loans in the aggregate amount of $339.0 million to certain subsidiaries of the Company. In 1996, these loans were increased by $15.0 million to $354.0 million. See "Business and Properties--Debt Summary." Under the terms of the loan agreement, Prudential is entitled to receive a transfer fee of $1.77 million from the Company on such mortgage loan upon the sale of the Company's Common Stock in an intial public offering. Upon consummation of the Offerings, the Company will pay such fees to Prudential.


    In 1995, Prudential made a $260.02 million secured loan to Westland Garden State Plaza Limited Partnership, the owner of Garden State Plaza. In connection with the making of the Garden State Plaza loan by the Company to Westfield Holdings, Prudential is entitled to receive a transfer fee of $130,000. Upon consummation of the Offerings, Westfield Holdings will pay such fee to Prudential.


    In the ordinary course of their business, certain of the Underwriters have engaged in transactions with and performed services for the Company, Westfield Holdings Limited and WAT and their respective subsidiaries for which they have received customary fees.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company at December 31, 1996 and for the year then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1995 and for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 11, 1994, by Coopers & Lybrand LLP independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The combined statements of revenues and certain expenses of the Acquired Properties for the years ended June 30, 1996, 1995, and 1994, included in this Prospectus and Registration Statement have been audited by BDO Seidman LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The statement of revenue and certain expenses of Annapolis Mall for the year ended December 31, 1996, included in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon by Debevoise & Plimpton, New York, New York on behalf of the Company, and certain legal matters and tax matters as described under "Federal Income Tax Considerations" will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters related to the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Debevoise & Plimpton will rely upon the opinion of Bryan Cave LLP, as to matters of Missouri law.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

    The Registration Statement, the exhibits and schedules forming a part thereof filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the world web at http://www.sec.gov that contains information filed electronically by the Company.

    The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                    GLOSSARY

    Unless the context otherwise requires, the following terms shall have the meanings set forth below for the purposes of this Prospectus:

    "ABP" means Stichting Pensioenfonds ABP, a Dutch pension fund established under the laws of the Kingdom of the Netherlands.

    "ACCREDITED INVESTOR" has the meaning defined in Rule 501 under the Securities Act.

    "ACQUISITION" means the 1994 acquisition of the Company from Prudential by Westfield Holdings and certain other investors.

    "ACQUIRED PROPERTIES" means Connecticut Post Mall, Trumbull Shopping Park and South Shore Mall.

    "ACQUISITION TRANSACTION" means the transaction in which a person or entity became an Interested Shareholder.

    "ADA" means the Americans with Disabilities Act of 1990.

    "ADVISOR" means Westfield U.S. Advisory, L.P., a Delaware limited partnership wholly-owned by Westfield Holdings that provides advisory services to the Company.

    "ADVISORY AGREEMENT" means the agreement dated July 1, 1996 as amended between the Advisor and the Company.

    "ADVISORY FFO AMOUNT" means, as of the date of, and after giving effect to, the Offerings and concurrent transactions, an amount equal to $114.6 million (based upon a mid-point of the price range). After any New Issuance, the Advisory FFO Amount shall be the sum of the then applicable Advisory FFO Amount and the FFO Adjustment Factor.

    "ANCHOR" means the Centers' full line department stores or other large retail stores generally occupying more than 50,000 square feet or a large entertainment complex.

    "ANNAPOLIS ACQUISITION" means the proposed acquisition by the Company to purchase the remaining 70% interest in Annapolis Mall, together with an adjoining parcel of real property leased to Montgomery Ward & Co., for an aggregate purchase price of $133.0 million.

    "ARTICLES" mean the Third Restated Articles of Incorporation of the Company as in effect upon consummation of the Offerings.

    "ASX" means the Australian Stock Exchange Limited.

    "BANKRUPTCY CODE" means the United States Bankruptcy Code, codified at 11 U.S.C. SectionSection 101-1330, as amended.

    "BASE RENT PER SQUARE FOOT (PSF)" means, when referring to the Centers, the minimum or base rent per square foot payable by Mall Store tenants under leases at the Centers excluding outparcels.

    "BIG BOX RETAILER" means a discount retailer similar to a Category Killer, but with a wider product offering, e.g. Loehmann's and Michael's.

    "BOARD OF DIRECTORS" means the board of directors of the Company.

    "BOOK-TAX DIFFERENCE" means the unrealized gain or loss equal to the difference between the fair market value, at the time of contribution, of property contributed to a partnership in exchange for a partnership interest and the adjusted tax basis of such property at the time of contribution.

    "BUILT-IN GAIN" means the difference between the fair market value and the adjusted basis of a Property as of the beginning of the Recognition Period.

    "BUILT-IN GAIN RULES" mean guidelines issued by the IRS relating to taxation of Built-in Gain in IRS Notice 88-19.

    "BUSINESS COMBINATION" means, for purposes of the Missouri Business Combination Statute, any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the Company.

    "BY-LAWS" means the Second Amended and Restated By-Laws of the Company as in effect upon consummation of the Offerings.

    "CASHLESS EXERCISE" means that the Company, pursuant to the terms of the Westfield Holdings Warrants, elected to apply a number of shares of Westfield Holdings Limited that otherwise would be issuable upon exercise of the Westfield Holdings Warrants toward payment of the exercise price.

    "BUSINESS COMBINATION" includes, for the purpose of the purposes of the Missouri Business Combination Statute, a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate stock and certain reclassifications and recapitalizations.

    "CATEGORY KILLER" means a discount retailer in a specific product niche, e.g., Toys R' Us.

    "CENTERS" means the 19 Regional Centers and three Power Centers.

    "CODE" means the United States Internal Revenue Code of 1986, as amended.

    "COMMISSION" means the United States Securities and Exchange Commission. "COMMON STOCK" means the common stock, par value $.01 per share, of the
Company.

    "COMMON SHARES" means the Common Stock and the Excess Common Shares.

    "COMPANY" means Westfield America, Inc., a Missouri corporation, together with each of its subsidiaries and Joint Venture interests.

    "CONCURRENT TRANSACTIONS" means the sale of the 1997 WAT Warrant by the Company to WAT, the sale of the Series B Preferred Shares by the Company to ABP and the exercise by certain existing investors of ordinary options granted by WAT to exchange 1,623,985 shares of Common Stock for 32,479,700 units in WAT.

    "DEVELOPER" means Westfield Corporation, Inc., a Delaware corporation and a wholly-owned subsidiary of Westfield Holdings Limited that provides development services to the Company.

    "DOL" means the United States Department of Labor.

    "EBITDA" means the Company's share of net income before interest, taxes, depreciation and amortization.

    "EFFECTIVE RENT PER SQUARE (PSF)" means, when referring to the Centers, the minimum or base rent per square foot plus percentage rent per square foot payable by Mall Store tenants under leases at the Centers excluding outparcels.

    "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

    "EXCESS COMMON SHARES" means shares of Common Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit.

    "EXCESS PREFERRED SHARES" means shares of Preferred Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit.

    "EXCESS SHARES" means the Excess Common Shares and the Excess Preferred Shares.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934.

    "FIRPTA" means the United States Foreign Investment in Real Property Tax Act of 1980, as amended.

    "FULLY DILUTED" means with respect to the Company, the ownership of Common Stock assuming the exercise of the WAT Warrants and with respect to WAT, the ownership of units in WAT assuming the exercise of certain options to acquire additional units in WAT.

    "FFO ADJUSTMENT FACTOR" means 103% (except that 100% shall be used with respect to Common Stock issued under any distribution reinvestment plan adopted by the Company) multipled by (a) a fraction the numerator of which is the aggregate Funds from Operations Available for Common Stock of the Company for each of the four full calendar quarters immediately preceeding the date of the New Issuance and the denominator of which is the aggregate number of shares of Common Stock (on a fully diluted basis as required by GAAP) of the Company then outstanding immediately prior to the date of the New Issuance multipled by (b) the number of shares of Common Stock issued in the New Issuance (on a fully diluted basis as required by GAAP).

    "FUNDS FROM OPERATIONS" means net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructurings and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures except for years ended December 31, 1993 and 1992 for which income taxes are not included. This definition is in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995.

    "FUNDS FROM OPERATIONS AVAILABLE FOR COMMON STOCK" means Funds from Operations less dividends paid or accrued on the preferred shares during the applicable four full calendar quarter period.

    "GAAP" means generally accepted accounting principles in the United States.

    "GARDEN STATE PLAZA LOAN" means the $145.0 million participating secured loan that will be made by the Company to Westfield Holdings, secured by a pledge of a 50% partnership interest in the limited partnership that owns Garden State Plaza.

    "GARDEN STATE PLAZA OPTION" means the Company's option to acquire an indirect 50% interest in Garden State Plaza at fair market value.

    "GBCL" means Chapter 351 of the Revised Statutes of Missouri, entitled The General Business and Corporation Law of Missouri.

    "ICSC" means the International Council of Shopping Centers.

    "INCOME TESTS" means three requirements relating to the Company's gross income that must be satisfied annually for qualification as a REIT: (i) at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" (as defined by the Code) and, in certain circumstances, interest) or from certain types of temporary investments; (ii) at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing); and (iii) short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of the Company's gross income for each taxable year.

    "INDEPENDENT DIRECTORS" means those members of the Board of Directors who
(i) are not, and have not for the last 12 months been, directors, officers or employees of Westfield Holdings or the WAT Trustee, (ii) is not an affiliate of Westfield Holdings or the WAT Trustee or an officer or employee of such an affiliate, (iii) are not members of the immediate family of any natural person described in clause (i) or (ii) above and (iv) are free from any relationship that would interfere with the exercise of independent judgment as a director.

    "INDIVIDUAL" means an individual and certain entities as provided in Section 542(a)(2) of the Code.

    "INTERESTED SHAREHOLDER" includes, for the purposes of the Missouri Business Combination Statute, any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the Company.

    "INTERNATIONAL MANAGERS" means the International Managers named in the International Prospectus.
    "INTERNATIONAL OFFERING" means the offering of 2,700,000 Shares offered initially outside the United States and Canada by the International Managers.

    "INTERNATIONAL PROSPECTUS" means the prospectus to be used in connection with the International Offering.

    "INTERNATIONAL PURCHASE AGREEMENT" means the purchase agreement between the International Managers and the Company.


    "INTERNATIONAL REPRESENTATIVES" means Merrill Lynch International, Furman Selz, Goldman Sachs International, Morgan Stanley & Co. International, Prudential-Bache Securities (U.K.) Inc. and Smith Barney Inc.


    "INTERSYNDICATE AGREEMENT" means the agreement between the International Managers and the U.S. Underwriters, providing for the coordination of their activities.

    "IRS" means the United States Internal Revenue Service.

    "JOINT VENTURE CENTERS" means, collectively, the seven Regional Centers and one Power Center owned or ground leased by Joint Ventures (partnership interests which are owned by the Company and the Joint Venture partners), and includes:
Annapolis Mall, Annapolis, Maryland; Meriden Square, Meriden, Connecticut; Mission Valley Center, San Diego, California; Mission Valley Center-West, San Diego, California; North County Fair, Escondido, California; Plaza Camino Real, Carlsbad, California; Topanga Plaza, Canoga Park, California and Vancouver Mall, Vancouver, Washington.*

    "JOINT VENTURES" means, collectively, the partnerships through which the Company owns interests in Annapolis Mall, Meriden Square, Mission Valley Center, Mission Valley Center-West, North County Fair, Plaza Camino Real, Topanga Plaza, Vancouver Mall, the land adjacent to Topanga Plaza known as West Valley and certain other real estate interests.

    "MALL GLA" means gross leasable area for Mall Stores.

    "MALL STORES" means stores smaller than Anchors and kiosks permanently located within the corridors of the Centers that are typically specialty retailers and free standing buildings generally located along the perimeter of a Center's parking area.

    "MANAGEMENT AGREEMENTS" mean the separate management agreements, as amended, between the Company and the Manager, relating to the management of the Properties (other than North County Fair).

    "MANAGER" means CenterMark Management Company, a Delaware limited partnership wholly owned by Westfield Holdings that provides management services to the Centers (other than North County Fair).

    "MASTER DEVELOPMENT FRAMEWORK AGREEMENT" means the Master Development Framework Agreement, dated July 1, 1996, as amended, between the Company and the Developer.

    "MAY COMPANY" means The May Department Stores Company, a New York corporation.

    "MAY PROPERTIES" means the 13 department store properties, located at Springfield, Missouri; Salem, Oregon; Waterbury, Connecticut; Elyria, Ohio; and Oxnard, West Los Angeles, Westminster, San Bernardino, El Cajon, Redondo Beach, Costa Mesa, Riverside and Buena Park, California, in each case currently

------------------------

*The Company has signed a letter of intent with its Joint Venture partner to acquire the remaining 70% interest in Annapolis Mall.

owned or ground leased by the Company, together with the department store facility on each, which is net leased, to the May Company or assignees until 2017.

    "MERRILL LYNCH" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

    "MISSION VALLEY PARTNERSHIP" means the Joint Venture that owns Mission Valley Center and Mission Valley Center--West.

    "NAREIT" means the National Association of Real Estate Investment Trusts.

    "NASD" means the National Association of Securities Dealers, Inc.

    "NEW ISSUANCE" means any additional issuance by the Company of Common Stock.

    "NON-U.S. SHAREHOLDERS" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders.

    "NOTICE 88-19" means the notice issued by the IRS which generally permits a REIT to elect to defer recognition of Built-In Gain if certain conditions are met.

    "NYSE" means the New York Stock Exchange.

    "OFFERINGS" means the offering of Shares pursuant to the U.S. Offering and the International Offering.

    "ORDER" means the orders placed by Westfield Holdings, interests associated with the Lowy family and Richard E. Green, a Co-President of the Company, to purchase 2,300,000, 600,000 and 100,000 Shares, respectively, at the price to public in the Offerings.

    "OPERATING PARTNERSHIP" means Westfield America, L.P., which the Company intends to form following the consummation of the Offerings and prior to January 1, 1998.

    "OUTPARCELS" means one or more free standing buildings generally located along the perimeter of a Center's parking area.

    "OUTSIDE PARTNERS" means one or more individuals or entities having no interest in the Company or Westfield Holdings which are partners with the Company in one or more of the Joint Ventures.

    "OWNERSHIP LIMIT" means 5.5%, by value, of the outstanding capital stock held directly or indirectly by any individual (except for Frank P. Lowy and the members of his family, who are prohibited from owning directly or indirectly more than 26.0% of the outstanding capital stock of the Company).

    "PLAN" means a pension, profit sharing, retirement or other employee benefit plan.

    "PHASE I" means an investigation intended to identify areas or issues of potential environmental concern with respect to a property conducted in accordance with a standardized scope of work that directs the investigator to investigate certain predetermined sources of information about environmental conditions on and near the subject property, to examine the subject property and to identify publicly known conditions in respect of properties in the vicinity of the subject property that have had, might have had or might have environmental impacts on the subject property.

    "POWER CENTERS" means centers whose major tenants are large discount department stores or Category Killers.

    "POWER CENTERS" means Eastland Center, Mission Valley Center-West and Westland Towne Center.

    "PREFERRED SHARES" means the Preferred Stock, the Senior Preferred Shares and the Excess Preferred Shares.

    "PREFERRED STOCK" means the preferred stock, par value $1.00 per share, of the Company of which 940,000 shares of Series A Preferred Shares and 301,500 shares of Series B Preferred Shares (assuming the mid-point of the price range as set forth on the cover page of this Prospectus) will be issued and outstanding upon the closing of the Offerings and concurrent transactions.

    "PRIMARY TRADE AREA" means the geographic market from which a Center draws a majority of its sales, as determined by the Company by taking into account competing shopping centers, access, available sales data and on-site geographic research.

    "PROPERTIES" means, collectively, the respective interests of the Company as applicable, in the Centers, the May Properties, the land adjacent to Topanga Plaza known as West Valley and other minor real estate investments held directly or indirectly by any of the foregoing entities.

    "PRUDENTIAL" means The Prudential Insurance Company of America.

    "PURCHASE AGREEMENTS" means the purchase agreements between the Company and the Underwriters entered into in connection with the Offerings.

    "PSF" means per square foot.

    "QUALIFICATION DATE" means the first day of the first taxable year of which an entity qualifies as a REIT (February 12, 1994 for the Company and January 1, 1996 for WPI).

    "RANKING PREFERRED SHARES" means the Series A Preferred Shares or any series of Preferred Shares authorized with the consent of the holders of Series A Preferred Shares ranking PARI PASSU with the Series A Preferred Shares.

    "RBC" means the risk based capital requirements of the National Association of Insurance Commissioners governing regulatory capital.

    "REA" means a reciprocal easement agreement.

    "RECAPITALIZATION" means the series of transactions in 1996 and 1997 by which WAT acquired a majority interest in the Company and other transactions.

    "RECOGNITION PERIOD" means the recognition period pertaining to Built-In Gain as defined in Notice 88-19.

    "REGIONAL SHOPPING CENTERS" means mall facilities built around one or two anchors and containing from 400,000 to 800,000 square feet of total gross leasable area.

    "REGIONAL CENTERS" means, collectively, the six regional and 13 super regional shopping centers in which the Company has ownership interests.

    "REGISTRATION RIGHTS AGREEMENT" means the agreement between Westfield Holdings and the Company whereby Westfield Holdings will have the right, 12 months after the closing of the Offerings, to require the Company to promptly effect the registration of their shares.

    "REGULAR QUARTERLY DISTRIBUTION" means the regular quarterly distributions payable by the Company during each fiscal year.

    "REIT" means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

    "REIT REQUIREMENTS" means the applicable Treasury Regulations relating to REIT qualification.

    "REPRESENTATIVES" means the U.S. Representatives and the International Representatives.

    "RESTRICTED SHARES" means the Common Stock owned by Westfield Holdings, WAT and certain other investors which are subject to Rule 144.

    "RULE 144" means the rule promulgated under the Securities Act that permits holders of restricted securities as well as affiliates of an issuer of the securities, pursuant to certain conditions and subject to certain restrictions, to sell their securities publicly without registration under the Securities Act.

    "SALES PER SQUARE FOOT" means when referring to the Centers, the sales per square foot for Mall Stores at Stabilized Centers reporting sales for 12 months, excluding North County Fair.

    "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

    "SENIOR PREFERRED SHARES" means the Company's senior non-voting preferred stock, par value $1.00 per share.

    "SERIES A PREFERRED SHARES" means a designated portion of the Company's preferred stock, par value $1.00 per share.

    "SERIES B PREFERRED SHARES" means a designated portion of the Company's preferred stock, par value $1.00 per share, to be issued concurrently with the Offerings.

    "SHARES" means the shares of Common Stock issued in the Offerings.

    "SPECIAL DISTRIBUTION" means the special distribution intended to be declared and paid by the Company to the shareholders of the Company immediately preceding the Closing of the Offerings in the amount of $13.0 million.

    "STABILIZED CENTERS" means Centers (other than North County Fair) not under redevelopment for the relevant period.

    "SUPER REGIONAL SHOPPING CENTER" means mall facilities built around three or more anchors and containing greater than 800,000 square feet of total gross leasable area.

    "TOTAL ASSETS" means the Company's gross assets as defined in accordance with GAAP.

    "TOTAL EBITDA" means the Company's total EBITDA before minority interest plus its pro-rata shares of EBITDA of unconsolidated real estate partnerships.

    "TOTAL GLA" means total gross leasable area, including Anchors and Mall Stores at the Centers.

    "TOTAL MARKET CAPITALIZATION" means the sum of (i) the aggregate market value of the outstanding shares of Common Stock (based on the mid-point of the range as set forth on the cover page of this Prospectus), plus (ii) the total debt of the Company consolidated with the subsidiaries, including its proportionate share of any indebtedness on property held by Joint Ventures plus
(iii) the total liquidation value of the Company's Preferred Shares.

    "TRADE AREA POPULATION" means the number of people that reside in a geographically defined area surrounding the shopping center that equates to approximately 70% to 80% of the Centers' customer draw.

    "TREASURY REGULATIONS" means the income tax regulations that have been promulgated under the Code.

    "TRUST DEED" means the trust deed dated March 28, 1996 pursuant to which WAT was established.

    "UBTI" means "unrelated business taxable income" as defined in Section 512(a) of the Code.

    "UNDERWRITERS" means the U.S. Underwriters and the International Managers.

    "U.S. OFFERING" means the offering of 15,300,000 shares Common Stock offered initially in the United States and Canada by the U.S. Underwriters.

    "U.S. PROSPECTUS" means the prospectus used in connection with the U.S. Offering.

    "U.S. PURCHASE AGREEMENT" means the purchase agreement between the Company and the U.S. Underwriters.


    "U.S. REPRESENTATIVES" means Merrill Lynch, Furman Selz LLC, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated and Smith Barney Inc.


    "U.S. UNDERWRITERS" means the U.S. Underwriters named in the U.S.
Prospectus.

    "USRPIS" means United States Real Property Interests as defined at Section 897 of the Code.

    "WAM" means Westfield America Management Limited, a wholly-owned subsidiary of Westfield Holdings that manages WAT.

    "WAT" means Westfield America Trust.

    "WAT OFFERING" means the offering of WAT Units to the Australian public which closed on June 27, 1996.

    "WAT TRUSTEE" means Perpetual Trustee Company Limited.

    "WAT WARRANTS" means the 1996 WAT Warrant and the 1997 WAT Warrant.

    "1996 WAT WARRANT" means the warrant acquired by WAT in July 1996 entitling it to purchase, in whole or in part, 6,246,096 shares of Common Stock at the exercise price of $16.01, subject to adjustment in certain events.

    "1997 WAT WARRANT" means the warrant that will be issued by the Company to WAT, in connection with the Offerings, entitling it to purchase, in whole or in part, $35.0 million (or 2,089,552 shares assuming the mid-point of the price range as set forth on the cover page of this Prospectus) of additional Common Stock at an exercise price of the mid-point of the price range as set forth on the cover page of this Prospectus.

    "WCI" means the Developer, Westfield Corporation, Inc., a Delaware corporation and a wholly-owned subsidiary of Westfield Holdings Limited.

    "WEST VALLEY PARTNERSHIP" means the limited partnership consisting of the Company, as a general partner, and Outside Partners, as limited partners, which owns the land adjacent to Topanga Plaza known as West Valley.

    "WESTFIELD AMERICA TRUST" means an Australian public property trust listed on the ASX.

    "WESTFIELD HOLDINGS" means Westfield Holdings Limited and its subsidiaries.

    "WESTFIELD HOLDINGS LIMITED" means Westfield Holdings Limited, an Australian public corporation listed on the ASX.

    "WESTFIELD HOLDINGS WARRANTS" means the options granted to the Company to purchase 9.8 million ordinary shares of Westfield Holdings Limited.

    "WESTFIELD TRUST" means an Australian publicly traded property unit trust listed on the ASX and managed by Westfield Holdings.

    "WESTLAND REALTY, INC" means a subsidiary of Westfield Holdings which holds an indirect 50% partnership interest in the Garden State Plaza.

    "WHEATON ACQUISITION" means the proposed acquisition by the Company of approximately 70% of the partnership interests in Wheaton Plaza Regional Shopping Center LLP, the entity that owns Wheaton Plaza Regional Shopping Center located in Wheaton, Montgomery County, Maryland, for a purchase price of $52.5 million.

    "WPI" means Westland Properties, Inc, a Delaware corporation.

                         INDEX TO FINANCIAL STATEMENTS

WESTFIELD AMERICA, INC. AND SUBSIDIARIES
Pro Forma Condensed Consolidated Financial Information (Unaudited):
  Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997................        F-2
  Pro Forma Condensed Consolidated Statements of Income for the three months ended
    March 31, 1997 and the year ended December 31, 1996..............................        F-5

WESTFIELD AMERICA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
  Report of Independent Auditors.....................................................        F-9
  Report of Independent Auditors.....................................................       F-10
  Consolidated Balance Sheets as of March 31, 1997 (unaudited) December 31, 1996 and
    1995.............................................................................       F-11
  Consolidated Statements of Income for the three months ended March 31, 1997 and
    1996 (unaudited) and for the years ended December 31, 1996 and 1995, the period from February 12, 1994 through December 31, 1994 and the period from January 1,
    1994 through February 11, 1994...................................................       F-12
  Consolidated Statements of Changes in Shareholders' Equity for the three months ended March 31, 1997 and 1996 (unaudited) and for the years ended December 31,
    1996 and 1995, the period from February 12, 1994 through December 31, 1994 and
    the period from January 1, 1994 through February 11, 1994........................       F-13
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and
    1996 (unaudited) and for the years ended December 31, 1996 and 1995, the period from February 12, 1994 through December 31, 1994 and the period from January 1,
    1994 through February 11, 1994...................................................       F-14
  Notes to Consolidated Financial Statements.........................................       F-16
Schedule III:
  Real Estate Investment and Accumulated Depreciation................................       F-34
  All other schedules have been omitted since the required information is either included in the Consolidated Financial Statements, not present, or not present in amounts sufficient to require submission of the schedule.

THE ACQUIRED PROPERTIES
  Report of Independent Certified Public Accountants.................................       F-35
  Combined Statements of Revenues and Certain Expenses...............................       F-36
  Notes to Combined Statements of Revenues and Certain Expenses......................       F-37

ANNAPOLIS MALL (AN ENTITY FOR WHICH WESTFIELD AMERICA, INC. HAS A LETTER OF INTENT TO
  ACQUIRE A 70% INTEREST)
  Report of Independent Auditors.....................................................       F-39
  Statement of Revenues and Certain Expenses.........................................       F-40
  Notes to Statement of Revenues and Certain Expenses................................       F-41

GARDEN STATE PLAZA LIMITED PARTNERSHIP (THE OWNER OF GARDEN STATE PLAZA AND THE
  ENTITY IN WHICH WESTFIELD AMERICA, INC. WILL HAVE AN INDIRECT 50% SECURITY INTEREST
  IN BY WAY OF MAKING A $145 MILLION PARTICIPATING SECURED LOAN)
  Report of Independent Certified Public Accountants.................................       F-43
  Statements of Revenues and Certain Expenses........................................       F-44
  Notes to Statements of Revenues and Certain Expenses...............................       F-45

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

    The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the net proceeds of Westfield America, Inc.'s (the "Company") initial public offering of 18,000 shares of common stock par value $.01 per share (the "Common Stock"), the sale of 301.5 shares of Series B Preferred Shares and the proceeds from the Company's sale of the 1997 WAT Warrants were applied as described in "Use of Proceeds" as of March 31, 1997, assuming for this purpose that (i) the Outside Partner's interest in Annapolis Mall is acquired for $133,000, (ii) the Wheaton Acquisition is made for $52,500, (iii) the Garden State Plaza Loan in the amount of $145,000 is made, (iv) options to purchase ordinary shares are purchased from Westfield Holdings Limited, an affiliate, for $15,300 (Aus. $19.6 million), (v) 40,327 is borrowed under the Company's unsecured line of credit,
(vi) the Common Stock is sold in the Offerings at an assumed price of $16.75 per share, and the over-allotment options for the Offerings are not exercised, the Series B Preferred Shares are issued and the 1997 WAT Warrants are sold and
(vii) the Company is recapitalized and the Acquired Properties are acquired as of March 31, 1997 as described in Notes 1 and 9 to the Consolidated Financial Statements.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Consolidated Financial Statements of Westfield America, Inc. and Subsidiaries and Notes thereto included elsewhere herein. In the Company's opinion, all adjustments necessary to reflect the effects of the consummation of the Offerings, the application of the net proceeds therefrom and from the concurrent transactions have been made.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position of the Company would have been at March 31, 1997, nor does it purport to present the future financial position of the Company.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                    MARCH 31, 1997
                                                                        ---------------------------------------
                                                                                       PRO FORMA    PRO FORMA
                                                                        HISTORICAL(A) ADJUSTMENTS  CONSOLIDATED
                                                                        ------------  -----------  ------------
ASSETS:
  Net investment in real estate.......................................  $  1,305,462   $ 330,500(b)  $1,635,962
  Cash and cash equivalents...........................................         2,647                     2,647
  Tenant accounts receivable..........................................        21,768      --            21,768
  Deferred expenses and other assets, net.............................         9,125      15,300(c)      24,425
                                                                        ------------  -----------  ------------
      Total assets....................................................  $  1,339,002   $ 345,800    $1,684,802
                                                                        ------------  -----------  ------------
                                                                        ------------  -----------  ------------
LIABILITIES:
  Mortgage notes payable..............................................  $    783,285   $  40,327(d)  $  823,612
  Accounts payable, accrued expenses and other liabilities............        29,681      --            29,681
  Distribution payable................................................         1,952      --             1,952
  Minority interest...................................................       --           --            --
                                                                        ------------  -----------  ------------
      Total liabilities                                                      814,918      40,327       855,245
                                                                        ------------  -----------  ------------

SHAREHOLDERS' EQUITY:
  Common stock........................................................           529         180(e)         709
  Preferred stock.....................................................        94,000      30,150(e)     124,150
  Paid-in-capital.....................................................       424,001     275,143(e)     699,144
  Retained earnings...................................................         5,554      --             5,554
                                                                        ------------  -----------  ------------
  Total equity........................................................       524,084     305,473       829,557
                                                                        ------------  -----------  ------------
      Total liabilities and shareholders' equity......................  $  1,339,002   $ 345,800    $1,684,802
                                                                        ------------  -----------  ------------
                                                                        ------------  -----------  ------------

NOTES (IN THOUSANDS)

(a) Reflects the Westfield America, Inc. and Subsidiaries Consolidated Balance Sheet at March 31, 1997.

(b) Increase reflects

Garden State Plaza Loan.......................................  $ 145,000
Annapolis Acquisition.........................................    133,000
Wheaton Acquisition...........................................     52,500
                                                                ---------
                                                                $ 330,500
                                                                ---------
                                                                ---------

(c) Increase reflects investment in Westfield Holdings Warrants.

(d) Increase reflects additional borrowing under the unsecured corporate line of credit.

(e) Increase reflects the issuance of 18,000 shares of Common Stock, the 1997 WAT Warrant and 301.5 shares of Series B Preferred Shares (at its liquidation amount) offset by $26,177 of estimated underwriting costs and other expenses.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

    The unaudited Pro Forma Condensed Consolidated Statements of Income are presented as if the net proceeds of Westfield America, Inc.'s (the "Company") initial public offering of 18,000 shares of common stock par value $0.01 per share (the "Common Stock"), the sale of 301.5 shares of Series B Preferred Shares and the proceeds from the Company's sale of the 1997 WAT Warrants were applied as described in "Use of Proceeds" as of the beginning of the period presented, assuming for this purpose that (i) the Outside Partner's interest in Annapolis Mall is acquired for $133,000 (ii) the Wheaton Acquisition is made for $52,500, (iii) the Garden State Plaza Loan in the amount of $145,000 is made,
(iv) options to purchase ordinary shares are purchased from Westfield Holdings Limited, an affiliate, for $15,300 (Aus $19.6 million) (v) $40,327 is borrowed under the Company's unsecured line of credit (vi) the Common Stock is sold in the Offerings at an assumed price of $16.75 per share, and the over-allotment option for the Offerings is not exercised, the Series B Preferred Shares and the 1997 WAT Warrants are sold and (vii) the Company is recapitalized and the Acquired Properties are acquired as of January 1, 1996, as described in Notes 1 and 9 to the Consolidated Financial Statements.

    The unaudited Pro Forma Condensed Consolidated Statement of Income should be read in conjunction with the Consolidated Financial Statements of Westfield America, Inc. and Subsidiaries and Notes thereto included elsewhere herein. In the Company's opinion, all adjustments necessary to reflect the effects of the consummation of the Offerings, the application of the net proceeds therefrom and from the concurrent transactions, have been made.

    The unaudited Pro Forma Condensed Consolidated Statement of Income is not necessarily indicative of what the actual results of operations of the Company would have been assuming the Offering and related application of net Offering proceeds had been consummated as of the beginning of the year presented, nor do they purport to present the future operations of the Company.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED MARCH 31, 1997
                                                                        ---------------------------------------
                                                                                       PRO FORMA    PRO FORMA
                                                                        HISTORICAL(A) ADJUSTMENTS  CONSOLIDATED
                                                                        ------------  -----------  ------------
REVENUES:
  Minimum rents and percentage rents..................................   $   32,728    $   6,899(b)  $   39,627
  Tenant recoveries and service fee income............................       14,175        2,232(b)      16,407
                                                                        ------------  -----------  ------------
    Total revenue.....................................................       46,903        9,131        56,034
EXPENSES:
  Operating...........................................................       14,763        2,337(b)      17,100
  Management fees.....................................................          928          345(b)       1,273
  Advisory fee (not payable) (c)......................................       --           --    (c)      --
  General and administrative..........................................          236       --               236
  Depreciation and amortization.......................................       11,539        1,289(b)      12,828
                                                                        ------------  -----------  ------------
OPERATING INCOME......................................................       19,437        5,160        24,597
  Interest expense, net...............................................      (12,860)        (706)(d)     (13,566)
  Equity in income of unconsolidated real estate partnerships.........        1,293         (792)(e)         501
  Interest and other income...........................................          312        3,325(f)       3,637
                                                                        ------------  -----------  ------------
  Income before minority interest.....................................        8,182        6,987        15,169
  Minority interest in earnings of unconsolidated real estate
    partnerships......................................................         (218)        (713)(g)        (931)
                                                                        ------------  -----------  ------------
NET INCOME............................................................   $    7,964    $   6,274    $   14,238
                                                                        ------------  -----------  ------------
                                                                        ------------  -----------  ------------
  Income allocable to preferred shares................................   $    1,998                 $    2,638
  Income allocable to common shares...................................        5,966                     11,600
                                                                        ------------               ------------
                                                                         $    7,964                 $   14,238
                                                                        ------------               ------------
                                                                        ------------               ------------
EARNINGS PER SHARE (H)................................................   $     0.11                 $     0.16
                                                                        ------------               ------------
                                                                        ------------               ------------

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                             YEAR ENDED DECEMBER 31, 1996
                                                                        ---------------------------------------
                                                                                       PRO FORMA    PRO FORMA
                                                                        HISTORICAL(A) ADJUSTMENTS  CONSOLIDATED
                                                                        ------------  -----------  ------------
REVENUES:
  Minimum rents and percentage rents..................................   $  110,384    $  45,534(b)  $  155,918
  Tenant recoveries and service fee income............................       45,705       18,449(b)      64,154
                                                                        ------------  -----------  ------------
    Total revenue.....................................................      156,089       63,983       220,072
EXPENSES:
  Operating...........................................................       49,000       22,783(b)      71,783
  Management fees.....................................................        3,495        2,067(b)       5,562
  Advisory fee (not payable) (c)......................................        2,600       (2,600)(c)      --
  General and administrative..........................................          808       --               808
  Depreciation and amortization.......................................       38,033       10,254(b)      48,287
                                                                        ------------  -----------  ------------
OPERATING INCOME......................................................       62,153       31,479        93,632
  Interest expense, net...............................................      (40,233)     (12,807)(d)     (53,040)
  Equity in income of unconsolidated real estate partnerships.........        3,063       (3,008)(e)          55
  Interest and other income...........................................          776       12,736(f)      13,512
                                                                        ------------  -----------  ------------
  Income before minority interest.....................................       25,759       28,400        54,159
  Minority interest in earnings of unconsolidated real estate
    partnerships......................................................       (1,063)      (1,943)(g)      (3,006)
                                                                        ------------  -----------  ------------
NET INCOME............................................................   $   24,696    $  26,457    $   51,153
                                                                        ------------  -----------  ------------
                                                                        ------------  -----------  ------------
  Income allocable to preferred shares................................   $    4,264                 $   10,553
  Income allocable to common shares...................................       20,432                     40,600
                                                                        ------------               ------------
                                                                         $   24,696                 $   51,153
                                                                        ------------               ------------
                                                                        ------------               ------------
EARNINGS PER SHARE (H)................................................   $     0.42                 $     0.57
                                                                        ------------               ------------
                                                                        ------------               ------------

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

NOTES (IN THOUSANDS EXCEPT PER SHARE AMOUNTS):

(a) Reflects the Westfield America, Inc. and Subsidiaries Consolidated Statement of Income for the three months ended March 31, 1997 and the year ended December 31, 1996.

(b) Reflects the operations of (i) Acquired Properties, which were acquired on July 1, 1996, for the period January 1, 1996 through June 30, 1996, and (ii) the operations of Annapolis Mall and Wheaton Acquisition as if these properties were acquired at the beginning of each period presented as follows:

                                                             THREE MONTHS
                                                                ENDED          YEAR ENDED
                                                            MARCH 31, 1997  DECEMBER 31, 1996
                                                            --------------  -----------------
Revenues:
  Minimum rents and percentage rents......................    $    6,899        $  45,534
  Tenant recoveries.......................................         2,232           18,449
Expenses:
  Operating...............................................         2,337           22,783

    Additionally, management fees were adjusted to reflect a payment equal to 5% of the minimum rent and percentage rent, and depreciation expense was adjusted to reflect the new basis of the properties based on purchase price.

(c) Effective July 1996, in conjunction with a reorganization of the Company, a separate Advisory Agreement was entered into between the Company and the Advisor which provided for an Advisory Fee. The Advisory Fee was calculated as 55 basis points of the Company's net assets and was waived for the period July 1, 1996 through December 31, 1997. In connection with the Offerings, the Advisory Agreement will be amended and the Advisory Fee will be modified to be the lower of (i) 55 basis points of the Company's net assets or (ii) a base amount of 25% of the Company's FFO, as defined, in excess of $114.6 million. Since the Company's pro forma FFO are below the $114.6 million base amount, no Advisory Fee was earned on a pro forma basis.

(d) Reflects the increase in interest expense resulting from the following:

                                                             THREE MONTHS
                                                                ENDED          YEAR ENDED
                                                            MARCH 31, 1997  DECEMBER 31, 1996
                                                            --------------  -----------------
Additional interest expense related to adjusted debt
  balances of Acquired Properties.........................    $   --           $    (9,984)
Increase in interest expense resulting from borrowings
  under the unsecured corporate line of credit at 7%......          (706)           (2,823)
                                                                 -------          --------
  Net increase in interest expense........................    $     (706)      $   (12,807)
                                                                 -------          --------
                                                                 -------          --------

(e) Reflects reduction in equity in income of unconsolidated real estate partnerships due to consolidation of Annapolis Mall.

(f) Reflects interest and other income from:

Garden State Plaza Loan........................    $   3,082       $  12,325
Annapolis Mall and Wheaton Acquisition.........          243             411
                                                 -------------       -------
                                                   $   3,325       $  12,736
                                                 -------------       -------
                                                 -------------       -------

(g) Represent increase in minority interest in earnings of unconsolidated real estate partnerships related to 30% interest in the Wheaton Acquisition not owned by the Company.

(h) Earnings per share are computed assuming the Offerings and the Recapitalization of the Company were effective at the beginning of each period presented. Weighted average number of shares outstanding during the three months ended March 31, 1997 and the year ended December 31, 1996 for the purpose of computing pro forma earnings per share were 71,206 shares and 71,481 shares respectively.

                         REPORT OF INDEPENDENT AUDITORS

                              -------------------

To the Board of Directors
of Westfield America, Inc.:

    We have audited the accompanying consolidated balance sheet of Westfield America, Inc. and Subsidiaries formerly CenterMark Properties, Inc. (the "Company") as of December 31, 1996 and the related consolidated statement of income, shareholders' equity and cash flows for the year then ended (our audit also includes the financial statement schedule on page F-33). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of Westfield America, Inc. and Subsidiaries as of December 31, 1996 and the consolidated results of operations and cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth thereof.

Ernst & Young LLP

Los Angeles, California
February 28, 1997

                         REPORT OF INDEPENDENT AUDITORS

                              -------------------

To the Board of Directors
of Westfield America, Inc.:

    We have audited the accompanying consolidated balance sheet of Westfield America, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 11, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of Westfield America, Inc. and Subsidiaries as of December 31, 1995 and the consolidated results of its operations and its cash flows for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 11, 1994 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Los Angeles, California
February 13, 1996, except for information as to earnings per share, dividends per share and average shares outstanding, for which the date is March 3, 1997.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                              1996         1995
                                                                             MARCH 31,    ------------  ----------
                                                                            ------------
                                                                                1997
                                                                            ------------
                                                                            (UNAUDITED)
INVESTMENT IN REAL ESTATE:
  Land....................................................................  $    196,810  $    196,810  $  143,851
  Buildings, improvements and equipment...................................     1,001,768       975,224     503,125
  Less accumulated depreciation and amortization..........................      (121,533)     (110,260)    (52,657)
                                                                            ------------  ------------  ----------
    Net property and equipment............................................     1,077,045     1,061,774     594,319

  Construction in progress................................................        33,135        49,821       5,447
  Investments in unconsolidated real estate partnerships..................       103,422       106,488     135,484
  Direct financing leases receivable......................................        91,860        92,351      94,234
                                                                            ------------  ------------  ----------
    Net investment in real estate.........................................     1,305,462     1,310,434     829,484

CASH AND CASH EQUIVALENTS.................................................         2,647         6,729      --

RESTRICTED CASH...........................................................       --            --              100

ACCOUNTS AND NOTES RECEIVABLE (net of allowance of $6,305, $6,441 and
  $4,187 in 1997, 1996 and 1995, respectively)............................        21,768        19,716       9,661

DEFERRED EXPENSES AND OTHER ASSETS, NET...................................         9,125         7,691       5,461
                                                                            ------------  ------------  ----------
    Total assets..........................................................  $  1,339,002  $  1,344,570  $  844,706
                                                                            ------------  ------------  ----------
                                                                            ------------  ------------  ----------

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Notes payable...........................................................  $    783,285  $    770,625  $  426,781
  Accounts payable and accrued expenses...................................        29,681        33,380      23,903
  Distribution payable....................................................         1,952        21,981      13,603
  Minority interest.......................................................       --                 54      --
                                                                            ------------  ------------  ----------
    Total liabilities.....................................................       814,918       826,040     464,287
                                                                            ------------  ------------  ----------
COMMITMENTS AND CONTINGENCIES.............................................       --            --           --

SHAREHOLDERS' EQUITY (NOTE 9):
  Common stock............................................................           529           529         453
  Preferred stock.........................................................        94,000        94,000      --
  Additional paid-in capital..............................................       424,001       424,001     379,966
  Retained earnings.......................................................         5,554       --           --
                                                                            ------------  ------------  ----------
    Total shareholders' equity............................................       524,084       518,530     380,419
                                                                            ------------  ------------  ----------
    Total liabilities and shareholders' equity............................  $  1,339,002  $  1,344,570  $  844,706
                                                                            ------------  ------------  ----------
                                                                            ------------  ------------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                              -------------------

                                                                                          PERIOD FROM    PERIOD FROM
                                    THREE MONTHS ENDED              YEAR ENDED           FEBRUARY 12,    JANUARY 1,
                                 ------------------------  ----------------------------  1994 THROUGH   1994 THROUGH
                                  MARCH 31,    MARCH 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   FEBRUARY 11,
                                    1997         1996          1996           1995           1994           1994
                                 -----------  -----------  -------------  -------------  -------------  -------------
                                       (UNAUDITED)
REVENUES:
  Minimum rents................   $  30,742    $  20,967     $ 106,393      $  75,154      $  58,750      $   7,309
  Tenant recoveries............      14,055        8,987        44,423         32,335         32,023          4,036
  Percentage rents.............       1,986        1,572         3,991          1,690          2,470            467
  Service fee income from
    unconsolidated real estate
    partnerships...............         120          475         1,282          2,148          6,213            957
                                 -----------  -----------  -------------  -------------  -------------  -------------
    Total revenues.............      46,903       32,001       156,089        111,327         99,456         12,769
                                 -----------  -----------  -------------  -------------  -------------  -------------
EXPENSES:
  Operating--recoverable.......      13,771        8,916        44,487         31,184         29,477          4,326
  Other operating..............         992          721         4,513          3,061         --             --
  Management fees..............         928          728         3,495          1,828         --             --
  Advisory fee (not payable)...      --           --             2,600         --             --             --
  General and administrative...         236          153           808            776          7,129          2,543
  Depreciation and
    amortization...............      11,539        8,027        38,033         28,864         24,897          3,605
                                 -----------  -----------  -------------  -------------  -------------  -------------
    Total expenses.............      27,466       18,545        93,936         65,713         61,503         10,474
                                 -----------  -----------  -------------  -------------  -------------  -------------

OPERATING INCOME...............      19,437       13,456        62,153         45,614         37,953          2,295

INTEREST EXPENSE, NET..........     (12,860)      (7,482)      (40,233)       (27,916)       (24,156)          (481)

OTHER INCOME:
  Equity in income (losses) of
    unconsolidated real estate
    partnerships...............       1,293          733         3,063          3,359           (386)        (2,151)
  Interest and other income....         312          230           776            789          1,830            340
                                 -----------  -----------  -------------  -------------  -------------  -------------

INCOME BEFORE MINORITY
  INTEREST.....................       8,182        6,937        25,759         21,846         15,241              3

MINORITY INTEREST IN EARNINGS
  OF CONSOLIDATED REAL ESTATE
  PARTNERSHIP..................        (218)        (230)       (1,063)        --             --             --
                                 -----------  -----------  -------------  -------------  -------------  -------------
NET INCOME.....................   $   7,964    $   6,707     $  24,696      $  21,846      $  15,241      $       3
                                 -----------  -----------  -------------  -------------  -------------  -------------
                                 -----------  -----------  -------------  -------------  -------------  -------------
Net Income allocable to
  preferred shares.............   $   1,998    $       1     $   4,264      $       3      $  --          $  --
Net Income allocable to common
  shares.......................       5,966        6,706        20,432         21,843         15,241              3
                                 -----------  -----------  -------------  -------------  -------------  -------------
                                  $   7,964    $   6,707        24,696         21,846         15,241              3
                                 -----------  -----------  -------------  -------------  -------------  -------------
                                 -----------  -----------  -------------  -------------  -------------  -------------

Earnings per share.............   $    0.11    $    0.15     $    0.42      $    0.48      $    0.34

DISTRIBUTIONS DECLARED PER
  COMMON SHARE.................   $    0.01    $    0.06     $    1.51      $    1.68      $    0.81

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES................      53,481       45,109        49,383         44,978         44,902

   The accompanying notes are an integral part of the consolidated financial statements.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                              -------------------

                                                                                  ADDITIONAL                    TOTAL
                                                          COMMON      PREFERRED     PAID-IN     RETAINED    SHAREHOLDERS'
                                                           STOCK        STOCK       CAPITAL     EARNINGS       EQUITY
                                                        -----------  -----------  -----------  -----------  -------------

BALANCES, JANUARY 1, 1994.............................   $   5,200    $  --        $ 657,630    $   7,137    $   669,967

Net income for the period from January 1, 1994 through
  February 11, 1994...................................      --           --           --                3              3
Capital contributions from Prudential.................      --           --           48,000       --             48,000
Distributions paid to Prudential......................      --           --         (460,558)      (7,140)      (467,698)
Distribution of partnership interest to Prudential....      --           --           (4,888)      --             (4,888)
Capital contributions from GWG........................      --           --           32,030       --             32,030
                                                        -----------  -----------  -----------  -----------  -------------

BALANCES, FEBRUARY 12, 1994...........................       5,200       --          272,214       --            277,414

Adjustment to reflect cost allocated to GWG's
  investment in CenterMark Properties, Inc............      (5,200)      --          179,826       --            174,626
                                                        -----------  -----------  -----------  -----------  -------------

BALANCES, FEBRUARY 12, 1994, as adjusted..............      --           --          452,040       --            452,040
Stock split, 8980.3983 shares to 1....................         451       --             (451)      --            --

Net income for the period from February 12, 1994
  through December 31, 1994...........................      --           --           --           15,241         15,241
Distributions on common stock.........................      --           --          (21,258)     (15,241)       (36,499)
                                                        -----------  -----------  -----------  -----------  -------------

BALANCES, DECEMBER 31, 1994...........................         451       --          430,331       --            430,782

Net income for the year ended December 31, 1995.......      --           --           --           21,846         21,846
Issuance of common stock..............................      --           --            3,170       --              3,170
Issuance of preferred stock...........................           2       --               50       --                 52
Distributions on common stock.........................      --           --          (53,585)     (21,843)       (75,428)
Distributions on preferred stock......................      --           --           --               (3)            (3)
                                                        -----------  -----------  -----------  -----------  -------------

BALANCES, DECEMBER 31, 1995...........................         453       --          379,966       --            380,419

Net income for the year ended December 31, 1996.......      --           --           --           24,696         24,696
Issuance of common stock..............................         212       --          342,109       --            342,321
Cost of issuance of stock.............................      --           --          (29,000)      --            (29,000)
Repurchase of common stock............................        (136)      --         (217,864)      --           (218,000)
Issuance of preferred stock...........................      --           94,000       --           --             94,000
Advisory fee (not payable)............................      --           --            2,600       --              2,600
Distributions on common stock.........................      --           --          (53,810)     (20,432)       (74,242)
Distributions on preferred stock......................      --           --           --           (4,264)        (4,264)
                                                        -----------  -----------  -----------  -----------  -------------

BALANCES, DECEMBER 31, 1996...........................         529       94,000      424,001       --            518,530
Net income for the three months ended March 31, 1997
  (unaudited).........................................      --           --           --            7,964          7,964
Distributions on common stock (unaudited).............      --           --           --             (412)          (412)
Distributions on preferred stock (unaudited)..........      --           --           --           (1,998)        (1,998)
                                                        -----------  -----------  -----------  -----------  -------------
  BALANCES, MARCH 31, 1997 (UNAUDITED)................   $     529    $  94,000    $ 424,001    $   5,554    $   524,084
                                                        -----------  -----------  -----------  -----------  -------------
                                                        -----------  -----------  -----------  -----------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                              -------------------

                                                                                        PERIOD FROM    PERIOD FROM
                                    THREE MONTHS ENDED                                 FEBRUARY 12,    JANUARY 1,
                                 ------------------------                 YEAR ENDED   1994 THROUGH   1994 THROUGH
                                  MARCH 31,    MARCH 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   FEBRUARY 11,
                                    1997         1996          1996          1995          1994           1994
                                 -----------  -----------  ------------  ------------  -------------  -------------
                                       (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income...................   $   7,964    $   6,707    $   24,696    $   21,846    $    15,241    $         3
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation...............      11,273        7,828        37,130        28,296         24,405          3,421
    Amortization...............         349          393         1,466           854            492            184
    Equity in (income) losses
      of unconsolidated real
      estate partnership.......      (1,293)        (733)       (3,063)       (3,359)           386          2,151
    Minority interest in
      earnings of consolidated
      real estate
      partnership..............         218          230         1,063        --            --             --
    Advisory fee (not
      payable).................      --                          2,600        --            --             --
  Changes in assets and
    liabilities:
    Accounts receivable, net...      (2,079)      (2,162)       (5,510)        2,525             41         (1,464)
    Deferred expenses and other
      assets...................      (1,375)        (387)         (580)         (605)          (795)        (3,473)
    Accounts payable and
      accrued expenses.........      (3,479)         (62)       (1,914)       (6,567)       (19,105)        11,804
    Deferred income taxes......          (8)          (6)       --            --            --              (7,332)
                                 -----------  -----------  ------------  ------------  -------------  -------------
  Net cash flows provided by
    operating activities.......      11,570       11,808        55,888        42,990         20,665          5,294
                                 -----------  -----------  ------------  ------------  -------------  -------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures.........     (10,266)      (5,522)      (44,084)      (12,787)       (26,782)        (5,304)
  Purchase of unconsolidated
    partnership interest.......      --           --            --            (2,000)       --             --
  Purchase of WPI, net of cash
    acquired...................      --           --           (62,794)       --            --             --
  Cash distributions received
    from unconsolidated real
    estate partnerships........       4,359        1,717        10,786        16,558         29,961            267
  Cash and cash equivalents of
    consolidated real estate
    partnership................      --            2,389         2,389        --            --             --
  Repayment of direct financing
    leases receivable..........         491          459         1,883         1,786          1,360        --
  Notes receivable advances....      --           --            --              (268)           (40)       --
  Notes receivable
    repayments.................          27           24           107           186            815            119
  Decrease (increase) in
    investments................      --           --            --               248          6,432           (709)
  Decrease (increase) in
    restricted cash............      --              100           100         1,318         15,612        (17,030)
  Repayment of advances made to
    unconsolidated real estate
    partnerships...............      --           --            --               435            300        --
  Capital contribution to
    unconsolidated real estate
    partnerships...............      --           --            --            --             (4,102)          (844)
                                 -----------  -----------  ------------  ------------  -------------  -------------
  Net cash flows (used in)
    provided by investing
    activities.................      (5,389)        (833)   $  (91,613)   $    5,476    $    23,556    $   (23,501)
                                 -----------  -----------  ------------  ------------  -------------  -------------

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                              -------------------

                                                                                        PERIOD FROM    PERIOD FROM
                                    THREE MONTHS ENDED                                 FEBRUARY 12,    JANUARY 1,
                                 ------------------------                 YEAR ENDED   1994 THROUGH   1994 THROUGH
                                  MARCH 31,    MARCH 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   FEBRUARY 11,
                                    1997         1996          1996          1995          1994           1994
                                 -----------  -----------  ------------  ------------  -------------  -------------
                                       (UNAUDITED)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
    common stock...............   $  --        $  --        $  340,405    $   --        $   --         $    32,030
  Proceeds from issuance of
    preferred stock............      --           --            94,000            52        --             --
  Purchase stock from common
    stockholders...............      --           --          (218,000)       --            --             --
  Stock issuance costs.........      --           --           (29,000)       --            --             --
  Cash distributions paid to
    preferred shareholders.....      (2,241)          (1)       (2,070)           (3)       --             --
  Cash distributions paid to
    common stockholders........     (20,198)     (17,595)      (69,568)      (61,825)       (36,499)       --
  Shareholder recontribution of
    distributions..............      --            1,759         3,426         3,170        --             --
  Decrease in minority interest
    in consolidated real estate
    partnership................        (484)      --              (316)       --            --             --
  Proceeds from notes
    payable....................      22,755       23,381       114,172        16,700        --             413,681
  Principal payments on notes
    payable....................     (10,095)     (17,054)     (190,595)      (20,816)       (31,489)       --
  Capital contributions from
    Prudential.................      --           --            --            --            --              48,000
  Cash distributions paid to
    Prudential.................      --           --            --            --            --            (467,698)
                                 -----------  -----------  ------------  ------------  -------------  -------------
  Net cash flows (used in)
    provided by financing
    activities.................     (10,263)      (9,510)       42,454       (62,722)       (67,988)        26,013
                                 -----------  -----------  ------------  ------------  -------------  -------------
  Net (decrease) increase in
    cash and cash
    equivalents................      (4,082)       1,465         6,729       (14,256)       (23,767)         7,806
CASH AND CASH EQUIVALENTS,
  beginning of period..........       6,729       --            --            14,256         38,023         30,217
                                 -----------  -----------  ------------  ------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end
  of period....................   $   2,647    $   1,465    $    6,729    $   --        $    14,256    $    38,023
                                 -----------  -----------  ------------  ------------  -------------  -------------
                                 -----------  -----------  ------------  ------------  -------------  -------------

Supplemental cash flow information provided in Note 10.

   The accompanying notes are an intergral part of the consolidated financial statements

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

1. ORGANIZATION AND CHANGE IN OWNERSHIP:

    Westfield America, Inc. ("WEA" or the "Company"), formerly CenterMark Properties, Inc., is primarily in the business of owning, operating, leasing, developing, redeveloping and acquiring super regional and regional retail shopping centers in major metropolitan areas in the United States. On February 11, 1994, 100% of the stock of WEA, formerly May Centers, Inc., and subsidiaries, was acquired from the Prudential Insurance Company of America ("Prudential") through a stock purchase agreement ("Stock Purchase Agreement") between Prudential and GGP Limited Partnership ("GGP"), Westfield U.S. Investments Pty. Limited ("WUSI"), a wholly owned subsidiary of Westfield Holdings Limited ("WHL"), and five real estate investment funds sponsored by Goldman Sachs & Co. ("Goldman"). The purchasers are collectively referred to as "GWG." The cash purchase price including transaction costs of $14,830 was approximately $420,000. In conjunction with the closing GWG contributed $32,030 to WEA, a portion of which was used to pay off revolving credit borrowings.

    Also, in conjunction with the acquisition, the Company entered into an agreement with CenterMark Management Company ("CMC"), a 50/50 partnership between General Growth CMP, L.P. and Westfield Services, Inc., a wholly owned subsidiary of WHL, to manage the properties in WEA's portfolio. Commencing January 1, 1995, CMC subcontracted such management rights to Westfield Corporation, Inc. ("WCI"), a wholly owned subsidiary of WHL. In July 1996, WCI purchased General Growth CMP L.P.'s partnership interest in CMC. In consideration for providing these management services, CMC will be reimbursed certain recoverable property operating costs and receive gross fees of 5% of minimum and percentage rents.

    As part of the Stock Purchase Agreement, the Company elected Real Estate Investment Trust ("REIT") status for income tax purposes.

    The above acquisition was accounted for as a purchase. Accordingly, the cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The results of operations and the financial position of the Company reflect the revaluation of the assets and liabilities of CMP to equal GWG's cost at February 11, 1994.

    In 1995, WUSI and WCI, both wholly owned subsidiaries of WHL acquired 25% of GGP's interest in the Company and concurrently acquired options to purchase the remaining combined 50% interest in the Company held by GGP and Goldman.

    On July 1, 1996, the Company was recapitalized (the "Recapitalization") whereby the Company's common stock split 8,980.3983 shares to one and the Company sold additional shares of both common and preferred stock to U.S. and foreign investors (see Note 9) for $434,405.

    In conjunction with the Recapitalization, the Company acquired the options to acquire GGP and Goldman's interest in the Company and agreed to exercise such options at two separate closing dates. On the first closing date, July 1, 1996, the Company used $218,000 of the Recapitalization proceeds to repurchase 40% of GGP's interest and 90% of Goldman's interest in the Company. On the second closing date, January 2, 1997, the Company purchased GGP's remaining interest in the Company for $130,500 from proceeds received from the sale of shares to an affiliate of WHL. The Recapitalization does not result in a sufficient change in ownership to warrant purchase accounting.

    On July 1, 1996, the Company used $62,794 of the Recapitalization proceeds to acquire indirect ownership of three regional shopping centers, Connecticut Post Mall, South Shore Mall and Trumbull

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

1. ORGANIZATION AND CHANGE IN OWNERSHIP: (CONTINUED)
Shopping Park (the "Acquired Properties") through the acquisition of substantially all the outstanding stock of Westland Properties, Inc., a company whose business consisted of operating the Acquired Properties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

    The Company conducts its business through its divisions, wholly-owned subsidiaries and affiliates. The consolidated financial statements include the accounts of the Company and all subsidiaries over which the Company is able to exercise significant control. The Company does not consider itself to be in control when the other partners have important approval rights over major actions. Investments as general and limited partner in non-controlled partnerships are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The accompanying unaudited financial statements for the three month periods ended March 31, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such financial statements reflect all adjustments considered necessary for a fair presentation of the results of the respective interim periods and all such adjustments are of a normal, recurring nature.

INVESTMENT IN REAL ESTATE:

    Buildings, improvements and equipment are stated at cost. Costs related to the acquisition, development, construction and improvement of properties are capitalized. Interest costs and real estate taxes incurred during construction periods are capitalized and amortized on the same basis as the related assets. Expenditures for repairs and maintenance are charged to expense when incurred. Certain repair and maintenance costs are chargeable to the tenants as provided in their leases. Such reimbursements are included in recoverable expenses in the Consolidated Statements of Income. Depreciation of property is computed on the straight-line method over the estimated useful lives of the property, which generally range from 3 to 50 years.

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment of losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In this case an impairment loss is recognized to the extent that the carrying amount exceeds the fair value of the assets. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Such assets are reported at the lower of their carrying amount or fair value, less cost to sell. The Company adopted Statement 121 in 1996 and the adoption had no effect.

CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less at date of purchase to be cash equivalents.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
RESTRICTED CASH:

    Restricted cash at December 31, 1995 represented remaining funds for the completion of the Westland Center redevelopment.

REVENUE RECOGNITION:

    Shopping center space is generally leased to specialty retail tenants under leases which are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Percentage rents are recognized on an accrual basis as earned. Recoveries from tenants are recognized as income in the period the applicable costs are accrued.

INTEREST RATE SWAP CONTRACTS

    In the normal course of business the Company enters into interest rate swap contracts to reduce its exposure to fluctuations in interest rates. Net interest differentials to be paid or received related to these swap contracts are accrued as incurred or earned. Any gain or loss from terminating swap contract transactions will be deferred and recognized over the original swap contract term as a yield adjustment to interest expense of the underlying debt. There were no terminations of swap contracts during the year ended December 31, 1996. When the underlying debt matures or is extinguished any unamortized gain or loss is recognized at that time.

ACCOUNTS AND NOTES RECEIVABLE:

    Accounts and notes receivable include amounts billed to tenants, deferred rent receivables arising from straight-lining of rents and accrued recoveries from tenants. Management periodically evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible.

DEFERRED EXPENSES AND OTHER ASSETS:

    Deferred expenses and other assets include costs associated with notes payable, tenant leases and prepaid expenses. Costs associated with obtaining notes payable are amortized on a straight-line basis over the term of the related notes payable, which approximates the effective interest rate method. Direct costs related to leasing activities are capitalized and amortized over the initial term of the new lease.

LEASE TERMINATIONS:

    Included in accounts payable and accrued expenses are lump sum payments received from tenants to terminate their lease. Income received from tenants for early lease termination is deferred and amortized over the term of the original lease unless the space is re-leased to a new tenant, at which time the remaining deferred income is recognized. The unamortized costs of improvements pertaining to terminated leases are expensed in the period of termination unless the improvements can be used by the replacement tenant.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
EARNINGS PER SHARE:

    Net income and dividend declared per common share is calculated by dividing net income applicable to common stock (net income less dividend requirements of preferred stock) by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents are represented by a warrant to purchase common stock at $16.01 per share (Note 9). Net income and dividends per share for the period January 1, 1994 through February 11, 1994 have not been presented as they are not meaningful given the change in capital structure that occurred in conjunction with the February 11, 1994 acquisition.

INCOME TAXES:

    In conjunction with the February 11, 1994 acquisition, the Company elected REIT status for income tax purposes. As a REIT, the Company is required to distribute at least 95% of its taxable income to shareholders and meet certain asset and income tests as well as certain other requirements. As a REIT, the Company will generally not be liable for federal and state income taxes, provided it satisfies the necessary requirements.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. INVESTMENTS IN UNCONSOLIDATED REAL ESTATE PARTNERSHIPS:

    As of December 31, 1996, the Company is a general and managing partner in five real estate partnerships, a limited partner in one real estate partnership and both a general and limited partner in one real estate partnership. As a result of the February 11, 1994 acquisition, the carrying amount of investments in unconsolidated real estate partnerships was adjusted to reflect the purchase accounting adjustments described in Note 1. This adjustment is being amortized on a straight-line basis over the useful life of the associated asset which ranges from 15 to 24 years. The Company's interest in each partnership as of December 31, 1996 is as follows:

                                                                                        PERCENT
PROPERTY                                                  LOCATION                     INTEREST
--------------------------------------------------------  --------------------------  -----------
Annapolis Mall..........................................  Annapolis, MD                     30.0%
Meriden Square..........................................  Meriden, CT                       50.0
Plaza Camino Real.......................................  Carlsbad, CA                      40.0
Topanga Plaza...........................................  Canoga Park, CA                   42.0
Vancouver Mall..........................................  Vancouver, WA                     50.0
West Valley.............................................  Canoga Park, CA                   42.5
North County Fair.......................................  Escondido, CA                     45.0

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

3. INVESTMENTS IN UNCONSOLIDATED REAL ESTATE PARTNERSHIPS: (CONTINUED)
    A summary of the condensed balance sheet and income statement information for all unconsolidated real estate partnerships on a combined basis follows:

                                                                                      DECEMBER 31,
                                                                                ------------------------
CONDENSED BALANCE SHEET INFORMATION                                                1996         1995
------------------------------------------------------------------------------  -----------  -----------
Investment in real estate:
  Land, building and improvements, at cost....................................  $   487,571  $   516,710
  Less accumulated depreciation and amortization..............................     (167,020)    (160,220)
  Construction in progress....................................................        1,115        6,984
                                                                                -----------  -----------
Net investment in real estate.................................................      321,666      363,474
Notes payable to affiliate....................................................       (1,156)     --
Other notes payable...........................................................     (226,619)    (260,241)
Other assets and liabilities, net, and interest of other partners.............      (50,977)     (56,811)
                                                                                -----------  -----------
Net equity investment in unconsolidated real estate partnerships..............       42,914       46,422
Adjustments to reflect cost allocated to GWG's investment.....................       63,574       78,100
Cost in excess of basis in the Mission Valley partnership interest acquired...      --            10,962
                                                                                -----------  -----------
    Investments in unconsolidated real estate partnerships....................  $   106,488  $   135,484
                                                                                -----------  -----------
                                                                                -----------  -----------

                                                                                   PERIOD FROM    PERIOD FROM
                                                                                  FEBRUARY 12,    JANUARY 1,
                                                       YEAR ENDED    YEAR ENDED   1994 THROUGH   1994 THROUGH
CONDENSED STATEMENTS OF                               DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   FEBRUARY 11,
INCOME (LOSS) INFORMATION                                 1996          1995          1994           1994
----------------------------------------------------  ------------  ------------  -------------  -------------
Total revenue.......................................   $   85,767    $   95,359     $  74,661      $  13,734
Costs and expenses:
  Operating, general and administrative expenses....       27,975        32,549        30,537          9,156
  Interest expense, net.............................       22,342        24,844        19,885          3,570
  Depreciation and amortization.....................       21,263        22,525        20,081          3,766
                                                      ------------  ------------  -------------  -------------
  Net income (loss).................................       14,187        15,441         4,158         (2,758)
Other partners' share of (income) loss..............       (7,049)       (7,177)       (2,647)         1,627
Adjustments to reflect the amortization of cost
  allocated to GWG's and Prudential's investment in
  CMP...............................................       (4,075)       (4,905)       (1,897)        (1,020)
                                                      ------------  ------------  -------------  -------------
Equity in income (losses) of unconsolidated real
  estate partnerships...............................   $    3,063    $    3,359     $    (386)     $  (2,151)
                                                      ------------  ------------  -------------  -------------
                                                      ------------  ------------  -------------  -------------

Significant accounting policies used by unconsolidated real estate partnerships are similar to those used by the Company.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

3. INVESTMENTS IN UNCONSOLIDATED REAL ESTATE PARTNERSHIPS: (CONTINUED)

    On September 1, 1995, the Company increased its ownership interest in Mission Valley Partnership from 50 percent to 75.8 percent.

    On January 17, 1994, an earthquake occurred near Topanga Plaza. The cost of the repairs was approximately $11,500 of which $865 remains to be spent at December 31, 1996. The majority of this cost was recovered under the Partnership's earthquake insurance policy after payment of the required deductible of approximately $2,100. The Company's share of this deductible and uninsured expenses along with the write off of certain leasehold improvements was $1,512 and is included in equity in income (losses) of unconsolidated real estate partnerships in 1994. In 1995, the Topanga Plaza Partnership received insurance proceeds for business interruption caused by the 1994 earthquake. The Company's share of these proceeds, previously unrecognized due to uncertainty, was $1,358, and is included in equity in income (losses) of unconsolidated partnerships in 1995. During 1996, the Topanga Plaza Partnership was reimbursed by two of its major department store tenants for their pro-rata share of the cost of repairs caused by the earthquake. The Company's share of these proceeds, previously unrecognized due to uncertainty, is $216, and is included in equity in income (losses) of unconsolidated partnerships in 1996.

    In January 1994, the Company increased its ownership interest in Plaza Camino Real from 5 percent to 40 percent and changed its management and leasing fee agreements.

4. LEASES:

DIRECT FINANCING LEASES RECEIVABLE:

    The Company owns certain properties that are leased to May Department Stores Company ("May") under direct financing leases. The leases' initial terms expire in September 2017, and may be renewed for up to 14 additional five year terms. May has the option to purchase the property under these leases at fair market value during the last 16 months of the initial term or any of the renewal option terms.

    As a result of the changes in ownership described in Note 1, the direct financing leases receivable at February 11, 1994 were revalued based upon future cash flows for these leases discounted at seven percent.

    The direct financing leases receivable are as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Minimum lease payments receivable.....................................  $  177,030  $  185,460
Less unearned revenue.................................................     (84,679)    (91,226)
                                                                        ----------  ----------
  Direct financing leases receivable..................................  $   92,351  $   94,234
                                                                        ----------  ----------
                                                                        ----------  ----------

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

4. LEASES: (CONTINUED)
    The future minimum rentals to be received by the Company on the direct financing leases as of December 31, 1996, are as follows:

1997..............................................................  $   8,430
1998..............................................................      8,430
1999..............................................................      8,430
2000..............................................................      8,430
2001..............................................................      8,430
Thereafter........................................................    134,880
                                                                    ---------
                                                                    $ 177,030
                                                                    ---------
                                                                    ---------

    In connection with the redevelopment plan at Eastland Shopping Center, the Company exercised its option to purchase May's leasehold interest in its store at Eastland in 1994.

PROPERTY RENTAL:

    Substantially all of the property owned by the Company is leased to third-party tenants under operating leases as of December 31, 1996. Lease terms vary between tenants and some leases include percentage rental payments based on sales volume.

    Future minimum rental revenues under noncancelable operating leases as of December 31, 1996, are as follows:

1997..............................................................  $  93,229
1998..............................................................     87,842
1999..............................................................     83,394
2000..............................................................     79,131
2001..............................................................     71,550
Thereafter........................................................    235,405
                                                                    ---------
                                                                    $ 650,551
                                                                    ---------
                                                                    ---------

    These amounts do not include percentage rentals that may be received under certain leases on the basis of tenant sales in excess of stipulated minimums.

5. ACCOUNTS AND NOTES RECEIVABLE:

    At December 31, 1996 and December 31, 1995, accounts and notes receivable include $367 and $429 of tenant notes receivable and $5,192 and $5,281 of other notes receivable which primarily relate to property sales and which bear interest at rates ranging from 7.0% to 8.5% and are due at various dates ranging from 1997 to 2004.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

6. DEFERRED EXPENSES AND OTHER ASSETS:

    Deferred expenses and other assets are summarized as follows:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Lease costs, net of accumulated amortization of $2,100 and $560 in 1996 and
  1995, respectively.......................................................  $   4,354  $   2,406
Loan costs, net of accumulated amortization of $881 and $286 in 1996 and
  1995, respectively.......................................................      1,668      1,520
Other assets...............................................................      1,669      1,535
                                                                             ---------  ---------
                                                                             $   7,691  $   5,461
                                                                             ---------  ---------
                                                                             ---------  ---------

7. NOTES PAYABLE AND LINES OF CREDIT:

    A summary of notes payable is as follows:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
Collateralized nonrecourse notes to an insurance company, interest only payable monthly, at 6.15% due in 1999....................................................................  $  172,000  $  172,000
Collateralized nonrecourse notes to an insurance company, interest only payable monthly,
  at 6.51% due in 2001....................................................................     167,000     167,000
Senior collateralized nonrecourse notes, interest only payable quarterly at 6.39% until
  1997, thereafter principal and interest payable quarterly, due in 2004..................      20,576      20,576
Senior collateralized nonrecourse notes bearing interest at 7.33%, $1,620 principal and interest payable quarterly until 1997, interest only payable from 1997 until 2004,
  principal and interest payable thereafter, due in 2014..................................      56,429      58,705
Unsecured line of credit/collateralized project loan from a bank with a maximum commitment of $50,000, interest only at LIBOR + 1.5% ($1,500 is at 8.25% and $3,500 is at 7.156% at
  December 31, 1996) payable monthly, due in 1998.........................................       5,000      --
Collateralized recourse note to an insurance company, interest only payable monthly at
  8.09%, due in 1999......................................................................      15,000      --
Collateralized recourse construction loan payable to a bank, interest only at LIBOR + 1.5%
  ($1,000 is at 7.156% and $3,885 is at 7.094% at December 31, 1996) payable monthly, due
  in 1998 with an option to extend to 2001................................................       4,885      --
Collateralized non-recourse note payable to an insurance company interest at an effective
  rate of 7.07%, $1,182 principal and interest payable monthly, due in 2000...............     144,959
Collateralized non-recourse note payable to a bank, interest only at LIBOR + 1% (6.5% at
  December 31, 1996) payable quarterly, due in 2001.......................................      73,350      --
Collateralized non-recourse note payable to a bank, interest only at LIBOR + 1% (6.5% at
  December 31, 1996) payable quarterly, due in 2001.......................................      73,450      --

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

7. NOTES PAYABLE AND LINES OF CREDIT: (CONTINUED)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
Collateralized non-recourse construction loan payable to a bank with a maximum commitment of $48,000, interest only payable monthly at LIBOR + 1.75% ($2,050 at 7.44% and $13,853 at 7.32% December 31, 1996) with borrowings totaling $22,073 fixed at 7.5% through
  maturity, due in 1997 with an option to extend to 2000..................................      37,976      --
Line of credit with a total commitment of $30,000 collateralized by a shopping center property. Interest only payable monthly at prime or a LIBOR based rate. This line of credit was repaid in 1996 and replaced with a $50 million line of credit from a bank as
  previously disclosed....................................................................      --           1,000
Collateralized non-recourse note, interest only payable monthly at the lower of prime + 1%
  or 12% (9.5% at December 31, 1995), repaid in 1996......................................      --           1,500
Collateralized note, principal of $3,000 plus accrued interest at prime due quarterly,
  repaid in 1996..........................................................................      --           6,000
                                                                                            ----------  ----------
                                                                                            $  770,625  $  426,781
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Interest costs capitalized for the years ended December 31, 1996 and 1995 were $1,503 and $52, respectively. There was no capitalized interest in 1994.

    Senior collateralized non-recourse notes totaling $77,005 and $79,281 at December 31, 1996 and 1995, respectively, are collateralized by the related direct financing leases receivable from The May Company.

    The unsecured portion of the Company's line of credit, initially totaling $50,000 is for general corporate purposes.

    The annual maturities of notes payable as of December 31, 1996 are as follows:

1997..............................................................  $   6,539
1998..............................................................     12,022
1999..............................................................    194,542
2000..............................................................    172,633
2001..............................................................    321,842
Thereafter........................................................     63,047
                                                                    ---------
                                                                    $ 770,625
                                                                    ---------
                                                                    ---------

    Certain note payable agreements above provide restrictive covenants relating to the maintenance of specified financial performance ratios such as minimum net worth, debt service coverage ratio, loan to value, ownership percentages and restrictions on future dividend payments. As of December 31, 1996, the Company was in compliance with these covenants.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

8. INTEREST RATE SWAP CONTRACTS:

    At December 31, 1996, the Company had two swap agreements. Interest rate swaps are contractual agreements between the Company and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). Notional amounts are used to express the volume of interest rate swap contracts. In the unlikely event that a counterparty fails to meet the terms of an interest rate swap contact, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of the counterparties. Under one of the swap agreements, which has a notional amount of $125,000, the Company is credited interest at LIBOR and incurs interest at a fixed rate of 5.75%. Under the second swap agreement, which has a notional amount of $11,400, the Company incurs interest at LIBOR and is credited interest at a fixed rate of 6.23%. Both swap agreements expire in 2000.

    On November 27, 1996 and November 29, 1996, the Company completed structured deferred interest rates swaps totaling $90 million notional amount, where the Company will receive LIBOR and pay 6.125% for three years beginning February 11, 1999. Additionally, the counterparty received an option to extend the swaps for an additional two years exercisable on November 12, 1997.

    The fair value and unrealized gain of the interest rate swap contracts were approximately $1,360 at December 31, 1996.

9. CAPITAL STOCK:

    In conjunction with the acquisition of WEA at February 11, 1994, the Company authorized 269,411,949 shares of $0.01 par value common stock of which 44,901,991 shares were issued. During 1995, WEA issued an additional 212,836 shares of common stock in conjunction with the recontribution of 10% of the July 1995 and October 1995 distribution, respectively. Additionally during 1995, the Company authorized 200 shares of 7% non-cumulative, non-participating, non-voting preferred stock with a par value of $1.00 of which 105 shares were issued. During the six months ended June 30, 1996, the Company issued an additional 169,370 shares of common stock in conjunction with the recontribution of 10% and 5% of the December 1995 and March 1996 distributions, respectively.

    In July 1996, the Company's Articles of Incorporation were amended. The total number of shares of all classes of stock that the Company is authorized to issue is 435,012,800.

    In conjunction with the Recapitalization in July 1996, the Company's stock split 8,980.3983 shares to one. In addition, Westfield America Trust ("WAT"), a newly formed publicly traded Australian trust in which WHL has an ownership interest, acquired 19,631,543 shares of Class B-1 common stock and a warrant to purchase up to 6,246,096 shares of Class B-1 common stock at $16.01 per share, all of which was exercisable at December 31, 1996. The Company received $314,304, 940,000 WAT Special Options and 2,498,440 WAT Ordinary Options for the issuance of this stock and warrants issued by the Company. In connection with the sale of common and preferred stock, WEA designated the purchasers of such stock to be the recipients of WAT Ordinary and Special Options, respectively.

    The Company received additional proceeds totaling $26,101 from the sale of 1,623,985 shares of Class B-2 common stock, 6,300 shares of Class B-3 common stock and 2,498,440 WAT Ordinary Options. The Company also received $94,000 upon the sale of 940,000 shares of Series A Preferred Stock and sale of 940,000 WAT special options.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

9. CAPITAL STOCK: (CONTINUED)
    The Company used a portion of the proceeds raised from the issuance of common and preferred stock to repurchase 5,434,104 shares from GGP and 8,182,386 shares from Goldman for a total purchase price of $218,000. The cost associated with the Recapitalization of the Company and issuance of new capital stock was $29,000.

    At December 31, 1996 and 1995, the total number of shares authorized, issued and outstanding were as follows:

                                                                                           DECEMBER 31, 1995
                                                              DECEMBER 31, 1996       ---------------------------
                                                         ---------------------------                  NUMBER OF
                                                           NUMBER OF     NUMBER OF      NUMBER OF       SHARES
                                                            SHARES         SHARES        SHARES       ISSUED AND
                                                          AUTHORIZED    OUTSTANDING    AUTHORIZED    OUTSTANDING
                                                         -------------  ------------  -------------  ------------
Class A common stock, $.01 par value...................     25,000,000     8,151,155     44,901,992    18,045,931
Class B common stock, $.01 par value...................       --             --          44,901,992    18,045,931
Class B-1 common stock, $.01 par value.................    100,000,000    31,342,970       --             --
Class B-2 common stock, $.01 par value.................    100,000,000    13,429,110       --             --
Class B-3 common stock, $.01 par value.................          6,300         6,300       --             --
Class C common stock, $.01 par value...................       --             --          44,901,992     9,022,965
Excess common stock, $.01 par value....................    200,006,300       --         134,705,973       --
Non-voting senior preferred stock, $1.00 par value.....            200           105            200           105
Preferred stock, $1.00 par value of which 940,000
  shares shall be designated Series A cumulative
  redeemable preferred stock...........................      5,000,000       940,000       --             --
Excess preferred stock, $1.00 par value................      5,000,000       --            --             --
                                                         -------------  ------------  -------------  ------------
    Total number of shares authorized, issued and
      outstanding......................................    435,012,800    53,869,640    269,412,149    45,114,932
                                                         -------------  ------------  -------------  ------------
                                                         -------------  ------------  -------------  ------------

Shares authorized, issued and outstanding at December 31, 1995 were adjusted to reflect the July 1996 stock split.

SENIOR PREFERRED SHARES:

    The holders of non-voting senior preferred stock shall be entitled to receive, when declared, cash dividends at an annual rate of $35 per share, and no more, payable quarterly. No dividend shall be paid on any Preferred or Common Shares unless the full dividend has been paid on the Senior Preferred Shares. The Company has an option to redeem the Senior Preferred Shares anytime after February 20, 1999 at a redemption price of $550 per share, which is equal to the liquidation preference.

SERIES A PREFERRED SHARES:

    The holders of Series A Preferred Shares shall be entitled to receive, when declared, cumulative cash dividends equal to the greater of $8.50 per annum or an amount currently equal to 6.2461 times the dollar amount declared on common shares. Series A Preferred Shareholders are entitled to dividends before dividends are distributed to common shareholders. The holders of Series A Preferred Shares have no

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

9. CAPITAL STOCK: (CONTINUED)
voting rights unless a dividend is not declared for four quarters, at which time the holders of Series A Preferred Shares may elect a Director to be added to the Board of Directors. The Company has an option to redeem the Series A Preferred Shares anytime after July 1, 2003 at a redemption price of $100 per share, which is equal to the liquidation preference. Simultaneously with the issuance of the Series A Preferred Shares, the Series A Preferred Shareholder also acquired 940,000 Special Options to acquire units in WAT. Each special option permits the holder to acquire 124.92 (or 117,428,609 WAT units in the aggregate) units in WAT in consideration for $100 or one Series A Preferred Share. The Special Options are exercisable at any time after July 1, 1998 and prior to July 1, 2011.

COMMON SHARES:

    The holders of Class A, Class B-1, Class B-2 and Class B-3 Common Shares vote together as a class on all matters other than election of directors and termination of REIT status and are entitled to receive distributions declared after payment of dividends on preferred shares. Simultaneously with the Recapitalization, the Class B-2 Shareholders acquired 13,429,110 Ordinary Options to acquire units in WAT. Each Ordinary Option permits the holder to acquire 20 units in WAT in exchange for one Class B-2 Common Share. The Ordinary Options are exercisable at any time after January 1, 1997. The Ordinary Options expire upon the listing of the Company's Common Stock on the New York Stock Exchange, the American Stock Exchange or the London Stock Exchange.

10. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                                      PERIOD FROM     PERIOD FROM
                                                                                      FEBRUARY 12,  JANUARY 1, 1994
                                                           YEAR ENDED    YEAR ENDED   1994 THROUGH      THROUGH
                                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   FEBRUARY 11,
                                                              1996          1995          1994           1994
                                                          ------------  ------------  ------------  ---------------
CASH PAID DURING THE PERIOD FOR:
  Interest (net of amount capitalized)..................   $   42,378    $   27,444    $   21,731      $     307
                                                          ------------  ------------  ------------         -----
                                                          ------------  ------------  ------------         -----
  Income taxes..........................................   $       60    $       73    $    1,684      $  --
                                                          ------------  ------------  ------------         -----
                                                          ------------  ------------  ------------         -----

NON CASH INVESTING AND FINANCING INFORMATION:

    Mission Valley Partnership was accounted for under the equity method in 1995 and has been consolidated in 1996. The condensed assets and liabilities of the partnership were as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
Net investment in real estate....................................   $   34,992    $   24,612
Cash and Cash Equivalents........................................        2,824         2,389
Accounts and notes receivable....................................        1,407           891
Deferred expenses and other assets...............................          979         1,201
Notes payable....................................................      (37,976)      (28,988)
Accounts payable.................................................       (2,172)         (798)
                                                                   ------------  ------------
Minority/other partners' interest................................   $       54    $     (693)
                                                                   ------------  ------------
                                                                   ------------  ------------

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                              -------------------

10. SUPPLEMENTAL CASH FLOW INFORMATION: (CONTINUED)
    The Mission Valley Partnerships condensed consolidated statements of income were as follows:

                                                                    YEAR ENDED    YEAR ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
Total Revenue....................................................   $   13,198    $   11,117
Total Expenses...................................................        8,179         7,102
                                                                   ------------  ------------
  Operating Income...............................................        5,019         4,015
Interest Expense.................................................       (1,945)       (2,226)
Other Income.....................................................           76           185
                                                                   ------------  ------------
  Income before minority/other partners' interest................        3,150         1,974
Minority/other partners' interest in earnings....................       (1,063)       (1,277)
                                                                   ------------  ------------
  Net income.....................................................   $    2,087    $      697
                                                                   ------------  ------------
                                                                   ------------  ------------

    During 1996, construction in process totaling $4,529 was placed into service.

    During 1995, the Company increased its ownership interest in the Mission Valley Partnership from 50% to 75.8%. In consideration, the Company paid $2,000 in cash and provided the partner selling its interest with a note for the remaining purchase price totaling $9,000.

    During 1995, the Company purchased a building previously owned by one of the Company's major tenants. In consideration, the Company paid $528 in cash and provided the seller with a note for the remaining purchase price totaling $1,500.

    Included in accounts payable and accrued liabilities at December 31, 1995 are cash overdrafts totaling $2,263.

    The cost of GWG's acquisition of the Company on February 11, 1994 was accounted for as a purchase. Accordingly, the cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon respective fair values as follows:

Net property and equipment................................................  $ (10,498)
Investments in unconsolidated real estate partnerships....................     (6,818)
Direct financing leases receivable........................................     13,484
Accounts and notes receivable.............................................     (2,465)
Deferred expenses and other assets........................................     (7,715)
Accounts payable and accrued expenses.....................................     (6,863)
Deferred income taxes.....................................................    195,501
                                                                            ---------
  Adjustment to reflect cost allocated to GWG's investment in CenterMark
    Properties, Inc.......................................................  $ 174,626
                                                                            ---------
                                                                            ---------

    Shortly before GWG's acquisition of the Company on February 11, 1994, the Company dividended its 50% interest in Ballston Common Mall to Prudential. The assets and liabilities that were dividended consisted of the following:

Net investment in real estate..............................................  $  (3,037)
Investment in unconsolidated real estate partnerships......................     (3,408)
Accounts payable and accrued expenses......................................      1,557
                                                                             ---------
Distribution of partnership interest to Prudential.........................  $  (4,888)
                                                                             ---------
                                                                             ---------

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                              -------------------

11. INCOME TAXES:

    As discussed in Note 2, the Company elected REIT status for income tax purposes effective February 12, 1994 and, accordingly, is exempt from federal income tax subsequent to that date. For the year ended December 31, 1996 and 1995 and the period from February 12, 1994 through December 31, 1994, distributions have exceeded taxable income resulting in a partial return of capital. On a per share basis distributions represented by ordinary income and return of capital were approximately as follows:

                                                                                YEAR ENDED DECEMBER       PERIOD FROM
                                                                                        31,            FEBRUARY 12, 1994
                                                                                --------------------   THROUGH DECEMBER
                                                                                  1996       1995          31, 1994
                                                                                ---------  ---------  -------------------
                                                                                               (UNAUDITED)
Distributions per share representing ordinary income..........................  $    0.88  $    0.61       $    0.56
Distributions per share representing a return of capital......................       0.63       0.96            0.35
                                                                                ---------  ---------           -----
Total distributions per share based on income tax amounts.....................  $    1.51  $    1.57       $    0.91
                                                                                ---------  ---------           -----
                                                                                ---------  ---------           -----

For periods prior to the REIT election, the income tax provision consisted of the following:

                                                                                  PERIOD FROM
                                                                                  JANUARY 1,
                                                                                 1994 THROUGH
                                                                                 FEBRUARY 11,
                                                                                     1994
                                                                                 -------------
Current income taxes:
  Federal......................................................................   $     6,968
  State and local..............................................................         1,847
                                                                                 -------------
    Total current income taxes.................................................         8,815
                                                                                 -------------
Deferred income taxes:
  Federal......................................................................        (5,752)
  State and local..............................................................        (1,580)
                                                                                 -------------
    Total deferred income taxes................................................        (7,332)
Tax benefit due to dividend of partnership investment..........................        (1,480)
                                                                                 -------------
                                                                                  $         3
                                                                                 -------------
                                                                                 -------------

    In 1994, total current income taxes includes $6,965 in federal and $1,551 in state income taxes relating to the Ballston Common Mall partnership interest dividended to Prudential as discussed in Note 10.

    Included in accounts payable and accrued liabilities is a deferred income tax liability of $1,479 and $1,457 at December 31, 1996 and 1995, respectively, relating to installment notes receivable for property sales prior to February 12, 1994.

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                              -------------------

12. RELATED PARTIES:

    As discussed in Note 1, the Company acquired the Acquired Properties in conjunction with the Company's Recapitalization. Accordingly, the cost of this acquisition was allocated to the assets acquired and liabilities assumed based upon their respective fair values as follows:

Net property and equipment......................................  $  459,707
Cash and cash equivalents.......................................       9,616
Accounts and notes receivable...................................       3,761
Deferred expenses and other assets..............................       1,915
Notes payable...................................................    (388,609)
Accounts payable and accrued expenses...........................     (13,980)
                                                                  ----------
Total purchase price............................................  $   72,410
                                                                  ----------
                                                                  ----------

    The operations of the Company include the Acquired Properties from the date of purchase, July 1, 1996. If the Acquired Properties were acquired on January 1, 1995, the Condensed Consolidated Statements of Income would have been as follows:

                                                                    YEAR ENDED    YEAR ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   (UNAUDITED)   (UNAUDITED)
                                                                   ------------  ------------
Total revenues...................................................   $  183,352    $  164,511
Total operating expenses.........................................       67,096        58,812
Depreciation expense.............................................       43,131        39,060
                                                                   ------------  ------------
  Operating income...............................................       73,125        66,639
Interest expense, net............................................      (52,479)      (52,306)
Other income.....................................................        3,839         4,148
                                                                   ------------  ------------
  Income before minority interest................................       24,485        18,481

Minority interest................................................       (1,063)       --
                                                                   ------------  ------------
Net income.......................................................   $   23,422    $   18,481
                                                                   ------------  ------------
                                                                   ------------  ------------
Earnings per share...............................................   $     0.39    $     0.41
                                                                   ------------  ------------
                                                                   ------------  ------------
Estimated taxable income.........................................   $   39,372
                                                                   ------------
                                                                   ------------
Estimated cash flow..............................................   $   79,536
                                                                   ------------
                                                                   ------------

    If all of the above estimated cash flows were assumed to have been distributed, the unaudited distributions per share, based on the pro forma common shares and Common Stock equivalents outstanding would have been $1.53 per share which would have included an unaudited estimated return of capital of $0.70 per share.

    CenterMark Management Company, an entity wholly owned by WHL, entered into an agreement with WEA to manage the properties in WEA's portfolio beginning January 1, 1995. Property management fees totaling $3,495 and $1,828, net of capitalized leasing fees of $1,667 and $1,219 were expensed by WEA

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                              -------------------

12. RELATED PARTIES: (CONTINUED)
for the years ended December 31, 1996 and 1995 respectively. Included in accounts payable and accrued expenses at December 31, 1996 and 1995, are management fees payable to CMC totaling $711 and $0, respectively.

    In addition to the management fees, CMC is reimbursed for corporate overhead and mall related payroll costs. Reimbursements to CMC of recoverable property operating costs for the years ended December 31, 1996 and 1995 totaled $8,409 and $6,598, respectively.

    The Company entered into a Master Development Framework Agreement with WCI, a wholly owned subsidiary of WHL, whereby the Company granted WCI the exclusive right to carry out expansion, redevelopment and related works on WEA wholly owned shopping centers and to endeavor to have WCI be appointed by the relevant partner to carry out similar activities for jointly owned real estate partnerships. During 1996 and 1995, the Company reimbursed WCI $21,535 and $4,373, respectively, for expansion, redevelopment and related work.

    In conjunction with the Recapitalization on July 1, 1996, the Company engaged Westfield U.S. Advisory L.P. ("Advisor"), a wholly owned subsidiary of WHL, to provide information, advise and assist the Company and undertake certain duties and responsibilities on behalf of, and subject to, supervision of the Company. The advisor is entitled to an annual fee of .55% of the net fair market value of the Company. No fee is payable for the period through December 31, 1997. The service fee that would have been paid for the six months ended December 31, 1996, if applicable, was approximately $2.6 million.

    In conjunction with the Recapitalization on July 1, 1996, the Company obtained an option to acquire all of the outstanding common stock of Westland Realty, Inc. ("WRI"). WRI, a wholly owned subsidiary of WHL, holds a 50% indirect general partnership interest in Westland Garden State Plaza L.P., an owner and operator of a super-regional shopping center located in Paramus, New Jersey. The terms of the option allow WEA to purchase the WRI stock at a price equal to 50% of the market value of Garden State Plaza net of any mortgage debt provided that the Company exercises its option within 120 days of the valuation date. The valuation will be performed upon completion of the expansion of Garden State Plaza and stabilization of its rents.

13. FINANCIAL INSTRUMENTS:

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statements of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                              -------------------

13. FINANCIAL INSTRUMENTS: (CONTINUED)
purpose of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                                                                                               DECEMBER 31, 1996
                                                                                             ---------------------
                                                                                             CARRYING   ESTIMATED
                                                                                              AMOUNT    FAIR VALUE
                                                                                             ---------  ----------
Assets:
  Direct financing leases receivable.......................................................  $  92,351  $   80,689
  Accounts and notes receivable............................................................     19,716      18,180
Liabilities:
  Notes payable............................................................................    770,625     718,914
  Accounts payable and accrued expenses....................................................     33,380      33,380
Off-balance sheet financial instruments--
  Letters of credit........................................................................      3,337       3,337

RESTRICTED CASH, ACCOUNTS AND NOTES RECEIVABLE, AND ACCOUNTS PAYABLE AND ACCRUED
  EXPENSES:

    The carrying amounts of these items are a reasonable estimate of their fair value, except for certain notes receivable which are discounted at current rates for similar terms.

DIRECT FINANCING LEASES RECEIVABLE:

    The fair value of these lease receivables are based upon the discounted future cash flows at current market rates for leases with similar terms.

NOTES PAYABLE:

    The fair value of notes payable are based upon current market rates for loans with similar terms.

LETTERS OF CREDIT:

    The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date.

14. COMMITMENTS AND CONTINGENCIES:

COMMITMENTS:

    The Company is currently involved in several development projects and had outstanding commitments with contractors totaling approximately $35,829 at December 31, 1996.

    The Redevelopment Agency of the City of West Covina (the "Agency") issued $45,000 of special tax assessment municipal bonds ("Original Bonds") on March 1, 1990, to finance land acquisition for expansion of the shopping center and additional site improvements. During 1996, the agency refinanced the Original Bonds by issuing certain serial and term bonds with a total face amount of $51,220 ("New Bonds"), proceeds of which were used to redeem the Original Bonds. Special taxes levied against the

                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                              -------------------

14. COMMITMENTS AND CONTINGENCIES: (CONTINUED) property, together with incremental property tax, incremental sales tax, and park and ride revenues will be used to pay the principal and interest on the bonds and the administrative expense of the Agency. Principal and interest payments began in 1996 and continue to 2022 in graduating amounts ranging from $2,030 to $5,289. WEA has the contingent obligation to satisfy any shortfall in annual debt service requirements after tenant recoveries.

    The Company is subject to the risks inherent in the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, including creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

    Substantially all of the properties have been subjected to Phase I environmental reviews. Such reviews have not revealed, nor is management aware of, any probable or reasonably possible environmental costs that management believes would be material to the consolidated financial statements.

LITIGATION:

    During early 1994, the Company reached an agreement to settle certain litigation for $950. WEA currently is neither subject to any other material litigation nor, to management's knowledge, is any material litigation currently threatened against WEA other than routine litigation and administrative proceedings arising in the ordinary course of business. Based on consultation with counsel, management believes that these items will not have a material adverse impact on the Company's consolidated financial position or results of operations.

15. SUBSEQUENT EVENTS:

    The Company paid a distribution of $22,440 to its shareholders on January 30, 1997.

    On January 2, 1997, the Company sold 8,151 common shares to WAT. The Company used proceeds totaling $130,500 to purchase the remaining common stock held by GGP Limited Partnership.

                                                                    SCHEDULE III

                            WESTFIELD AMERICA, INC.
              REAL ESTATE INVESTMENT AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                 BUILDINGS &                 ACCUMULATED
PROPERTY                                               LAND     IMPROVEMENTS      TOTAL      DEPRECIATION  ENCUMBRANCES
--------------------------------------------------  ----------  -------------  ------------  ------------  -------------
Eagle Rock........................................  $    3,624   $    12,646   $     16,270   $    2,446        --
Eastland..........................................      16,609         3,375         19,984          627    $     4,885
Enfield...........................................       8,468        21,050         29,518        3,767        --
La Jolla..........................................       2,558         2,458          5,016          218        --
Mid Rivers........................................      10,816        47,732         58,548        7,947         53,205
Mission Valley....................................       1,007        63,237         64,244       23,283         37,976
Montgomery........................................      32,420       163,740        196,160       24,572        121,515
Plaza Bonita......................................      22,994        79,732        102,726       13,951         59,030
South County......................................      13,259        34,832         48,091        6,514         28,735
West County.......................................       6,506        22,632         29,138        4,215         16,750
West Covina.......................................      18,922        82,326        101,248       10,910         60,615
West Park.........................................       2,633        23,583         26,216        4,482         14,150
Westland..........................................       5,162        13,101         18,263        2,053        --
Trumbull..........................................      16,405       161,814        178,219        2,235        144,959
South Shore.......................................      29,071       112,111        141,182        1,402         73,350
Connecticut Post..................................       6,356       130,855        137,211        1,638         73,450
                                                    ----------  -------------  ------------  ------------  -------------
                                                    $  196,810   $   975,224   $  1,172,034   $  110,260    $   688,620
                                                    ----------  -------------  ------------  ------------  -------------
                                                    ----------  -------------  ------------  ------------  -------------

                                                                            DEPRECIABLE
PROPERTY                                             DATE OF COMPLETION        LIFE
--------------------------------------------------  ---------------------  -------------
Eagle Rock........................................                   1973  3-31.5 yrs
Eastland..........................................     under constr./1957  3-30 yrs.
Enfield...........................................              1987/1971  3-31.5 yrs.
La Jolla..........................................                   1981  15-31.5 yrs.
Mid Rivers........................................              1996/1987  3-22 yrs.
Mission Valley....................................              1997/1961  3-50 yrs.
Montgomery........................................              1991/1962  3-20 yrs.
Plaza Bonita......................................                   1981  3-39 yrs.
South County......................................              1979/1963  3-39 yrs.
West County.......................................              1985/1969  3-22 yrs.
West Covina.......................................              1993/1975  3-22 yrs.
West Park.........................................              1984/1981  3-50 yrs.
Westland..........................................              1994/1960  3-50 yrs.
Trumbull..........................................              1992/1964  3-40 yrs.
South Shore.......................................     under constr./1963  3-40 yrs.
Connecticut Post..................................              1991/1960  3-40 yrs.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                              -------------------

To the Board of Directors
of Westfield America, Inc.

    We have audited the accompanying combined statements of revenues and certain expenses of the Acquired Properties (as defined in Note 1) for the years ended June 30, 1996, 1995 and 1994. The above mentioned combined statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the above mentioned combined statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the above mentioned combined statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the above mentioned combined statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall above mentioned combined statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Westfield America, Inc. (formerly CenterMark Properties, Inc.). Material amounts (described in the Notes to the combined statement of revenues and certain expenses) that would not be comparable to those resulting from the proposed future operations of the Acquired Properties are excluded, and the above mentioned combined statements are not intended to be a complete presentation of the revenues and expenses of the properties.

    In our opinion, the above mentioned combined statements referred to above present fairly, in all material respects, the revenues and certain expenses for the years ended June 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Los Angeles, California
February 7, 1997

                            THE ACQUIRED PROPERTIES

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                     YEAR       YEAR       YEAR
                                                                                     ENDED      ENDED      ENDED
                                                                                   JUNE 30,   JUNE 30,   JUNE 30,
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
REVENUES:
  Minimum rents..................................................................  $  34,914  $  34,741  $  33,258
  Tenant recoveries..............................................................     17,231     16,922     16,128
  Percentage Rents...............................................................      1,498      1,717      1,961
                                                                                   ---------  ---------  ---------
    Total revenue................................................................     53,643     53,380     51,347
                                                                                   ---------  ---------  ---------
OPERATING EXPENSES
  Operating......................................................................     20,031     20,021     18,551
  Management fees................................................................      1,325      1,337      1,335
                                                                                   ---------  ---------  ---------
    Total operating expenses.....................................................     21,356     21,358     19,886
                                                                                   ---------  ---------  ---------
OPERATING INCOME                                                                   $  32,287  $  32,022  $  31,461
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            THE ACQUIRED PROPERTIES

                  NOTES TO THE COMBINED STATEMENTS OF REVENUES

                              AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                              -------------------

1. ORGANIZATION AND BASIS OF PRESENTATION:

    The accompanying combined statements of revenues and certain expenses include the accounts of regional shopping centers which Westfield America, Inc. ("WEA") acquired from affiliates on July 1, 1996 in conjunction with its recapitalization. These regional shopping centers ("Acquired Properties") are as follows:

      Connecticut Post Mall--Milford Connecticut

      South Shore Mall--Bay Shore, New York

      Trumbull Shopping Park--Trumbull, Connecticut

    The accounts of the Acquired Properties have been presented on a combined historical cost basis in the hands of the sellers. No adjustments have been reflected in the combined financial statements to give effect to the purchase by WEA of the properties, listed above.

    The combined statements of revenue and certain expenses include only the accounts and activity of the Acquired Properties and do not include other accounts or operations of the sellers, primarily expenses that are not comparable to the expenses expected to be incurred by WEA in the proposed future operations of the Acquired Properties. Expenses exclude interest, income taxes and depreciation and amortization.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION:

    Shopping center space is generally leased to specialty retail tenants under leases which are accounted for as operating leases. Minimum rent revenues are recognized on an accrual basis over the respective lease term, which approximates the straight-line basis. Percentage rents are recognized on an accrual basis as earned. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued.

BAD DEBTS:

    The sellers periodically evaluated amounts billed to tenants and accrued recoveries from tenants and adjusted the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in operating expenses.

LEASE TERMINATIONS:

    Lump sum payments received from tenants to terminate their lease are deferred and amortized as minimum rental revenue over the remaining life of the lease unless the space is re-leased to a new tenant, at which time the remaining deferred income is recognized.

USE OF ESTIMATES:

    The preparation of the combined statements of revenue and certain expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from those estimates.

                            THE ACQUIRED PROPERTIES

                              AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                              -------------------

3. PROPERTY RENTALS:

    Future minimum rental revenues under non cancelable leases as of June 30, 1996 are as follows:

1997......................................................  $  29,805
1998......................................................     28,662
1999......................................................     27,609
2000......................................................     26,794
2001......................................................     24,717
Thereafter................................................    103,576
                                                            ---------
                                                            $ 241,163
                                                            ---------
                                                            ---------

    These amounts do not include percentage rentals that may be received under certain leases on the basis of tenant sales in excess of stipulated minimums.

4. TRANSACTIONS WITH RELATED PARTIES:

    CenterMark Management Company ("CMC"), an affiliate, provides management, leasing and development services for the Acquired Properties. CMC received a management fee of 5% of gross receipts (as defined) for the years ended June 30, 1996, 1995 and 1994. CMC is wholly-owned by Westfield Corporation, Inc. ("WCI") and its subsidiaries. WCI currently has a 3.85% direct ownership interest in the Company. WCI is a wholly-owned subsidiary of a company who has a direct and indirect ownership interest in the Company.

                         REPORT OF INDEPENDENT AUDITORS

                              -------------------

To the Board of Directors
of Westfield America, Inc.

    We have audited the accompanying statement of revenues and certain expenses of Annapolis Mall for the year ended December 31, 1996. The above mentioned statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the above mentioned statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the above mentioned statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the above mentioned statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall above mentioned statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Westfield America, Inc. (formerly CenterMark Properties, Inc.). As described in the Note 1 to the statement of revenues and certain expenses, certain expenses that would not be comparable to those resulting from the proposed future operations of Annapolis Mall are excluded, and the above mentioned statement is not intended to be a complete presentation of the revenues and expenses of the property.

    In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Ernst & Young, LLP

Los Angeles, California
January 30, 1997

                                 ANNAPOLIS MALL

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                                          YEAR
                                                                                                         ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
REVENUES:
  Minimum rents.....................................................................................   $   14,216
  Tenant recoveries.................................................................................        5,219
  Percentage rents..................................................................................          171
                                                                                                      ------------
    Total revenues..................................................................................       19,606
                                                                                                      ------------

OPERATING EXPENSES
  Operating--recoverable............................................................................        4,414
  Other operating...................................................................................          274
                                                                                                      ------------
    Total operating expenses........................................................................        4,688
                                                                                                      ------------
Excess of revenue over certain operating expenses...................................................   $   14,918
                                                                                                      ------------
                                                                                                      ------------
Interest in excess of revenue over certain operating expenses being acquired........................   $   10,443
                                                                                                      ------------
                                                                                                      ------------

                             See accompanying notes

                                 ANNAPOLIS MALL

                       NOTES TO THE STATEMENT OF REVENUES

                              AND CERTAIN EXPENSES

                                 (IN THOUSANDS)
                              -------------------

1. ORGANIZATION AND BASIS OF PRESENTATION:

    The accompanying statement of revenues and certain expenses includes the accounts of a regional shopping center which is owned by Annapolis Mall Limited Partnership (the "Partnership"). The Partnership consists of CenterMark Properties of Annapolis, Inc. ("CMPA"), a 30% general partner, and RREEF USA Fund-III/Annapolis, Inc. ("RREEF"), which is both a 50% general and a 20% limited partner. CMPA is a wholly-owned subsidiary of Westfield America, Inc.
(WEA), formerly CenterMark Properties, Inc.

    In the proposed transaction WEA is proposing to acquire a 70% interest in Annapolis Mall.

    Interest income, depreciation expense and management fee expense (see Note
4) are not comparable to the proposed operations of Annapolis Mall and have been excluded from the accompanying statement of revenues and certain expenses.

    Income taxes are not reflected in the statement of revenues and certain expenses as Annapolis Mall is currently owned by the Partnership and income of the Partnership is included in the partners' respective tax returns.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION:

    Shopping center space is generally leased to specialty retail tenants under leases which are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Percentage rents are recognized on an accrual basis as earned. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued.

BAD DEBTS:

    Management periodically evaluates amounts billed to tenants and accrued recoveries from tenants and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in other operating expenses.

LEASE TERMINATIONS:

    Lump sum payments received from tenants to terminate their lease are deferred and amortized as minimum rental revenue over the remaining life of the lease unless the space is re-leased to a new tenant, at which time the remaining deferred income is recognized.

USE OF ESTIMATES:

    The preparation of the statement of revenues and certain expenses in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from those estimates.

3. PROPERTY RENTALS:

    Future Minimum rental revenues under noncancelable operating leases as of December 31, 1996 are as follows:

1997.................................                $  13,119
1998.................................                   13,413
1999.................................                   13,329
2000.................................                   12,894
2001.................................                   11,986
Thereafter...........................                   44,321
                                                      --------
                                                     $ 109,062
                                                      --------
                                                      --------

    These amounts do not include percentage rentals that may be received under certain leases on the basis of tenant sales in excess of stipulated minimums.

4. TRANSACTIONS WITH RELATED PARTIES:

    During 1996 the property was managed by an affiliate WEA. The management fee is not reflected in the accompanying statement of revenue and certain expenses since it is not comparable to the proposed operations of Annapolis Mall. In addition, the affiliate is reimbursed for mall related overhead and payroll costs recoverable from tenants in accordance with their leases. Reimbursements of recoverable overhead and payroll costs for the year ended December 31, 1996 totaled $1,073.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                              -------------------

To the Board of Directors
of Westfield America, Inc.

    We have audited the accompanying statements of revenues and certain expenses of Westland Garden State Plaza Limited Partnership (the "Partnership") for the years ended December 31, 1996, 1995 and 1994. The above mentioned statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the above mentioned statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the above mentioned statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the above mentioned statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall above mentioned statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Westfield America, Inc. (formerly CenterMark Properties, Inc.). Material amounts (described in the Notes to the Statements of Revenues and Certain Expenses) that would not be comparable to those resulting from the proposed future operations of Garden State Plaza are excluded, and the above mentioned statements are not intended to be a complete presentation of the revenues and expenses of Garden State Plaza.

    In our opinion, the statements referred to above present fairly, in all material respects, the revenues and certain expenses of Westland Garden State Plaza Limited Partnership for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Los Angeles, California
February 5, 1997

                WESTLAND GARDEN STATE PLAZA LIMITED PARTNERSHIP
                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
REVENUES:
  Minimum rents...............................................................  $   32,829  $   28,238  $   26,228
  Tenant recoveries...........................................................      13,112      12,073      11,839
  Percentage rents............................................................         799       1,705       2,625
                                                                                ----------  ----------  ----------
    Total revenue.............................................................      46,740      42,016      40,692
                                                                                ----------  ----------  ----------
EXPENSES:
  Operating recoverable.......................................................      11,688      11,069      10,974
  Other operating.............................................................         804         910         230
  Management fees.............................................................       1,388       1,132       1,102
                                                                                ----------  ----------  ----------
    Total expenses............................................................      13,880      13,111      12,306
                                                                                ----------  ----------  ----------
OPERATING INCOME..............................................................      32,860      28,905      28,386

INTEREST EXPENSE, net.........................................................     (11,279)    (15,815)    (18,323)

INTEREST INCOME...............................................................         127          75          43
                                                                                ----------  ----------  ----------
NET REVENUES AND CERTAIN EXPENSES.............................................  $   21,708  $   13,165  $   10,106
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                WESTLAND GARDEN STATE PLAZA LIMITED PARTNERSHIP

            NOTES TO THE STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                              -------------------

1. ORGANIZATION:

    Westland Garden State Plaza Limited Partnership, a Delaware limited partnership (the "Partnership"), was formed to acquire, hold for investment and operate Garden State Plaza, a super regional shopping center located in Paramus, New Jersey. For the years ended December 31, 1996, 1995 and 1994, the general partners are HRE Garden State Plaza, Inc. (50%) and Westland Management, Inc. ("WMI") (1%) and the limited partner is Westfield Partners, Inc. ("WPI") (49%). WMI and WPI are indirectly wholly owned by Westfield Holdings Limited ("WHL"). Profits and losses are allocated in accordance with the partners' respective interests.

    Westfield America, Inc., an affiliate of WMI, WPI and WHL, will acquire a substantial economic interest in the revenues of Garden State Plaza by using a portion of the proceeds from its initial public offering to make a $145 million participating secured loan to WMI and WPI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION:

    Shopping center space is generally leased to specialty retail tenants under leases which are accounted for as operating leases. Minimum rent revenues are recognized on an accrual basis over the respective lease term, which approximates the straight-line basis. Percentage rents are recognized on an accrual basis as earned. Recoveries from tenants are recognized as income in the period the applicable costs are accrued.

BAD DEBTS:

    Management periodically evaluates amounts billed to tenants and accrued recoveries from tenants and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in bad debt expense.

DEFERRED EXPENSES:

    Procurement costs associated with the note payable are amortized on a straight-line basis, which approximates the effective interest rate method, over the term of the note payable. Direct costs related to leasing activities are capitalized and amortized over the initial term of the new lease.

LEASE TERMINATIONS:

    Lump sum payments received from tenants to terminate their lease are deferred and amortized as minimum rental revenue over the remaining life of the lease unless the space is re-leased to a new tenant, at which time the remaining deferred income is recognized.

INCOME TAXES:

    Income of the Partnership is included in the partners' respective tax returns; therefore, no provision is made in the accompanying statements of income for federal and state income taxes.

                WESTLAND GARDEN STATE PLAZA LIMITED PARTNERSHIP

            NOTES TO THE STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                           (IN THOUSANDS) (CONTINUED)

                              -------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
USE OF ESTIMATES:

    The preparation of the statements of income in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

3. PROPERTY RENTALS:

    Future minimum rental revenues under noncancelable leases as of December 31, 1996 are as follows:

1997..............................................................  $  39,994
1998..............................................................     39,447
1999..............................................................     37,093
2000..............................................................     36,444
2001..............................................................     35,481
Thereafter........................................................    253,046
                                                                    ---------
                                                                    $ 441,505
                                                                    ---------
                                                                    ---------

    These amounts do not include percentage rentals that may be received under certain leases on the basis of tenant sales in excess of stipulated minimums.

    During the years ended December 31, 1996, 1995 and 1994, one tenant, Federated Department Stores operating as Macy's, represented approximately 15% of rental revenues.

4. INTEREST EXPENSE:

    The Partnership incurs interest at 8.23% on a collateralized note payable to an insurance company totaling $260,020. Interest only payments are due monthly with the principal balance due in May 2005.

    During the years ended December 31, 1996, 1995 and 1994, the Partnership capitalized interest totaling $10,468, $7,404 and $4,739, respectively.

5. TRANSACTIONS WITH RELATED PARTIES:

    On July 1, 1993 the Partnership entered into a management agreement with Westfield Corporation, Inc. ("WCI"), a wholly owned subsidiary of WHL. The agreement provides that the Partnership pay a fee of four percent on minimum rents and percentage rents and reimburse WCI for payroll and related fringe benefit costs incurred on its behalf. Employee related expenses are reflected as recoverable expenses in the accompanying statements of income.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                                    SUMMARY
                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................          21
The Company....................................          37
Use of Proceeds................................          47
Capitalization.................................          48
Dilution.......................................          49
Distributions..................................          50
Selected Financial Data........................          51
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          54
Business and Properties........................          65
Policies and Objectives with Respect to
 Investments, Financing and Other Activities...          99
Management.....................................         104
Advisory, Management and Development Services
 to the Company................................         109
Certain Transactions...........................         112
Principal Shareholders.........................         117
Description of Capital Stock...................         120
Certain Provisions of the Company's Articles of
 Incorporation and By-Laws and of Missouri
 Law...........................................         124
Shares Available for Future Sale...............         129
Federal Income Tax Considerations..............         131
ERISA Considerations...........................         143
Underwriting...................................         144
Experts........................................         148
Legal Matters..................................         148
Additional Information.........................         148
Glossary.......................................         G-1
Index to Financial Statements..................         F-1

    UNTIL         (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               18,000,000 SHARES

                                     rstuw

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                              MERRILL LYNCH & CO.

                                  FURMAN SELZ

                              GOLDMAN, SACHS & CO.

                              MORGANSTANLEY & CO.
      INCORPORATED

                       PRUDENTIAL SECURITIES INCORPORATED


                               SMITH BARNEY INC.


                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [Alternate page for International Prospectus]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [Alternate page for International Prospectus]

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MAY 15, 1997


                               18,000,000 SHARES
                                                                       [LOGO]
                            WESTFIELD AMERICA, INC.
                                  COMMON STOCK
                          ---------------------------

    Westfield America, Inc. (formerly known as CenterMark Properties, Inc.) (the "Company") is a Missouri corporation incorporated in 1924 and is engaged in owning, operating, leasing, developing, redeveloping and acquiring super regional and regional shopping centers and power centers located primarily in major metropolitan areas in the United States. The Company's portfolio consists of interests in 13 super regional and six regional shopping centers and three power centers containing approximately 19.2 million square feet of gross leasable area (together, the "Centers") and 13 separate department store properties. The Company has engaged subsidiaries of Westfield Holdings Limited (individually, "Westfield Holdings Limited" and collectively with its subsidiaries, "Westfield Holdings"), an Australian public corporation and a principal shareholder in the Company, to provide advisory, management and development services to the Company and the Centers. The Company will use $145 million of the proceeds of the Offerings (as defined below) to make a non-recourse loan secured by Westfield Holdings's indirect 50% interest in Garden State Plaza, a super-regional shopping center, and $15.3 million to purchase from Westfield Holdings Limited warrants (the "Westfield Holdings Warrants") to acquire 9.8 million ordinary shares of Westfield Holdings Limited. Westfield Holdings Limited is an independent company from the Company and, except for the Company's interest in the Westfield Holdings Warrants, the purchasers of the Shares will not acquire any interest in Westfield Holdings Limited. The Company is organized and operated as a real estate investment trust ("REIT") and expects to continue to be operated as a REIT for Federal income tax purposes. The Company intends to continue to pay regular quarterly distributions.

    All of the shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company offered hereby are being sold by the Company. Of the 18,000,000 Shares being offered, 2,700,000 Shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering") and the remaining 15,300,000 Shares are being offered initially in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"). Westfield Holdings, interests associated with the Lowy family and a Co-President of the Company have placed orders to purchase up to 2,300,000, 600,000 and 100,000 shares respectively (the "Orders"), at the price to public in the Offerings. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "WEA". Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $16.00 and $17.50 per Share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company's articles of incorporation impose limitations, subject to certain limited exceptions, on the number of shares of capital stock that may be directly or indirectly owned by any person or affiliated group. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

    Upon consummation of the Offerings and concurrent transactions and taking account of the maximum number of Shares which may be acquired under the Orders, Westfield America Trust, an Australian public property trust ("WAT") will own 62.4% and Westfield Holdings will own 16.7% (31.7% including its indirect interest through WAT) of the outstanding Common Stock on a fully-diluted basis. The Shares offered hereby represent approximately 22.7% of all shares of Common Stock (including up to 3.8% which may be acquired under the Orders) that will be issued and outstanding after the Offerings and concurrent transactions on a fully-diluted basis.

    SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:

    - POSSIBLE CONFLICTS OF INTEREST AMONG WESTFIELD HOLDINGS, THE LOWY FAMILY, WAT AND THE OTHER SHAREHOLDERS OF THE COMPANY.

    - RELIANCE BY THE COMPANY ON WESTFIELD HOLDINGS FOR ADVISORY, MANAGEMENT AND DEVELOPMENT SERVICES SUCH THAT THE COMPANY IS NOT CURRENTLY ABLE TO OPERATE WITHOUT WESTFIELD HOLDINGS.

    - THE ABILITY OF WESTFIELD HOLDINGS, THE LOWY FAMILY AND WAT TO EXERCISE SIGNIFICANT INFLUENCE OVER THE BUSINESS AND POLICIES OF THE COMPANY.

    - LIMITATIONS ON THE SHAREHOLDERS' ABILITY TO CHANGE CONTROL OF THE COMPANY DUE TO SIGNIFICANT OWNERSHIP BY WESTFIELD HOLDINGS AND WAT AND DUE TO RESTRICTIONS ON OWNERSHIP OF MORE THAN 5.5% OF THE SHARES OF CAPITAL STOCK BY OTHER SHAREHOLDERS.

    - RISKS GENERALLY INHERENT IN RETAIL REAL ESTATE INVESTMENTS, SUCH AS RISKS FROM CHANGES IN ECONOMIC CONDITIONS, REDEVELOPMENT RISK, COMPETITION FROM OTHER SHOPPING CENTERS AND OTHER FORMS OF RETAILING AND FINANCIAL DIFFICULTIES OR BANKRUPTCIES OF TENANTS OR ANCHORS.

    - RISKS NORMALLY ASSOCIATED WITH DEBT FINANCING, INCLUDING POSSIBLE INABILITY TO REFINANCE BALLOON PAYMENTS AND THE RISK OF HIGHER INTEREST RATES.

    - TAXATION OF THE COMPANY AS A REGULAR CORPORATION AND RESULTING ADVERSE CONSEQUENCES IF IT FAILS TO CONTINUE TO QUALIFY AS A REIT.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                       PRICE TO              UNDERWRITING            PROCEEDS TO
                                                        PUBLIC               DISCOUNT(1)              COMPANY(2)
Per Share.....................................            $                       $                       $
Total (3).....................................            $                       $                       $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $         payable by the Company.

(3) The Company has granted to the U.S. Underwriters and the International Managers options, exercisable for a period of 30 days after the date of the Prospectus, to purchase up to an aggregate of 2,295,000 and 405,000 additional shares of Common Stock, respectively, solely to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $         , $        and $         , respectively. See "Underwriting."
                          ---------------------------

    The Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, modify, cancel and reject orders in whole or in part. It is expected that delivery of the Shares offered hereby will be made in New
York City on or about May   , 1997.
                          ---------------------------

MERRILL LYNCH INTERNATIONAL
      FURMAN SELZ
            GOLDMAN SACHS INTERNATIONAL
                  MORGAN STANLEY & CO. INTERNATIONAL
                        PRUDENTIAL-BACHE SECURITIES

                 [Alternate page for International Prospectus]
                              SMITH BARNEY INC.
                                    BANKERS TRUST INTERNATIONAL PLC
                                ----------------

                The date of this Prospectus is            , 1997

                 [Alternate page for International Prospectus]

    Map showing the locations of Westfield America, Inc.'s shopping centers throughout the United States and identifying the redevelopment projects over a five-year period; photograph of Montgomery Mall; aerial photographs of Annapolis Mall, Topanga Plaza, Trumbull Shopping Park, West County Center, Meriden Square, Mission Valley Center, Plaza Bonita, Mid Rivers Mall, The Plaza at West Covina; interior photographs of Montgomery Mall, Plaza Camino Real, Plaza Bonita, Annapolis Mall and Connecticut Post Mall.

Certain persons participating in these offerings may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares of Common Stock. Such transactions may include stabilizing the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

    THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF SECURITIES IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 AND THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO ANY SECURITIES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH. SEE "UNDERWRITING."

    Certain information relating to Westfield Holdings Limited, Westfield Trust (as defined in the Glossary) and WAT has been included in this Prospectus. Each such entity reports its financial results, and its securities trade on the Australian Stock Exchange, in Australian currency. As used herein, references to "$," "U.S.$" and "U.S. dollars" are references to U.S. currency and references to "Aus.$" and "Australian dollars" are references to Australian currency. For the convenience of the reader, the calculation of the purchase price for the Westfield Holdings Warrants has been converted from Australian dollars to U.S. dollars based on an exchange rate of $0.78 to Aus.$1.00 (the rate as of May 8, 1997).

                 [Alternate page for International Prospectus]

                                  UNDERWRITING


    The underwriters named below (the "International Managers"), acting through their respective representatives, Merrill Lynch International, Furman Selz LLC, Goldman Sachs International, Morgan Stanley & Co. International, Prudential-Bache Securities (U.K.) Inc., and Smith Barney Inc. (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed, subject to the terms and conditions contained in a purchase agreement relating to the Common Stock (the "International Purchase Agreement") and concurrently with the sale of 15,300,000 shares of Common Stock to certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. Under certain circumstances, the commitments of certain non-defaulting International Managers or U.S. Underwriters may be increased.



                                                                                               NUMBER
             INTERNATIONAL MANAGERS                                                          OF SHARES
                                                                                             ----------
Merrill Lynch International................................................................
Furman Selz LLC............................................................................
Goldman Sachs International................................................................
Morgan Stanley & Co. International.........................................................
Prudential-Bache Securities (U.K.) Inc. ...................................................
Smith Barney Inc...........................................................................
ABN AMRO Rothschild........................................................................
                                                                                             ----------
           Total...........................................................................   2,700,000
                                                                                             ----------
                                                                                             ----------


    The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement") with the U.S. Underwriters. Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 2,700,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Company, an aggregate of 15,300,000 shares of Common Stock. The initial public offering price per share of the Common Stock and the total underwriting discount per share of the Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

    In the International Purchase Agreement and the U.S. Purchase Agreement, the International Managers and the U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any of such shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. The closings with respect to the sale of the shares to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

    The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to United States or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to non-United States or non-Canadian persons or to persons they believe intend to resell to non-United States or non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

    The International Representatives have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers (who may include International Managers) at
such price less a concession not in excess of $      per share of Common Stock.
The International Managers may allow, and such dealers may reallow, a discount
not in excess of $      per share on sales to certain

                 [Alternate page for International Prospectus] other dealers. After the initial public offering, the offering price, the concession and discount may be changed.

    The Company has granted to the International Managers an option exercisable for a period of 30 days from the date of this Prospectus to purchase up to an additional 405,000 shares of Common Stock to cover over-allotments, if any, at the initial offering price less the underwriting discount. If the International Managers exercise this option, each International Manager will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 2,700,000 shares of Common Stock initially offered hereby.

    Each International Manager has represented and agreed that (i) it has not offered or sold, and will not for a period of six months following consummation of the Offerings offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, (ii) it has complied with and will comply with all applicable provisions of the Public Offers of Securities Regulations 1995 and the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from, or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

    At the request of the Company, the U.S. Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares to be sold and offered hereby by the Company to certain employees, officers and family members of such officers of U.S. affiliates of Westfield Holdings Limited. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered hereby.

    The Company has been informed that none of the proceeds of the Offerings will be used by the offerees to acquire the Common Stock under the Orders. Westfield Holdings has advised the Company it will utilize currently available cash or credit facilities to acquire such Common Stock under the Orders. Interests associated with the Lowy family and Richard Green have also notified the Company that they will utilize currently available cash or credit facilities to acquire such Common Stock. Based on current conditions which may change, Merrill Lynch currently intends to fill the Orders in their entirety even if the Offerings are oversubscribed.

    In the Purchase Agreements, the Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company, Westfield Holdings, interests associated with the Lowy family and Richard E. Green, a Co-President of the Company, will each agree, subject to certain exceptions (including issuance of the 1997 WAT Warrant and the Series B Preferred Shares and the exercise of the WAT Warrants), not to (i) sell, grant any option, right or warrant for the sale of, or to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, for a period of 90 days from the date of this Prospectus in the case of the Company and any Shares which may be acquired under the Orders and 36 months from the date of this Prospectus in the case of shares held by Westfield Holdings immediately prior to consummation of the Offerings, without the prior written consent of Merrill Lynch. See "Shares Available for Future Sale."

    The Underwriters have informed the Company that the Underwriters do not intend to confirm sales accounts over which they exercise discretionary authority in excess of 5%.

                 [Alternate page for International Prospectus]

    Prior to the Offerings, there has been no public market for the Common Stock. WAT units, however, have been traded on the ASX since July 1996. The initial public offering price has been determined by negotiations among the Company and the Underwriters. Among the factors considered in such negotiations, in addition to the prevailing market conditions in the equity securities market, the price at which the WAT units have been traded on the ASX, dividend yields, price-earnings ratios and price-Funds from Operations ratios of publicly traded REITs that the Company and the Underwriters believe to be comparable to the Company, an assessment of the recent results of the operations of the Company (which are based on the results of the operations of the Properties), estimates of the future prospects of the Company, the present state of the Company's development projects, the current state of the real estate markets in the geographic area in which the Company operates and the economics of the Company's principal markets as a whole. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered as indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial offering price.

    The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance under the symbol "WEA." In order to meet the requirements for listing of the Common Stock on such exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Roy Furman, the Vice Chairman of Furman Selz LLC, one of the International Managers, is a director of the Company. Goldman, Sachs & Co., one of the U.S. Representatives and an affiliate of Goldman Sachs, is the owner and/or manager of several investment funds that currently are investors in the Company and such investors will receive a pro-rata portion of the Special Distribution.

    In 1994, in connection with Prudential's sale of the Company to Westfield Holdings and certain other investors, Prudential, an affiliate of Prudential-Bache Securities (U.K.) Inc. which is one of the International Managers, made secured loans in the aggregate amount of $339.0 million to certain subsidiaries of the Company. In 1996, these loans were increased by $15.0 million to $354.0 million. See "Business and Properties--Debt Summary." Under the terms of the loan agreement, Prudential is entitled to receive a transfer fee of $1.77 million from the Company on such mortgage loan upon the sale of the Company's

                 [Alternate page for International Prospectus]
Common Stock in an initial public offering. Upon consummation of the Offerings, the Company will pay such fees to Prudential.


    In 1995, Prudential made a $260.02 million secured loan to Westland Garden State Plaza Limited Partnership, the owner of Garden State Plaza. In connection with the making of the Garden State Plaza Loan by the Company to Westfield Holdings, Prudential is entitled to receive a transfer fee of $130,000. Upon consummation of the Offerings, Westfield Holdings will pay such fees to Prudential.


    In the ordinary course of their business, certain of the Underwriters have engaged in transactions with and performed services for the Company, Westfield Holdings Limited and WAT and their respective subsidiaries for which they have received customary fees.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [Alternate page for International Prospectus]

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                                    SUMMARY
                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................          21
The Company....................................          37
Use of Proceeds................................          47
Capitalization.................................          48
Dilution.......................................          49
Distributions..................................          50
Selected Financial Data........................          51
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          54
Business and Properties........................          65
Policies and Objectives with Respect to
 Investments, Financing and Other Activities...          99
Management.....................................         104
Advisory, Management and Development Services
 to the Company................................         109
Certain Transactions...........................         112
Principal Shareholders.........................         117
Description of Capital Stock...................         120
Certain Provisions of the Company's Articles of
 Incorporation and By-Laws and of Missouri
 Law...........................................         124
Shares Available for Future Sale...............         129
Federal Income Tax Considerations..............         131
ERISA Considerations...........................         143
Underwriting...................................         144
Experts........................................         148
Legal Matters..................................         148
Additional Information.........................         148
Glossary.......................................         G-1
Index to Financial Statements..................         F-1

    UNTIL         (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               18,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS
                              -------------------

                          MERRILL LYNCH INTERNATIONAL

                                  FURMAN SELZ

                          GOLDMAN SACHS INTERNATIONAL

                              MORGANSTANLEY & CO.
      INTERNATIONAL

                          PRUDENTIAL-BACHE SECURITIES


                               SMITH BARNEY INC.


                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

       Not applicable.

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Shares being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the NYSE listing fee.

SEC registration fee....................................  $ 139,394
NASD filing fee.........................................     30,500
NYSE filing fee.........................................    374,840
Printing and engraving fees.............................    861,200
Legal fees and expenses.................................  1,500,000
Accounting fees and expenses............................    430,000
Blue Sky fees and expense...............................     10,000
Transfer agent and registrar............................      3,500
Miscellaneous...........................................    100,566
                                                          ---------
  Total.................................................  $3,450,000
                                                          ---------
                                                          ---------

ITEM 32. SALES TO SPECIAL PARTIES.

    On January 2, 1997, the Company sold 8,151,155 shares of Common Stock to the WAT Trustee, for a purchase price of $16.01 per share.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

    On July 1, 1996, the Company sold 940,000 shares of Series A Preferred Shares, together with 940,000 WAT special options, for $100 per share, to a Dutch pension fund in an offering exempt from registration pursuant to Regulation S. ABN AMRO Bank N.V. ("ABN AMRO") acted as underwriter, in a best efforts underwriting. The Company paid ABN AMRO a selling commission of 3.5% of the gross purchase price of securities sold and an underwriting commission of 1.5% of the gross purchase price of the minimum amount (namely, 940,000 Series A Preferred Shares and 940,000 WAT special options).

    On July 1, 1996 the Company issued 6,300 shares of Common Stock to a foreign individual for a net cash consideration of $100,000, in an offering exempt from registration pursuant to Regulation S. Concurrently, the Company sold 1,623,985 shares of Common Stock for $16.01 (or $15.21 net of a commission paid to the purchaser) per share to a U.S. accredited investor as defined in Rule 501 of the Securities Act. The sale was effected in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

    On July 1, 1996 the Company issued to WAT, for $314.3 million and WAT's agreement to issue certain options to purchase WAT units to certain shareholders of the Company, 19,631,543 shares of Common Stock and a warrant to purchase up to 6,246,096 shares of Common Stock at an exercise price of $16.01 per share, subject to adjustment in certain events. The sale was effected in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

    In January 1997, Westland Properties, Inc., a subsidiary of the Company, issued 116 shares of preferred stock at $500 per share to individual accredited investors in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

    On January 2, 1997, the Company sold 8,151,155 shares of Common Stock to WAT, for a purchase price of $16.01 per share. The sale was effected as a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

    In the first half of 1996, the Company issued 169,370 shares of Common Stock (after giving effect to the 8980.3893-for-one stock split effected in June 1996) to its existing shareholders in conjunction with a recontribution of $1,915,500 the December 1995 and March 1996 distributions. In 1995, the Company issued 212,836 shares of Common Stock (after giving effect to the 8980.3893-for-one stock split effected in June 1996) to its existing stockholders in conjunction with a recontribution of $3,169,600 of the July 1995 and October 1995 distributions. The sales were effected in private placements exempt from registration pursuant to Section 4(2) of the Securities Act. In 1995, the Company issued 105 shares of preferred stock at a purchase price of $500 per share to individual accredited investors in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has obtained, and pays the cost of, directors' and officers' liability insurance coverage in the amount of $5.0 million (subject to a retention of "deductible" of $250,000). Directors' and officers' insurance insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss. The Articles provide for indemnification to the full extent permitted by Missouri law.

    Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorney's fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court.

    Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding, and if such action, suit or proceeding is one for which the corporation may indemnify him under
Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

    The Articles of Incorporation of the Company contain provisions indemnifying its directors and officers to the extent authorized specifically by Sections 351.355(1), (2), (3) and (7).

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Certain Unaudited Consolidated Pro Forma Financial Data

    Westfield America, Inc. Unaudited Pro Forma Condensed Consolidated Balance sheet as of December 31, 1996 (included in the Prospectus as part of this registration).

    Westfield America, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1996 (included in the Prospectus as part of this registration).

(b) Financial Statements

    Westfield America, Inc. and Subsidiaries Consolidated Financial Statements as of December 31, 1996 and for the year ended December 31, 1996 (included in the Prospectus as part of this registration).

    Westfield America, Inc. and Subsidiaries Consolidated Financial Statements as of December 31, 1995 and 1994 and for the year ended December 31, 1995, the period February 12, 1994 through December 31, 1994 and the period from January 1, 1994 through February 11, 1994 (included in the Prospectus as part of this registration).

    Acquired Properties Statements of Revenues and Certain Expenses for the years ended June 30, 1996, 1995 and 1994 (included in the Prospectus as part of this registration).

(c) Financial Statement Schedule (included in the Prospectus as part of this registration).

    Westfield America, Inc. and Subsidiaries
      Schedule III Real Estate and Accumulated Depreciation

(d) Exhibits


EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    1.1*     Form of U.S. Purchase Agreement, among the Company and the U.S. Underwriters.
    1.2*     Form of International Purchase Agreement, among the Company and the International Managers.
    3.1*     Form of Third Restated Articles of Incorporation of the Company.
    3.2*     Form of Certificate of Designation for Series B Preferred Shares.
    3.3*     Form of Second Amended and Restated By-Laws of the Company.
    4.1*     Specimen of Common Stock Certificate.
    5.1*     Opinion of Debevoise & Plimpton as to legality of the Shares.
    5.2*     Opinion of Bryan, Cave LLP, as to certain matters of Missouri law.
    8.1*     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
   10.1*     Form of Pledge and Security Agreement, together with the Promissory Note attached thereto, dated as
               of May   , 1997, among Westland Realty, Inc., Westfield Partners, Inc., Westland Management, Inc.
               and the Company.
   10.2*     Form of Westfield Holdings Warrant, dated May   , 1997, between Westfield Holdings Limited and the
               Company.
   10.3*     Subscription Agreement and Plan of Reorganization, dated as of May 13, 1996, among the WAT Trustee, the Manager and the Company.
   10.4*     Warrant of the Company, dated July 1, 1996.
   10.5*     Form of Common Stock Purchase Warrant of the Company, dated May   , 1997.
   10.6*     Special Option Deed, dated May 14, 1996, among WAM, the WAT Trustee and the Company.
   10.7*     Deed of Variation, dated June 24, 1996, among WAM, the WAT Trustee and the Company.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   10.8*     Form of Special Option Deed, dated May   , 1997, among WAM, the WAT Trustee and ABP.
   10.9*     Advisory Agreement, dated July 1, 1996, between the Company and Advisor.
   10.10*    Form of First Amendment to Advisory Agreement, dated May   , 1997, between the Company and the
               Advisor.
   10.11*    Master Development Framework Agreement, dated July 1, 1996, between the Company and the Developer.
   10.12*    Form of First Amendment to Master Development Framework Agreement, dated May   , 1997, between the
               Company and the Developer.
   10.13*    Property Management Letter Agreement, dated July 1, 1996, between the Company and CenterMark
               Management Company ("CMC").
   10.14*    Form of First Amendment to Property Management Letter Agreement dated May   , 1997, between the
               Company and CMC.
   10.15*    Management Agreement, dated July 1, 1996, between CMC and the Owner and each of the wholly-owned
               Centers.
   10.16*    Form of First Amendment to Management Agreement, dated May   , 1997, between CMC and the Owner of
               each of the wholly-owned Centers.
   10.17*    Amended and Restated Assignments of Management Agreements, dated July 1, 1996, between the Company and CMC.
   10.18*    Form of Amended and Restated Assignments of Management Agreements, dated May   , 1997, between the
               Company and CMC.
   10.19*    Subcontract of Management Rights, dated July 1, 1996, between the Company and CMC.
   10.20*    Form of Amended and Restated Subcontract of Management Rights dated May   , 1997, between the Company
               and CMC.
   10.21*    Garden State Plaza Option Agreement, dated July 1, 1996, between the Company and Westfield Capital
               Corporation Finance Pty Limited.
   10.22*    Form of First Amendment to GSP Option Agreement, dated as of May   , between the Company and
               Westfield Capital Corporation Finance Pty Limited.
   10.23*    License Agreement, dated July 1, 1996, between the Company and Westfield Corporation, Inc.
   10.24*    Stock Purchase Agreement, dated as of May 13, 1996, among Westland Park Avenue Corporation, Westland
               Holding Company, Inc. and the Company.
   10.25*    Form of Registration Rights Agreement between the Company and Westfield Holdings Limited.
   10.26*    Form of Investors Agreement among the Company, Westfield Holdings, the WAT Trustee and WAM.
   10.27*    Form of Non-Competition Agreement, dated as of May   , 1997, among the Company, Frank P. Lowy, David
               H. Lowy, Peter S. Lowy and Steven M. Lowy.
   10.28*    Subscription Agreement, dated as of June 14, 1996, among ABP and the Company.
   10.29*    Form of Subscription Agreement, dated as of May   , 1997, among WAM, the WAT Trustee, ABP, and the
               Company.
   10.31*    Form of First Amendment to Trade Name License Agreement, dated as of May   , 1997, between Westfield
               Corporation, Inc. and the Company.
   10.32*    Form of Letter Agreement, dated as of May    , 1997, between the Company and Westland Holdings
               Limited.
   11.1*     Computation of Primary Earnings Per Share.
   12.1*     Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
   21.1*     List of Subsidiaries of the Company.
   23.1      Consent of Ernst & Young LLP.
   23.2      Consent of Coopers & Lybrand LLP.
   23.3      Consent of BDO Seidman LLP.
   23.4*     Consent of Debevoise & Plimpton (included in Exhibit 5.2)

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   23.5*     Consent of Bryan Cave LLP (included in Exhibit 5.1)
   23.6*     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
   23.7*     Consent of Equifax National Decision Systems.
   23.8*     Consents of Director Nominees
   24.1*     Powers of Attorney


------------------------

*   Previously filed

ITEM 37. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    The Registrant undertakes to send to each shareholder at least on an annual basis a detailed statement of any transactions with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

    The Registrant undertakes to file during the offering period a sticker supplement pursuant to Rule 424(c) under the Act describing each property not identified in the Prospectus at such time as there arises a reasonable probability of Investment in such property by the Registrant and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement will also disclose all compensation and fees received by the Advisor or its affiliates in connection with any such investment. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

    The Registrant undertakes to file, after the end of the offering period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment not previously disclosed in the Prospectus or a supplement thereto involving the use of 10% or more (on a cumulative basis) of the net proceeds of the Offerings and to provide the information contained in such report to the shareholders at least once each quarter after the end of the Offerings period. The Registrant undertakes to file the financial statements required by Form 10-K for the first full fiscal year of operations and will provide the financial information contained therein to the Shareholders. The Registrant undertakes to file a final report on Form SR pursuant to Rule 463 of the Act.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 33 above, or otherwise (other than pursuant to insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than pursuant to insurance or the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceedings), is asserted by such director, officer, or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, Submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of May, 1997.


                                          WESTFIELD AMERICA, INC.

                                          By:        /s/ RICHARD E. GREEN
            --------------------------------------------------------------------

                                                     Richard E. Green
                                                       Co-President

                                          By:          /s/ PETER S. LOWY
            --------------------------------------------------------------------

                                                      Peter S. Lowy
                                                       Co-President


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons on May 15, 1997 in the capacities indicated:


                  SIGNATURE                                        TITLE
---------------------------------------------  ---------------------------------------------

                      *
--------------------------------------------   Director and Chairman of the Board
                Frank P. Lowy

                      *
--------------------------------------------   Director
                Roy L. Furman

            /s/ RICHARD E. GREEN
--------------------------------------------   Director and Co-President
              Richard E. Green                 (Principal Executive Officer)

                      *
--------------------------------------------   Director
             Frederick H. Hilmer

                      *
--------------------------------------------   Director
                David H. Lowy

              /s/ PETER S. LOWY
--------------------------------------------   Director and Co-President
                Peter S. Lowy                  (Principal Executive Officer)

            /s/ MARK A. STEFANEK               Chief Financial
--------------------------------------------   Officer and Treasurer
              Mark A. Stefanek                 (Principal Financial and Accounting Officer)

      *By:            /s/ PETER S. LOWY
   ---------------------------------------
                Peter S. Lowy
              ATTORNEY-IN-FACT

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                                 EXHIBIT INDEX


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EXHIBIT NO.                                           DESCRIPTION                                               PAGE
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
    1.1*     Form of U.S. Purchase Agreement, among the Company and the U.S. Underwriters.
    1.2*     Form of International Purchase Agreement, among the Company and the International Managers.
    3.1*     Form of Third Restated Articles of Incorporation of the Company.
    3.2*     Form of Certificate of Designation for Series B Preferred Shares.
    3.3*     Form of Second Amended and Restated By-Laws of the Company.
    4.1*     Specimen of Common Stock Certificate.
    5.1*     Opinion of Debevoise & Plimpton as to legality of the Shares.
    5.2*     Opinion of Bryan, Cave LLP, as to certain matters of Missouri law.
    8.1*     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
   10.1*     Form of Pledge and Security Agreement, together with the Promissory Note attached thereto,
               dated as of May   , 1997, among Westland Realty, Inc., Westfield Partners, Inc., Westland
               Management, Inc. and the Company.
   10.2*     Form of Westfield Holdings Warrant, dated May   , 1997, between Westfield Holdings Limited and
               the Company.
   10.3*     Subscription Agreement and Plan of Reorganization, dated as of May 13, 1996, among the WAT
               Trustee, the Manager and the Company.
   10.4*     Warrant of the Company, dated July 1, 1996.
   10.5*     Form of Common Stock Purchase Warrant of the Company, dated May   , 1997.
   10.6*     Special Option Deed, dated May 14, 1996, among WAM, the WAT Trustee and the Company.
   10.7*     Deed of Variation, dated June 24, 1996, among WAM, the WAT Trustee and the Company.
   10.8*     Form of Special Option Deed, dated May   , 1997, among WAM, the WAT Trustee and ABP.
   10.9*     Advisory Agreement, dated July 1, 1996, between the Company and Advisor.
   10.10*    Form of First Amendment to Advisory Agreement, dated May   , 1997, between the Company and the
               Advisor.
   10.11*    Master Development Framework Agreement, dated July 1, 1996, between the Company and the
               Developer.
   10.12*    Form of First Amendment to Master Development Framework Agreement, dated May   , 1997, between
               the Company and the Developer.
   10.13*    Property Management Letter Agreement, dated July 1, 1996, between the Company and CenterMark
               Management Company ("CMC").
   10.14*    Form of First Amendment to Property Management Letter Agreement dated May   , 1997, between
               the Company and CMC.
   10.15*    Management Agreement, dated July 1, 1996, between CMC and the Owner and each of the wholly-owned Centers.
   10.16*    Form of First Amendment to Management Agreement, dated May   , 1997, between CMC and the Owner
               of each of the wholly-owned Centers.
   10.17*    Amended and Restated Assignments of Management Agreements, dated July 1, 1996, between the
               Company and CMC.
   10.18*    Form of Amended and Restated Assignments of Management Agreements, dated May   , 1997, between
               the Company and CMC.
   10.19*    Subcontract of Management Rights, dated July 1, 1996, between the Company and CMC.
   10.20*    Form of Amended and Restated Subcontract of Management Rights dated May   , 1997, between the
               Company and CMC.
   10.21*    Garden State Plaza Option Agreement, dated July 1, 1996, between the Company and Westfield
               Capital Corporation Finance Pty Limited.
   10.22*    Form of First Amendment to GSP Option Agreement, dated as of May   , between the Company and
               Westfield Capital Corporation Finance Pty Limited.
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
EXHIBIT NO.                                           DESCRIPTION                                               PAGE
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
   10.23*    License Agreement, dated July 1, 1996, between the Company and Westfield Corporation, Inc.
   10.24*    Stock Purchase Agreement, dated as of May 13, 1996, among Westland Park Avenue Corporation,
               Westland Holding Company, Inc. and the Company.
   10.25*    Form of Registration Rights Agreement between the Company and Westfield Holdings Limited.
   10.26*    Form of Investors Agreement among the Company, Westfield Holdings, the WAT Trustee and WAM.
   10.27*    Form of Non-Competition Agreement, dated as of May   , 1997, among the Company, Frank P. Lowy,
               David H. Lowy, Peter S. Lowy and Steven M. Lowy.
   10.28*    Subscription Agreement, dated as of June 14, 1996, among ABP and the Company.
   10.29*    Form of Subscription Agreement, dated as of May   , 1997, among WAM, the WAT Trustee, ABP, and
               the Company.
   10.31*    Form of First Amendment to Trade Name License Agreement, dated as of May   , 1997, between
               Westfield Corporation, Inc. and the Company.
   10.32*    Form of Letter Agreement, dated as of May    , 1997, between the Company and Westland Holdings
               Limited.
   11.1*     Computation of Primary Earnings Per Share.
   12.1*     Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
   21.1*     List of Subsidiaries of the Company.
   23.1      Consent of Ernst & Young LLP.
   23.2      Consent of Coopers & Lybrand LLP.
   23.3      Consent of BDO Seidman LLP.
   23.4*     Consent of Debevoise & Plimpton (included in Exhibit 5.2)
   23.5*     Consent of Bryan Cave LLP (included in Exhibit 5.1)
   23.6*     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
   23.7*     Consent of Equifax National Decision Systems.
   23.8*     Consents of Director Nominees
   24.1*     Powers of Attorney
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------------------------


*   Previously filed